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Filed Pursuant to Rule 424(b)(1)
Registration No. 333-123995

Prospectus

CKX, Inc.

20,000,000 shares

Common Stock

        Our common stock is quoted on The NASDAQ National Market® under the symbol "CKXE." On June 21, 2005, the closing sale price for our common stock as reported on The NASDAQ National Market® was $13.72 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 13.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$11.00	$220,000,000
Underwriting Discount	$ 0.77	$ 15,400,000
Estimated Fees and Expenses	$ 0.20	$ 4,000,000
Net Proceeds to CKX, Inc.	$10.03	$200,600,000

        We have granted the underwriters a 30-day option to purchase up to 3,000,000 additional shares to cover any over-allotments.

        Delivery of shares will be made on or about June 27, 2005.

Bear, Stearns & Co. Inc.

Lehman Brothers
The date of this prospectus is June 21, 2005.

Clay
Aiken

Ruben
Studdard

Fantasia

Kelly
Clarkson

American Idol

Bo
Bice

Carrie
Underwood

Pop Idol

Will
Young

Idols: A Global View

Idols
SuperStar
Ídolos
American Idol
Pop Idol
Idol
Turkstar
Singapore Idol
Idool
Broadcasts Local Format
Broadcasts Foreign Version
Indian Idol
SuperStar KZ
Malaysian Idol
Super Idol
SuperStar
Australian Idol
Hrvatski Idol
Canadian Idol
Nouvelle Star
Indonesian Idol
NZ Idol

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

        On February 7, 2005, a management group led by Robert F. X. Sillerman acquired control of our company, which had been inactive since it sold all of its assets in August 2002. Information about our company in this prospectus reflects the completion of that transaction, our acquisition of a controlling interest in the entities which own and/or control certain content relating to Elvis Presley, as well as our acquisition of 19 Entertainment Limited, the creator and co-producer of the American Idol series in the United States. For more information related to these transactions, please see "Business" beginning on page 75. For information related to our company's business and operations prior to February 7, 2005, please see "Certain Information Relating to Our Company Prior to Recent Transactions" beginning on page 116.

        This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our consolidated and combined financial statements, including the notes to those statements, appearing elsewhere in this prospectus. Except where the context requires otherwise, in this prospectus the terms "company," "CKX," "we," "us" and "our" refer to CKX, Inc., and, where appropriate, its subsidiaries. Except as otherwise noted, all information in this prospectus is based on the assumption that the underwriters do not exercise their over-allotment option. You should carefully consider all information in this prospectus, including the matters discussed in "Risk Factors" beginning on page 13.

CKX, INC.

Our Business

        We are engaged in the ownership, development and commercial utilization of entertainment content. To date, we have focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley (1935–1977), the operations of Graceland and proprietary rights to the IDOLS television brand, including the American Idol series in the United States (which first aired in June 2002 and completed its fourth series in May 2005), the Pop Idol series in the United Kingdom (which first aired in October 2001 and completed its second series in December 2003) and local adaptations of the IDOLS television show format which, collectively, air in over 30 countries around the world. We plan to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content, which may include intellectual property rights in music, film, television programming, written works and characters, rights to names, images and likenesses, video games, corporate brands and other related assets. We believe our corporate management team and our existing infrastructure will enhance and expand commercial opportunities for existing content and enable the companies we acquire or individuals with whom we partner or align to more effectively develop, acquire, license, market and promote content.

        As new technologies emerge and are adopted by consumers, we believe that new modes of distribution of entertainment content will enable consumers to more easily and readily consume content when, where and how they choose. We believe that the ability of consumers to exert greater control over the timing and method of content consumption will increase demand for entertainment content generally and, correspondingly, will increase the value of our globally recognized entertainment properties. We plan to strategically deploy capital in ways which we believe will allow us and our partners to gain or retain greater control over the assets which we and they create and to challenge the existing economic relationship between owners and distributors of content. We do not intend to make significant investments in new technologies, as we believe our ownership, development and control of entertainment content will become more valuable, regardless of which distribution technologies are adopted by consumers.

        Our existing properties have generated recurring revenues across multiple entertainment platforms, including music, film and television; sponsorship, licensing and merchandising; artist management; themed attractions and touring/live events. We are in active discussions with companies and individuals that control other popular entertainment content. We believe our recent acquisitions, together with the infrastructure our senior management has built and continues to develop, will support the anticipated growth of our business and enable us to effectively manage the content we already own and additional content we develop or acquire in the future.

Our Strengths

        We believe the following are our key competitive and business strengths.

        Strong Management Team.    The members of our senior corporate management group, including Robert F.X. Sillerman, Michael G. Ferrel, Mitchell J. Slater, Howard J. Tytel and Thomas P. Benson, have worked in the media and entertainment business for an average of 25 years, including almost ten years together as a management team. They previously built, managed, and sold five public companies, the most recent of which was SFX Entertainment, Inc. These companies, in the aggregate, raised over $4.7 billion of capital through external financings and consummated and integrated over 50 acquisitions. Our senior corporate management team has, at prior companies, identified and realized synergies among unique and diverse businesses and has demonstrated its ability to acquire and integrate these businesses to capitalize on and enhance their combined value.

        Creative and Experienced Managers of Content.    Simon Fuller, the Chief Executive Officer of our recently acquired 19 Entertainment subsidiary and a key member of our management team, has been the driving force behind the creation, development and marketing of multiple globally successful entertainment properties, including the Spice Girls, S Club 7 and, most recently, the IDOLS television show format. Since founding 19 Entertainment in 1985, Mr. Fuller's accomplishments include launching and managing artists, songwriters and producers who have had more than 100 number one albums and 80 number one singles in the United States and United Kingdom. Mr. Fuller also helped launch the television show format behind, and co-executive produces, American Idol, which was the most watched regularly scheduled prime time television program in the United States for the most recently completed television season, according to Nielsen Media Research. In addition to continuing to oversee the operations of 19 Entertainment and its subsidiaries, Mr. Fuller will play a key role in planning and implementing our company's overall creative direction.

        Jack Soden and Gary Hovey, the Chief Executive Officer and Executive Vice President, respectively, of our Elvis Presley Enterprises, Inc. subsidiary, has each built a strong reputation in his field and contributed to the preservation and enhancement of the popular public image of Elvis Presley. Mr. Soden has managed the operations of Graceland and its related properties, as well as licensing and marketing activities, since Elvis Presley Enterprises was formed in 1981. Mr. Hovey has managed the administration of Elvis' recorded music, music publishing, film and television interests since 1990. Messrs. Soden and Hovey will continue to oversee the operations of the Presley business.

        Each of Messrs. Fuller, Soden and Hovey has entered into a long-term employment agreement with our company. See "Management–Executive Officer Employment Agreements."

        Globally Recognized Content.    The entertainment content we have acquired to date, including, most notably, the rights to the name, image and likeness of Elvis Presley and the IDOLS television show format, has a proven history of generating recurring revenues across multiple platforms. Elvis is the best-selling solo musical recording artist in U.S. history, having sold more than one billion albums and singles worldwide and having set records for the most albums and singles that have been certified Gold® and Platinum® by the Recording Industry Association of America (RIAA). In each of the past four years, Forbes Magazine has listed Elvis as the top earning deceased celebrity. During that time, more than eleven million Elvis albums have been sold worldwide and an average of approximately 571,000 people have visited Graceland annually. Adaptations of the IDOLS television show format have been broadcast in over 30 countries around the world and have set notable viewership records in the United States, the United Kingdom, Finland, Germany, the Netherlands, Australia and New Zealand, among other markets. Every American Idol winner to date has produced a number one album or single (as measured by Nielsen SoundScan) and winners and finalists have collectively sold over 18 million albums and singles in the United States alone.

        Access to New Content and Acquisition Opportunities.    We believe that the combination of our management's broad network of relationships in the entertainment industry and the array of globally recognized entertainment content we already own, provides us with a competitive advantage in accessing potential strategic acquisitions and partnerships. In addition, we believe our management's reputation and successful track record have encouraged and will continue to encourage potential partners and sellers of content, including those who might not have previously been willing to consider transaction opportunities, to initiate contact with us regarding partnerships and other transactions.

        Established and Extensive Infrastructure.    We believe our recent acquisitions, together with the infrastructure our senior management has built and continues to develop, will allow us to manage and enhance the value of additional companies and content we may acquire. We currently possess in-house capabilities to provide multiple and comprehensive services designed to maximize the brand sustainability and profitability of our talent and content worldwide, including creative development, television production, music recording and publishing, royalty accounting, artist and brand management, touring and live events promotion, licensing and merchandising, and sponsorship sales. With offices in New York, Los Angeles, Memphis, London, Paris and Hamburg, our geographic breadth will help us manage our anticipated growth as we acquire additional assets in the future.

Our Business Strategy

        We intend to leverage our strengths to pursue the growth of our business by utilizing the following strategies.

        Acquire/Partner with Valuable Content.    We plan to make strategic acquisitions of, or partner or align with, individuals or companies that control various forms of entertainment content which could offer multiple revenue opportunities across various entertainment platforms and distribution channels. In some instances, we will seek to acquire control of, or work with partners to enhance, existing content. In other cases, we will seek transaction opportunities with entities or individuals that we believe will allow us and them to create and develop new content.

        Capitalize on Recognition of Existing Properties.    We believe the global recognition of our existing content, including the name, image and likeness of Elvis Presley, the IDOLS television show format and our joint venture with David Beckham, a globally recognized celebrity athlete, and Victoria Beckham, a fashion and lifestyle personality whose career Mr. Fuller managed as a member of the Spice Girls and now manages, will provide us with numerous opportunities for substantial growth through new and diverse projects. For example, we intend to license the "Presley" and "Graceland" names for use at Elvis-related attractions or venues in Las Vegas and other strategic locations throughout the world, including in Asia, the Middle East and Europe. We have engaged Bear, Stearns & Co. Inc. to act as our advisor in identifying potential partners for our participation in or development of Elvis-related casino gaming and/or themed venue projects.

        Diversify and Broaden Revenue Opportunities.    We intend to capitalize on our existing infrastructure and experience across various entertainment platforms and distribution channels to develop additional revenue opportunities for content we currently control or may develop or acquire in the future. We currently have important strategic relationships with sponsors, licensees, merchandisers, promotional and other partners who enhance the consumer awareness and revenue producing potential of our content. We plan to utilize our global capabilities for television production, music publishing, merchandising, live touring, licensing, creative development, royalty accounting, music recording and sponsorship sales to develop revenue opportunities across various entertainment platforms and distribution channels for each of our company's artists under management and our content.

        Capitalize on Technological Advancements.    Distribution models based upon actively marketing and advertising pre-packaged content to consumers are being displaced by consumers' desire and ability to actively seek out and access content and to determine the timing and method of its consumption. As personalized channels of distribution become more prevalent, we believe the demand for and value of popular, high-quality content will increase. While we do not intend to make significant investments in content distribution technologies, we are positioning our company and our content to capitalize on whichever new distribution technologies prevail in the marketplace and are broadly adopted by consumers, including broadband Internet access, satellite/digital cable television, digital video recorders, satellite radio, cellular telephones/personal digital assistants and other devices that support digitally distributed content.

Presley Acquisition

        On February 7, 2005, we acquired an 85% interest in the entities which own and/or control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of the Graceland museum and related attractions, as well as revenue derived from Elvis Presley's television specials, films and certain of his recorded musical works. We decided to launch our content-focused strategy with the acquisition of the Presley business primarily because Elvis Presley is a global icon, the Presley business has proven itself both successful and profitable and because we believe there is potential to significantly enhance and expand the "Elvis" presence both in the United States and throughout the world.

        The Presley business consists primarily of two components: first, intellectual property, including the licensing of the name, image, likeness and trademarks associated with Elvis Presley, as well as other owned and/or controlled intellectual property and the collection of royalties from certain motion pictures, television specials and recorded musical works and music compositions; and second, the operation of the Graceland museum and related attractions and retail establishments, including Elvis Presley's Heartbreak Hotel and other ancillary real estate assets.

        We believe the name, image and likeness of Elvis Presley, as well as related intellectual property assets, are prime examples of the type of content that offers opportunities to generate increased revenues from diverse platforms and distribution channels. While, to date, the Presley business has been successful in accomplishing its primary goal of protecting and preserving the legacy of Elvis Presley, we believe there is a significant opportunity to further enhance the image of Elvis Presley and develop commercial opportunities for the Presley business. For example, we, together with our advisor Bear, Stearns & Co. Inc., are exploring opportunities to bring Elvis-related attractions and/or themed venues to Las Vegas and other strategic locations throughout the world, including Asia, the Middle East and Europe.

        We are committed to preserving the integrity of the Elvis legacy and to judiciously selecting future commercial opportunities. We have provided for a close and continuing relationship with Lisa Marie Presley and Priscilla Presley. Lisa Marie Presley has retained a 15% interest in the Presley business and is a stockholder in our company. Priscilla Presley is a director of our company and has been engaged as a consultant, under a ten-year consulting agreement.

19 Entertainment Acquisition

        On March 17, 2005, we acquired 19 Entertainment Limited and entered into a long-term employment agreement with Simon Fuller, its founder and the creative force behind its most successful projects. In addition to continuing to oversee the operations of 19 Entertainment and its subsidiaries, Mr. Fuller will play a key role in planning and implementing our overall creative direction.

        19 Entertainment, based in the United Kingdom, is a leading creator, producer and promoter of entertainment properties. Since forming 19 Entertainment in 1985, Mr. Fuller has been instrumental in creating, developing and marketing multiple globally successful and profitable entertainment properties, including the Spice Girls, S Club 7 and, most recently, the IDOLS television show format. Each of these was conceived as a multi-platform entertainment property and has experienced substantial success on a worldwide basis, generating multiple revenue streams, including recorded music, music publishing, television, film, merchandising, sponsorship, artist management and promotion. Mr. Fuller's and 19 Entertainment's success is further evidenced by the following:

  •
  The American Idol series produced the highest rated night of entertainment programming in the Fox television network's history. The recently completed fourth season of the American Idol series averaged over 27 million viewers per episode, making it the season's most watched regularly scheduled prime time television program in the United States, according to Nielsen Media Research.

  •
  The Pop Idol series in the United Kingdom was awarded the 2002 Golden Rose of Montreux as Europe's top television show.

  •
  The Spice Girls music group, launched and initially managed by 19 Entertainment, sold over 40 million albums worldwide between 1996 and 2000, generated multiple global sponsorship deals, performed live concerts in 17 countries and starred in a major motion picture that generated $77.5 million in global box office sales.

  •
  19 Entertainment was instrumental in producing, developing and marketing the S Club 7 platform, which debuted as a scripted television show and subsequently produced four television series which, to date, have aired in more than 100 countries. The show also established a fan base for the teen pop band S Club 7 which, to date, has sold over 10 million albums and singles worldwide.

  •
  Artists, songwriters and producers managed by 19 Entertainment have had more than 80 albums and over 100 singles that have attained number one rankings in the United States and United Kingdom. Artists, songwriters and producers managed or represented by 19 Entertainment have also been awarded an Academy Award™, a Golden Globe™ award, an Ivor Novello™ award and multiple Grammy™ awards.

        19 Entertainment strategically develops and retains an ownership interest in content specifically tailored for distribution across various entertainment platforms in order to capitalize on multiple revenue opportunities. For example, the IDOLS television show was designed to serve as a platform for identifying and validating new talent with proven popularity among mass audiences. In the final competition of American Idol's third broadcast season, over 65 million votes were cast by viewers via telephone and instant text-messaging. The debut album of American Idol's third season winner, Fantasia Barrino, was certified Platinum® with over one million units in sales. We believe this demonstrates that the IDOLS television show format is an effective means of identifying and launching successful new artists with less economic risk than is typical in the music industry.

        Recently, 19 Entertainment entered into a joint venture with David Beckham and Victoria Beckham. We believe this relationship with the Beckhams creates an ideal opportunity to develop and share in new and valuable content and relationships, each offering multiple revenue opportunities across various entertainment platforms and distribution channels. We recently announced plans for The David Beckham Academy, which will be developed in partnership with Anschutz Entertainment Group and will offer soccer training facilities and programs for children of all skill levels. The first facility will be located in London and a sister academy is scheduled to open in Los Angeles in early 2006.

        We believe our acquisition of 19 Entertainment complements our acquisition of the Presley business in the development of our content-focused strategy and provides us a global presence with its operations in the United Kingdom, as well as its history of successful projects around the world. We believe Mr. Fuller's approach to the creation, enhancement and continued ownership of content, as well as 19 Entertainment's proven model of value creation across various entertainment platforms and distribution channels, as demonstrated by the IDOLS brand, provides a strong foundation to further enhance our Presley assets, as well as content we may acquire or create in the future.

        Our principal executive offices are located at 650 Madison Avenue, New York, New York 10022 and our telephone number is (212) 838-3100. We maintain a website at www.ckx.com. The information contained on our website is not incorporated by reference and does not constitute a part of this prospectus.

        Trademarks registered in the United States which we own or co-own include American Idol® (registered for certain limited applications, including television shows based on the IDOLS brand), S Club 7®, Elvis®, Elvis Presley®, Graceland® and Heartbreak Hotel®. Unregistered trademarks and trademarks for which registration applications have been filed, which we own or co-own include Pop Idol™, Ruben Studdard™, Clay Aiken™, Will Young™, Fantasia Barrino™, Kelly Clarkson™, Justin Guarini™, Carrie Underwood™, Bo Bice™, All American Girl™ and I Dream™. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered	20,000,000 shares.
Common stock outstanding after this offering	88,444,195 shares.
Use of proceeds	We intend to use the net proceeds of this offering to (i) pay all amounts outstanding under our short term senior credit facilities to the lender thereunder, an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, (ii) pay up to approximately $36.2 million to satisfy the deferred consideration obligation incurred in connection with our acquisition of 19 Entertainment, to the extent paid in cash, and (iii) provide additional long-term capital to support the growth of our business, which may include select acquisitions of entertainment properties and businesses. See "Use of Proceeds" for more information and "Certain Relationships and Related Transactions–The Acquisition of 19 Entertainment" for a description of our deferred consideration obligation incurred in connection with our acquisition of 19 Entertainment.
The NASDAQ National Market® symbol	CKXE.

        Except as otherwise noted, the number of shares to be outstanding after this offering excludes:

  •
  5,051,596 shares of common stock issuable upon the exercise of currently exercisable outstanding warrants at a weighted average exercise price of $2.79 per share, of which 4,551,596 expire on February 7, 2007 and 500,000 expire on February 7, 2008;

  •
  1,491,818 shares of common stock issuable upon the conversion of outstanding shares of preferred stock, all of which were convertible as of June 21, 2005;

  •
  3,958,000 shares of common stock reserved for future issuances under our 2005 Omnibus Long-Term Incentive Compensation Plan; and

  •
  3,000,000 shares of common stock issuable upon the exercise of the underwriters' over-allotment option.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        Prior to the acquisition of control of our company by a management group led by Robert F.X. Sillerman and our acquisition of the Presley business, each of which occurred on February 7, 2005, our company was a non-operating publicly traded shell company. The following summary historical data was derived from the financial statements of our company, the Presley business and 19 Entertainment appearing elsewhere in this prospectus and should be read in conjunction with our Consolidated Financial Statements and Notes thereto and the Presley business' Combined Financial Statements and Notes thereto and the 19 Entertainment Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus, as well as the information appearing in "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The following tables set forth certain summary historical financial and operating data for each of: our company; the Presley business; and 19 Entertainment. The tables also set forth summary pro forma financial and operating data of our company for the year ended December 31, 2004 and for the three months ended March 31, 2005, giving effect to certain transactions, including the acquisition of control of our company by a management group led by Robert F.X. Sillerman, the investment in our company by The Huff Alternative Fund, L.P. and its affiliate (and the subsequent conversion of their Series A Convertible Redeemable Preferred Stock into shares of common stock), the Presley short term senior loan, the 19 Entertainment short term senior loan, the exercise of certain warrants on February 7 and March 15, 2005, our acquisitions of the Presley business and 19 Entertainment as well as this offering (and the application of the proceeds therefrom), as if each of the foregoing had occurred on January 1, 2004. The summary pro forma financial and operating data does not reflect any shares that may be issued pursuant to the exercise of the underwriters' over-allotment option.

CKX, Inc.

	Year Ended December 31, 2004			Three Months Ended March 31, 2005
	Actual CKX	Pro Forma for the Financing Transactions, the Acquisitions and the Offering(a)		Actual CKX	Pro Forma for the Financing Transactions, the Acquisitions and the Offering(a)
		(unaudited)		(unaudited)
	(amounts in thousands, except per share data)
Income Statement Data:
Revenue	$—	$134,015		$9,987	$32,221
Cost of sales	—	45,499		1,488	6,896
Selling, general and administrative expenses	—	57,964		4,466	13,112
Corporate expenses	100	7,900	(b)	2,059	2,059 (b)
Depreciation and amortization	—	16,996		1,261	4,274
Other costs	—	—		2,175	2,175
Operating income (loss)	(100)	5,656		(1,462)	3,705
Interest expense, net	20	188		958	47
Other income	—	—		700	700
Income tax expense (benefit)	—	1,590		(990)	1,181
Minority interest	—	1,200	(c)	194	300
Net income (loss)	(120)	2,678		(924)	2,877
Income (loss) from continuing operations available to common stockholders	$(120)	$852		$(18,950)	$(15,341)
Weighted average number of shares	4,283	88,402		31,169	88,416
Income (loss) per common share	$(0.03)	$0.01		$(0.61)	$(0.17)
Other Financial Data:
OIBDA(d)	$(100)	$22,652		$(201)	$7,979
	March 31, 2005
	Actual CKX	Pro Forma for the Offering(a)
	(unaudited)
	(amounts in thousands)
Balance Sheet Data:
Current assets	$48,982	$64,992
Total assets	389,984	402,897
Current liabilites	218,941	34,685
Total liabilities	257,782	73,526
Redeemable restricted common stock	23,002	23,002
Stockholders' equity	105,250	302,419

(a)
See "Unaudited Pro Forma Condensed Combined Financial Information."

(b)
Reflects corporate expenses, including the impact of a lease agreement for corporate office space as well as salaries and benefits for new corporate employees. We also estimate that we will incur approximately $2.1 million of additional annual corporate overhead costs for which we have no contractual commitments. These costs include incremental annual audit and legal costs (above that of a public company with no operating assets), costs to comply with the Sarbanes-Oxley Act of

  2002, travel and entertainment expenses for the new corporate employees and miscellaneous related operating expenses, including telephone and utility costs. These costs have not been reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations. No adjustment was recorded for the three months ended March 31, 2005 as actual costs of $2,059,000 for our company exceed the pro forma adjustment of $1,975,000.

(c)
Represents The Promenade Trust's 15% minority interest in the Presley business. Amount reflects guaranteed minimum distribution of $1.2 million per year, as noted elsewhere in this prospectus.

(d)
We define OIBDA as operating income or loss before depreciation and amortization. We present OIBDA because we consider it to be an important supplemental measure of our operating performance that is used by our management to evaluate the performance of our businesses. OIBDA is also used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

  OIBDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under US GAAP and it should not be considered as an alternative to net income (loss) or operating income (loss). Some of these limitations are:

  •
  OIBDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  OIBDA does not reflect changes in, or cash requirements for, working capital needs;

  •
  OIBDA does not reflect interest expense or the cash requirements necessary to service interest expense or principal payments, on our debts;

  •
  OIBDA does not reflect the income tax expense or the cash requirements necessary to pay income taxes on our taxable income;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and OIBDA does not reflect any cash requirements for such replacements; and

  •
  Certain companies in our industry may calculate OIBDA differently than we do, limiting its usefulness as a comparative measure.

  Because of these limitations, OIBDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our US GAAP results and using OIBDA only supplementally. See "Unaudited Pro Forma Condensed Combined Financial Information" and the statements of operations included in our financial statements.

  OIBDA is calculated as follows (amounts in thousands):

	Year Ended December 31, 2004		Three Months Ended March 31, 2005
	Actual CKX	Pro Forma for the Financing Transactions, the Acquisitions and the Offering	Actual CKX	Pro Forma for the Financing Transactions, the Acquisitions and the Offering
		(unaudited)	(unaudited)
Operating income (loss)	$(100)	$5,656	$(1,462)	$3,705
Depreciation and amortization	—	16,996	1,261	4,274

OIBDA	$(100)	$22,652	$(201)	$7,979

Presley Business(a)

	Year Ended December 31,
	2002	2003	2004
	(amounts in thousands)
Income Statement Data:
Revenue	$43,644	$44,376	$41,658
Operating expenses (excluding depreciation)	30,840	32,268	30,558
Depreciation	1,123	1,227	1,201
Operating income	11,681	10,881	9,899
Interest expense	1,623	1,362	1,327
Income tax expense	1,863	813	833
Income from continuing operations	8,195	8,706	7,739
Net income	7,475	5,328	7,493
	December 31,
	2002	2003	2004
Balance Sheet Data:
Current assets	$10,612	$8,475	$7,113
Total assets	43,124	37,304	36,032
Debt(b)	26,326	26,431	23,582
Other liabilities	12,077	9,214	11,033
Net assets	4,721	1,659	1,417

(a)
The Presley business' summary historical financial data presents amounts at 100% of the Presley business' operating results. We own an 85% interest in the Presley business.

(b)
All of the historical debt was repaid or defeased upon our acquisition of the Presley business on February 7, 2005.

19 Entertainment(a)

	Six Months Ended December 31,(b)		Fiscal Years Ended June 30,
	2003	2004	2003	2004
	(amounts in thousands)
Income Statement Data:
Revenue	$18,611	$31,719	$84,816	$77,272
Operating expenses (excluding depreciation and amortization)	20,710	28,016	71,712	65,334
Depreciation and amortization	227	321	395	461
Operating income (loss)	(2,326)	3,382	12,709	11,477
Interest expense (income)	(70)	(107)	6	(64)
Income tax expense (benefit)	(267)	982	4,051	3,989
Net income (loss)	(1,989)	2,507	8,652	7,552
	December 31,		June 30,
	2003	2002	2003	2004
Balance Sheet Data:
Current assets	$27,120	$29,091	$33,092	$44,433
Total assets	33,834	36,311	38,879	50,799
Current liabilites	21,109	15,864	21,172	32,962
Total liabilities	25,475	20,449	25,812	37,822
Stockholders' equity	8,359	15,862	13,067	12,977

(a)
The historical data presented for 19 Entertainment is reflected as converted from UK to US generally accepted accounting principles (GAAP) and translated from U.K. pounds sterling (£) to U.S. dollars ($). For additional information, see "Selected Historical Financial Data."

(b)
19 Entertainment's business is seasonal and the results for the six months ended December 31, 2003 and 2004 are not necessarily indicative of full year results.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected, the value of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect our company.

Risks Related to Our Business

We are dependent upon a limited number of properties which may, over time, decline in popularity.

        We rely upon the continued popularity of Elvis Presley and the market for products that exploit his name, image and likeness. Although we believe that Elvis' fans will continue to visit Graceland and purchase Elvis-related merchandise, any tarnishing of the public image of Elvis Presley could materially negatively impact our business and results of operations. Moreover, as the life, times and artistic works of Elvis grow more distant in our past, his popularity may decline. If the public were to lose interest in Elvis or form a negative impression of him, our business, operating results and financial condition would be materially and adversely affected.

        We also rely heavily on the continued appeal of the IDOLS brand, including the American Idol series in the United States and, to a lesser extent, its foreign adaptations. Our revenues and income derived from those television programs depend primarily upon the continued acceptance of that programming by the public. Public acceptance of particular programming is dependent upon, among other things, the quality of the programming, the strength of networks on which the programming is broadcast, the promotion and scheduling of the programming and the quality and acceptance of competing television programming and other sources of entertainment and information. Popularity of programming can also be negatively impacted by excessive broadcasting or telecasting of the programming beyond viewers' saturation thresholds. Any one or more of these factors could result in the IDOLS television series losing its popularity among viewers. Regardless of the reason, a decline in the number of television viewers who tune in to the American Idol series and its foreign adaptations could result in lower advertising revenues for the networks that broadcast television shows based on the IDOLS brand and hurt our ability to sell future IDOLS format shows. This, in turn, would have a material adverse effect on our business, operating results and financial condition.

We have a short operating history with respect to our current and proposed businesses, so it will be difficult for investors to predict our future success.

        Our company had no active operations between September 2002 and February 7, 2005, the date on which a management group led by Robert F.X. Sillerman acquired control of our company and we acquired the Presley business. As a result, we have no meaningful operating history for you to evaluate in assessing our future prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as a company with a limited operating history in our current and proposed businesses. If we are unable to successfully address these risks and difficulties, our business and operating results could be materially adversely affected.

Our success depends, to a significant degree, on our relationships with third parties, including our co-producers, television broadcasters, and record companies.

        Our ability to exploit new entertainment content depends on our ability to have that content produced and distributed on favorable terms. Although we have strong relationships in the entertainment industry, there can be no guarantee that these relationships will endure or that our production and distribution partners will honor their obligations to us. For example, we depend heavily on the companies that co-produce and broadcast the American Idol series in the United States, namely Fox Broadcasting Company and FremantleMedia North America, Inc. We also rely on FremantleMedia to collect and remit to us our share of certain fees that Fox pays for the right to broadcast the

American Idol show and certain ancillary revenues. Similarly, we depend on Ronagold Limited, an affiliate of Sony BMG Music Entertainment, to make and distribute recordings by IDOLS winners in the United States, the United Kingdom and other significant markets and to pay us royalties on record sales and advance us monies against those royalties. We advance funds to the winners, after they sign recording contracts, from the monies we receive from Ronagold. Any failure of FremantleMedia, Fox, Ronagold or other third parties on whom we rely to continue to honor their obligations to us and adhere to our past course of dealing and conduct would have a material adverse effect on our ability to realize continued revenues from the American Idol platform. Certain aspects of these important relationships are, as is common in the television production industry, governed by custom and course of conduct rather than by written agreement. For example:

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  Our share of the fees paid by Fox to FremantleMedia for the right to broadcast the American Idol show, and the timing of when we are entitled to receive those fees, are not memorialized in a written agreement with FremantleMedia. Although the parties have memorialized the terms of our agreement through course of conduct, correspondence and communications, and although we have had no disputes with FremantleMedia in connection with our agreement, the lack of a written agreement could have a material adverse effect on our business, operating results and financial condition if FremantleMedia were to challenge our rights to receive such fees or alter the timing of their payments to us; and

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  The original agreement among 19 TV Limited, Fox and FremantleMedia relating to the broadcast of the American Idol show was not signed by the parties thereto. Although the parties have operated under the terms of the unsigned agreement and although an agreement has subsequently been signed which amends the terms of and acknowledges the validity of the terms contained in the original unsigned agreement, in the event Fox were to challenge the terms of the original agreement, the lack of a signed written agreement could have a material adverse effect on our business, operating results and financial condition.

If we are unable to complete future acquisitions, our business strategy and stock price may be negatively affected.

        Our ability to identify and take advantage of attractive acquisition opportunities in the future is an important component in the implementation of our overall business strategy. We may be unable to identify, finance or complete acquisitions in the future. If the trading price of our common stock reflects the market's expectation that we will complete acquisitions in the future, then the price of our common stock may drop if we are unable to complete such acquisitions.

        Even if we are able to complete future acquisitions, they could result in our:

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  incurrence of unanticipated liabilities or contingencies from such acquisitions;

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  incurrence of potential operating losses from such acquisitions;

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  engagement in competition with companies then competing with the company we acquire;

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  incurrence of costs relating to possible additional regulatory requirements and compliance costs;

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  issuance of more capital stock, which may dilute our stockholders' percentage ownership in our company;

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  incurrence of additional amounts of debt; and/or

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  amortization expenses related to our goodwill and other intangible assets.

If we are unable to integrate our recent and future acquisitions, our overall business may suffer.

        The successful integration of the Presley business and 19 Entertainment and the acquisition and integration of any additional businesses we may acquire in the future are key elements of our business strategy. The acquisition and integration of additional businesses involve risks, including:

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  the diversion of management's time and attention away from operating our business to acquisition and integration challenges;

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  our entry into markets and geographic areas where we have limited or no experience;

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  the potential loss of key employees, artists or customers of the acquired businesses;

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  the potential need to implement or remediate controls, procedures and policies appropriate for a larger public company at businesses that prior to the acquisition lacked these controls, procedures and policies;

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  the integration of culturally diverse employees; and

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  the need to integrate each business' accounting, information management, human resources, contract and intellectual property management and other administrative systems to permit effective management.

        We may be unable to effectively integrate businesses we have acquired or may acquire in the future without encountering the difficulties described above. Failure to effectively integrate such businesses could have a material adverse effect on our business, prospects, results of operations or financial condition. In addition, the combined companies may not benefit as expected from the integration.

We may not be able to manage our expected growth, which could adversely affect our operating results.

        We intend to continue to significantly grow our company's business. Our anticipated growth could place a strain on our management, employees and operations. Our ability to compete effectively and to manage our future growth effectively will depend on our ability to implement and improve financial and management information systems on a timely basis and to effect changes in our business, such as implementing internal controls to handle the increased size of our operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees or our inability to respond effectively to recent growth or plan for future expansion, could adversely affect our results of operations.

Certain affiliates, minority interests and third parties have the right to exploit our intellectual property for commercial purposes and may exercise those rights in a manner that negatively affects our business.

        Certain partners, co-owners and third party licensees have the right to commercially exploit certain of our intellectual property, including through shared music publishing rights, film and television distribution agreements. We receive a share of the resulting revenue. Our revenue share depends on the third party's ability to successfully market that content. If such third party exploits our intellectual property in a manner that diminishes its value, or adversely affects the goodwill associated with such intellectual property, there may be a material adverse effect on our business, prospects, financial condition, results of operations or cash flow and, ultimately, the price of our common stock.

Our intellectual property rights may be inadequate to protect our business.

        Our intellectual property, including the rights to the name, image, and likeness of Elvis Presley, and the name, trademarks and service marks "American Idol" and "Pop Idol," is material to our operations. If we do not or cannot protect our material intellectual property rights against infringement or misappropriation by third parties, (whether for legal reasons or for business reasons relating, for example, to the cost of litigation), our revenues may be materially adversely affected.

        We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright, rights of publicity, and other laws, as well as licensing agreements and confidentiality and assignment agreements. Because of the differences in foreign trademark, patent, copyright and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in one country as in another. Although we believe that our intellectual property is enforceable in most jurisdictions, we cannot guarantee such validity or enforceability. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

        We rely on trademarks, trade names, and brand names to distinguish our products, services and content from those of our competitors, and have registered or applied to register some of these trademarks. In addition, FremantleMedia has registered on our behalf some trademarks, which we co-own, including the trademarks "American Idol" and "Pop Idol" and their logos. With respect to applications to register trademarks that have not yet been accepted, we cannot assure you that such applications will be approved. Third parties may oppose the trademark applications, seek to cancel existing registrations or otherwise challenge our use of the trademarks. If they are successful, we could be forced to re-brand our products, services and content, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. We also grant third parties the right to use our trademarks. In an effort to preserve trademark rights, we enter into license agreements with these third parties which govern the use of the trademarks, and which require our licensees to abide by quality control standards with respect to the goods and services that they provide under the trademarks. Although we make efforts to police the use of the trademarks by our licensees, we cannot make assurances that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, the trademark rights could be diluted, or subject to challenge or invalidation.

        Although we rely on copyright laws to protect the works of authorship created by us or transferred to us via assignment or by operation of law as work made for hire, we do not typically register our works. Copyrights in works of U.S. origin authored after January 1, 1978 exist as soon as the works are authored and fixed in a tangible medium; however, the works must be registered before the copyright owners may bring an infringement action in the United States. Furthermore, if a copyrighted work of U.S. origin is not registered within three months of publication of the underlying work or before the act of infringement, the copyright owner cannot recover statutory damages or attorneys' fees in any U.S. enforcement action; rather, the owner must prove he suffered actual damages or lost profits. Accordingly, if one of our unregistered works of U.S. origin is infringed by a third party, we will need to register the work before we can file an infringement suit in the United States, and our remedies in any such infringement suit could be limited. Furthermore, copyright laws vary from country to country. Although copyrights that arise under U.S. and U.K. law will be recognized in most other countries (as most countries are signatories of the Berne Convention and the Universal Copyright Convention), we cannot guarantee that courts in other jurisdictions will afford our copyrights with the same treatment as courts in the United States or the United Kingdom.

        In addition to copyright and trademark protection, we rely on the rights of publicity to prevent others from commercially exploiting Elvis Presley's name, image and likeness. At this time, there is no federal statute protecting our rights of publicity to Elvis Presley's name, image and likeness. As a result, we must rely on state law to protect these rights. Although most states have recognized the rights of publicity to some extent, not all 50 states have expressly done so through their statutes or their respective common law and certain of those states which have recognized such rights, have imposed certain limitations on the enforcement of these rights. Consequently, there is no guarantee that the rights of publicity are enforceable in every state. Additionally, many countries outside of the United States do not recognize the rights of publicity at all or do so in a more limited manner. Consequently, there is no guarantee that we will be able to enforce our rights of publicity in these countries.

        As we seek in the future to acquire an owner of content, we will be required to perform extensive due diligence in numerous domestic and foreign jurisdictions, both on the content we seek to acquire, and on the laws of the applicable jurisdiction to protect such content, which will increase the costs associated with such acquisitions.

The departure of or failure to recruit key personnel could have a detrimental effect on us.

        Our success will depend to a significant extent upon a limited number of members of senior management and other key employees, particularly Robert F.X. Sillerman, our Chairman and Chief Executive Officer, and Simon Fuller, the Chief Executive Officer of 19 Entertainment. The loss of the services of either of Messrs. Sillerman or Fuller, or one or more key managers or other key creative, marketing or management employees could have a material adverse effect on our business, operating results or financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional management and marketing personnel. There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so would have a detrimental effect on our business, financial condition and results of operations.

We may not be able to obtain additional financing on favorable terms, or at all.

        We expect that we will also require additional financing over time. The terms of any additional financing we may be able to procure are unknown at this time. Our access to third party sources of capital will depend, in part, on:

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  general market conditions;

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  the market's perception of our then-current performance and growth potential;

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  our then-current debt levels;

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  our then-current and expected future earnings;

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  our cash flow; and

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  the market price per share of our common stock.

        Any future debt financing or issuances of preferred stock that we may make will be senior to the rights of holders of our common stock, and any future issuances of equity securities will result in the dilution of the then-existing stockholders' proportionate equity interest.

Our overhead costs may materially adversely affect our financial position and/or stock price.

        We have incurred substantial overhead costs, including entering into long-term employment agreements with our key executives and entering into a long-term lease for our corporate offices, in anticipation of completing future acquisitions. If we are unable to complete acquisitions in the future or create substantial internal growth, our overhead costs would be disproportionately high for a company of our size and our income would be insufficient to pay for these overhead costs.

Certain of our obligations require that a significant part of our cash flow be used to fund these obligations.

        The annual dividend requirements on our outstanding Series B Convertible Preferred Stock total $1,826,000 and the annual payments on a note payable to Priscilla Presley are $550,000. In addition to making dividend payments on our preferred stock and interest payments on our debt, under the terms of a stockholders agreement and charter and the operating agreement of certain of our subsidiaries, we are required to make future minimum annual distributions of $1.2 million for each full calendar year to The Promenade Trust, a Tennessee grantor trust established for the benefit of Lisa Marie Presley.

        Our obligations could have important consequences to us and investors in our securities. These include:

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  We will have to use a significant part of our cash flow to pay the dividends on the Series B Convertible Preferred Stock and to satisfy the other obligations set forth above, which will reduce the capital available for operations and expansion;

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  We may not be able to satisfy all of our obligations, including, but not limited to, our obligations under our Series B Convertible Preferred Stock; and

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  We could have difficulties obtaining necessary financing in the future for working capital, capital expenditures, debt service requirements, refinancings or other purposes.

We intend to continue to expand our operations internationally, which will expose us to new risks.

        A key element of our business strategy, which we have begun to implement through the acquisition of 19 Entertainment, is to expand our operations internationally, both through acquisitions and internal growth. Such expansion will require us to understand local customs, practices and competitive conditions as well as develop a management infrastructure to support our international operations. International operations, including operating the business of 19 Entertainment, are also subject to certain risks inherent in doing business abroad, including:

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  fewer intellectual property protections and the potential difficulty in enforcing intellectual property rights in some foreign countries;

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  general economic and political conditions in the countries where we operate may have an adverse effect on our operations in those countries or may not be favorable to our growth strategy;

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  foreign customers may have longer payment cycles than customers in the United States;

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  failure to comply with U.S. Department of Commerce export controls;

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  tax rates in some foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

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  challenges caused by distance, language and cultural differences;

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  unexpected changes in regulatory requirements;

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  the difficulties associated with managing a large organization spread throughout various countries;

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  the risk that foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business and market opportunities; and

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  the difficulty of enforcing agreements and collecting receivables through some foreign legal systems.

        As we continue to expand our business internationally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations, including the operations of 19 Entertainment. Any of these risks could adversely affect the operations of 19 Entertainment and any of our other international operations and, consequently, our business, financial condition and results of operations.

To the extent our revenues are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.

        As we expand our international operations, more of our customers may pay us in foreign currencies. Currently, we receive payments from FremantleMedia with respect to our IDOLS agreement in U.S. dollars and U.K. pounds sterling. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates. If the currency exchange rates were to change unfavorably, the value of net receivables we receive in foreign currencies and later convert to U.S. dollars after the unfavorable change would be diminished. This could have a negative impact on our reported operating results. Hedging strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures, that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

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  We have limited experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades;

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  We may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures; and

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  We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to fully offset our exposure.

We depend upon distributions from our operating subsidiaries to fund our operations and may be subordinate to the rights of their existing and future creditors.

        We conduct substantially all of our operations through our subsidiaries. Our subsidiaries must first satisfy their cash needs, which includes service of debt under our short term senior credit facilities, and may include salaries of our executive officers, insurance, professional fees and service of other indebtedness that may be outstanding at various times. Financial covenants under future credit agreements, or provisions of the laws of Delaware, where we are organized, or Tennessee or England and Wales, where certain of our subsidiaries are organized, may limit our subsidiaries' ability to make sufficient dividend, distribution or other payments to us. Creditors of our subsidiaries (including trade creditors) will be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. By virtue of our holding company status, our Series B Convertible Preferred Stock is structurally junior in right of payment to all existing and future liabilities of our subsidiaries. The inability of our operating subsidiaries to make distributions to us could have a material adverse effect on our business, financial condition and results of operations.

The concentration of ownership of our capital stock with our executive officers and directors and their affiliates will limit your ability to influence corporate matters.

        As of June 21, 2005, our executive officers and directors together beneficially owned approximately 63.9% of our outstanding capital stock, assuming no officer or director has exercised any warrants he or she may hold. Upon completion of this offering, our executive officers and directors will together beneficially own approximately 49.4% of our outstanding capital stock, assuming the underwriters do not exercise their over-allotment option. In particular, following this offering, Mr. Sillerman, our chief executive officer and chairman of our board of directors, will control approximately 34.8% of our outstanding capital stock. Mr. Sillerman will therefore have the ability to influence our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our charter, approval of any equity-based employee compensation plan and any merger, consolidation or sale of all or substantially all of our assets. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

Our management information, internal controls and financial reporting systems will need further enhancements and development to comply with the Sarbanes-Oxley Act of 2002, including to address certain identified deficiencies and material weaknesses.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2005. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management's evaluation of our system of internal controls. We are in the process of documenting and testing our system of internal controls to provide the basis for this report. In connection with the audit of the financial statements of the Presley business for the year ended December 31, 2004, Deloitte & Touche LLP has identified certain material weaknesses in internal controls which existed prior to our acquiring control of the Presley business, including deficiencies in the number of accounting staff, the financial closing and reporting process, accounting for licensing arrangements and inventory management. Since acquiring the Presley business, we have been working to address the deficiencies and material weaknesses identified, including hiring a new Vice President of Finance and other accounting staff, engaging an outside consultant to review the control environment and upgrading systems and controls at the Presley business. In addition, we have identified deficiencies in internal controls at 19 Entertainment, which we are addressing in a manner similar to those of the Presley business. Any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

        Further, the growth and diversification of our business through acquisitions complicates the process of developing, documenting and testing internal controls. Owners of content we may seek to acquire may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are subject to extensive governmental regulation, and our failure to comply with regulations could adversely affect our results of operations, financial condition and business.

        Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Because of our international operations, we must comply with diverse and evolving regulations. These regulations relate to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities.

Our business involves risks of liability associated with entertainment content, which could adversely affect our business, financial condition or results of operations.

        As a developer and distributor of entertainment content, we may face potential liability for any of:

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  defamation;

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  invasion of privacy;

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  copyright infringement;

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  actions for royalties and accountings;

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  trademark misappropriation;

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  trade secret misappropriation;

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  breach of contract;

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  negligence; and/or

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  other claims based on the nature and content of the materials distributed.

        These types of claims have been brought, sometimes successfully, against broadcasters, publishers, merchandisers, online services and other developers and distributors of entertainment content. We could also be exposed to liability in connection with material available through our Internet sites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us.

Risks Related to Our Common Stock and this Offering

Future sales, or the availability for sale, of our common stock may cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock.

        Based on the number of shares outstanding as of June 21, 2005, upon completion of this offering we will have 88,444,195 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no conversion of outstanding preferred stock or exercise of outstanding warrants to purchase 5,051,596 shares of our common stock, all of which are currently exercisable and of which warrants to purchase 4,551,596 shares of our common stock expire on February 7, 2007 and warrants to purchase 500,000 shares of our common stock expire on February 7, 2008, at a weighted average price of $2.79 per share. From time-to-time, we may issue additional warrants and options to associates, non-employee directors and consultants pursuant to our equity incentive plans.

        We have entered into lock-up agreements of varying lengths and terms with our officers, directors and certain employees and other securityholders, representing the holders of approximately 67.8 million shares of our outstanding common stock, assuming the conversion of outstanding preferred stock and exercise of outstanding warrants held by such securityholders.

        Beginning 90 days following the date of the final prospectus, if requested by The Huff Alternative Fund, L.P. and its affiliate, we will be required to register with the Securities and Exchange Commission approximately 14.0 million shares of common stock owned by The Huff Alternative Fund, L.P. and its affiliate and 1.0 million shares of common stock underlying warrants held by them. However, from the date of registration of these securities through February 7, 2006, such holders may not sell a number of shares on any given day in excess of 1% of the average daily trading volume (measured as the average daily trading volume for the five trading days immediately preceding any day on which such holder seeks to sell shares). After February 7, 2006, such holders may sell any number of shares without volume limitations.

        Additionally, in connection with this offering, we, along with our executive officers, directors and certain of our stockholders, have agreed, subject to limited exceptions, not to sell or transfer any shares of common stock for 180 days (or, in the case of The Huff Alternative Fund, L.P. and its affiliate, 90 days) after the date of this offering without the underwriters' consent. However, after consideration of certain factors, including, among others, our contractual lock-up agreements with the holders of a significant amount of our outstanding capital stock, the number of shares involved, recent trading volume and prices of the stock, the length of time before the lock-ups expire and the reasons for, and the timing of, the request, the underwriters may release these shares from such restrictions at any time. See "Shares Eligible for Future Sale" below for a more detailed description of the restrictions on selling shares of our common stock after this offering.

We do not anticipate paying dividends on our common stock in the foreseeable future, and the lack of dividends may have a negative effect on our stock price.

        We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the terms of our short term senior credit facilities prohibit, and the terms of any future debt agreements we may enter into are likely to prohibit or restrict, the payment of cash dividends on our common stock.

Our stock price has been volatile, and our stockholders may not be able to resell their shares, at or above the price they paid.

        The price of our common stock has been extremely volatile following the announcement of our recent acquisitions. On December 15, 2004, immediately prior to the announcement of our entering into definitive agreements to acquire the Presley business, our common stock closed at a trading price of $0.10 per share. On March 18, 2005, the day we announced our acquisition of 19 Entertainment, our common stock closed at a trading price of $26.73 per share. On June 21, 2005, our common stock closed at a trading price of $13.72 per share. The current trading price of our common stock may not be indicative of the price that may prevail in the trading market following the completion of this offering.

        The public market for our common stock has been limited. There can be no assurance that this limited market will be sustained. In addition, without giving effect to this offering, the number of registered or freely tradeable shares in the public market represents only 3.0% of the shares of common stock outstanding, and only 2.7% of the shares of common stock outstanding on a fully diluted basis. Given the small percentage of our outstanding common stock that is currently registered or freely tradeable, a change in the number of registered or freely tradeable shares, including a change resulting from this offering, may have a significant impact on the market price of our common stock. After giving effect to this offering, the number of registered or freely tradeable shares in the public market represents 24.9% of the total shares of common stock outstanding, and 23.2% of the shares of common stock outstanding on a fully diluted basis.

        The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. The fluctuations could cause you to lose part or all of your investment in our common stock. The market price of our common stock could fluctuate significantly as a result of:

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  changes in expectations of our future financial performance or changes in financial estimates, if any, of public market analysts;

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  announcements relating to our business or the business of our competitors;

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  conditions generally affecting the entertainment content industry;

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  significant changes in the popularity of Elvis Presley and broadcasts based on the IDOLS brand, including the American Idol and Pop Idol series;

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  the success of our operating or acquisition strategy;

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  the operating and stock price performance of other comparable companies;

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  the termination of any of our material contracts;

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  regulatory or legislative changes; and

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  general economic conditions, including inflation and unemployment rates.

        The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

        Additional risks may exist since we became public through acquiring control of an existing inactive public company. Presently, our common stock is not covered by any securities analysts of major brokerage firms. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to that volatility. Our common stock may not trade at the same levels as the stock of similar companies, and the market in general may not sustain its current prices. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources and disrupt our business, financial condition and results of operations.

New stockholders will incur substantial and immediate dilution as a result of this offering.

        The public offering price of our common stock of $11.00 per share is substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur substantial and immediate dilution of approximately $10.85 per share, representing the difference between our historical net tangible book value per share after giving effect to this offering and the public offering price. In addition, purchasers of common stock in this offering will have contributed approximately 67% of the aggregate price paid by all purchasers of our stock but will own only approximately 23% of our common stock outstanding after this offering. In addition, we have issued warrants to acquire common stock at prices significantly below the public offering price. To the extent such warrants are ultimately exercised, there will be further dilution to investors in this offering. See "Dilution" for a further description of the effects of dilution on investors in this offering.

We may apply a portion of the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment, including approximately 74% of the net proceeds to pay amounts outstanding under our short term senior credit facilities and up to approximately 18% of the net proceeds to satisfy a deferred consideration obligation incurred in connection with our acquisition of 19 Entertainment, to the extent paid in cash.

        We intend to use the net proceeds of this offering to (i) pay all amounts outstanding under our short term senior credit facilities, (ii) pay up to approximately $36.2 million to satisfy the deferred consideration obligation incurred in connection with our acquisition of 19 Entertainment, to the extent paid in cash, and (iii) provide additional long-term capital to support the growth of our business, which may include select acquisitions of entertainment properties and businesses. Our management will retain broad discretion to expend the portion of the net proceeds of this offering not used for the purposes listed above. If management fails to use the remaining proceeds effectively, our operating results may not improve and the value of your investment may not increase. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds from this offering and "Certain Relationships and Related Transactions–The Acquisition of 19 Entertainment" for a description of our deferred consideration obligations in connection with our acquisition of 19 Entertainment.

Certain provisions of Delaware law and our charter documents could discourage a takeover that stockholders may consider favorable.

        Certain provisions of Delaware law and our certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

  •
  Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, subject to the right of the stockholders to elect a successor at the next annual or special meeting of stockholders, which limits the ability of stockholders to fill vacancies on our board of directors.

  •
  Our stockholders may not call a special meeting of stockholders, which would limit their ability to call a meeting for the purpose of, among other things, voting on acquisition proposals.

  •
  Our by-laws may be amended by our board of directors without stockholder approval, provided that stockholders may repeal or amend any such amended by-law at a special or annual meeting of stockholders.

  •
  Our by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written action in lieu of a meeting.

  •
  Our certificate of incorporation does not provide for cumulative voting in the election of directors, which could limit the ability of minority stockholders to elect director candidates.

  •
  Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders' meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of our company.

  •
  Our board of directors may authorize and issue, without stockholder approval, shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire our company.

        As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to "opt out" of the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  •
  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  On or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation's outstanding voting securities.

        A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation's outstanding voting shares. We elected to "opt out" of Section 203 by an express provision in our original certificate of incorporation. However, following this offering and subject to certain restrictions, we may elect by an amendment to our certificate of incorporation to be subject to Section 203. Such an amendment would not, however, restrict a business combination between us and an interested stockholder if that stockholder became an interested stockholder prior to the effective date of such amendment.

        Our certificate of incorporation may only be amended by the affirmative vote of a majority of the outstanding shares of common stock at an annual or special meeting of stockholders and specifically provides that our board of directors is expressly authorized to adopt, amend or repeal our by-laws. The by-laws additionally provide that they may be amended by action of the stockholders at an annual or special meeting, except for certain sections relating to indemnification of directors and officers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that address, among other things, the popularity of our entertainment properties, our ability to retain key executives, the willingness of third parties to continue to produce, distribute and promote our entertainment properties, market acceptance of our products and services, expansion into new targeted markets, product development, sales and marketing strategies, development and maintenance of strategic alliances, technological advancement, use of proceeds, projected capital expenditures, liquidity and availability of additional funding sources. These statements may be found in the sections of this prospectus titled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in this prospectus generally. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intends," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of such terms or other comparable terminology. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

        In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

        We will receive approximately $200.6 million in net proceeds from our sale of 20,000,000 shares of common stock in this offering, at an offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds from this offering as follows:

  (i)
  We will pay $39.4 million, plus amounts necessary to pay any accrued interest, owed by our operating subsidiary to an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, under a short term senior credit facility incurred in connection with our acquisition of the Presley business. The Presley short term senior loan made under this credit facility matures on February 6, 2006, on which date we must repay the loan at 101% of its principal amount plus accrued and unpaid interest. The Presley short term senior loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through August 6, 2005, (b) 500 basis points from August 7, 2005 through November 6, 2005, and (c) 600 basis points at all times thereafter through maturity. We are required to repay the loan with the proceeds from a public offering of securities, and certain other capital raising activities.

  (ii)
  We will pay $109.0 million, plus amounts necessary to pay any accrued interest, owed by our operating subsidiary to an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, under a short term senior credit facility incurred in connection with our acquisition of 19 Entertainment. The 19 Entertainment short term senior loan made under this credit facility matures on February 6, 2006. The 19 Entertainment short term senior loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through September 16, 2005, (b) 500 basis points from September 17, 2005 through December 16, 2005, and (c) 600 basis points at all times thereafter through maturity. We are required to repay the loan with the proceeds from a public offering of securities, and certain other capital raising activities.

  (iii)
  We will pay up to approximately $36.2 million to satisfy the deferred consideration obligation incurred in connection with our acquisition of 19 Entertainment, to the extent paid in cash. Under our share purchase agreement with 19 Entertainment and the former holders of its capital stock dated March 17, 2005, the additional consideration is payable on the earlier of (i) thirty days following delivery of the audited financial statements of 19 Entertainment for its fiscal year ending June 30, 2005, and (ii) December 30, 2005. Under different circumstances, the additional consideration is payable in cash or shares of common stock.

  (iv)
  The remainder of the net proceeds will be used to provide additional long-term capital to support the growth of our business, which may include select acquisitions of, or investments in, entertainment properties and businesses. We currently have no definitive agreements with respect to any such acquisitions or investments, although we periodically engage in discussions regarding various types of transactions.

        As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, other than for the purposes listed above. Accordingly, our management will retain broad discretion in the allocation of the net proceeds of this offering not used for the purposes listed above.

        An affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, is a lender to us under our short term senior credit facilities and will receive $148.4 million, plus accrued interest, of the net proceeds from this offering in repayment of outstanding amounts owed to it under our short term senior credit facilities as described above. Lehman Brothers Inc. has agreed to act as "qualified independent underwriter" as that role is defined by Rule 2720 of the National Association of Securities Dealers, Inc. For a description of Bear, Stearns & Co. Inc.'s relationship with us, see "Underwriting."

PRICE RANGE OF COMMON STOCK

        Since March 1, 2005, our common stock has been quoted on The NASDAQ National Market® under the symbol "CKXE." Prior to that, since May 1999, our common stock was quoted on The OTC Bulletin Board under the symbol "SPEA.OB." The following table sets forth the high and low closing sale prices of our common stock as reported on The NASDAQ National Market® and the high and low closing bid prices of our common stock, as quoted on The OTC Bulletin Board, for each of the periods listed.

	High	Low
2005
The NASDAQ National Market®
April 1, 2005 to June 21, 2005	$28.80	$13.72
March 18, 2005 to March 31, 2005(1)	$26.73	$23.20
March 1, 2005 to March 17, 2005	$18.48	$15.68
OTC Bulletin Board
February 8, 2005 to February 28, 2005(2)	$21.49	$14.70
January 1, 2005 to February 7, 2005	$13.40	$7.75
2004
December 16, 2004 to December 31, 2004(3)	$9.15	$6.41
October 1, 2004 to December 15, 2004	$0.20	$0.07
Third Quarter	$0.10	$0.09
Second Quarter	$0.16	$0.12
First Quarter	$0.08	$0.06
2003
Fourth Quarter	$0.03	$0.03
Third Quarter	$0.02	$0.02
Second Quarter	$0.02	$0.01
First Quarter	$0.03	$0.01

(1)
On March 18, 2005, we announced the consummation of our acquisition of 19 Entertainment.

(2)
On February 8, 2005, we announced the consummation of (i) the February 7, 2005 acquisition of control of our company by a management group led by Robert F.X. Sillerman, and (ii) our company's February 7, 2005 acquisition of an 85% interest in the Presley business.

(3)
On December 16, 2004, we announced the execution of definitive agreements pursuant to which (i) a management group led by Robert F.X. Sillerman would acquire control of our company, and (ii) our company would acquire an 85% interest in the Presley business.

        The last closing sale price of our common stock as reported on The NASDAQ National Market® on June 21, 2005 was $13.72 per share. As of June 21, 2005, we had approximately 1,083 holders of record of our common stock, including record holders and individual participants in a security position listing.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock. We are prohibited under the terms of our short term senior credit facilities, and may be prohibited or restricted under the terms of any future credit agreements we may enter into, from paying any dividends on our common stock.

        Our Series B Convertible Preferred Stock requires payment of a cash dividend of 8% per annum in quarterly installments. On an annual basis, our total dividend payment on the Series B Convertible Preferred Stock will be $1.8 million. If we fail to make our quarterly dividend payments to the holders of the Series B Convertible Preferred Stock on a timely basis, the dividend rate increases to 12% per annum and all amounts owing must be paid within three business days in shares of common stock valued at the average closing price over the previous 30 consecutive trading days. After such payment is made, the dividend rate returns to 8% per annum. While we believe that we will be able to pay the required quarterly dividend to the holders of the Series B Convertible Preferred Stock until at least the maturity date of the Presley and 19 Entertainment short term senior loans on February 6, 2006, given the terms of the Series B Convertible Preferred Stock, the dividend payment obligation could continue for an extended period of time and we cannot make assurances that we will be able to meet such payment obligation in the future.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2005. We present capitalization on an actual basis and on a pro forma basis giving effect to our receipt of the estimated net proceeds of $200.6 million from the sale by us of 20,000,000 shares of common stock offered in this offering at an offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses (and the application of the proceeds therefrom).

	March 31, 2005
	CKX	Pro Forma for the Offering
	(amounts in thousands)
Cash and cash equivalents	$17,312	$33,322

Capitalization:
Debt	$151,556	$3,500
Redeemable restricted common stock(1)	23,002	23,002
Stockholders' equity:
Preferred stock, $.01 par value (75,000,000 shares authorized; 1,491,818 shares issued and outstanding, actual and pro forma)	22,825	22,825
Common stock, $.01 par value (200,000,000 shares authorized; 68,444,195 shares issued and outstanding, actual; 88,444,195 shares issued and outstanding, pro forma)(1)(2)	668	868
Additional paid-in capital	119,310	319,710
Accumulated deficit	(37,583)	(41,014)
Accumulated other comprehensive income	30	30

Total stockholders' equity	105,250	302,419

Total capitalization	$279,808	$328,921

(1)
Includes 1,672,170 outstanding shares of common stock subject to a put and call agreement which have been classified as redeemable restricted common stock on the company's balance sheet as of March 31, 2005. See "Shares Eligible for Future Sale—Lock-up Arrangements."

(2)
Actual shares of common stock outstanding includes 42,000 restricted shares granted to independent directors on February 8, 2005. The issuance of these shares have only been reflected in the average common shares outstanding in the Unaudited Pro Forma Condensed Combined Statements of Operations for the period of time the shares were actually outstanding.

Our capitalization information represented above excludes:

•
5,051,596 shares of common stock issuable upon the exercise of currently exercisable outstanding warrants at a weighted average exercise price of $2.79 per share, of which 4,551,596 expire on February 7, 2007 and 500,000 expire on February 7, 2008;

•
1,491,818 shares of common stock issuable upon the conversion of outstanding shares of preferred stock, all of which were convertible as of June 21, 2005;

•
3,958,000 shares of common stock reserved for future issuances under our 2005 Omnibus Long-Term Incentive Compensation Plan; and

•
3,000,000 shares of common stock issuable upon the exercise of the underwriters' over-allotment option.

DILUTION

        Our net tangible book deficit as of March 31, 2005 was $184.1 million, or $2.76 per share of common stock excluding redeemable restricted common stock. Net tangible book value per share represents (i) our total stockholders' equity less goodwill and other intangibles divided by (ii) the number of shares of common stock outstanding as of March 31, 2005. After giving effect to the completion of this offering (and the application of the net proceeds therefrom), our pro forma net tangible book value as of March 31, 2005 would have been $13.1 million, or $0.15 per share. This represents an immediate increase in net tangible book value to existing stockholders of $2.91 per share and an immediate dilution to new investors of $10.85 per share.

        The following table illustrates this per share dilution:

Assumed public offering price per share		$11.00
Net tangible book deficit per share as of March 31, 2005	(2.76)
Increase in pro forma net tangible book value per share resulting from this offering	2.91

Pro forma net tangible book value per share after this offering		0.15

Dilution per share to new investors		$10.85

        The following table summarizes, on the pro forma basis set forth above, as of March 31, 2005, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, using a public offering price of $11.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	68,444,195	77%	$110,131,000	33%	$1.61
New investors	20,000,000	23	220,000,000	67	11.00

Total	88,444,195	100%	$330,131,000	100%

        The information set forth above does not reflect the additional dilution that would result from the underwriters' exercise of their over-allotment option to purchase up to an additional 3,000,000 shares.

        To the extent that currently outstanding warrants are exercised, new investors will experience further dilution. As of June 21, 2005, warrants to purchase 5,051,596 shares of common stock were outstanding at a weighted average exercise price of $2.79 per share. Of the total number of outstanding warrants, warrants to purchase 4,551,596 shares of our common stock expire on February 7, 2007 and warrants to purchase 500,000 shares of our common stock expire on February 7, 2008. Assuming these warrants are exercised, new investors will own approximately 21% of our outstanding shares while contributing approximately 64% of the total amount paid to fund our company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        Our Unaudited Pro Forma Condensed Combined Financial Information reflects the consummation of the various transactions that resulted in our acquisitions of the Presley business and 19 Entertainment (including the acquisition of control of our company by a management group led by Robert F.X. Sillerman, the investment in our company by The Huff Alternative Fund, L.P. and its affiliate (and the subsequent conversion of their Series A Convertible Redeemable Preferred Stock into shares of common stock), the Presley short term senior loan, the 19 Entertainment short term senior loan and the exercise of certain warrants on February 7, 2005 and March 15, 2005) as well as the completion of this offering (and the application of the proceeds therefrom). The Unaudited Pro Forma Condensed Combined Financial Information does not reflect any shares that may be issued pursuant to the exercise of the underwriters' over-allotment option.

The RFX Acquisition LLC Investment

        RFX Acquisition LLC invested in our company on February 7, 2005, pursuant to a Stock Purchase Agreement dated as of December 15, 2004 and amended as of February 7, 2005. In accordance with the terms of that agreement, RFX Acquisition LLC contributed $3,046,407 in cash to our company in exchange for 30,464,072 newly issued shares of common stock and warrants to purchase (i) 6,828,938 shares of common stock at $1.00 per share, (ii) 6,828,938 shares of common stock at $1.50 per share, and (iii) 6,828,939 shares of common stock at $2.00 per share. Simultaneous with this exchange, RFX Acquisition LLC also acquired an aggregate of 2,240,397 shares of common stock directly from certain former principal stockholders at a price of $0.10 per share. Immediately following the consummation of its investment in our company, RFX Acquisition LLC distributed all of its shares of common stock and its warrants to its members, including our Chief Executive Officer, Mr. Sillerman, and certain members of our company's senior management. In order to provide additional capital to our company, on February 7, 2005, certain recipients of the warrants, including Mr. Sillerman, and other members of our company's senior management, immediately exercised an aggregate of five million of the $1.00 warrants for additional consideration to our company of $5,000,000.

The Presley Acquisition

        We acquired our 85% interest in the Presley business on February 7, 2005, pursuant to a Contribution and Exchange Agreement dated December 15, 2004 and amended on February 7, 2005 by and among our company, The Promenade Trust and RFX Acquisition LLC. The Promenade Trust historically directly owned and operated the assets and businesses of Elvis Presley existing at the time of Elvis' death and has owned and operated those businesses and assets acquired and/or created after Elvis' death through its ownership of 100% of Elvis Presley Enterprises, Inc. Prior to consummation of our acquisition of the Presley business, The Promenade Trust contributed the Presley assets and businesses not owned by Elvis Presley Enterprises, Inc. to a newly formed Tennessee limited liability company, Elvis Presley Enterprises, LLC.

        At the closing of the acquisition of the Presley business, The Promenade Trust contributed to our company 85% of the outstanding equity interests of Elvis Presley Enterprises, Inc. and 85% of the outstanding membership interests of Elvis Presley Enterprises, LLC. In exchange, The Promenade Trust received from us, $50,125,000 in cash, 1,491,817 shares of Series B Convertible Preferred Stock and one share of Series C Convertible Preferred Stock valued at $22,825,000, and 500,000 shares of our common stock valued at $7.67 per share (which represents the three day average of the closing sales price of our common stock following public announcement of the acquisition of the Presley business). In addition, at closing, we repaid $25,121,000 of outstanding indebtedness of the Presley business. The Promenade Trust continues to own 15% of the outstanding equity interests of Elvis Presley Enterprises, Inc. and 15% of the outstanding membership interests of Elvis Presley Enterprises, LLC.

  The Graceland Lease

        We have entered into a 90-year lease with The Promenade Trust for the Graceland mansion, under which we have the exclusive right to conduct all business operations of and at Graceland, including receipt of all revenue generated in connection with such operations. At the end of the term of the lease, The Promenade Trust has the right to reclaim the mansion property. We prepaid approximately $3.0 million of rent at closing of the acquisition of the Presley business, and will make monthly payments of $1.00 per month during the term of the lease. Under the terms of the lease, we are responsible for all costs and expenses arising from or related to the operation of Graceland. We have also acquired all worldwide rights, title and interest in and to the name "Graceland," which name may be used at additional themed locations as well as at the Graceland mansion in Memphis, Tennessee.

        We have also entered into a license arrangement for the use of personal items which were owned by Elvis Presley at the time of his death and which are currently owned by The Promenade Trust. Under the terms of the license, subject to certain limitations, we have the right to use such items, including the right to move and display such items, in furtherance of the Presley business.

  Series B Convertible Preferred Stock

        As part of the consideration for the contribution of The Promenade Trust's assets, we issued 1,491,817 shares of Series B Convertible Preferred Stock valued at $22,825,000. The terms of our Series B Convertible Preferred Stock are described elsewhere in this prospectus under the heading "Description of Capital Stock–Series B Convertible Preferred Stock."

  Series C Convertible Preferred Stock

        As further consideration for the contribution of The Promenade Trust's assets, we issued to The Promenade Trust one share of Series C Convertible Preferred Stock valued at $10.00. The terms of our Series C Convertible Preferred Stock are described elsewhere in this prospectus under the heading "Description of Capital Stock–Series C Convertible Preferred Stock."

  Priscilla Presley Transaction

        In connection with the acquisition of our 85% interest in the Presley business, we acquired from Priscilla Presley all commercial rights held by Ms. Presley to use the name "Presley" in connection with our use and exploitation of the assets acquired from The Promenade Trust, as well as all of Ms. Presley's rights, if any, to the name Graceland. The purchase price for the rights acquired from Priscilla Presley was $6.5 million, with $3.0 million paid in cash at the closing and $3.5 million paid in the form of an eight year subordinated promissory note. The promissory note bears interest at a rate of 5.385% per year and requires annual payments of $550,000. We have also entered into a new ten year consulting agreement with Ms. Presley pursuant to which she will be paid $560,000 per year in exchange for consulting services.

  The Huff Alternative Fund, L.P. Investment

        Simultaneous with the acquisition of control of our company by a management group led by Robert F.X. Sillerman, and our acquisition of the Presley business, The Huff Alternative Fund, L.P. and its affiliate contributed to our company an aggregate of $43,818,595 in cash in exchange for: (i) 2,172,400 shares of our Series A Convertible Redeemable Preferred Stock, (ii) 3,706,052 newly issued shares of our common stock, (iii) warrants to purchase 1,860,660 shares of our common stock at $1.00 per share, (iv) warrants to purchase 1,860,660 shares of our common stock at $1.50 per share, and (v) warrants to purchase 1,860,661 shares of our common stock at $2.00 per share.

        On March 21, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised their rights to convert all of their 2,172,400 shares of Series A Convertible Redeemable Preferred Stock into 6,051,253 shares of common stock. Accordingly, there are currently no shares of Series A Convertible

Redeemable Preferred Stock outstanding. As a result of such conversion, we recorded a non-cash dividend of $17.8 million in our financial statements for the three months ended March 31, 2005.

  The Presley Short Term Senior Loan

        A portion of the cash consideration we paid for the acquisition of our 85% interest in the Presley business was obtained through a $39.0 million short term senior loan from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The terms of the Presley short term senior loan are described elsewhere in this prospectus under the heading "Description of Certain Indebtedness–Short Term Senior Credit Facilities." We anticipate repaying the entire balance of the Presley short term senior loan with the proceeds of this offering. When repaid, we will record a non-cash charge relating to the write-off of any then unamortized portion of debt issuance costs, which were $0.7 million at the commencement of the loan, and any then unrecognized portion of the $0.4 million repayment fee due upon repayment of the loan.

19 Entertainment Acquisition

        On March 17, 2005 we acquired all the issued and outstanding shares of 19 Entertainment from the holders of its capital stock, including Simon Fuller, the Chief Executive Officer of 19 Entertainment, for total consideration of £64.5 million ($124.4 million) in cash and 1,870,558 unregistered shares of common stock valued at $16.83 per share (which represents the average of our company's closing stock prices for the two days prior to and the day of the acquisition), each paid at closing, and an additional £19.2 million ($36.2 million) in either cash or additional shares of common stock to be paid on the earlier of (i) thirty days following delivery of the audited financial statements of 19 Entertainment for its fiscal year ending June 30, 2005, and (ii) December 30, 2005.

        We will pay $8.3 million of the deferred consideration in cash. The remaining deferred consideration will be paid in shares of common stock if requested by certain of the sellers. If such sellers do not request the payment be made in shares of common stock (and therefore elect to be paid in cash) and we have not completed a public sale or offering of equity securities for proceeds in excess of $40.0 million on or before June 30, 2005, we nevertheless can pay the full amount of such deferred consideration in shares of registered common stock.

        Mr. Fuller and his nominee company have the right, during a short period following the six-year anniversary of our acquisition of 19 Entertainment, to cause us to purchase up to 1.7 million shares of common stock from them at a price of $13.18 per share.

  The 19 Entertainment Short Term Senior Loan

        A portion of the cash consideration we paid for the acquisition of 19 Entertainment was obtained through a $109.0 million short term senior loan from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The terms of the 19 Entertainment short term senior loan are described elsewhere in this prospectus under the heading "Description of Certain Indebtedness–Short Term Senior Credit Facilities." We anticipate repaying the entire balance of the 19 Entertainment short term senior loan with the proceeds of this offering. When repaid, the company will record a non-cash charge relating to the write-off of any then unamortized portion of debt issuance costs, which were $2.0 million at the commencement of the loan.

  Warrant Exercise

        In order to fund the remaining portion of the cash consideration for the acquisition of 19 Entertainment, and to provide our company with additional working capital, on March 15, 2005, certain members of senior management exercised warrants to acquire a total of 11,910,281 shares of common stock for an aggregate exercise price of $18,577,154 and The Huff Alternative Fund, L.P. and its affiliate exercised warrants to acquire a total of 4,606,918 shares of common stock for an aggregate exercise price of $6,422,846. The total proceeds to our company from the exercise of these warrants was $25.0 million.

Basis of Presentation of Unaudited Pro Forma Condensed Combined Financial Information

        Our Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2005 is presented as if we had completed this offering (and the application of the proceeds therefrom as described under "Use of Proceeds") as of March 31, 2005.

        Our Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2004 and the three months ended March 31, 2005 are presented as if we had completed the various transactions that resulted in our acquisitions of the Presley business and 19 Entertainment (including the acquisition of control of our company by a management group led by Robert F.X. Sillerman, the investment in our company by The Huff Alternative Fund, L.P. and its affiliate (and the subsequent conversion of their Series A Convertible Redeemable Preferred Stock into shares of common stock), the Presley short term senior loan, the 19 Entertainment short term senior loan and the exercise of certain warrants on February 7, 2005 and March 15, 2005), as well as this equity offering (and the application of the proceeds therefrom as described under "Use of Proceeds"), on January 1, 2004. The Unaudited Pro Forma Condensed Combined Financial Information does not reflect any shares that may be issued pursuant to the exercise of the underwriters' over-allotment option.

        Our Unaudited Pro Forma Condensed Combined Financial Statements are based upon available information and upon certain estimates and assumptions as described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The allocations of the purchase prices of the Presley business and 19 Entertainment are based upon preliminary estimates made by management.

        These estimates and assumptions are preliminary and have been made solely for purposes of developing these Unaudited Pro Forma Condensed Combined Financial Statements. Our Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, our historical financial statements and the related notes to such financial statements which are incorporated herein by reference, and the historical financial statements of the Presley business and 19 Entertainment, which are contained elsewhere in this prospectus. The historical financial statements of 19 Entertainment are prepared on the basis of accounting principles generally accepted in the United Kingdom (UK GAAP), which differ in certain respects from accounting principles generally accepted within the United States (US GAAP). These consolidated financial statements and consolidated interim financial statements, which are included elsewhere in this prospectus, include reconciliations of net income and shareholder's equity between UK GAAP and US GAAP as of and for the two years ended June 30, 2004 in note 24 to the consolidated financial statements and as of December 31, 2004 and for the six months ended December 31, 2004 and 2003 in note 14 to the consolidated interim financial statements.

        The amounts presented below in the Unaudited Pro Forma Condensed Combined Statement of Operations of 19 Entertainment for the twelve months ended December 31, 2004 have been derived from adding the audited consolidated financial statements for the year ended June 30, 2004 to the unaudited consolidated interim financial statements for the six months ended December 31, 2004 and subtracting the unaudited consolidated interim financial statements for the six months ended December 31, 2003, all of which are included elsewhere in this prospectus. Amounts presented below for the twelve months ended December 31, 2004 have been translated from U.K. pounds sterling into U.S. dollars using an exchange rate of $1.84 to one U.K. pound sterling. The amounts presented below in the unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 2004 have been translated from U.K. pounds sterling into U.S. dollars using an exchange rate of $1.93 to one U.K. pound sterling.

        Our Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto contain forward-looking statements that involve risks and uncertainties. Therefore, our actual results may vary materially from those discussed herein. Our Unaudited Pro Forma Condensed Combined Financial Statements do not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor are they indicative of our future results.

CKX, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2005
(amounts in thousands)

	CKX	Offering Adjustments	Pro Forma for the Offering
		(Note 2)
Assets:
Cash and cash equivalents	$17,312	$16,010	$33,322
Other current assets	31,670	—	31,670
Property and equipment, net	27,026	—	27,026
Goodwill	148,843	—	148,843
Intangible assets, net	140,459	—	140,459
Other assets	24,674	(3,097)	21,577

Total Assets	$389,984	$12,913	$402,897

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$70,523	$(36,200)	$34,323
Loans payable	148,056	(148,056)	—
Note payable	3,500	—	3,500
Deferred tax liability	33,900	—	33,900
Other liabilities	1,803	—	1,803

Total liabilities	257,782	(184,256)	73,526
Minority interest	3,950	—	3,950
Redeemable restricted common stock	23,002	—	23,002
Stockholders' equity:
Series B convertible preferred stock	22,825	—	22,825
Common stock	668	200	868
Additional paid-in-capital	119,310	200,400	319,710
Accumulated deficit	(37,583)	(3,431)	(41,014)
Accumulated other comprehensive income	30	—	30

Total stockholders' equity	105,250	197,169	302,419

Total Liabilities and Stockholders' Equity	$389,984	$12,913	$402,897

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

CKX, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For The Year Ended December 31, 2004
(amounts in thousands, except per share amounts)

	Historical CKX (formerly SPEA)	Financing Transactions Adjustments	Historical Presley Business	Historical 19 Entertainment	Acquisition and Other Adjustments	Pro Forma for the Financing Transactions and the Acquisitions	Offering Adjustments	Pro Forma for the Financing Transactions, the Acquisitions and the Offering
		(Note 1A)		(Note 3)	(Notes 1B, 1C and 1D)		(Note 2)
Revenue	$—	$—	$41,658	$92,357	$—	$134,015	$—	$134,015
Cost of sales	—	—	6,626	38,873	—	45,499	—	45,499
Selling, general and administrative expenses	—	—	23,932	34,912	(380)	57,964	—	57,964
					(500)
Corporate expenses	100	—	—	—	7,800	7,900	—	7,900
Depreciation and amortization	—	—	1,201	553	4,391	16,996	—	16,996
					10,851

Operating income (loss)	(100)	—	9,899	18,019	(22,162)	5,656	—	5,656
Interest (income) expense	20	13,437	1,327	(97)	(1,230)	13,645	(13,457)	188
					188

Income (loss) before income taxes and minority interest	(120)	(13,437)	8,572	18,116	(21,120)	(7,989)	13,457	5,468
Income tax (expense) benefit	—	—	(833)	(5,473)	8,945	2,639	(4,229)	(1,590)
Minority interest	—	—	—	—	(1,200)	(1,200)	—	(1,200)

Net income (loss)	(120)	(13,437)	7,739	12,643	(13,375)	(6,550)	9,228	2,678
Dividends on preferred stock	—	(1,826)	—	—	—	(1,826)	—	(1,826)

Income (loss) available to common shareholders	$(120)	$(15,263)	$7,739	$12,643	$(13,375)	$(8,376)	$9,228	$852

Net income (loss) per common share	$(0.03)					$(0.12)		$0.01

Weighted average common shares outstanding	4,283	61,748			2,371	68,402	20,000	88,402

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

CKX, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For The Three Months Ended March 31, 2005
(amounts in thousands, except per share amounts)

	CKX	Financing Transactions Adjustments	Historical Presley Business January 1 through February 7, 2005	Historical 19 Entertainment January 1 through March 17, 2005	Acquisition Adjustments	Pro Forma for the Financing Transactions and the Acquisitions	Offering Adjustments	Pro Forma for the Financing Transactions, the Acquisitions and the Offering
		(Note 1A)		(Note 4)	(Notes 1B, 1C and 1D)		(Note 2)
Revenue	$9,987	$—	$3,442	$18,792	$—	$32,221	$—	$32,221
Cost of sales	1,488	—	423	4,985	—	6,896	—	6,896
Selling, general and administrative expenses	4,466	—	2,431	21,255	(32)	13,112	—	13,112
					(125)
					(14,883)
Corporate expenses	2,059	—	—	—	—	2,059	—	2,059
Depreciation and amortization	1,261	—	126	199	449	4,274	—	4,274
					2,239
Other costs	2,175	—	—	—	—	2,175	—	2,175

Operating income (loss)	(1,462)	—	462	(7,647)	12,352	3,705	—	3,705
Interest (income) expense	958	2,401	115	13	(128)	3,379	(3,332)	47
					20		—
Other income	700	—	—	—	—	700		700

Income (loss) before income taxes and minority interest	(1,720)	(2,401)	347	(7,660)	12,460	1,026	3,332	4,358
Income tax (expense) benefit	990	—	(152)	2,298	(3,261)	(125)	(1,056)	(1,181)
Minority interest	(194)	—	—	—	(106)	(300)	—	(300)

Net income (loss)	(924)	(2,401)	195	(5,362)	9,093	601	2,276	2,877
Dividends on preferred stock	(264)	(192)	—	—	—	(456)	—	(456)
Accretion of beneficial conversion feature	(17,762)	—	—	—	—	(17,762)	—	(17,762)

Income (loss) available to common shareholders	$(18,950)	$(2,593)	$195	$(5,362)	$9,093	$(17,617)	$2,276	$(15,341)

Net income (loss) per common share	$(0.61)					$(0.26)		$(0.17)

Weighted average common shares outstanding	31,169	35,498			1,749	68,416	20,000	88,416

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(amounts in thousands, except per share data)

1.    Pro Forma Adjustments

        There are four categories of pro forma adjustments necessary to present our pro forma results of operations for the year ended December 31, 2004 and the three months ended March 31, 2005 after taking into account the acquisitions of the Presley business and 19 Entertainment and the impact of the related financing transactions, consisting of the investments by RFX Acquisition LLC and The Huff Alternative Fund, L.P. and its affiliate and the Presley and 19 Entertainment short term senior loans:

  •
  Ongoing impact of financing transactions;

  •
  Acquisition of the Presley business;

  •
  Acquisition of 19 Entertainment; and

  •
  Other operating adjustments.

        A.    Ongoing Impact of Financing Transactions

		Annual Expense	Presley Business Acquisition January 1 through February 7, 2005 Expense	19 Entertainment Acquisition January 1 through March 17, 2005 Expense
(i)	Reflect 8% dividend on Series B Convertible Preferred Stock issued to the sellers of the Presley business	$1,826	$192	$—
(ii)	Reflect interest on the Presley short term senior loan (assuming an interest rate of 7.0%) and amortization of debt issuance costs and premiums of $1,122 as additional interest expense over the one year term of the loan	3,852	401	—
(iii)	Reflect interest on the 19 Entertainment short term senior loan (assuming an interest rate of 7.0%) and amortization of debt issuance costs and premiums of $1,975 as additional interest expense over the one year term of the loan	9,605	—	2,000
  (iv)
  Reflect 61,748,576 common share adjustment to weighted average common shares outstanding for the year ended December 31, 2004 for the financing transactions completed in 2005, consisting of the issuance of 30,474,072 common shares upon the initial investment by RFX Acquisition LLC, the issuance of 3,706,052 common shares to the Huff Alternative Fund, L.P. and its affiliate, the issuance of 21,517,199 common shares upon the exercise of warrants and the issuance of 6,051,253 common shares upon the conversion of the Series A Convertible Redeemable Preferred Stock into shares of common stock. The pro forma adjustment for the financing transactions for the three months ended March 31, 2005 of 35,497,860 assumes: (i) the shares issued upon the initial investment by RFX Acquisition LLC, the shares issued to the Huff Alternative Fund, L.P. and the shares issued upon warrants exercised on February 7, 2005 were outstanding for the period January 1, 2005 to February 6, 2005 - 16,538,497 shares; (ii) the shares issued upon warrant exercises on March 15, 2005 were outstanding for the period January 1, 2005 to March 14, 2005 - 13,580,472 shares; and (iii) the shares issued upon the conversion of the Series A Convertible Redeemable Preferred Stock on March 21, 2005 were outstanding for the period January 1, 2005 to March 20, 2005 - 5,378,891 shares.

        B.    Presley Business Acquisition Adjustments

  (i)
  Record acquisition of Presley business.

  (ii)
  Reduce Priscilla Presley's compensation by $380 for the year ended December 31, 2004 and $32 for the period from January 1 to February 7, 2005 to reflect new consulting agreement.

  (iii)
  Adjust historical Presley business depreciation and amortization expense of $1,201 for the year ended December 31, 2004 and $126 for January 1 through February 7, 2005 to reflect the incremental expense for the purchase price allocations and estimated lives:

	Purchase Allocation	Estimated Lives	Annual Expense	January 1 through February 7, 2005 Expense
Buildings and improvements	$20,834	20 years	$1,042	$107
Land	3,200	n/a	—	—
Furniture and equipment	1,000	5 years	200	21
Record, music, publishing, film and video rights	21,000	15 years	1,400	144
Existing license agreements	12,000	5 years	2,400	247
Priscilla Presley's rights to Presley name	5,500	10 years	550	56

			5,592	575
Historical expense			1,201	126

Incremental pro forma expense for the year ended December 31, 2004 and the three months ended March 31, 2005			$4,391	$449

    At this time management is unable to determine whether the amounts allocated to the above intangible assets and The Graceland Lease will change when our company finalizes its valuation and if changes are made, the amount of such changes. A $1.0 million fluctuation in fair value amounts allocated to the identified definite lived intangible assets and The Graceland Lease would cause the following increases or decreases to annual amortization expense: record, music publishing, film and video rights - $67; relationships with licensees - $200; rights to use Presley name - $100; and The Graceland Lease - $11.

  (iv)
  Eliminate the historical interest expense of the Presley business as all of the historical indebtedness was repaid or defeased upon completion of the acquisition.

  (v)
  Reflect interest on the note payable to Priscilla Presley of $188 for the year ended December 31, 2004 and $20 for the period from January 1 to February 7, 2005.

  (vi)
  Record 15% minority interest in Presley business at no less than guaranteed minimum of $1.2 million per year, as noted elsewhere in this prospectus. The additional minority interest for the period from January 1 to February 7, 2005 was $106.

        C.    19 Entertainment Acquisition Adjustments

  (i)
  Record acquisition of 19 Entertainment.

  (ii)
  Adjust Simon Fuller's compensation to reflect terms of his new employment agreement, which reflects a reduction of $500 for the year ended December 31, 2004 and $125 for the three months ended March 31, 2005.

  (iii)
  Adjust historical 19 Entertainment depreciation and amortization expense of $553 for the year ended December 31, 2004 and $199 for January 1 through March 17, 2005 to reflect the incremental expense for the purchase price allocations and estimated lives:

	Purchase Allocation	Estimated Lives	Annual Expense	January 1 through March 17, 2005 Expense
Property and equipment	$2,021	5 years	$404	$86
Television programming and related rights	35,000	7 years	5,000	1,069
Artist management, recording, merchandising and sponsorship contracts	30,000	5 years	6,000	1,283

			11,404	2,438
Historical expense			553	199

Incremental pro forma expense for the year ended December 31, 2004 and the three months ended March 31, 2005			$10,851	$2,239

    At this time management is unable to determine whether the amounts allocated to the above intangible assets will change when our company finalizes its valuation and if changes are made, the amount of such changes. A $1.0 million fluctuation in fair value amounts allocated to the identified definite lived intangible assets would cause the following increases or decreases to annual amortization expense: television programming - $143; and artist management, recording, merchandising and sponsorship contracts - $200.

  (iv)
  Adjust selling, general and administrative expenses to eliminate $14.9 million of compensation expense and the associated income tax impact of $4.5 million associated with the exercise of employee stock options by 19 Entertainment employees immediately prior to the acquisition of 19 Entertainment as the exercises was a one time non-recurring event that resulted directly from the acquisition of 19 Entertainment by our company.

        D.    Other Adjustments

  (i)
  Reflect incremental corporate expenses because the historical operating expenses reflected those of a company with no operating business and no employees and, therefore, were not indicative of the costs to operate our business after completion of the acquisitions of the Presley business and 19 Entertainment. Further, the historical operating expenses of the Presley business and 19 Entertainment did not include certain costs necessary to operate these businesses as a public company.

  Concurrent with completing the acquisition of the Presley business on February 7, 2005, we committed to the annual operating expenses summarized below, which we believe are necessary to operate the Presley business as a public company engaging in a significant operating business. The incurrence of these costs was a requirement of the investment group which acquired a controlling interest in our company on February 7, 2005 and of the sellers of the Presley business.

Cost for the year ended December 31, 2004
Hire five senior executives with long-term employment contracts	$3,200
Hire additional staff in legal, accounting, and administrative roles	2,400
Lease executive office space and commit to related maintenance contracts	1,000
Commit to other annual operating expenses including fees and expenses for seven independent directors, the costs of directors' and officers' insurance policies, liability insurance policies and workers' compensation policies	1,300

Total annual corporate expenses reflected in pro forma financial statements	$7,900

  We also estimate that we will incur approximately $2.1 million of additional annual corporate overhead costs for which we have no contractual commitments. These costs include incremental annual audit and legal costs (above that of a public company with no operating assets), costs to comply with the Sarbanes-Oxley Act of 2002, travel and entertainment expenses for the new corporate employees and miscellaneous related operating expenses, including telephone and utility costs. These costs have not been reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations. No adjustment was recorded for the three months ended March 31, 2005 as actual costs of $2,059 for CKX exceed the pro forma adjustment of $1,975.

  (ii)
  Income Taxes:

  Pro Forma for the Financing Transactions and the Acquisitions:

  For the year ended December 31, 2004, the pro forma tax benefit of $2,639 is comprised of:

Federal tax benefit	$2,788
State tax expense	(715)
Foreign tax benefit	566

Pro forma income tax benefit	2,639
Historical tax expense	(6,306)

Pro forma adjustment	$8,945

  The pro forma income tax benefit of $2,639 includes the tax effect of:

  (i)
  the financing transactions adjustments of $13,437;

  (ii)
  the acquisition and other adjustments of $21,120; and

  (iii)
  treatment of a portion of the formerly non-taxable Presley trust income as taxable.

  The benefit was calculated based on assumed statutory tax rates of 35% for federal taxes, 8.5% for state taxes and 30% for foreign taxes.

For the three months ended March 31, 2005, the pro forma tax expense of $125 is comprised of:
Federal tax benefit	$1,578
State tax expense	(141)
Foreign tax expense	(1,562)

Pro forma income tax expense	(125)
Historical tax benefit	3,136

Pro forma adjustment	$(3,261)

  The pro forma income tax expense of $125 includes the tax effect of:

  (i)
  the financing transactions adjustments of $2,401;
  (ii)
  the acquisition and other adjustments of $12,460; and
  (iii)
  the treatment of a portion the formerly non-taxable Presley trust income as taxable.

  The adjustment was calculated based on assumed statutory tax rates of 35% for federal taxes, 8.5% for state taxes and 30% for foreign taxes.

  Our company's tax provision reflects the statutory tax rates and permanent differences between financial statement and tax return income applicable to the company in various jurisdictions in which the company operates. Income tax expense reflects:

  •
  A federal income tax benefit for the net operating losses in the United States comprised of the Presley business operating results, corporate expenses and borrowing costs under the Presley short-term senior credit facility. Management believes realization of the income tax benefit is reasonably assured due to deferred tax liabilities which will reverse into taxable income in future periods.

  •
  A state income tax expense related to the Presley business.

  •
  Foreign tax expense related to the profitable operations of 19 Entertainment.

A reconciliation between the pro forma effective tax rate and the U.S. statutory rate is as follows:

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
U.S. Statutory Rate	35.0%	35.0%
Differential arising from:
State taxes, net of federal tax benefit	(5.8)	8.8
Foreign taxes	(1.2)	(25.4)
Non-taxable income	5.0	(6.2)

	33.0%	12.2%

  (iii)
  Reflect 2,370,558 common share adjustment to weighted average common shares outstanding for the year ended December 31, 2004 for 500,000 common shares issued in connection with the acquisition of the Presley business and 1,870,558 common shares issued in connection with the acquisition of 19 Entertainment. The pro forma adjustment for the three months ended March 31, 2005 of 1,749,126 assumes: (i) the shares issued for the acquisition of the Presley business were outstanding for the period January 1, 2005 to February 6, 2005 - 211,112 shares; and (ii) the shares issued for the acquisition of 19 Entertainment were outstanding for the period January 1, 2005 to March 16, 2005 - 1,538,014 shares.

2.    The Offering

        For purposes of the pro forma adjustments, we have used an offering of 20,000,000 shares at a per share stock price of $11.00. The adjustments reflect the gross proceeds from this offering of $220.0 million, net of an underwriting discount of $15.4 million and $4.0 million of estimated fees and expenses related to this offering.

        The estimated net proceeds of the offering of $200.6 million have been reduced in the pro forma adjustments by $184.6 million to reflect the intended use of $148.4 million of the net proceeds to repay the Presley and 19 Entertainment short term senior loans, including the $0.4 million repayment fee due upon repayment of the Presley short term senior loan, plus accrued interest, and $36.2 million of the net proceeds to pay the deferred purchase consideration due to the sellers of 19 Entertainment. A pro forma adjustment has also been recorded to reflect the write-off of unamortized debt issuance costs and unrecognized repayment fees as a result of the early repayment of the Presley and 19 Entertainment short term senior loans in the amount of $3.1 million. Pro forma adjustments have also been recorded to reflect the additional income tax expense as a result of the repayment of the short term senior loans and related reduction in deductible interest expense.

        We will pay $8.3 million of the deferred consideration in cash. The remaining deferred consideration for the 19 Entertainment acquisition will be paid in shares of common stock if requested by certain of the sellers. If such sellers do not request the payment be made in shares of common stock (and therefore elect to be paid in cash), and we have not completed a public sale or offering of equity securities for proceeds in excess of $40.0 million by June 30, 2005, we nevertheless can elect to pay the full amount of such deferred consideration in shares of registered common stock.

        The pro forma income tax expense adjustments of $4,229 and $1,056 for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively, represent the income tax impact of the reduction in interest expense resulting from the repayment of the Presley and 19 Entertainment short term senior loans.

        A reconciliation between the pro forma effective tax rate and the U.S. statutory rate is as follows:

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
U.S. Statutory Rate	35.0%	35.0%
Differential arising from:
State taxes, net of federal tax benefit	8.5	2.5
Foreign taxes	(7.1)	(8.6)
Non-taxable income	(7.3)	(1.8)

Pro forma effective tax rate	29.1%	27.1%

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)
(amounts in thousands, except per share data)

3.    19 Entertainment Reconciliation - Year Ended December 31, 2004

	(amounts in thousands)
						19 Entertainment (US GAAP)
	19 Entertainment (UK GAAP/£)					Twelve months Ended December 31, 2004
	Year Ended June 30, 2004	Less: Six months ended December 31, 2003	Add: Six months ended December 31, 2004	Twelve months Ended December 31, 2004	Adjustments to Reconcile UK GAAP to US GAAP
						U.K. £	U.S. $(a)
Revenue	£48,285	£13,562	£13,376	£48,099	£2,293	£50,392	$92,357
Cost of sales	20,237	5,800	6,944	21,381	(171)	21,210	38,873
Selling, general, and administrative expense	17,679	5,687	7,057	19,049	—	19,049	34,912
Depreciation and amortiziation	265	137	174	302	—	302	553

Operating income (loss)	10,104	1,938	(799)	7,367	2,464	9,831	18,019
Interest income	13	30	46	29	24	53	97

Income (loss) before income tax expense	10,117	1,968	(753)	7,396	2,488	9,884	18,116
Income tax expense (benefit)	3,323	852	(241)	2,230	756	2,986	5,473

Net income	£6,794	£1,116	£(512)	£5,166	£1,732	£6,898	$12,643

(a)
Results of operations for the year ended December 31, 2004 have been translated from U.K. pounds sterling to U.S. dollars at an exchange rate of $1.83 to one U.K. pound sterling, which was the average exchange rate in effect for the twelve months ended December 31, 2004.

4.    19 Entertainment - January 1 to March 17, 2005

        Results of operations for the period January 1 to March 17, 2005 for 19 Entertainment have been derived by adjusting the historical operating results for such period from UK GAAP to US GAAP and translating the result from U.K. pounds sterling to U.S. dollars at an exchange rate of $1.89 to one U.K. pound sterling, which was the average exchange rate in effect for the period from January 1 to March 17, 2005.

SELECTED HISTORICAL FINANCIAL DATA

        Prior to February 7, 2005, CKX was a publicly traded company with no operations.

        Our selected historical financial data for each of the four years ended December 31, 2004, the year ended October 31, 2000, and as of December 31, 2000, 2001, 2002, 2003, and 2004 is represented by that of the Presley business (as predecessor) which have been derived from the Presley business' audited Combined Financial Statements and Notes thereto, as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus and should be read in conjunction therewith. The Presley business' selected historical financial data as of December 31, 2001 and 2002 and for the year ended December 31, 2001 have been derived from the audited Combined Financial Statements and Notes thereto, which are not included within this prospectus. As a result of the acquisition of our 85% interest in the Presley business, the entities comprising the Presley businesses changed their fiscal years from October 31 to December 31. The Presley business' selected historical financial data as of and for the year ended October 31, 2000 have not been audited.

        Our selected income statement data for the three months ended March 31, 2005 includes the results of the Presley business for the period following its acquisition on February 7, 2005, and the results of 19 Entertainment for the period following its acquisition on March 17, 2005. Our selected income statement data for the three months ended March 31, 2004 reflects the results of the Presley business for the entire period (as predecessor).

        SEC regulations do not require presentation of selected historical financial data for 19 Entertainment, however, we believe it is useful in obtaining an adequate understanding of the business of 19 Entertainment, as well as assessing the impact on our company of this significant acquisition. The selected historical financial data for 19 Entertainment as of June 30, 2004 and 2003 and for the years ended June 30, 2004 and 2003 have been derived from 19 Entertainment's audited Consolidated Financial Statements and Notes thereto included in this prospectus and should be read in connection therewith. These consolidated financial statements were presented in U.K. pounds sterling and were prepared in accordance with accounting principles generally accepted in the United Kingdom (UK GAAP), which differ in certain respects from accounting principles generally accepted in the United States of America (US GAAP), and include reconciliations of net income and stockholders' equity between UK GAAP and US GAAP as of and for the years ended June 30, 2004 and 2003 in note 24 to these consolidated financial statements. These consolidated financial statements have been translated into U.S. dollars using exchange rates of $1.74 to one U.K. pound sterling for the year ended June 30, 2004 and $1.59 to one U.K. pound sterling for the year ended June 30, 2003, and at exchange rates of $1.81 to one U.K. pound sterling as of June 30, 2004 and $1.65 to one U.K. pound sterling as of June 30, 2003.

        The selected historical financial data of 19 Entertainment as of December 31, 2004 and for the six months ended December 31, 2004 have been derived from the unaudited interim consolidated financial statements of 19 Entertainment included elsewhere in this prospectus. These consolidated interim financial statements were presented in U.K. pounds sterling and were prepared in accordance with UK GAAP and include reconciliations of net income and stockholders' equity between UK GAAP and US GAAP as of December 31, 2004 and for the six months ended December 31, 2004 and 2003 in note 13 to the consolidated interim financial statements. These consolidated interim financial statements have been translated into U.S. dollars using an exchange rate of $1.93 to one U.K. pound sterling as of December 31, 2004 and $1.78 to one U.K. pound sterling as of December 31, 2003 and an exchange rate of $1.84 to one U.K. pound sterling for the six months ended December 31, 2004 and $1.66 to one U.K. pound sterling for the six months ended December 31, 2003.

        In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our results of operations for these periods and financial position at those dates. Historical results are not necessarily indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Selected Historical Financial Data
(amounts in thousands)

CKX, Inc.

	Predecessor Company
		Year Ended December 31,				Three Months Ended March 31, 2004		Three Months Ended March 31, 2005
	Year Ended October 31, 2000						January 1, 2005- February 7, 2005
		2001	2002	2003	2004
Income Statement Data:
Net revenues	$38,048	$37,194	$43,644	$44,376	$41,658	$7,468	$3,442	$9,987
Operating expenses (excluding depreciation and amortization)	30,042	30,051	30,840	32,268	30,558	7,318	2,854	10,188
Depreciation and amortization	1,150	1,139	1,123	1,227	1,201	297	126	1,261
Operating income (loss)	6,856	6,004	11,681	10,881	9,899	(147)	462	(1,462)
Interest expense, net	1,244	1,503	1,623	1,362	1,327	444	115	958
Other income	—	—	—	—	—	—	—	700
Income (loss) from continuing operations before income taxes	5,612	4,501	10,058	9,519	8,572	(591)	347	(1,720)
Income tax (benefit) expense	1,203	435	1,863	813	833	16	152	(990)
Minority interest	—	—	—	—	—	—	—	194
Income (loss) from continuing operations	4,409	4,066	8,195	8,706	7,739	(607)	195	(924)
Loss from discontinued operations	(2,050)	(2,169)	(720)	(3,378)	(246)	—	—	—
Net income (loss)	2,359	1,897	7,475	5,328	7,493	(607)	195	(924)
Dividends on preferred stock	—	—	—	—	—	—	—	(264)
Accretion of beneficial conversion feature	—	—	—	—	—	—	—	(17,762)

Net income (loss) applicable to common stockholders	$2,359	$1,897	$7,475	$5,328	$7,493	$(607)	$195	$(18,950)

	Predecessor Company
	December 31,
						March 31, 2005
	2000	2001	2002	2003	2004
Balance Sheet Data:
Cash and cash equivalents	$—	$491	$855	$287	$201	$17,312
Other current assets	11,704	9,647	9,757	8,188	6,912	31,670
Total assets	48,799	44,607	43,124	37,304	36,032	389,984
Current liabilities (excluding current portion of debt)	4,072	8,714	8,660	6,949	8,978	70,523
Debt	30,335	30,114	26,326	26,431	23,582	151,556
Total liabilities	44,406	42,510	38,403	35,645	34,615	257,782
Redeemable restricted common stock	—	—	—	—	—	23,002
Stockholders' equity/net assets	4,393	2,097	4,721	1,659	1,417	105,250

Selected Historical Financial Data
(amounts in thousands)

19 Entertainment(a)

	Year Ended June 30,		Six Months Ended December 31,
	2003	2004	2003	2004
Income Statement Data:
Net revenues	$84,816	$77,272	$18,611	$31,719
Operating expenses (excluding depreciation and amortization)	71,712	65,334	20,710	28,016
Depreciation and amortization	395	461	227	321
Operating income (loss)	12,709	11,477	(2,326)	3,382
Interest expense (income)	6	(64)	(70)	(107)
Income (loss) before income taxes	12,703	11,541	(2,256)	3,489
Income tax expense (benefit)	4,051	3,989	(267)	982

Net income (loss)	$8,652	$7,552	$(1,989)	$2,507

	June 30,		December 31,
	2003	2004	2003	2004
Balance Sheet Data:
Cash and cash equivilants	$6,146	$—	$7,660	$353
Other current assets	26,946	44,433	19,460	28,738
Total assets	38,879	50,799	33,834	36,311
Current liabilities (excluding current portion of debt)	21,172	32,962	21,109	15,864
Total liabilities	25,812	37,822	25,475	20,449
Stockholders' equity	13,067	12,977	8,359	15,862

(a)
The historical data presented for 19 Entertainment is reflected as converted from UK GAAP to US GAAP and translated from U.K. pounds sterling (£) to U.S. dollars ($).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the financial condition and results of operations should be read in conjunction with "Selected Historical Financial Data" and our company's financial statements and related notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our actual results to differ materially from management's expectations. Factors that could cause such differences include those set forth under "Risk Factors," "Special Note Regarding Forward-Looking Statements," "Business" and elsewhere in this prospectus.

        On February 7, 2005, a management group led by Robert F.X. Sillerman acquired control of our company, which had been inactive since it sold all of its assets in August 2002. Simultaneous with that transaction, the company acquired a controlling interest in the entities which own and/or control certain content relating to Elvis Presley. Subsequently, we acquired 19 Entertainment Limited.

        Management's discussion and analysis of financial condition and results of operations is based on the historical financial condition and results of operations of the Presley business, as predecessor, rather than those of CKX, prior to February 7, 2005, which are included in "Certain Information Relating to Our Company Prior To Recent Transactions" elsewhere in this prospectus.

        We acquired our 85% interest in the Presley business on February 7, 2005. The historical financial statements of the Presley business and related management's discussion and analysis of financial condition and results of operations reflects 100% of the Presley business. The former owner of this business maintains a 15% ownership interest in the business, is entitled to certain future distributions and has other contractual rights which are described further below and elsewhere in this prospectus. The Presley business discussion is based on the results of operations for the years ended December 31, 2002, 2003 and 2004.

        On March 17, 2005, we acquired 100% of the outstanding capital stock of 19 Entertainment. Given the significance of 19 Entertainment's operations on a stand alone basis, as well as when compared to the Presley business, we believe it is useful to provide certain information regarding its results of operations for its fiscal years ended June 30, 2003 and 2004.

        As a result of these acquisitions, we have made changes to the historical capital and financial structure of our company, which is noted below under "Liquidity and Capital Resources." We are required to apply purchase accounting rules to the acquisitions of the Presley business and 19 Entertainment. Therefore, management's discussion and analysis of historical financial condition and results of operations may not be indicative of future operating results.

        Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the historical financial statements and footnotes thereto for the Presley business and 19 Entertainment, included in this prospectus.

        Our future financial condition and results of operations may change materially from the historical financial condition and results of operations reflected in the historical financial statements of the Presley business, 19 Entertainment and our company. Accordingly, management's discussion and analysis of financial condition and results of operations should also be read in conjunction with our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus.

Critical Accounting Policies

        The preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America ("US GAAP") requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily available from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates.

  Revenue Recognition

        Merchandising/Name and Likeness Licensing Revenues:

        A portion of our revenue is derived from licensing rights to third parties to sell merchandise based on intellectual property, including name, image and likeness rights and related marks. Revenue from these activities is recognized when all of the following conditions are met: (i) pervasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price to the licensee or buyer is fixed or determinable; and (iv) collectibility is reasonably assured. Licensing advances are deferred until earned under the licensing agreement. Licensing contracts normally provide for quarterly reporting from the licensee of sales made and royalties due. Guaranteed minimum royalties are recognized ratably over the term of the license or are based on sales of the related products, if greater.

        Royalty Income:

        Income from music and film contracts is derived from the sale of records and DVDs or from the licensing of film/music rights to third parties. Revenue from recordings is recognized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 50, Financial Reporting in the Record and Music Industry ("SFAS 50"). Under SFAS 50, revenue is recognized when we: (i) have signed a non-cancelable contract; (ii) have delivered the rights to the licensee who is free to exercise them; (iii) have no remaining significant obligations to furnish music or records; and (iv) when collectibility of the full fee is reasonably assured. A significant portion of royalty income is paid to us based on the timetable associated with royalty statements generated by third party processors, and is not typically known by us on a timely basis. This revenue is consequently recognized if the amount of accrual is not known or reasonably estimable until receipt of the statements from the third parties. We contract with various agencies to facilitate collection of royalty income.

        When we are entitled to royalties based on gross receipts, revenue is recognized before deduction of agency fees, which are included in our financial statements as a component of cost of sales.

  Television and Film Revenue:

        We recognize revenues for television and film productions pursuant to American Institute of Certified Public Accountants Statement of Position 00-2, Accounting by Producers or Distributors of Films ("SOP 00-2"). The following conditions must be met in order to recognize revenue under SOP 00-2: (i) persuasive evidence of a sale or licensing arrangement exists; (ii) the program is complete and has been delivered or is available for immediate and unconditional delivery; (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale; (iv) the arrangement fee is fixed or determinable; and (v) collection of the arrangement fee is reasonably assured. Advance payments received from buyers or licensees are included in our financial statements as a component of deferred revenue.

  Sponsorship Revenue:

        We derive revenue from sponsorships associated with certain of our television productions and tours. Sponsorship fees relate to either (a) a one-time event, or (b) a period of time. Revenues from a one-time event are recognized if: (i) pervasive evidence of an arrangement exists; (ii) the event has occurred; (iii) the price is fixed or determinable; and (iv) collectibility is reasonably assured. Non-refundable advance payments associated with sponsorships over a period of time are recognized on a straight line basis over the term of the contract from the later of the point at which: (a) pervasive evidence of an arrangement exists; (b) delivery has occurred or services have been rendered; (c) the price is fixed or determinable; and (d) collectibility is reasonably assured, or, the beginning of the license period. Sponsorship advances are deferred until earned pursuant to the sponsorship agreement.

  Other Revenue:

        Ticket sales for tours and exhibits at Graceland, as well as merchandise sales and food and beverage sales are recognized at point of sale. Advance ticket sales are recorded as deferred revenue pending the "event date" on the ticket.

  Television and Film Production Costs

        The cost of producing television and film programs is capitalized and recognized as expense in accordance with the individual film forecast method specified in SOP 00-2, pursuant to which we estimate the ratio that revenue which is earned for such programming in the current period bears to its estimate at the beginning of the current year of total revenues to be realized from all media and markets for such programming. Amortization commences in the period in which revenue recognition commences. Our management regularly reviews and revises our total revenue estimates for each project, which may result in modifications to the rate of amortization. If a net loss is projected for a particular project, the related capitalized costs are written down to estimated realizable value.

        We also account for our film and television projects in development pursuant to SOP 00-2. Third party costs incurred in producing television programs and films for which we have secured distribution agreements are capitalized and remain unamortized until the project is distributed or are written off at the time they are determined not to be recoverable. Third party costs incurred in developing concepts for new television programs and films are expensed as incurred until such time as we have secured distribution agreements.

  Artist Advances and Recoupable Recording Costs

        Recoupable recording costs and artist advances, as adjusted for anticipated returns, are recognized in accordance with SFAS 50, and thus, are charged to expense in the period in which the sale of the record takes place. Recoupable recording costs and artist advances are only capitalized if the past performance and current popularity of the artist for whom the recording costs are incurred or to whom the advance is made provide a sound basis for estimating that the amount capitalized will be recoverable from future royalties to be earned by the artist. Any portion of recoupable recording costs or artists advances that subsequently appear not to be fully recoverable from future royalties to be earned by the artist are charged to expense during the period in which the loss becomes evident.

  Uses of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Presley Business

        The Presley business generates revenue from the name, image and likeness of Elvis Presley, including physical and intellectual property owned or created by Elvis Presley during his lifetime. Our primary revenue sources include ticket sales and related income from public tours of Graceland, income from licensing Elvis' name and likeness for consumer products, commercials and other uses and royalties and other income derived from intellectual property created by Elvis, including records, movies, videos and music publishing. We also derive revenue from the operation of Elvis Presley's Heartbreak Hotel and the Meadow Oaks apartment complex. Most of the Presley business' revenue sources are dependent upon the public's continued interest in Elvis and the intellectual property he created.

        Revenue from tours of Graceland has historically been seasonal with sharply higher numbers of visitors during the late spring and summer months as compared to the fall and winter seasons.

        Licensing revenue is primarily derived from long-term contracts with terms of two to ten years. Although we seek to obtain significant minimum guarantees, our licensing revenue varies based on the actual product sales generated by licensees.

        The intellectual property created by Elvis during his lifetime which we own has generally been assigned to third parties for commercial exploitation under long-term agreements. Although we maintain certain controls over the use of this content and, in certain cases, have rights to terminate these agreements if the third party fails to perform, our revenue from this intellectual property is highly dependent upon the ability of third parties to successfully market the content.

        Our significant costs to operate the Presley business include salaries, rent and other general overhead costs. Most of our costs do not vary significantly with our revenue. Our discretionary costs are generally in our marketing and promotions department which we primarily incur to maintain and/or increase the number of visitors to Graceland.

19 Entertainment

        19 Entertainment generates revenue from the creation and production of entertainment properties. Our primary revenue sources include production and license fees and related ratings and rankings bonuses from television programs, and royalties from the sale of recorded music by artists signed to our record labels. We also derive revenue from the sale of merchandise, sponsorships and tours based on our television programs and recorded music artists, and fee income from management clients.

        The majority of our revenue is derived from production and license fees and related performance bonuses from producing and licensing the IDOLS television show format in various countries and ancillary revenue streams from the IDOLS brand. Ancillary revenue from the IDOLS brand is generated through agreements which provide us with the option to sign finalists on the IDOLS television shows to long-term recording contracts, concert tours we produce featuring IDOLS finalists and the sale of sponsorships and merchandise involving the IDOLS brand.

        Most of our IDOLS related revenue is generated through agreements with our global television production and distribution partner, FremantleMedia Limited, and our global record label partner, Ronagold Limited, a subsidiary of SonyBMG Music Entertainment. Therefore, we are highly dependent upon the continued ability of these entities to successfully maintain the IDOLS brand and promote our recording artists.

        The IDOLS television shows, which have aired in over 30 countries, are generally produced or licensed under one year contracts under which each local television network has the right, but not the obligation, to renew the agreement for additional years. Our recording artists are generally signed to long-term recording contracts under which we and SonyBMG Music Entertainment have the right, but not the obligation, to require the artist to release a specified number of albums.

        Our revenue from the IDOLS brand is also highly dependent upon the continued success of the American Idol series which currently airs on the Fox television network. Our revenue is also dependent upon the continued success and productivity of our other recording artists and management clients. A portion of our revenues from the American Idol series is dependent upon the number of hours of programming we deliver. In our recently completed fourth broadcast season, which aired during our first and second fiscal quarters of 2005, we delivered 38.5 hours of programming compared to 42.5 hours of programming during the same period of 2004, which is expected to result in a reduction in revenues and OIBDA derived from this program in the second fiscal quarter of 2005 compared to 2004.

        19 Entertainment's revenue is seasonal in nature, reflecting the timing of our IDOLS television shows in various markets. Historically, we have generated higher revenue during the first half of the calendar year, which corresponds to the dates our American Idol series airs on the Fox television network in the United States. A significant portion of our revenue from American Idol is paid to us in the second half of the calendar year.

        Our significant costs to operate 19 Entertainment include salaries and other compensation, rents and general overhead costs. Our discretionary costs include salary and overhead costs incurred in the development of new television projects and investments made in trying to establish successful recording careers for artists who have appeared as finalists on the IDOLS television series.

Use of OIBDA

        We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets and non-cash amortization of intabgible assets (which we refer to as "OIBDA"). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with US GAAP.

CKX, Inc. Historical Operating Results

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004 for the Presley Business, as Predecessor

        Prior to the acquisition of the Presley business on February 7, 2005, we had no operations. As a result, the Presley business is considered to be the predecessor company. To assist in the understanding of our results of operations, we have presented supplemental historical results of the Presley business.

        For the purpose of management's discussion and analysis of financial condition and results of operations, we have combined our results for the three months ended March 31, 2005 with that of the Presley business for the period January 1, 2005 to February 7, 2005 and compared that to the results of the Presley business for the three months ended March 31, 2004. Management believes that this provides the most meaningful analysis of our results for the three months ended March 31, 2005.

	CKX Three Months Ended March 31, 2005	Predecessor Presley January 1, 2005 To February 7, 2005	Combined Total	Predecessor Presley Three Months Ended March 31, 2004	Variance
	(amounts in thousands, unaudited)
Revenues	$9,987	$3,442	$13,429	$7,468	$5,961
Operating expenses	11,449	2,980	14,429	7,615	6,814

Operating income (loss)	(1,462)	462	(1,000)	(147)	(853)
Interest expense, net	958	115	1,073	444	629

Income (loss) before other income	(2,420)	347	(2,073)	(591)	(1,482)
Other income	700	—	700	—	700

Income (loss) before income taxes	(1,720)	347	(1,373)	(591)	(782)
Income tax expense (benefit)	(990)	152	(838)	16	(854)

Income (loss) before minority interest	(730)	195	(535)	(607)	72
Minority interest	194	—	194	—	194

Net income (loss)	$(924)	$195	$(729)	$(607)	$(122)

Operating income (loss)	$(1,462)	$462	$(1,000)	$(147)	$(853)
Depreciation and amortization	1,261	126	1,387	297	1,090

OIBDA	$(201)	$588	$387	$150	$237

        The combined total column has been prepared on a different basis of accounting than for the Presley business for the period ended March 31, 2004. The combined total includes the impact of additional depreciation and amortization expense resulting from the fair value accounting of acquired assets for both the Presley business and 19 Entertainment. This added approximately $1.1 million to operating expenses. In addition, the combined total includes interest expense related to the Presley and 19 Entertainment short term senior credit facilities and the Priscilla Presley note of approximately $0.9 million.

Revenues

        On a combined basis, revenues were $13.4 million for the combined total period as compared to $7.5 million for the Presley business for the three months ended March 31, 2004. The increase of $6.0 million is primarily attributable to the revenue of 19 Entertainment of $4.1 million for the period since its acquisition on March 17, 2005. The remaining increase in revenue was due to higher licensing fees and royalties at the Presley business, including licensing fees related to a television mini-series which was broadcast in May 2005.

Operating Expenses

        Combined operating expenses increased by $6.8 million. Of this increase, $2.1 million represents costs related to new corporate management which acquired control of our company on February 7, 2005, comprising salaries, benefits, office rent and professional fees and $2.2 million represents other costs related to the change in control and change in operating business of the company, including the investment by RFX Acquisition LLC and the acquisition of the Presley business. Included in the $2.2 million of other costs are $1.2 million of operating costs of an affiliate of RFX Acquisition LLC, primarily salaries, employee benefits, rent and other overhead costs incurred from November 2004 through February 7, 2005, which were reimbursed by the company upon the concurrent closings of the investment by RFX Acquisition LLC and the acquisition of the Presley business, and $1.0 million of legal expenses, listing fees and due diligence expenses. An additional $2.1 million of the increase is attributable to the inclusion of the operating expenses of 19 Entertainment for the period since its acquisition, comprising $1.2 million of administrative expenses including salaries, benefits, office rent, professional fees and travel and entertainment costs and $0.9 million for cost of sales, representing music royalty costs and costs directly attributable to American Idol. Depreciation and amortization expense of fixed and intangible assets recorded for the Presley business and 19 Entertainment acquisitions added a further $1.0 million to operating expenses. Offsetting these amounts, operating costs of the Presley business declined $0.5 million, primarily due to reduced cost of sales resulting from the outsourcing of its mail order retail business in April 2004.

OIBDA

        Combined OIBDA increased by $0.2 million for the combined period ended March 31, 2005 as higher OIBDA at the Presley business and OIBDA attributable to 19 Entertainment of $1.8 million for the period since its date of acquisition were partially offset by corporate overhead costs and costs related to the change in control and change in operating business of the company described above.

Interest Expense

        Interest expense increased by $0.6 million due to interest costs associated with borrowings incurred to acquire the Presley business and 19 Entertainment.

Other Income

        Other income of $0.7 million relates to foreign exchange gains.

Income Tax

        We recognized a net income tax benefit of $0.8 million for the combined period. This net benefit reflects foreign tax income tax expense related to the profitable operations of the 19 Entertainment business and state income tax expense related to the Presley business being more than offset by a federal income tax benefit related to the overall loss incurred. Management believes realization of the income tax benefit is reasonably assured due to the deferred tax liabilities which are expected to reverse into taxable income in future periods. The Presley business was previously held partly in a trust structure and therefore a portion of its net income was not taxed, resulting in a low effective tax rate.

Minority Interest

        The minority interest expense of $0.2 million reflects a 15% share in the net income of the Presley business related to the equity interest retained by the former owner.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        The following discussion and analysis of our financial condition and results of operations for our fiscal years ended December 31, 2004 and 2003 should be read together with our consolidated financial statements and related notes.

        Prior to the acquisition of control of our company by a management group led by Robert F. X. Sillerman, our company's operations were those of a company with no operating business, resulting in the incurrence of general and administrative costs necessary to support an active public company seeking a business opportunity.

        Our company did not employ any accounting policies and estimates that were either selected from among available alternatives or that required the exercise of significant management judgment to apply.

        General and administrative expenses consisted principally of payroll, rent professional fees and other corporate expenses. The increase of 17.4% to $99,782 in 2004 from $85,008 in 2003 was due to higher professional fees associated with the sale of control of the company to RFX Acquisition LLC, net of lower payroll costs. Interest expense increased $10,852 to $20,343 in 2004 due to increased amounts of advances from an affiliate that funded the operation.

Liquidity and Capital Resources

        As a result of the investment by RFX Acquisition LLC, our acquisition of an 85% interest in the Presley business and our acquisition of 19 Entertainment, we have made changes to our historical capital and financial structure. The following highlights the most significant changes:

        Acquisition by RFX Acquisition LLC—On February 7, 2005, RFX Acquisition LLC contributed $3,046,407 in cash to the company in exchange for 30,464,072 newly issued shares of common stock and warrants to purchase (i) 6,828,938 shares of common stock at $1.00 per share, (ii) 6,828,938 shares of common stock at $1.50 per share, and (iii) 6,828,939 shares of common stock at $2.00 per share. Simultaneously with this exchange, RFX Acquisition LLC also acquired an aggregate of 2,240,397 shares of common stock directly from certain former principal stockholders at a price of $0.10 per share. Immediately following the consummation of its investment in our company, RFX Acquisition LLC distributed all of its shares of common stock and its warrants to its members, including our Chief Executive Officer, Mr. Sillerman, and certain members of our company's senior management. In order to provide additional capital to our company, on February 7, 2005, certain recipients of the warrants, including Mr. Sillerman, and other members of senior management, exercised an aggregate of five million of the $1.00 warrants for aggregate consideration to our company of $5,000,000.

        Distributions to Minority Shareholders of Subsidiaries—Under the terms of our agreement to acquire an 85% interest in the Presley business, we are required to make future minimum annual distributions, in monthly installments, to The Promenade Trust which are intended to represent its 15% share of the operating income of the Presley business before depreciation and amortization and after income taxes and capital expenditures. We have agreed that during the first year we operate the Presley business we will make a minimum monthly distribution of $125,000 to The Promenade Trust. At the end of each calendar year, we will make a calculation of the actual amount due to The Promenade Trust based on its 15% ownership interest and make an additional distribution to The Promenade Trust if its actual 15% share is higher than the total distributions paid to The Promenade Trust over the prior twelve months. If the calculation indicates that we have paid more than The Promenade Trust was entitled to, we will reduce future monthly distributions to The Promenade Trust by such amount. However, we will always be required to pay The Promenade Trust a minimum annual distribution of $1.2 million for each full calendar year, irrespective of the actual financial results for the business in such year.

        The Presley Contribution and Exchange Agreement—We acquired our 85% interest in the Presley business on February 7, 2005, pursuant to a Contribution and Exchange Agreement dated December 15, 2004 and amended on February 7, 2005 by and among our company, The Promenade Trust and RFX Acquisition LLC. At the closing of the acquisition of the Presley business, The Promenade Trust contributed to our company 85% of the outstanding equity interests of Elvis Presley Enterprises, Inc. and 85% of the outstanding membership interests of Elvis Presley Enterprises, LLC. In exchange, The Promenade Trust received from us, $50,125,000 in cash, 1,491,817 shares of Series B Convertible Preferred Stock and one share of Series C Convertible Preferred Stock valued at $22,825,000, and 500,000 shares of common stock valued at $7.67 per share (which represents the three day average of the closing sales price of our common stock following the public announcement of the acquisition of the Presley business). In addition, at closing, we repaid $25,121,000 of outstanding indebtedness of the Presley business. The Promenade Trust currently owns 15% of the outstanding equity interest in Elvis Presley Enterprises, Inc. and 15% of the outstanding membership interests of Elvis Presley Enterprises, LLC.

        Series B Convertible Preferred Stock—Each share of Series B Convertible Preferred Stock has a stated value of $15.30 and entitles the holder to receive an annual dividend calculated at a rate of 8.0% of the stated value. The shares of Series B Convertible Preferred Stock are convertible by the holder into common stock at any time at a conversion price equal to the stated value, subject to adjustments in connection with standard anti-dilution protections for stock splits, stock dividends and reorganizations. The shares of Series B Convertible Preferred Stock become convertible at our option from and after the third anniversary of the date of issuance if, at any time, the average closing price of the common stock over a thirty day trading period equals or exceeds 150% of the conversion price.

        During the period from August 7, 2012 through August 7, 2013, we can redeem the outstanding shares of Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption. If we do not exercise this redemption right, the conversion price for all remaining shares of Series B Convertible Preferred Stock is thereafter reduced to the lower of (i) the conversion price then in effect and (ii) the average closing price of the common stock over a thirty day trading period measured as of the last day of the redemption period.

        The Series B Convertible Preferred Stock has been valued for accounting purposes at its stated value of $15.30 per share, which approximates its fair value. In order to determine the fair value of the Series B Convertible Preferred Stock, we performed a valuation using a commonly used valuation model for pricing convertible equity instruments, taking into account the following factors and assumptions:

  •
  Fair value of common stock of $7.67 per share, based on the average closing price for the three days following announcement of the acquisition of the Presley business;

  •
  An 8.5-year term for the Series B Convertible Preferred Stock, based on the fact that the instrument contains a one-year redemption period ending on August 7, 2013, after which re-pricing of the conversion price occurs;

  •
  A stock price volatility factor of 38%, based on a review of the volatility of comparable companies operating in similiar industries since we do not have data for a sufficient period to calculate a reliable rate of volatility based on our own stock price movements;

  •
  A discount rate of 11.5%, based on credit spreads for high yield issues and a premium to reflect the junior position of the Series B Convertible Preferred Stock in our capital structure; and

  •
  No dividends on the common shares.

        The fair value of the Series B Convertible Preferred Stock exceeds the fair value of the common stock issued on the same date as a result of the mandatory 8% annual dividend on the par value of $15.30 and the redemption and conversion features.

        The Promenade Trust has the right to require us to purchase for cash all or a portion of its 15% ownership interest in the Presley business from time to time beginning on January 1, 2008. The price we will be required to pay to The Promenade Trust will be based on the then current fair market value of the Presley business as determined through an appraisal process.

        Priscilla Presley Transaction—In connection with the acquisition of our 85% interest in the Presley business, we acquired from Priscilla Presley all commercial rights held by Ms. Presley to use the name "Presley" in connection with the use and exploitation of the assets acquired from The Promenade Trust as well as all of Ms. Presley's rights, if any, to the name "Graceland." The purchase price for the rights acquired from Priscilla Presley was $6.5 million, with $3.0 million paid in cash at the closing and $3.5 million paid in the form of an eight year subordinated promissory note. The promissory note bears interest at a rate of 5.385% per year and, therefore, requires annual payments of $550,000.

        The Huff Alternative Fund, L.P. Investment—Simultaneous with the closing of the investment by RFX Acquisition LLC and our acquisition of the Presley business, The Huff Alternative Fund, L.P. and its affiliate contributed an aggregate of $43.8 million in cash in exchange for: (i) 2,172,400 shares of Series A Convertible Redeemable Preferred Stock, (ii) 3,706,052 newly issued shares of common stock, (iii) warrants to purchase 1,860,660 shares of common stock at $1.00 per share, (iv) warrants to purchase 1,860,660 shares of common stock at $1.50 per share, and (v) warrants to purchase 1,860,661 shares of common stock at $2.00 per share. The transaction was consummated in accordance with a Stock Purchase Agreement dated February 7, 2005.

        Series A Convertible Redeemable Preferred Stock—On March 21, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised their rights to convert all of their 2,172,400 shares of Series A Convertible Redeemable Preferred Stock into 6,051,253 shares of common stock. Accordingly, there are currently no shares of Series A Convertible Redeemable Preferred Stock outstanding. As a result of the early conversion, we have recorded a non-cash dividend of $17.8 million in our financial statements for the three months ended March 31, 2005.

        The terms of the Series A Convertible Redeemable Preferred Stock at issuance and prior to the conversion into common stock are described below.

        At issuance, each share of Series A Convertible Redeemable Preferred Stock had a stated value of $20.00 per share and was convertible into common stock at a conversion price as more fully described below. Holders of the Series A Convertible Redeemable Preferred Stock were not entitled to any dividends beyond participating on an as converted basis in dividends declared with respect to the common stock. The shares of Series A Convertible Redeemable Preferred Stock were convertible into common stock at any time at the option of the holder. The shares of Series A Convertible Redeemable Preferred Stock were to become convertible at the company's option if, at any time following the third anniversary of issuance, the average closing price of the common stock over a thirty day trading period equaled or exceeded $15.00. In addition, if at any time after issuance (i) the total market capitalization of the outstanding shares of common stock equaled or exceeded $500 million, and (ii) the average closing price of the common stock over a period of thirty consecutive trading days equaled or exceeded

$15.00, the company would have had the right to convert such number of shares of Series A Convertible Redeemable Preferred Stock with an aggregate stated value of up to 25% of the market value of all publicly traded common stock (excluding shares held by affiliates of our company). However, we could not force conversion of any shares of Series A Convertible Redeemable Preferred Stock during the period when the shares of common stock to be issued upon conversion of the Series A Convertible Redeemable Preferred Stock were locked up pursuant to a lock up agreement between our company and the holder.

        The holders of the Series A Convertible Redeemable Preferred Stock had certain anti-dilution protection with respect to the Series A Convertible Redeemable Preferred Stock. The conversion price of the Series A Convertible Redeemable Preferred Stock, which was $10.00 per share at issuance, was subject to adjustment upon (i) issuances of common stock at a price below $10.00 per share, and (ii) the exercise or conversion of convertible stock, warrants, options (other than employee incentive stock options) or other similar derivatives relating to common stock, in each case at a price below $10.00 per share.

        The terms of the Series A Convertible Redeemable Preferred Stock specifically provided for an adjustment for the issuance of the 15,486,815 warrants issued but not exercised by the recipients thereof immediately following the closing of the investment by RFX Acquisition LLC, but no adjustment in connection with the issuance and exercise of the warrants received by The Huff Alternative Fund, L.P. or The Huff Alternative Parallel Fund, L.P. at the closing of their investment or for the 5,000,000 warrants which were issued and exercised immediately following closing. After giving effect to the adjustments described in the preceding sentence, the conversion price of the Series A Convertible Redeemable Preferred Stock became $7.18 per share of common stock, so that each share of Series A Convertible Redeemable Preferred Stock was convertible into approximately 2.8 shares of common stock.

        During the first three years following issuance, the company had the option to redeem part or all of the Series A Convertible Redeemable Preferred Stock using up to 25% of the proceeds from each registered public offering or private investment in public equity ("PIPE") transaction as follows: (i) during the first twelve months following issuance, at a price of $23.10 per share, and (ii) at all times thereafter, at a price that would have provided the holders of the Series A Convertible Redeemable Preferred Stock with an internal rate of return of 15.5% on the shares of Series A Convertible Redeemable Preferred Stock being sold. Upon a liquidation, the holders of the Series A Convertible Redeemable Preferred Stock were entitled to receive, in preference to the holders of any other class or series of the company's equity securities (other than the Series B Convertible Preferred Stock), a cash amount per share equal to the greater of the stated value plus any accrued but unpaid dividends or the amount to which they would have been entitled had they converted to common stock.

        If, after six years following issuance, the aggregate return to the holders of the Series A Convertible Redeemable Preferred Stock did not equal or exceed 8%, then the holders of the Series A Convertible Redeemable Preferred Stock would have been entitled to receive a distribution of cash or additional shares of Series A Convertible Redeemable Preferred Stock in an amount such that the return calculated to such date equaled 8%.

        In the event that any holder of Series A Convertible Redeemable Preferred Stock had not converted its shares as of the eighth anniversary of the date of issuance, we would have been required to redeem 100% of the outstanding shares of Series A Convertible Redeemable Preferred Stock for an aggregate price equal to the stated value multiplied by the number of shares of Series A Convertible Redeemable Preferred Stock then being redeemed plus any return amount owed but not paid in accordance with the preceding paragraph.

        As a result of the redemption right described above, the Series A Convertible Redeemable Preferred Stock was initially recorded as temporary equity. Following the March 21, 2005 conversion into common stock, the Series A Convertible Redeemable Preferred Stock was reclassified as permanent equity.

        The allocation of the proceeds from the Huff investment resulted in a beneficial conversion feature for the Series A Convertible Redeemable Preferred Stock in the amount of $17.8 million, which reduced the carrying value of the Series A Convertible Redeemable Preferred Stock by that amount. This was due, in part, to the allocation of proceeds raised to the warrants as well as the conversion ratio of one share of preferred stock into 2.8 shares of common stock, as previously described. This beneficial conversion feature was to be accreted over the eight-year redemption period and recorded as a preferred dividend. As a result of the conversion described above, a non-cash dividend equal to the amount of the unaccreted beneficial conversion feature of $17.8 million was recognized at that time.

        19 Entertainment Share Purchase Agreement—We acquired 19 Entertainment pursuant to a Share Purchase Agreement dated March 17, 2005, by and among our company, our wholly owned subsidiary CKX UK Holdings Limited, 19 Entertainment, Mr. Fuller and the other shareholders of 19 Entertainment for total consideration consisting of £64.5 million (U.S. $124.4 million) in cash and 1,870,558 unregistered shares of our common stock valued at $16.83 per share (which represents the average of our company's closing stock prices for the two days prior to and the day of the acquisition), each paid at closing, and an additional £19.2 million (U.S. $36.2 million, based on the exchange rate at closing of the acquisition) in either cash or additional shares of common stock to be paid on the earlier of (i) thirty days following delivery of the audited financial statements of 19 Entertainment for its fiscal year ending June 30, 2005, and (ii) December 30, 2005. We will pay $8.3 million of the deferred consideration in cash. The remaining deferred consideration will be paid in shares of common stock if requested by certain of the sellers. If such sellers do not request the payment be made in shares of common stock (and therefore elect to be paid in cash) and we have not completed a public sale or offering of equity securities for proceeds in excess of $40.0 million on or before June 30, 2005, we nevertheless can pay the full amount of such deferred consideration in shares of registered common stock. Mr. Fuller and his nominee company have the right, during a short period following the six-year anniversary of our acquisition of 19 Entertainment, to cause us to purchase up to 1.7 million shares of common stock from them at a price of $13.18 per share.

        Pursuant to Mr. Fuller's new employment agreement, he will continue to serve as Chief Executive Officer of 19 Entertainment. The employment agreement is for a term of six years, and provides for the base salary, bonus, incentive compensation, and other benefits for Mr. Fuller. Mr. Fuller is expected to play a key role in planning and implementing our overall creative direction. We financed the 19 Entertainment acquisition by borrowing $109.0 million through a short term senior loan from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, and through the receipt of cash from the exercise of $25.0 million of outstanding warrants to purchase common stock held by Robert F. X. Sillerman and other members of our management, The Huff Alternative Fund, L.P., our largest institutional equity investor, and an affiliate of The Huff Alternative Fund, L.P.

        The Presley Short Term Senior Loan—A portion of the cash consideration for our acquisition of the Presley business was obtained through a $39.0 million short term senior loan from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The borrower under the Presley short term senior loan is EPE Holding Corporation, our wholly owned subsidiary, which directly owns 100% of our company's interests in the Presley business. The principal amount of the loan is guaranteed by us and secured by our ownership interest in the Presley business. Full repayment of the principal amount is due on February 6, 2006, although we are required to repay the loan with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. At maturity, we must repay the loan at 101% of the principal amount. The loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through August 6, 2005, (b) 500 basis points from August 7, 2005 through November 6, 2005, and (c) 600 basis points at all times thereafter through maturity. The loan places restrictions on EPE Holding

Corporation's ability, as the borrower, to pay dividends to us, as its parent company, to fund corporate expenses. The loan also requires us to maintain certain financial covenants including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, EPE Holding Corporation may not be able to pay dividends to us and we therefore may not be able to fund all of our obligations. We anticipate repaying the entire balance of the Presley short term senior loan with the proceeds of this offering.

        The 19 Entertainment Short Term Senior Loan—A portion of the cash consideration for our acquisition of 19 Entertainment was obtained through a $109.0 million short term senior loan from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The borrower under the 19 Entertainment short term senior loan is CKX UK Holdings Limited, our wholly owned subsidiary, which directly owns 100% of 19 Entertainment. We were required to pay a 1% commitment fee upon the funding of the loan. This additional $1,090,000 of principal will be recorded as interest expense over the life of the loan. The loan is guaranteed by CKX, Inc., 19 Entertainment and each of the material subsidiaries of 19 Entertainment and is secured by 100% of our beneficial ownership interest in CKX UK Holdings Limited, 19 Entertainment and its subsidiaries. The loan is also secured by a second lien on our ownership interests in EPE Holding Corporation and its subsidiaries. Full repayment of the principal amount is due on February 6, 2006, although we are required to repay the loan with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. The loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through September 16, 2005, (b) 500 basis points from September 17, 2005 through December 16, 2005, and (c) 600 basis points at all times thereafter through maturity, and may be increased under certain circumstances. The loan places restrictions on CKX UK Holdings Limited's ability, as the borrower, to pay dividends to us, as its parent company, to fund corporate expenses. The loan also requires us to maintain certain financial covenants, including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, CKX UK Holdings Limited may not be able to pay dividends to us and we, therefore, may not be able to fund all of our obligations. We anticipate repaying the entire balance of the 19 Entertainment short term senior loan with the proceeds of this offering.

        Reincorporation—On March 25, 2005, we merged into our wholly-owned subsidiary, changing, among other things, (i) the name of our company from Sports Entertainment Enterprises, Inc. to CKX, Inc., (ii) our state of incorporation from Colorado to Delaware, and (iii) our capital stock from no par value to $0.01 par value per share.

        Revolving Credit Facility Commitment—On June 2, 2005, we obtained commitments from Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, as administrative agent and as a lender, Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., one of the underwriters of this offering, Credit Suisse and The Bank of New York, as lenders, relating to a 364-day, $50.0 million revolving credit facility, which commitments are subject to consummation of this offering and repayment of all amounts outstanding under our short term senior loans as well as the conditions summarized below. Bear, Stearns & Co. Inc. will act as sole and exclusive advisor, lead arranger and bookrunner in respect of this revolving credit facility. The commitments of the lenders to provide the revolving credit facility will expire on the earlier of (i) the one year anniversary of the consummation of this offering, if the closing of the revolving credit facility has not then occurred, and (ii) the date on which we consummate, or (if earlier) obtain a definitive commitment from a financial institution (whether or not such financial institution is one of the lenders committed under the revolving credit facility) for, a bank financing (A) in an aggregate principal amount equal to or greater than $50.0 million, and (B) with a term no shorter than that of the revolving credit facility.

        Each lender's commitments and agreements are subject to (i) each lender's satisfaction that there shall not have occurred or become known to it any event, development, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the consummation of the revolving credit facility or on the business, assets, property, condition (financial or otherwise), results of operations or prospects of our company and our subsidiaries, taken as a whole, (ii) each lender not becoming aware of any information or other matter affecting us or the consummation of the revolving credit facility that, in its judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to the lenders previously, (iii) each lender's reasonable satisfaction that after the date of the commitment letter and prior to the consummation of the revolving credit facility there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of us or any of our affiliates, (iv) the negotiation, execution and delivery of definitive documentation with respect to the revolving credit facility satisfactory to such lender and its counsel, (v) our compliance in all material respects with our covenants and agreements with the lenders in respect of the revolving credit facility and the correctness of our representations and warranties to them in connection therewith, and (vi) the satisfaction of the other conditions relating to the revolving credit facility set forth or referred to in the term sheet to the commitment letter. Additionally, each drawing under the revolving credit facility will be subject to the satisfaction of certain conditions set forth or referred to in the term sheet to the commitment letter, including the absence of any material adverse change in the business, assets, property, condition (financial or otherwise), results of operations or prospects of our company and our subsidiaries, taken as a whole. We will not have control over the satisfaction of all of these conditions and requirements, and we cannot assure you that we will be able to satisfy these conditions and requirements or that we will be able to borrow funds under the revolving credit facility at any particular time or at all.

        Our company will be the borrower under the revolving credit facility. The revolving credit facility will mature on the 364th day after the closing of the revolving credit facility. The proceeds of loans under the revolving credit facility will be permitted to be used for general corporate purposes (including working capital) in the ordinary course of business and to fund future acquisitions. Amounts borrowed under the revolving credit facility will bear interest at a rate equal to LIBOR plus 200 basis points, increasing to LIBOR plus 250 basis points at any time when $25.0 million in aggregate principal amount of loans, letters of credit and swing line loans are outstanding.

        The revolving credit facility will be guaranteed by each of our direct and indirect present and future subsidiaries other than Elvis Presley Enterprises, Inc., Elvis Presley Enterprises, LLC and any of their subsidiaries; provided, however, that any foreign subsidiary of our company with respect to which a guarantee granted thereby would, in our good faith judgment, result in material adverse tax consequences to our company, shall not be required to be a guarantor. Obligations under the revolving credit facility will be secured by security interests in substantially all of the assets of our company and the guarantors (subject to limitations on capital stock of foreign subsidiaries).

        The revolving credit facility will restrict our ability to incur debt, sell assets, merge or acquire businesses, and pay dividends, among other matters, and will require us to maintain certain financial covenants, including (i) a minimum interest coverage ratio, (ii) a maximum debt to EBITDA ratio, (iii) a minimum amount of EBITDA and (iv) a minimum tangible net worth. If we are unable to comply with or satisfy these covenants, we will not be permitted to borrow amounts under the revolving credit facility and the lenders may be able to accelerate all amounts then due thereunder.

        In the event that, on or prior to the 90th day after the consummation of this offering, the revolving credit facility has not yet been consummated, and we have not yet entered into a definitive commitment for a bank financing which has the effect of terminating the lender's commitments for the revolving credit facility, we have agreed to pay to the lenders an amount equal to 0.35% of the aggregate commitments thereunder on such 90th day. Additionally, from and after the closing of the revolving credit facility, we have agreed to pay a commitment fee calculated at the rate per annum of 0.35% on the average daily unused portion of the revolving credit facility payable quarterly in arrears.

Cash Flow for Three Months Ended March 31, 2005

  Operating Activities

        Net cash provided by operating activities was $0.2 million for the three months ended March 31, 2005, primarily the result of the net loss of $0.9 million being offset by depreciation and amortization expenses of $1.3 million.

  Investing Activities

        Net cash used in investing activities was $204.5 million for the three months ended March 31, 2005. Cash paid for acquisitions and related costs was $204.3 million. Capital expenditures were $0.2 million.

  Financing Activities

        Cash provided by financing activities was $221.7 million, reflecting $145.3 million of net proceeds from the short term senior credit facilities, $43.3 million net proceeds from the Huff investment, $30.0 million proceeds from warrant exercises and $3.1 million from the issuance of common stock.

  Uses of Capital

        At March 31, 2005, we had $148.1 million of debt outstanding under two loan agreements, the Presley short term senior loan and the 19 Entertainment short term senior loan. We also had $3.5 million of debt outstanding under the Priscilla Presley note and $17.3 million in cash and cash equivalents. We intend to use a portion of the net proceeds of this offering to repay all amounts outstanding under the short term senior loans. However, if we do not consummate the offering, we will be unable to repay the Presley and 19 Entertainment short term senior loans prior to maturity in February 2006 unless we can successfully obtain alternative financing arrangements or renegotiate the repayment terms of the loans. Our ability to successfully obtain alternative financing arrangements to repay the Presley and 19 Entertainment short term senior loans or renegotiate the payment terms of the loans will be dependent upon a number of factors including the future financial performance of our business and general conditions in the capital markets. In the future, we may seek to obtain a new credit facility or seek to issue debt securities.

        We have obtained commitments from Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, as administrative agent and as a lender, Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., one of the underwriters of this offering, Credit Suisse and The Bank of New York, as lenders, relating to a 364-day, $50.0 million revolving credit facility, which commitments are subject to certain conditions, including consummation of this offering and repayment of all amounts outstanding under our short term senior loans. See "Liquidity and Capital Resources—Revolving Credit Facility Commitment."

        We believe that our current cash on hand together with cash flow from operations will be sufficient to fund our current operations, including payments of interest due under the Presley and 19 Entertainment short term senior loans, dividends on our Series B Convertible Preferred Stock, mandatory minimum distributions to the minority stockholder in the Presley business and capital expenditures until at least the due date of the Presley and 19 Entertainment loans on February 6, 2006.

  Capital Expenditures

        We have not completed our 2005 capital expenditures budget. We presently anticipate that our capital expenditures in 2005 will include ongoing improvements at the Presley business and 19 Entertainment, with total costs reasonably similar to those incurred by the businesses in recent years. We also expect to incur additional capital expenditures at the corporate level to implement new information technology and financial systems, although we have not determined the amounts of such expenditures.

  Future Acquisitions

        We intend to acquire additional businesses that fit our strategic goals. We expect to finance our future acquisitions of entertainment related businesses from new credit facilities (including the proposed revolving credit facility described above), additional debt and equity offerings, issuance of our equity directly to sellers of businesses and cash flow from operations.

        We are highly leveraged and have not previously issued significant amounts of equity or debt to the public markets. Therefore, no assurance can be given that we will be able to obtain adequate financing to complete any potential future acquisitions we might identify.

  Dividends

        Our Series B Convertible Preferred Stock requires payment of a cash dividend of 8.0% per annum in quarterly installments. On an annual basis, our total dividend payment on the Series B Convertible Preferred Stock will be $1.8 million. If we fail to make our quarterly dividend payments to the holders of the Series B Convertible Preferred Stock on a timely basis, the dividend rate increases to 12.0% and all amounts owing must be paid within three business days in shares of common stock valued at the average closing price over the previous 30 consecutive trading days. After such payment is made, the dividend rate returns to 8.0%. While we believe that we will be able to pay the required quarterly dividend to the holders of the Series B Convertible Preferred Stock until at least the maturity date of the Presley and 19 Entertainment short term senior loans on February 6, 2006, given the terms of the Series B Convertible Preferred Stock, the dividend payment obligation could continue for an extended period of time and we cannot make assurances that we will be able to meet such payment obligation in the future.

        The terms of our short term senior credit facilities prohibit, and the terms of any future debt agreements we may enter into are likely to prohibit or restrict, the payment of cash dividends on our common stock.

  Commitments and Contingencies

        There are various lawsuits and claims pending against us and which we have initiated against others. We believe that any ultimate liability resulting from these actions or claims will not have a material adverse effect on our results of operations, financial condition or liquidity.

        In addition to our scheduled maturities of debt, obligations to redeem preferred stock and obligations to the seller of the Presley business and to the seller of 19 Entertainment, we have future cash obligations under various types of contracts. We lease office space and equipment under long-term operating leases. We have also entered into long-term employment agreements with certain of our executives and other key employees. These contracts typically contain provisions that allow us to terminate the contract with good cause.

        The scheduled maturities as of March 31, 2005 for our credit facilities, future minimum rental commitments under non-cancelable operating leases, minimum payments under employment agreements, guaranteed minimum distributions to The Promenade Trust and future obligations to the former owners of 19 Entertainment are as follows (in thousands):

	Nine Months Ended December 31,	Year Ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total
Debt facilities	$—	$148,418	$381	$401	$423	$1,933	$151,556
Non cancelable operating leases	1,761	2,256	2,136	2,127	2,153	6,336	16,769
Employment contracts	4,218	5,510	5,243	4,315	4,454	3,771	27,511
Guaranteed minimum distributions	900	1,200	1,200	1,200	1,200	(a)	5,700
19 Entertainment deferred consideration(b)	36,200	—	—	—	—	—	36,200
19 Entertainment put right(c)	—	—	—	—	—	22,079	22,079

Total	$43,079	$157,384	$8,960	$8,043	$8,230	$34,119	$259,815

(a)
In addition to the amounts listed above, we are required to make guaranteed minimum distributions to The Promenade Trust of at least $1.2 million annually for as long as The Promenade Trust continues to own a 15% interest in the Presley business.

(b)
We owe an additional $36.2 million of consideration for the acquisition of 19 Entertainment, to be paid on the earlier of (i) thirty days following delivery of the audited financial statements of 19 Entertainment for its fiscal year ending June 30, 2005, and (ii) December 30, 2005. We will pay $8.3 million of the deferred consideration in cash. The remaining deferred consideration will be paid in shares of common stock if requested by certain of the sellers. If such sellers do not request the payment be made in shares of common stock (and therefore elect to be paid in cash) and we have not completed a public sale or offering of equity securities for proceeds in excess of $40.0 million on or before June 30, 2005, we nevertheless can pay the full amount of such deferred consideration in shares of registered common stock.

(c)
We have granted to the former holders of capital stock of 19 Entertainment the right, during a short period following the six-year anniversary of our acquisition of 19 Entertainment, to cause us to purchase up to 1.7 million shares of common stock from them at a price of $13.18 per share, which is reflected in the table above. We have also granted them the same right with respect to additional shares, if any, issued to Mr. Fuller and his nominee company as additional consideration, as described under "CKX, Inc.—Notes to Condensed Consolidated Financial Statements—Note 6—Acquisitions—19 Entertainment."

        The table above excludes our obligation to purchase for cash, at the option of The Promenade Trust, all or a portion of The Promenade Trust's 15% ownership interest in the Presley business from time to time beginning on January 1, 2008, at a purchase price based on the then current fair market value of the Presley business.

        In June 2005 the Compensation Committee of the board of directors approved stock grants totaling 75,000 shares of common stock to two directors. These grants were in consideration for services provided in connection with the completion of this offering that went beyond the normal requirements of serving as a director or on a committee of the board of directors, as well as for each of the directors' commitment to continue to serve in their current capacities on the board of directors and as committee chairmen for a period of five years. One half of the shares received by each of the directors will be subject to restrictions which will lapse ratably over five years, beginning on the first anniversary of the date of the grant, and the remaining shares will be subject to forfeiture, on a pro rata basis, in the event the director voluntarily resigns his position prior to the expiration of the five-year term. The grant of the restricted stock is contingent upon the successful completion of this offering. Accordingly, the fair value of the common stock will be determined at the time this offering is completed. Based on the offering price of $11.00 per share, the total value of the award would be $0.8 million. We estimate that approximately 20% of the grant relates to the directors' additional time commitment on this offering, and accordingly, approximately $0.2 million of compensation expense will be recorded upon the completion of the offering. The remaining $0.6 million will be recognized ratably over the remaining five-year requisite service period.

  Inflation

        Inflation has affected the historical performances of our businesses primarily in terms of higher operating costs for salaries and other administrative expenses. Although the exact impact of inflation in indeterminable, we believe that the Presley business has historically offset these higher costs by increasing prices at Graceland and for intellectual property licenses and that 19 Entertainment has historically offset these higher costs by increasing fees charged for its production services and through higher royalty and sponsorship rates.

Impact of Recently Issued Accounting Standards

        In December 2004, the FASB issued a revision to SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123R). This revision will require us to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of grant. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This revised Statement is effective as of the beginning of the first annual reporting period that begins after June 15, 2005 and will apply to all awards granted after the required effective date and to awards modified, repurchased or canceled after that date. As of the required effective date, we will apply this revised Statement using a modified version of prospective application. Under that transition method, compensation cost will be recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS No. 123 for either recognition or pro forma disclosures. We adopted SFAS No. 123R effective January 1, 2005.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. This statement amends APB No. 29, Accounting for Nonmonetary Transactions, to eliminate the exception for nonmonetary exchanges of similar productive assets under APB No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is effective for financial statements for fiscal years beginning after June 15, 2005. The adoption of the statement is not expected to have a material effect on the Company's consolidated financial position, results of operations and cash flows.

Off Balance Sheet Arrangements

        We do not have any off balance sheet arrangements.

Controls and Procedures

        In connection with the audit of the financial statements of the Presley business for the year ended December 31, 2004, Deloitte & Touche LLP, our independent registered public accounting firm, identified certain material weaknesses in internal controls which existed prior to our acquiring control of the Presley business. A material weakness is a reportable condition under standards established by the American Institute of Certified Public Accountants in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. The material weaknesses identified at the Presley business include deficiencies in the number of accounting staff, the financial closing and reporting process, accounting for licensing arrangements and inventory management.

        Prior to our acquisition on February 7, 2005, the Presley business was a privately owned company and, therefore, was not required to maintain the same level of internal controls as a public company in the United States. Since acquiring the Presley business, we have been working to address the material weaknesses identified. Actions taken to date include hiring a new Vice President of Finance and other accounting staff, engaging an outside consultant to review the control environment and upgrading systems and controls at the Presley business. We expect to have corrected all material weaknesses no later than December 31, 2005.

        In addition, we have identified deficiencies in internal controls at 19 Entertainment, which we are addressing in a manner similar to those of the Presley business.

        We intend to make future acquisitions of privately owned businesses. We believe that it is likely that certain of these acquisitions may have material weaknesses or other deficiencies in internal controls. In the event that we make future acquisitions of companies with material weaknesses in internal controls, we intend to take corrective actions similar to those being implemented at the Presley business and 19 Entertainment.

Quantitative And Qualitative Disclosure About Market Risk

  Interest Rate Risk

        We had $151.6 million of total debt outstanding at March 31, 2005, of which $148.1 million was variable rate debt. As such, we are exposed to changes in interest rates. We have no current programs in place to reduce this exposure. Based on our current amount of outstanding variable rated debt outstanding, each 1% increase or decrease in interest rates would increase or decrease our annual interest expense by approximately $1.5 million.

  Foreign Exchange Risk

        As a result of our acquisition of 19 Entertainment, we have significant operations outside the United States, principally in the United Kingdom. Our foreign operations are measured in local currencies. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which we operate. For example, assuming a hypothetical fluctuation of the exchange rate between the U.S. dollar and the U.K. pound sterling of 10%, the net impact to our pro forma net loss as of December 31, 2004 would have been approximately $1.6 million.

        Historically, 19 Entertainment, as a U.K. based enterprise, entered into foreign currency option contracts to hedge its exposure to certain U.S. dollar denominated revenue. Due to the recent timing of our acquisitions, we are currently evaluating what strategies, if any, we should adopt to minimize our exposure to foreign currency fluctuations.

Presley Business—Historical Operating Results

        Operating results for the Presley business for each of the three years ended December 31, 2004 are as follows:

(dollars in thousands)	2002	% of Revenue	2003	% of Revenue	2004	% of Revenue
Revenues	$43,644		$44,376		$41,658
Operating expenses	30,840	71%	32,268	73%	30,558	73%
Depreciation expense	1,123	3%	1,227	3%	1,201	3%
Operating income	11,681	26%	10,881	24%	9,899	24%
Interest expense	1,623	4%	1,362	3%	1,327	3%
Loss from discontinued operations	720	2%	3,378	8%	246	1%
Income tax expense	1,863	4%	813	2%	833	2%
Net income	7,475	17%	5,328	12%	7,493	18%

        Revenues for the Presley business for each of the three years ended December 31, 2004 by category are as follows:

(dollars in thousands)	2002	% of Total Revenue	2003	% of Total Revenue	2004	% of Total Revenue
Licensing Fees and Royalties	$12,575	29%	$12,862	29%	$13,506	32%
Tour and Exhibit	10,297	24%	10,699	24%	11,129	27%
Graceland Retail	15,188	35%	15,088	34%	11,133	27%
Hotel Room Revenues	3,169	7%	3,318	8%	3,294	8%
Apartment Rent and Other	2,415	5%	2,409	5%	2,596	6%

Total Revenue	$43,644	100%	$44,376	100%	$41,658	100%

        Licensing fees and royalties revenue comprises income from licensing Elvis Presley's name, image and likeness and royalties and other income derived from certain intellectual property created or otherwise owned by Elvis Presley. Tour and exhibit revenue comprises ticket sales from public tours of Graceland. Graceland retail represents revenues derived from the Graceland and Heartbreak Hotel gift shops and food concessions; mail order merchandise income and income generated from the sale of merchandise from certain Elvis related touring shows. Hotel room revenues relate to room rental income at the Heartbreak Hotel, while apartment rent and other revenue includes rental and miscellaneous income from the Meadow Oaks Apartments (located adjacent to Graceland) and Graceland parking fees. Cost of sales represents the cost of merchandise and other products sold within the Graceland retail businesses. Operating expenses comprise all other costs of the Presley business, including salaries and benefits, rents, professional fees and general overhead costs.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues

        Licensing fees and royalties increased $0.6 million, or 5.0%, from $12.9 million in 2003 to $13.5 million in 2004, largely due to new licensing activities, including a new license agreement with Sirius Satellite Radio for an exclusively Elvis radio channel and additional licensing agreements in the electronics and collectibles categories.

        Tour and exhibit revenues increased by $0.4 million, or 4.0%, from $10.7 million in 2003 to $11.1 million in 2004. This increase resulted primarily from a 6.5% increase in average ticket prices which was partially offset by a 2.5% decline in mansion attendance. Attendance was approximately 567,000 in 2004 compared to approximately 582,000 in 2003.

        Revenue from Graceland's retail operations decreased by $4.0 million, or 26.2%, from $15.1 million in 2003 to $11.1 million in 2004. $2.4 million of this variance reflects a change in the operation of the mail order retail business. On April 1, 2004 the operation of that segment of the business was outsourced. This resulted in a change in the recognition of sales revenue from a gross to a net basis, in accordance with EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, because we now receive commissions based on net sales and do not bear any business risk for sales and related expenses. In July 2005, this operation will be moved to a new vendor and we will bear the business risk for sales and related expenses. Graceland gift shop revenue declined approximately $0.6 million, reflecting the 2.5% decline in attendance and a 7% decline in per capita spending due, in part, to stronger sales in 2003 from the carryover benefit of the 25th Commemoration of the death of Elvis Presley in 2002. Also, there were no Elvis The Concert touring shows in 2004, whereas sales of merchandise at touring shows contributed $0.6 million to merchandise revenues in 2003.

        Hotel room revenues were flat in 2004 at $3.3 million as the average annual occupancy rate remained at approximately 80% and there was no material change in the average room rate.

        Apartment rent and other revenues increased by $0.2 million, or 7.8%, from $2.4 million in 2003 to $2.6 million in 2004. Apartment rent increased $0.1 million due to higher rental rates as occupancy remained flat compared to 2003.

Operating Expenses

        Cost of sales declined by $0.8 million or 11.0%, from $7.4 million in 2003 to $6.6 million in 2004, due to the outsourcing of the mail order business described above. Cost of sales as a percentage of Graceland retail revenue was 59.5% in 2004 compared to 49.3% in 2003, due to reduced margins on the sale of some closeout merchandise and the absence of touring shows in 2004.

        Other operating expenses decreased by $1.0 million, or 3.9%, from $24.9 million in 2003 to $23.9 million in 2004, due to reduced fulfillment and distribution expenses resulting from the outsourcing of the retail mail order business, partially offset by higher salaries and benefit costs due to annual salary increases and additional staff.

Depreciation Expense

        Depreciation expense was unchanged at $1.2 million as there were no significant capital expenditure projects in 2004.

Interest Expense

        Interest expense was flat in 2004 due to reduced average borrowings under a line of credit and notes payable, which was partially offset by higher variable rates. All debt outstanding at December 31, 2004 was subsequently repaid in connection with the acquisition of the Presley business.

Income Tax Expense

        Income tax expense increased slightly despite the reduction in pre-tax earnings, reflecting a higher effective tax rate due to a decrease in the amount of non-taxable trust income. Certain intellectual property was previously held and related royalty income was received by The Promenade Trust, a grantor trust for the benefit of Lisa Marie Presley. Trust income was directly taxable to the beneficiary upon distribution and, therefore, the Presley business did not pay taxes on this income.

Discontinued Operations

        An additional after-tax provision of $0.2 million was recorded in 2004 related to the prior year shutdown of an Elvis-themed restaurant in downtown Memphis. This provision covers an expected additional twelve months of rent and related expenses as we continue to actively seek to sublease the property.

Net Income

        Net income increased from $5.3 million in 2003 to $7.5 million in 2004 due to the decreased loss from discontinued operations, partially offset by reduced operating income.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues

        Licensing fees and royalties increased by $0.3 million, or 2.3%, from $12.6 million in 2002 to $12.9 million in 2003 as a result of revenue earned in connection with the 25th Commemoration of Elvis' death in August 2002. Such revenues were largely earned in 2003, including from the release of a highly successful new album containing the thirty number one singles Elvis achieved on U.S. and U.K. charts during his career.

        Tour and exhibit revenues increased $0.4 million, or 3.9%, from $10.3 million in 2002 to $10.7 million in 2003, reflecting a 1% increase in attendance and a modest increase in average ticket prices. Attendance was approximately 582,000 in 2003 compared to approximately 575,000 in 2002.

        Revenues from the Graceland retail operations declined by $0.1 million, or 0.7%, from $15.2 million in 2002 to $15.1 million in 2003, as average per patron spending dropped modestly from 2002, which had benefited from activities and promotions in connection with the 25th Commemoration of the death of Elvis Presley.

        Hotel room revenues increased by $0.1 million, or 4.7%, reflecting higher occupancy rates of approximately 80% in 2003 compared to 74% in 2002, partially offset by lower average daily room rates.

Operating Expenses

        Cost of sales increased by $0.3 million, or 4.5%, reflecting programs designed to aggressively sell remaining 25th Commemoration merchandise. Cost of sales as a percentage of Graceland retail revenue was 49.3% in 2003 compared to 46.9% in 2002.

        Other operating expenses increased by $1.1 million, or 4.8%, in 2003 compared to 2002 due, in part, to increased salary and benefits of $0.4 million. Professional fees increased $0.3 million in 2003, reflecting increased legal fees associated with new licensing projects. Other expenses increased by $0.7 million due primarily to increased costs associated with maintaining the Elvis.com website and additional costs associated with attending licensing conventions. These increases were partially offset by a decline in insurance expense in 2003, largely due to a reduction in higher 2002 insurance premiums following the September 11th terrorist attacks.

Depreciation Expense

        Depreciation expense increased by $0.1 million, or 9.3%, in 2003 compared to 2002 primarily as a result of renovations completed at the Heartbreak Hotel in early 2003.

Interest Expense

        Interest expense decreased by $0.3 million in 2003 compared to 2002 principally due to a refinancing of fixed rate debt to a floating rate loan, which carried a lower interest rate.

Income Tax Expense

        Income tax expense decreased by $1.0 million due to a lower effective tax rate principally reflecting an increase in the amount of non-taxable trust income.

Income From Continuing Operations

        Income from continuing operations increased from $8.1 million in 2002 to $8.7 million in 2003 due primarily to the reduced income tax provision noted above offsetting lower operating income.

Discontinued Operations

        Loss from discontinued operations was $0.7 million in both 2003 and 2002 due to losses from an Elvis-themed restaurant owned by our company in downtown Memphis. A decision was made to cease operating the restaurant in September of 2003 due to ongoing operating losses in that business, and the restaurant's loss in 2002 was re-classed as discontinued operations to be consistent with the 2003 presentation. We also recorded an impairment loss of $2.7 million after tax in 2003, which included the write-down of furniture and fixtures and an accrual for the estimated future rent, real estate taxes and insurance costs our company expected to incur on the property.

Net Income

        Net income declined to $5.3 million in 2003 from $7.5 million in 2002 due to the increased loss from discontinued operations.

Presley Business–Historical Cash Flow

  Operating Activities

        Net cash flow provided from operating activities was $10.8 million in 2004, $9.1 million in 2003, and $9.5 million in 2002. The increase of $1.7 million in 2004 compared to 2003 is due primarily to a reduction in inventory levels of $1.6 million resulting from the outsourcing of the mail order merchandising operation, and higher deferred revenues of $1.2 million associated with advances on Elvis by the Presleys, a television special which was broadcast in the United States on May 13, 2005, offset by an increase in television production costs of $1.2 million related to that production.

        The reduction in cash flow provided by operating activities of $0.4 million in 2003 compared to 2002 is primarily due to an increase in television production costs of $1.0 million for the Elvis by the Presleys production noted above and a decline in deferred revenue from licensing fees of $1.2 million, offset by a decline in accounts receivable of $2.4 million resulting from collections in connection with licensing activities, including activities related to the 25th Commemoration events.

  Investing Activities

        Capital expenditures totaled $0.3 million in 2004, $0.8 million in 2003, and $0.3 million in 2002. These capital expenditures consisted principally of costs incurred to fund improvements to various buildings at our Graceland complex, including the Heartbreak Hotel, and spending on information technology equipment and systems. Renovations to guest rooms at the Heartbreak Hotel accounted for the increased capital expenditures in 2003.

  Financing Activities

        Net cash used in financing activities was $10.6 million in 2004 compared to $8.3 million in 2003 due to an increase in debt principal payments of $1.8 million and reduced line of credit borrowings of $1.2 million, partially offset by a decline in distributions to the trust beneficiary of $0.7 million. In 2003, cash used in financing activities decreased $0.4 million from 2002 due primarily to increased line of credit borrowings of $1.6 million and lower debt principal payments of $2.3 million, offset by an increase in distributions to the trust beneficiary of $3.5 million.

19 Entertainment—Historical Operating Results

        19 Entertainment's historical audited and unaudited financial statements included elsewhere in this prospectus have been prepared in accordance with UK GAAP. Significant differences exist between UK

GAAP and US GAAP, as described within the notes to these consolidated financial statements of 19 Entertainment. As well, certain assumptions and estimates have been made by management to convert 19 Entertainment financial statements from U.K. pounds sterling, its historical reporting currency, to the U.S. dollar. Prior to the acquisition of 19 Entertainment, its historical fiscal year end was June 30. The following discussion is based on 19 Entertainment's historical results for its years ended June 30, 2004 and 2003. All amounts discussed below have been converted to US GAAP and are reflected in U.S. dollars.

        Operating results for the fiscal years ended June 30, 2003 and 2004 are as follows:

(dollars in thousands)	2003	% of Revenue	2004	% of Revenue
Revenues	$84,816		$77,272
Operating expenses	71,712	85%	65,334	85%
Depreciation and amortization	395	0%	461	1%
Operating income	12,709	15%	11,477	15%
Interest expense (income)	6	0%	(64)	0%
Income tax expense	4,051	5%	3,989	5%
Net income	8,652	10%	7,552	10%

        Revenues for 19 Entertainment for the fiscal year ended June 30, 2004 compared to the fiscal year ended June 30, 2003 by category are as follows:

(dollars in thousands)	2003	% of Total Revenue	2004	% of Total Revenue
Film and Television	$48,479	57%	$23,547	30%
Music	14,571	17%	20,916	27%
Touring	10,436	12%	15,514	20%
Sponsorship and Merchandising	9,019	11%	13,496	18%
Management	2,311	3%	3,799	5%

Total	$84,816	100%	$77,272	100%

Fiscal Year Ended June 30, 2004 Compared to Fiscal Year Ended June 30, 2003

Revenues

        Film and television revenues are largely derived from the IDOLS franchise and represent contractual payments for each broadcast, ratings-based bonuses and a share of American Idol program sponsorship fees. Film and television revenues also includes revenue from feature films produced by 19 Entertainment featuring certain of our artists. Music revenues are earned primarily from royalties on music sales as well as music publishing royalties on copyrights to music compositions. Touring revenues primarily result from the production of tours featuring IDOLS finalists. Sponsorship and merchandising revenues are fees earned from crafting relationships with leading brands and 19 Entertainment properties and the optioning of merchandising rights for the top contestants on IDOLS television shows. Management revenues represent fees earned for artist management, which are typically a percentage of the artists' earnings.

        Revenues declined $7.5 million, or 8.9%, from $84.8 million in fiscal 2003 to $77.3 million in fiscal 2004.

        The decline in film and television revenues of $24.9 million, or 51.4%, resulted largely from the production in fiscal 2003 of the movie From Justin to Kelly featuring Kelly Clarkson and Justin Guarini (from the first series of American Idol), the distribution of the All American Girl television series in the U.S. and the U.K. and the release of the feature film Double Vision, which featured S Club 7. These projects generated $32 million of revenues in fiscal 2003. Revenues from television shows based on the IDOLS format increased by $7 million in fiscal 2004, primarily due to the incremental contribution from the third series of American Idol compared to the second series due to an increase in broadcast hours and higher ratings.

        Music revenues increased $6.3 million, or 43.5%, primarily due to the success of several artists, including Kelly Clarkson and Clay Aiken, who each sold in excess of two million albums and Will Young, who sold 1.5 million albums. Also contributing to the revenue increase was the release of IDOLS compilation albums, particularly in the United States and Germany.

        Touring revenues increased by $5.1 million, or 48.7%, due to a successful American Idol tour in fiscal 2004 which generated approximately $7.8 million more in revenue than in 2003. Also there was no S Club 7 tour in fiscal 2004 which generated revenue of $4.0 million in 2003.

        Sponsorship and merchandising revenues increased by $4.5 million, or 49.6%, as additional revenues were generated primarily from the third series of American Idol and the second Pop Idol series in the United Kingdom. The success of earlier series attracted additional sponsors to the format and favorably impacted sponsorship rates in fiscal 2004. The success of touring noted above also resulted in increased sponsorship revenues and merchandising revenues generated on the tours in fiscal 2004.

        Management revenues increased $1.5 million, or 64.4%, due to revenues of $0.8 million from the highly successful Kelly Clarkson and Clay Aiken joint tour and increased commissions of $0.6 million on other artists.

Operating Expenses

        Operating expenses, which include cost of sales and selling, general and administrative expenses, declined $6.4 million, or 8.9%, from $71.7 million in fiscal 2003 to $65.3 million in fiscal 2004. Excluding the costs of the film From Justin to Kelly of approximately $15.2 million in fiscal 2003, operating expenses increased $8.8 million. $5.9 million of this increase represents costs associated with American Idol, investments in additional headcount, and the opening of offices in Los Angeles, Paris and Hamburg and related operating costs. The remaining increase is largely attributable to artist advances.

Depreciation and Amortization Expenses

        Depreciation and amortization expense increased $0.1 million in fiscal 2004, due to leasehold improvements and equipment purchases.

Interest Expense

        Interest expense was flat with the prior year.

Income Tax Expense

        Income tax expense declined $0.1 million compared to the prior fiscal year, reflecting a higher effective tax rate in fiscal 2004 due to income generated in higher tax jurisdictions, primarily in the United States.

19 Entertainment–Historical Cash Flow

  Operating Activities

        Net cash used in operating activities in fiscal 2004 was $2.5 million compared to operating income of $11.5 million, a difference of $14.0 million. Excluding the impact of income tax payments of $5.3 million, the major cause of the variance was investment in work in process of approximately $7.8 million due to investments in projects, particularly the I Dream television series which accounted for $6.1 million of the spending. Also contributing to the variance was an increase in accounts receivable of $2.3 million. Partially offsetting these amounts was an increase in accounts payable of $0.7 million and depreciation and amortization expense of $0.5 million.

        Net cash provided by operating activities in fiscal 2003 was $2.2 million compared to operating income of $12.7 million, a variance of $10.5 million. Approximately $9.3 million of the variance reflects the success of the second series of American Idol, which improved the profitability of the company in fiscal 2003, while some of the collections were received in fiscal 2004. Accounts receivable increased $14.4 million over the prior fiscal year end, largely due to the American Idol series but also from music and touring operations, while accounts payable increased $5.1 million over the prior fiscal year end due largely to costs associated with American Idol. There was also a reduction in work in process (included in stocks on the consolidated balance sheet) of $0.5 million. Depreciation and amortization expenses were $0.4 million. The net cash flow was further reduced by tax payments of $1.9 million.

  Investing Activities

        Capital expenditures were $0.6 million in fiscal 2004 compared to $1.2 million in fiscal 2003 primarily due to leasehold improvements on additional office space.

  Financing Activities

        Net cash used in financing activities reflects dividends paid of $5.5 million and $2.1 million in fiscal 2004 and 2003, respectively. A sale leaseback transaction related to the film Double Vision yielded cash of approximately $4.9 million, $4.0 million of which is restricted to payments on the sale leaseback liability.

19 Entertainment—Three Months Ended March 31, 2005 compared to Three Months Ended March 31, 2004

        We acquired 19 Entertainment on March 17, 2005. The following discussion is intended to provide an explanation of the changes in 19 Entertainment's revenues, operating expenses and OIBDA for the three months ended March 31, 2005 compared to the three months ended March 31, 2004.

        Revenues for the three months ended March 31, 2005 were $23.0 million, a decline of $10.4 million from $33.4 million for the three months ended March 31, 2004. The decline results from two concert tours in 2004 accounting for $7.5 million that were not replaced in 2005. Film and television revenues declined $3.9 million due to the timing of American Idol revenues of $1.7 million and two television projects in 2004 that did not recur in 2005. The music management and sponsorship and merchandising divisions had a combined $1.0 million increase in revenue.

        Operating expenses declined from $24.4 million in the three months ended March 31, 2004 to $12.4 million in 2005, a variance of $12.0 million. The decline is primarily due to a decline in touring costs of $5.5 million and costs associated with television production in 2004 on several projects which declined $5.9 million. As a result of these factors, OIBDA improved to $10.6 million in 2005 from $9.0 million in 2004.

BUSINESS

Our Business

        We are engaged in the ownership, development and commercial utilization of entertainment content. To date, we have focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley (1935-1977), the operations of Graceland and proprietary rights to the IDOLS television brand, including the American Idol series in the United States (which first aired in June 2002 and completed its fourth series in May 2005), the Pop Idol series in the United Kingdom (which first aired in October 2001 and completed its second series in December 2003) and local adaptations of the IDOLS television show format which, collectively, air in over 30 countries around the world. We plan to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content, which may include intellectual property rights in music, film, television programming, written works and characters, rights to names, images and likenesses, video games, corporate brands and other related assets. We believe our corporate management team and our existing infrastructure will enhance and expand commercial opportunities for existing content and enable the companies we acquire or individuals with whom we partner or align to more effectively develop, acquire, license, market and promote content.

        As new technologies emerge and are adopted by consumers, we believe that new modes of distribution of entertainment content will enable consumers to more easily and readily consume content when, where and how they choose. We believe that the ability of consumers to exert greater control over the timing and method of content consumption will increase demand for entertainment content generally and, correspondingly, will increase the value of our globally recognized entertainment properties. We plan to strategically deploy capital in ways which we believe will allow us and our partners to gain or retain greater control over the assets which we and they create and to challenge the existing economic relationship between owners and distributors of content. We do not intend to make significant investments in new technologies, as we believe our ownership, development and control of entertainment content will become more valuable, regardless of which distribution technologies are adopted by consumers.

        Our existing properties have generated recurring revenues across multiple entertainment platforms, including music, film and television; sponsorship, licensing and merchandising; artist management; themed attractions and touring/live events. We are in active discussions with companies and individuals that control other popular entertainment content. We believe our recent acquisitions, together with the infrastructure our senior management has built and continues to develop, will support the anticipated growth of our business and enable us to effectively manage the content we already own and additional content we develop or acquire in the future.

Our Strengths

        We believe the following are our key competitive and business strengths.

        Strong Management Team.    The members of our senior corporate management group, including Robert F.X. Sillerman, Michael G. Ferrel, Mitchell J. Slater, Howard J. Tytel and Thomas P. Benson, have worked in the media and entertainment business for an average of 25 years, including almost ten years together as a management team. They previously built, managed, and sold five public companies, the most recent of which was SFX Entertainment, Inc. These companies, in the aggregate, raised over $4.7 billion of capital through external financings and consummated and integrated over 50 acquisitions. Our senior corporate management team has, at prior companies, identified and realized synergies among unique and diverse businesses and has demonstrated its ability to acquire and integrate these businesses to capitalize on and enhance their combined value.

        Creative and Experienced Managers of Content.    Simon Fuller, the Chief Executive Officer of our recently acquired 19 Entertainment subsidiary and a key member of our management team, has been the driving force behind the creation, development and marketing of multiple globally successful entertainment properties, including the Spice Girls, S Club 7 and, most recently, the IDOLS television show format. Since founding 19 Entertainment in 1985, Mr. Fuller's accomplishments include launching and managing artists, songwriters and producers who have had more than 100 number one albums and 80 number one singles in the United States and United Kingdom. Mr. Fuller also helped launch the television show format behind, and co-executive produces, American Idol, which was the most watched regularly scheduled prime time television program in the United States for the most recently completed television season, according to Nielsen Media Research. In addition to continuing to oversee the operations of 19 Entertainment and its subsidiaries, Mr. Fuller will play a key role in planning and implementing our company's overall creative direction.

        Jack Soden and Gary Hovey, the Chief Executive Officer and Executive Vice President, respectively, of our Elvis Presley Enterprises, Inc. subsidiary, has each built a strong reputation in his field and contributed to the preservation and enhancement of the popular public image of Elvis Presley. Mr. Soden has managed the operations of Graceland and its related properties, as well as licensing and marketing activities, since Elvis Presley Enterprises was formed in 1981. Mr. Hovey has managed the administration of Elvis' recorded music, music publishing, film and television interests since 1990. Messrs. Soden and Hovey will continue to oversee the operations of the Presley business.

        Each of Messrs. Fuller, Soden and Hovey has entered into a long-term employment agreement with our company. See "Management–Executive Officer Employment Agreements."

        Globally Recognized Content.    The entertainment content we have acquired to date, including, most notably, the rights to the name, image and likeness of Elvis Presley and the IDOLS television show format, has a proven history of generating recurring revenues across multiple platforms. Elvis is the best-selling solo musical recording artist in U.S. history, having sold more than one billion albums and singles worldwide and having set records for the most albums and singles that have been certified Gold® and Platinum® by the RIAA. In each of the past four years, Forbes Magazine has listed Elvis as the top earning deceased celebrity. During that time, more than eleven million Elvis albums have been sold worldwide and an average of approximately 571,000 people have visited Graceland annually. Adaptations of the IDOLS television show format have been broadcast in over 30 countries around the world, and have set notable viewership records in the United States, the United Kingdom, Finland, Germany, the Netherlands, Australia and New Zealand, among other markets. Every American Idol winner to date has produced a number one album or single (as measured by Nielsen SoundScan) and winners and finalists have collectively sold over 18 million albums and singles in the United States alone.

        Access to New Content and Acquisition Opportunities.    We believe that the combination of our management's broad network of relationships in the entertainment industry and the array of globally recognized entertainment content we already own, provides us with a competitive advantage in accessing potential strategic acquisitions and partnerships. In addition, we believe our management's reputation and successful track record have encouraged and will continue to encourage potential partners and sellers of content, including those who might not have previously been willing to consider transaction opportunities, to initiate contact with us regarding partnerships and other transactions.

        Established and Extensive Infrastructure.    We believe our recent acquisitions, together with the infrastructure our senior management has built and continues to develop, will allow us to manage and enhance the value of additional companies and content we may acquire. We currently possess in-house capabilities to provide multiple and comprehensive services designed to maximize the brand sustainability and profitability of our talent and content worldwide, including creative development, television production, music recording and publishing, royalty accounting, artist and brand management, touring and live events promotion, licensing and merchandising, and sponsorship sales. With offices in New York, Los Angeles, Memphis, London, Paris and Hamburg, our geographic breadth will help us manage our anticipated growth as we acquire additional assets in the future.

Our Business Strategy

        We intend to leverage our strengths to pursue the growth of our business by utilizing the following strategies.

        Acquire/Partner with Valuable Content.    We plan to make strategic acquisitions of, or partner or align with, individuals or companies that control various forms of entertainment content which could offer multiple revenue opportunities across various entertainment platforms and distribution channels. In some instances, we will seek to acquire control of, or work with partners to enhance, existing content. In other cases, we will seek transaction opportunities with entities or individuals that we believe will allow us and them to create and develop new content.

        Capitalize on Recognition of Existing Properties.    We believe the global recognition of our existing content, including the name, image and likeness of Elvis Presley, the IDOLS television show format and our joint venture with David Beckham, a globally recognized celebrity athlete, and Victoria Beckham, a fashion and lifestyle personality whose career Mr. Fuller managed as a member of the Spice Girls and now manages, will provide us with numerous opportunities for substantial growth through new and diverse projects. For example, we intend to license the "Presley" and "Graceland" names for use at Elvis-related attractions or venues in Las Vegas and other strategic locations throughout the world, including in Asia, the Middle East and Europe. We have engaged Bear, Stearns & Co. Inc. to act as our advisor in identifying potential partners for our participation in or development of Elvis-related casino gaming and/or themed venue projects.

        Diversify and Broaden Revenue Opportunities.    We intend to capitalize on our existing infrastructure and experience across various entertainment platforms and distribution channels to develop additional revenue opportunities for content we currently control or may develop or acquire in the future. We currently have important strategic relationships with sponsors, licensees, merchandisers, promotional and other partners who enhance the consumer awareness and revenue producing potential of our content. We plan to utilize our global capabilities for television production, music publishing, merchandising, live touring, licensing, creative development, royalty accounting, music recording and sponsorship sales to develop revenue opportunities across various entertainment platforms and distribution channels for each of our company's artists under management and our content.

        Capitalize on Technological Advancements.    Distribution models based upon actively marketing and advertising pre-packaged content to consumers are being displaced by consumers' desire and ability to actively seek out and access content and to determine the timing and method of its consumption. As personalized channels of distribution become more prevalent, we believe the demand for and value of popular, high-quality content will increase. While we do not intend to make significant investments in content distribution technologies, we are positioning our company and our content to capitalize on whichever new distribution technologies prevail in the marketplace and are broadly adopted by consumers, including broadband Internet access, satellite/digital cable television, digital video recorders, satellite radio, cellular telephones/personal digital assistants and other devices that support digitally distributed content.

Description of Presley Business

        On February 7, 2005, we acquired an 85% interest in the entities which own and/or control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of the Graceland museum and related attractions, as well as revenue derived from Elvis Presley's television specials, films and certain of his recorded musical works. We decided to launch our content-focused strategy with the acquisition of the Presley business primarily because Elvis Presley is a global icon, the Presley business has proven itself both successful and profitable and because we believe there is potential to significantly enhance and expand the "Elvis" presence both in the United States and throughout the world.

        The Presley business consists primarily of two components: first, intellectual property, including the licensing of the name, image, likeness and trademarks associated with Elvis Presley, as well as other owned and/or controlled intellectual property and the collection of royalties from certain motion pictures, television specials and recorded musical works and music compositions; and second, the operation of the Graceland museum and related attractions and retail establishments, including Elvis Presley's Heartbreak Hotel and other ancillary real estate assets.

  Licensing and Intellectual Property

  Music Rights

        We own co-publishing rights to approximately 650 music compositions, most of which were recorded by Elvis Presley. Chrysalis Music Publishing administers our company's share of these compositions, along with that of one of two other co-publishers under an administration agreement. Approximately 40% of our publishing income from these compositions originates outside the United States. The public performance rights for these compositions are administered by The American Society of Composers, Authors and Publishers and Broadcast Music, Inc., the two largest U.S. based companies which license and distribute royalties for the non-dramatic public performances of copyrighted musical works in the United States.

        We also own rights to receive royalties from sales of certain Elvis records. Under Elvis' recording contract with RCA (now part of Sony BMG Music Entertainment), he was entitled to receive an artist's royalty on record sales. In March 1973, Elvis sold his ongoing record royalty right for a lump sum payment from RCA on everything he had recorded up to that time. We continue to receive royalties on sales of records Elvis recorded after March 1973 and a marketing royalty in exchange for the right to use Elvis' name, image and likeness in connection with the sale and marketing of newly released compilation records that include recordings Elvis recorded before March 1973.

        Sony BMG Music Entertainment (as RCA's successor) generally does not have the right to license master recordings featuring Elvis' musical performances for any commercial use other than the sale of records. We negotiate, together with Sony BMG, when requests are received for the use of these masters in a commercial setting. In addition, we retain the right to approve remixes and edits of any of the master recordings.

  Name, Image & Likeness

        We own the name, image and likeness of Elvis Presley as well as trademarks in various names and images associated with Elvis. We license to others the right to use this intellectual property for merchandising and other commercial exploitation. In addition, we enter into licenses for the use of video and audio clips of Elvis from various motion pictures in which he starred and the television programs which we own.

        We believe that our experience and our infrastructure for exploiting the name, image and likeness of Elvis Presley provide a strong base upon which to expand our business. We are presently exploring various methods of expanding this business which might include purchasing additional name and likeness rights or entering into agreements to manage name and likeness rights.

  Television/Video

        We own the rights to two of Elvis' television specials: "68 Special" (1968); and "Aloha From Hawaii" (1973). We also own the rights to "Elvis by the Presleys," a two-hour documentary and four-hour DVD being produced for television, based on and including rare archival footage, home movies and photos, and interviews with Elvis, his friends and relatives, including Lisa Marie Presley and Priscilla Presley. "Elvis by the Presleys" was broadcast on the CBS television network in the United States on May 13, 2005 and was watched by almost 12 million viewers, making it the most-watched television show of the night. "Elvis by the Presleys" is expected to air on various foreign television networks in 2005.

  Motion Pictures

        Elvis starred in 31 feature films as an actor and two theatrically released concert documentary films. Elvis had, and we are entitled to receive, participation royalties in 24 of these films. We have the right to receive royalties, but do not own the films themselves or control the content or distribution of such films.

        In addition, we have the right to and negotiate for revenues associated with the use of Elvis' images as extracted from these films and embodied in other media and formats.

  Licensing

        In addition to our own merchandising efforts, our licensing division is charged with the responsibility of protecting and preserving the integrity of Elvis Presley's image, Graceland and other related properties. We seek to accomplish this through the pursuit of appropriate commercial opportunities that advance and complement our financial strategies while maintaining the desired branding and positioning for "Elvis" and our other properties. We currently have over 100 licensing arrangements.

  Graceland Operations

  Graceland

        Graceland, the 13.5 acre estate which served as the primary residence of Elvis Presley from 1957 until his passing in 1977, is located in Memphis, Tennessee. Graceland was first opened to public tours in 1982. Over the past five years, Graceland has averaged approximately 571,000 visitors per year.

        We operate Graceland under the terms of a 90-year lease with The Promenade Trust. We prepaid approximately $3.0 million of rent at closing of the acquisition of the Presley business, and will make monthly payments of $1.00 per month during the term of the lease. We have also acquired all worldwide rights, title and interest in and to the name "Graceland," which name may be used at additional themed locations as well as in Memphis, Tennessee.

        The focal point of the Graceland business is the mansion tour, which includes a guided walk through the living room, music room, Elvis' parents' bedroom, the dining room, kitchen, TV room, pool room, and "jungle" den in the main house, and, behind the house, Elvis' racquetball building and his original business office. The tour includes an extensive display of Elvis' gold records and awards, career mementos, stage costumes, jewelry, photographs and more. The tour also includes a visit to the Meditation Garden, where Elvis and members of his family have been laid to rest.

        In addition to the mansion, the Graceland operations include access to an automobile museum featuring vehicles owned and used by Elvis, the "Sincerely Elvis" museum, which features changing exhibits of Elvis memorabilia, a movie theater showing movies starring Elvis, an aviation exhibition featuring the airplanes on which Elvis traveled while on tour, retail stores offering Elvis themed merchandise, restaurants, a wedding chapel, ticketing and parking. We also own and operate retail stores at Graceland and produce exclusive licensed merchandise for visitors to Graceland.

        Adjacent to the Graceland real property is the Meadow Oaks Apartments, a 270-unit apartment complex that we own and operate as a result of our acquisition of the Presley business.

  Elvis Presley's Heartbreak Hotel

        Adjacent to the mansion and related attractions, we have, since 1998, operated Elvis Presley's Heartbreak Hotel, which is marketed primarily to visitors to Graceland. Elvis Presley's Heartbreak Hotel is a 128-room boutique hotel premised on the legendary hospitality and personal style for which Elvis Presley was known. In addition to the regular guest rooms, the Heartbreak Hotel has four themed suites which provide guests with an opportunity to experience an Elvis themed lodging experience. The hotel had an average occupancy rate of approximately 80% during the year ended December 31, 2004.

Description of the Business of 19 Entertainment

  Overview

        On March 17, 2005, we acquired 19 Entertainment Limited and entered into a long-term employment agreement with Simon Fuller, its founder and the creative force behind its most successful projects. In addition to continuing to oversee the operations of 19 Entertainment and its subsidiaries, Mr. Fuller will play a key role in planning and implementing our overall creative direction.

  History

        19 Entertainment was founded in 1985 as an artist management company by Simon Fuller, who, after four years working in the record and music publishing industries, left to independently manage the career of Paul Hardcastle, whom Mr. Fuller had originally signed to a recording contract with his then employer, Chrysalis Records. 19 Entertainment went on to represent a number of successful singers and songwriters, including Annie Lennox and Cathy Dennis.

        Mr. Fuller was the principal architect behind the "Spice Girls" global phenomenon, including naming the group, commissioning certain writers and musicians represented by 19 Entertainment to write music for the group, and developing sponsorship and marketing opportunities around the world. Following the release of their first single in 1996, the Spice Girls went on to sell more than 40 million albums, generate significant corporate sponsorship deals, including a global deal with Pepsi, sell out multiple concert tours worldwide, and star in a movie produced and developed by 19 Entertainment that generated $77.5 million in global box office sales.

        Upon recognizing the growing opportunities available to those who create and control entertainment content, Mr. Fuller changed 19 Entertainment's strategy to capture further value and control of its entertainment properties, by strategically developing and retaining ownership in content specifically tailored for distribution across multiple entertainment platforms and to capitalize on multiple revenue opportunities. The first property created under 19 Entertainment's new model was the television show S Club 7, a scripted drama program that followed the exploits of the seven members of a musical group by the same name, which was originally broadcast in the United Kingdom. As the first property entirely conceived by Mr. Fuller and owned by 19 Entertainment, the S Club 7 television show, the band and its music provided 19 Entertainment with multiple revenue streams. 19

Entertainment ultimately produced four television series based on S Club 7 which were broadcast in more than 100 countries, sold over 10 million albums and singles worldwide and had several sold out live concert tours.

  IDOLS Brand

        19 Entertainment's multi-platform approach to the commercial utilization of its entertainment properties is best illustrated by the example of the IDOLS brand. In 1998, Mr. Fuller created what was to become the concept for "Pop Idol," a televised talent contest for musical artists that allowed the viewing audience to participate in and ultimately select the winning performer via text messaging and telephone voting. The audience participation generates a pre-established market for the winning artists and other finalists who 19 Entertainment then has the right to represent with respect to artist management and merchandising. In the United States and United Kingdom, 19 Entertainment also enters into exclusive recording agreements with the winning artists and other finalists. The first television program based on this concept was the Pop Idol show, first broadcast in the United Kingdom in 2001 and in the United States, under the name "American Idol" in 2002. The popularity of the IDOLS brand around the world, most notably the American Idol series in the United States, has resulted in substantial revenue growth across multiple media platforms, in all of which 19 Entertainment retains a substantial ownership interest. For 19 Entertainment's fiscal year ended June 30, 2004, $47.9 million of revenue, representing 62% of its total revenue for that fiscal year, was generated by American Idol-related activities, including television, sponsorship, merchandise sales, tours and recorded music.

        Since the success of the Pop Idol series in the United Kingdom, television shows based on the IDOLS brand have been broadcast in over 30 countries, with second runs being broadcast in Germany, France, Australia, Canada, Lebanon, Holland, Norway and South Africa, and a third series being broadcast in Poland. The global popularity of television shows based on the IDOLS brand is evidenced by the following:

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  To date, IDOLS programming has been viewed by over 150 million people and over 1 billion votes have been cast worldwide.

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  Adaptations of the IDOLS television show format have been broadcast in over 30 countries around the world, and have set notable viewership records in the United States, the United Kingdom, Finland, Germany, the Netherlands, Australia and New Zealand, among other markets.

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  In its first season in the United Kingdom, the Pop Idol series was the highest rated live entertainment show with a peak audience of 13.3 million viewers.

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  Approximately 500 million votes were cast via telephone and text-messaging for the fourth American Idol season in the United States and over 30 million people watched the season finale.

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  In Germany, the locally titled Deutschland sucht den Superstar is broadcaster RTL's highest rated entertainment show since 1992.

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  In the Netherlands, over a third of the entire viewing population watched the March 2003 season finale, making it the then highest rated show ever on Dutch commercial television (excluding sporting and royal events).

        Having conceived and developed the IDOLS brand, Mr. Fuller recognized the need for a global record label partner and/or a global television production and distribution partner. Mr. Fuller chose FremantleMedia Limited, the content business production arm of the RTL Group, Europe's largest television and radio broadcast company, as 19 Entertainment's global television production and distribution partner and BMG Music Publishing Limited (now part of Sony BMG Music Entertainment), as 19 Entertainment's global record label partner. The respective rights and obligations of FremantleMedia and 19 Entertainment are described below under "Film and Television" and the relationship with BMG is described in detail under "Division Music/Division" below.

        Though 19 Entertainment is a party to a variety of commercial relationships with its television and record label production and distribution partners to produce, broadcast, distribute and finance shows based on the IDOLS brand, 19 Entertainment retains a substantial interest in all aspects of such shows and their multiple revenue streams through its operating subsidiaries both in the United States and the United Kingdom. 19 Entertainment's principal operational and ownership interests are structured as follows:

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  19 TV Limited owns two-thirds of the IDOLS brand and co-produces the shows in the United States and United Kingdom with its partner, FremantleMedia, which owns the other one-third of the IDOLS brand.

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  19 TV Limited receives certain fees and revenues relating to the sublicensing of the brand and production and marketing of the shows based on the IDOLS brand around the world, including licensing and producer fees.

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  19 TV Limited shares a percentage of the revenues FremantleMedia derives from on-air sponsorships and sales of IDOLS branded merchandise.

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  19 Recordings Limited has the right to sign recording contracts with the finalists from the American Idol series in the United States and the Pop Idol series in the United Kingdom.

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  19 Management Limited has the right to manage the finalists.

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  19 Touring Limited has the right to produce IDOLS tours.

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  19 Merchandising Limited has the right to licensing and merchandising of the IDOLS tours and in the United States and United Kingdom is jointly responsible for off-air sponsorship of the televised programs.

  Business Activities

        The following chart lists the percentage of overall revenue generated by 19 Entertainment and its subsidiaries, by principal business activity, for the fiscal year ended June 30, 2004. These percentages are based on generally accepted accounting practices in the United Kingdom, reconciled to US GAAP.

Business Activity	Percent of Total Revenue
Film and Television	30%
Music	28%
Sponsorship and Merchandising	18%
Touring	20%
Management	4%

Total	100%

  Film and Television

        19 Entertainment's film and television division is an integral part of our company's strategy to capture the full multi-media potential of the entertainment properties we create and/or control. The typical model for a 19 Entertainment television project thus far, as demonstrated by the roll out of the IDOLS brand and before that, S Club 7, has been the development of a compelling music themed television show that is capable of being broadcast on a global basis. Through the initial programming, 19 Entertainment is able to generate a significant fan base and, ultimately, build substantial ancillary revenue streams.

        In addition to television shows based on the IDOLS format, 19 Entertainment, in the ordinary course of its business, continually develops new concepts for television projects and currently has several new television projects in various stages of production and development, in both the United States and the United Kingdom. For example, Fox recently announced plans to air a dance-based talent search television program created and co-owned by 19 Entertainment and Dick Clark Productions called "So You Think You Can Dance?." The new show, which is expected to air in the summer of 2005, will be produced by 19 Entertainment. The failure of any individual television program or project, including "So You Think You Can Dance?," to achieve any level of success would not be material to our business. Further, because we are unable to predict whether any new program will be succesful prior to its initial broadcast, we do not know whether, and cannot guarantee that, "So You Think You Can Dance?," will achieve a level of success that would impact our business in a materially positive way.

        Though 19 Entertainment does not actively seek to invest in, create or develop films, it has been involved in and will continue to consider the development of movies based on or otherwise involving existing and future 19 Entertainment properties. For instance, in 1997, 19 Entertainment developed and produced the movie Spice World, starring the Spice Girls, which grossed more than $77.5 million worldwide. In 2003, 19 Entertainment produced the film, S Club Seeing Double, based on the popular S Club 7 television show and was the executive producer of From Justin to Kelly, starring Kelly Clarkson and Justin Guarini, the winner and runner-up of the first American Idol series.

        For 19 Entertainment's fiscal year ended June 30, 2004, film and television activities generated revenue of $23.5 million, the majority of which was driven by the American Idol series. Television revenue related to the American Idol series is largely dictated by the terms of the agreements with FremantleMedia and the Fox Broadcasting Company, each as more fully described below.

        19 TV Limited/FremantleMedia Agreement

        19 Entertainment, through its wholly owned subsidiary, 19 TV Limited, has entered into a worldwide partnership arrangement with FremantleMedia for the production and distribution of the IDOLS brand, which gives FremantleMedia the exclusive right to produce (or sublicense production) and distribute IDOLS programs and series throughout the world except the United States, where 19 TV Limited co-produces the American Idol series. In the United Kingdom, the Pop Idol series airs on ITV, a popular U.K. based commercial television channel. In the United States, the American Idol series airs on Fox Broadcasting Network, under an agreement between 19 TV Limited, FremantleMedia and Fox, as more fully described below under "Fox Agreement."

        Under the terms of the 19 TV Limited/FremantleMedia agreement, the IDOLS brand, together with all domain names and trademarks relating thereto are owned jointly by the parties, two-thirds by 19 TV Limited and one-third by FremantleMedia. In addition to its joint ownership of the IDOLS brand, 19 TV Limited has the right to receive certain fees and revenues relating to the sublicensing of the IDOLS brand and the production of television shows based on the IDOLS brand and format around the world. Specifically, 19 TV Limited receives:

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  a percentage of the "Format Fee," which is a percentage of the gross fees received by a local production company from a local broadcaster for production and transmission of the IDOLS series;

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  a percentage of a "Producer Margin," which is a percentage of FremantleMedia's profits on the production of the Pop Idol series in the United Kingdom;

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  a percentage of revenues derived from distribution of IDOLS series and programs after a deduction of a percentage of gross revenues and other deductions;

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  a percentage of FremantleMedia's net revenue derived from program sponsorship and program merchandising; and

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  a percentage of FremantleMedia's net revenue derived from local merchandising and management deals (outside the United States and the United Kingdom). 19 TV retains 100% of artist management and artist merchandising income from the United States and United Kingdom.

  Fox Agreement

        Under the terms of the agreement among 19 TV Limited, FremantleMedia and Fox, Fox is given a perpetual and exclusive license, including the right of first negotiation and last refusal, to broadcast any non-scripted television programs featuring the American Idol brand or based on the American Idol format, or featuring contestants who appear in their roles as American Idol winners, intended for broadcast within the United States and its territories.

        Fox pays FremantleMedia a flat, non-auditable license fee per episodic hour, as well as a premium license fee for each hour in excess of the initial season order. These fees are used by FremantleMedia to fund American Idol series production costs, excluding the fees of the judges and host, which are paid directly by Fox, over and above the license fees. FremantleMedia retains the balance of the Fox license fees minus production costs, and pays 50% of the balance directly to 19 TV Limited.

        In addition to license fees, Fox also pays a significant ratings/rankings bonus depending on where the American Idol series is ranked in the Nielsen 18-49 age demographic. 19 TV Limited and FremantleMedia share the ratings/rankings bonus 50/50, with 19 TV Limited receiving its share directly from Fox. Fox also pays an executive producer fee per episodic hour, and a format fee of a percentage of the approved production budget, of which 19 TV Limited receives 50% and 40%, respectively.

  Music Division

        19 Entertainment's music division primarily consists of its recorded music activities and its music publishing rights, each as more fully described below. As with most areas of 19 Entertainment's business, the music division is largely driven by the success of the IDOLS brand franchise. In its fiscal year ended June 30, 2004, 19 Entertainment's music division generated revenue of approximately $20.9 million.

  Recorded Music

        19 Entertainment has the exclusive right to select the record company entitled to sign contestants on television shows based on the IDOLS brand to long-term recording contracts. In the United States and United Kingdom, 19 Entertainment typically options the recording rights to the top ten or twelve finalists of each series of each television show based on the IDOLS brand, and then enters into recording agreements with each of the winners and certain finalists. In its fiscal year ended June 30, 2004, approximately 11% of the total revenue for 19 Entertainment was generated by American Idol finalists, including Ruben Studdard, Clay Aiken and Fantasia Barrino.

        19 Entertainment has a worldwide agreement with Ronagold Limited, a subsidiary of Sony BMG Music Entertainment, through which Ronagold is entitled to select the record company (which must be a BMG group record company) in territories outside the United States and the United Kingdom which will sign the contestant-artists. With respect to contestants on the American Idol series in the United States and the Pop Idol series in the United Kingdom, 19 Entertainment itself enters into recording agreements with the finalists and then grants an optional exclusive license to Ronagold to select a BMG record company to handle the marketing, manufacturing and distribution of the records throughout the world. 19 Entertainment's agreement with Ronagold runs through the first four American Idol/Pop Idol series.

        In the United States, the BMG record company that licenses the winning artist and/or any of the finalists pays to the 19 record label a recoupable advance, a percentage of which is passed along to the finalist/artist.

        Outside the United States and the United Kingdom, the designated BMG record company licenses the winning artist and/or any of the finalists directly and pays to them advances and royalties commensurate with the terms of BMG's usual exclusive recording agreements for artists with one Platinum selling album prior to signature in the relevant country.

  Music Publishing

        The music publishing division of 19 Entertainment is driven directly and indirectly by the IDOLS brand franchise. 19 Entertainment owns 50% of music publishing company 19 Songs Limited, with the remaining 50% owned by BMG. 19 Songs Limited owns the copyrights to an increasing number of songs developed by artists, writers and producers managed by Native Management, which is 50% owned by one of our subsidiaries. Many of the songs are written and developed exclusively for 19 Entertainment's current entertainment properties and projects.

        Pursuant to a publishing agreement between 19 Songs Limited and BMG Music Publishing, 19 Songs Limited assigns to BMG, for a specified period of time, all of its rights and interest in (including all copyrights to) its current and future compositions throughout the world in exchange for a royalty equal to all fees and royalties received by BMG in the United Kingdom from use and exploitation of the compositions (less any taxes, commissions retained by performing rights societies and mechanical rights collection agencies and certain forms of remuneration) and a percentage of the publisher's share of public performance fees.

        BMG has the right to purchase 19 Entertainment's interest in 19 Songs Limited beginning at the end of 2005, when the publishing agreement is scheduled to expire.

  Sponsorship/Merchandising

        19 Entertainment's sponsorship and merchandising revenues are driven primarily by the IDOLS brand franchise. 19 Entertainment generated approximately $13.5 million in sponsorship and merchandising revenue for its fiscal year ended June 30, 2004. 19 Entertainment's sponsorship division works to craft relationships between leading brands and 19 Entertainment properties. The sale of sponsorships in connection with the IDOLS brand is handled by a combination of 19 Entertainment/FremantleMedia/ITV in the United Kingdom, 19 Entertainment/FremantleMedia/Fox in the United States and 19 Entertainment/FremantleMedia/local broadcaster in the rest of the world. 19 Entertainment's staff solicits sponsors for IDOLS tours directly and exclusively.

        Fox and ITV have exclusive responsibility for selling on-air media on behalf of the American Idol and Pop Idol series, respectively. However, to the extent that media buyers seek any off-air promotional tie-ins or in program identification rights, these rights can only be sold with the consent of 19 Entertainment/FremantleMedia. Major media buyers in the United States such as Ford, Coca-Cola and AT&T Wireless/Cingular have in-program identification and off-air promotional tie-ins. For example, Coca-Cola is consumed by the judges during the program and the "green room" is actually

Coca-Cola red and stocked with Coca-Cola products; AT&T Wireless/Cingular is the telephonic voting partner; and Ford received on-screen identification and segments featuring Ford trucks.

        19 Entertainment also options the merchandising rights for the top ten contestants for each American Idol program and typically signs long-term exclusive merchandising contracts with the winner and certain runners-up. As noted above, all merchandising and licensing associated with the American Idol series is handled by FremantleMedia on a world-wide basis, though 19 Entertainment is entitled to 50% of net merchandising revenue.

  Artist Management

        19 Entertainment continues to represent its historical roster of clients, including Annie Lennox and Cathy Dennis. In addition, 19 Entertainment options the right to manage the final contestants in each series of the IDOLS brand broadcasts in the United States, United Kingdom, France, Germany and Canada. 19 Entertainment periodically employs three or four professionals to oversee the management relationships as well as numerous "road warriors" who are responsible for the day-to-day artist "needs," though all artists have complete access to Mr. Fuller when required or requested.

  Touring

        With the success of the IDOLS brand, touring has become an additional source of revenue for 19 Entertainment. As discussed above, when the number of contestants on any of the IDOLS brand broadcasts has been narrowed down to the final ten contestants, 19 Entertainment engages the finalists as talent for IDOLS branded tours produced by 19 Entertainment. 19 Entertainment typically works with a local agent to book its tours with local promoters. The American Idols Live Tour 2005, featuring the finalists from the recently completed fourth season of American Idol, including Carrie Underwood and Bo Bice, has 43 performances scheduled beginning on July 12, 2005.

  Beckham Joint Venture

        In addition to its activities in television, film and music, 19 Entertainment has developed a number of relationships in which it retains an ownership position and which it expects to result in the creation of valuable properties and projects. For example, 19 Entertainment manages Victoria Beckham, a fashion and lifestyle personality, and has recently taken over the management of David Beckham, a globally recognized celebrity athlete, for all of his commercial activities including advertising, sponsorship and endorsement activities. In addition, David and Victoria Beckham have agreed to pursue the development and exploitation of projects relating to merchandising, products and skills (that do not, with certain exceptions, include the name "Beckham") exclusively through a joint venture vehicle, Beckham Brand Limited, which is owned one-third by each of David Beckham, Victoria Beckham, and a subsidiary of 19 Entertainment.

        Beckham Brand Limited recently announced The David Beckham Academy, a project being developed in partnership with Anschutz Entertainment Group. The soccer academy, scheduled to open in summer 2005 on the Greenwich Peninsula in East London, will comprise two soccer fields, classrooms, training rooms and other facilities and will provide a fun and interactive experience for children, both boys and girls, of all skill levels. A sister academy is scheduled to open in Los Angeles in early 2006.

  New Project Development

        Much of the success of 19 Entertainment has been attributable to creative development by Mr. Fuller and 19 Entertainment's employees. The creative process can take a number of years to develop new content. 19 Entertainment's development pipeline currently includes numerous projects and programs, which it regularly develops in the ordinary course of its business. For example, 19 Entertainment recently developed "So You Think You Can Dance?" as described above, which will be broadcast on Fox in the near future. The failure of this new show or any individual television program or project to achieve any level of success would not be material to our business. Going forward, we expect Mr. Fuller and the employees of 19 Entertainment to play a key role in the development of new content and enhancement of existing and acquired content, both with respect to 19 Entertainment as our wholly owned subsidiary, and with respect to our company as a whole.

International Operations

        As a result of our acquisition of 19 Entertainment we derive a significant portion of our revenue from international markets. On a pro forma basis, approximately 28% of our revenue for the year ended December 31, 2004 was attributable to sales in international markets.

Regulation

        Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Because of our international operations, we must comply with diverse and evolving regulations. Regulation relates to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities.

        Our business involves risks of liability associated with entertainment content, which could adversely affect our business, financial condition or results of operations. As a developer and distributor of media content, we may face potential liability for any of:

  •
  defamation;

  •
  invasion of privacy;

  •
  copyright infringement;

  •
  actions for royalties and accountings;

  •
  trademark misappropriation;

  •
  trade secret misappropriation;

  •
  breach of contract;

  •
  negligence; and/or

  •
  other claims based on the nature and content of the materials distributed.

        These types of claims have been brought, sometimes successfully, against broadcasters, publishers, merchandisers, online services and other developers and distributors of entertainment content. We could also be exposed to liability in connection with material available through our Internet sites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us.

Intellectual Property

        Our business involves the ownership and distribution of intellectual property. Such intellectual property includes copyrights, trademarks in names, logos and characters, patents or patent applications for inventions related to our products and services, and licenses of intellectual property rights of various kinds.

        Our intellectual property, including the rights to the name, image, and likeness of Elvis Presley, and the name, trademark and service mark of each of American Idol and Pop Idol, is material to our operations. If we do not or cannot protect our material intellectual property rights against infringement or misappropriation by third parties, (whether for legal reasons or for business reasons relating, for example, to the cost of litigation), our revenues may be materially adversely affected.

        We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright, rights of publicity, and other laws, as well as licensing agreements and third party nondisclosure and assignment agreements. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in one country as in another. Although we believe that our intellectual property is enforceable in most jurisdictions, we cannot guarantee such validity or enforceability. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

        We rely on trademarks, trade names, and brand names to distinguish our products from those of our competitors, and have registered or applied to register some of these trademarks. In addition, FremantleMedia has registered some of these trademarks, including the trademarks American Idol and Pop Idol and their logos, on our behalf. With respect to applications to register trademarks that have not yet been accepted, we cannot assure you that such applications will be approved. Third parties may oppose the trademark applications, seek to cancel existing registrations or otherwise challenge our use of the trademarks. If they are successful, we could be forced to re-brand our products and services, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. We also grant third parties the right to use our trademarks. In an effort to preserve trademark rights, we enter into license agreements with these third parties which govern the use of the trademarks, and which require our licensees to abide by quality control standards with respect to the goods and services that they provide under the trademarks. Although we make efforts to police the use of the trademarks by our licensees, we cannot make assurances that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, the trademark rights could be diluted, or subject to challenge or invalidation.

        Although we rely on copyright laws to protect the works of authorship created by us or transferred to us via assignment or by operation of law as work made for hire, we do not typically register our works. Copyrights in works of U.S. origin authored after January 1, 1978, exist as soon as the works are authored and fixed in a tangible medium; however, the works must be registered before the copyright owners may bring an infringement action in the United States. Furthermore, if a copyrighted work of U.S. origin is not registered within three months of publication of the underlying work or before the act of infringement, the copyright owner cannot recover statutory damages or attorneys' fees in any U.S. enforcement action; rather, the owner must prove he suffered actual damages or lost profits. Accordingly, if one of our unregistered works of U.S. origin is infringed by a third party, we will need to register the work before we can file an infringement suit in the United States, and our remedies in any such infringement suit could be limited. Furthermore, copyright laws vary from country to country. Although copyrights that arise under U.S. and U.K. law will be recognized in most other countries (as most countries are signatories of the Berne Convention and the Universal Copyright Convention), we cannot guarantee that courts in other jurisdictions will afford our copyrights with the same treatment as courts in the United States or the United Kingdom.

        In addition to copyright and trademark protection, we rely on the rights of publicity to prevent others from commercially exploiting Elvis Presley's name, image and likeness. At this time, there is no federal statute protecting our rights of publicity to Elvis Presley's name, image and likeness. As a result, we must rely on state law to protect these rights. Although most states have recognized the rights of publicity to some extent, not all 50 states have expressly done so through their statutes or their respective common law. Thus, there is no guarantee that the rights of publicity are enforceable in every state. Additionally, many countries outside of the United States do not recognize the rights of publicity at all or do so in a more limited manner. Thus, there is no guarantee that we will be able to enforce our rights of publicity in these countries.

        As we seek in the future to acquire an owner of content, we will be required to perform extensive due diligence in numerous domestic and foreign jurisdictions, both on the content we seek to acquire, and on the laws of the applicable jurisdiction to protect such content, which will increase the costs associated with such acquisitions.

Employees

        As of June 21, 2005, our company had a total of 305 full-time employees, 141 part-time employees and 49 seasonal employees.

Description of Property

        The following chart briefly describes our owned and/or leased real properties.

Name of Property	Owned or Leased	Approx. Size	Type/Use of Property	Location
Graceland	Leased	13.53 acres	Museum/Home	Memphis, Tennessee
Retail/Parking/Ancillary Use	Owned	38.60 acres	Parking Lot/Airplane Museum/Retail/Corporate Office/Ancillary Use	Memphis, Tennessee
Heartbreak Hotel	Owned	2.658 acres	Hotel	Memphis, Tennessee
Meadow Oaks Apartments	Owned	10.70 acres	Apartment Complex	Memphis, Tennessee
Memphis Restaurant Property (1)	Leased	0.828 acres	Restaurant/ Nightclub	Memphis, Tennessee
Corporate Headquarters	Leased	16,810 square feet	Offices	New York, New York
Corporate Offices	Leased	2,200 square feet	Offices	Los Angeles, California
19 Entertainment Headquarters	Leased	20,000 square feet	Offices	London, England

(1)
We closed the restaurant effective September 2003 and are attempting to negotiate a termination or sublease of the entire space.

        We also lease office space for the operations of 19 Entertainment in New York, Los Angeles, Paris and Hamburg.

        We believe that our facilities will be suitable for the purposes for which they are employed, are adequately maintained and will be adequate for current requirements and projected growth.

Legal Proceedings

        We are subject to certain claims and litigation in the ordinary course of business. It is the opinion of management that the outcome of such matters will not have a material adverse effect on our combined financial position or results of operations.

MANAGEMENT

        The following table sets forth information regarding our executive officers and the members of our board of directors. The directors listed below will serve until the next annual meeting of our stockholders.

Name	Age	Position
Robert F.X. Sillerman	57	Chief Executive Officer, Chairman of the Board
Michael G. Ferrel	56	President, Member of the Office of the Chairman
Mitchell J. Slater	44	Senior Executive Vice President, Chief Operating Officer, Director, Member of the Office of the Chairman
Howard J. Tytel	58	Senior Executive Vice President, Director of Legal and Governmental Affairs, Director, Member of the Office of the Chairman
Thomas P. Benson	42	Executive Vice President, Chief Financial Officer, Treasurer, Director
Kraig G. Fox	37	Executive Vice President, Chief Corporate Development Officer, Secretary
Simon Fuller	44	Chief Executive Officer, 19 Entertainment Limited
Jack Soden	58	Chief Executive Officer, Elvis Presley Enterprises, Inc.
Edwin M. Banks	42	Director
Edward Bleier	75	Director(2)
Jerry L. Cohen	71	Director
Carl D. Harnick	70	Director(1)
Jack Langer	56	Director(1)(2)(3)
John D. Miller	60	Director(2)(3)
Bruce Morrow	69	Director
Priscilla Presley	59	Director
Birame N. Sock	29	Director(1)(3)

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Nominating and Corporate Governance Committee

        Robert F.X. Sillerman was appointed Chief Executive Officer and Chairman effective February 7, 2005. Prior to that, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm, since August 2000. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through the present. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment, Inc. from its formation in December 1997 through its sale to Clear Channel Communications in August 2000. Mr. Sillerman also served as the Executive Chairman of SFX Broadcasting, Inc. from July 1, 1995 until its sale to an affiliate of Hicks, Muse, Tate and Furst in May 1998. From 1992 through June 30, 1995, Mr. Sillerman served as Chairman and Chief Executive Officer of SFX Broadcasting. Since 1993, Mr. Sillerman has served as the Chancellor of the Southampton College of Long Island University.

        Michael G. Ferrel was appointed President and Member of the Office of the Chairman on May 19, 2005. Prior to that, Mr. Ferrel was President and Chief Executive Officer of FXM, Inc. since August 2000. Mr. Ferrel served as President, Chief Executive Officer, Member of the Office of the Chairman and a director of SFX Entertainment from December 1997 through August 2000. Mr. Ferrel also served as President, Chief Executive Officer and a director of SFX Broadcasting from November 1996 until May 1998.

        Mitchell J. Slater was appointed Senior Executive Vice President, Chief Operating Officer, director and Member of the Office of the Chairman, effective February 7, 2005. Prior to that, Mr. Slater was

Executive Vice President of FXM, Inc. since August 2000. Mr. Slater served as Executive Vice President of SFX Entertainment from January 1997 through August 2000. Prior to that, he was a founder and President of DelsenerSlater Enterprises and its predecessor from May 1988 through the sale of DelsenerSlater to SFX Broadcasting in January 1997. Mr. Slater also owns The Slater Group, a private investment company, established in 2001, that owned Metropolitan Entertainment, an independent concert promotion company. Mr. Slater served as Executive Chairman of Metropolitan from March 2002 through the sale of that company in December 2002. Mr. Slater is the President and serves on the Board of Directors of LIFEbeat–The Music Industry Fights AIDS. Mr. Slater also serves as a Trustee of the Garden School.

        Howard J. Tytel was appointed Senior Executive Vice President, Director of Legal and Governmental Affairs, director and Member of the Office of the Chairman, effective February 7, 2005. Prior to that, since August 2000, Mr. Tytel was Executive Vice President and Director of Legal and Governmental Affairs of FXM, Inc. Mr. Tytel also serves on the management advisory committee of FXM Asset Management, the managing member of MJX Asset Management. Mr. Tytel served as Executive Vice President, General Counsel, Secretary and a director of SFX Entertainment from December 1997 through August 2000. In January 1999, Mr. Tytel was elected as a Member of the Office of the Chairman of SFX Entertainment. Mr. Tytel also served as a director, General Counsel, Executive Vice President and Secretary of SFX Broadcasting from 1992 until May 1998. Mr. Tytel has been continuously associated with Mr. Sillerman in various capacities with entities operating in the media business since 1978.

        Thomas P. Benson was appointed Executive Vice President, Chief Financial Officer, Treasurer and a director effective February 7, 2005. Mr. Benson also serves as Executive Vice President and Chief Financial Officer of MJX Asset Management, and serves on the management advisory committee of FXM Asset Management. Mr. Benson has been with MJX since November 2003. Mr. Benson was Chief Financial Officer at FXM, Inc. from August 2000 until February 2005. Mr. Benson served as a Senior Vice President and Chief Financial Officer of SFX Entertainment from March 1999 to August 2000, and as the Vice President, Chief Financial Officer and a director of SFX Entertainment from December 1997. Mr. Benson also served as the Chief Financial Officer and a director of SFX Broadcasting having served in such capacity from November 1996 until May 1998.

        Kraig G. Fox was appointed Chief Corporate Development Officer, Executive Vice President and Secretary on February 7, 2005. Prior to that, Mr. Fox was Senior Vice President at FXM, Inc. since August 2000. Mr. Fox has served as Senior Vice President of MJX Asset Management, since November 2003, and serves on the management advisory committee of FXM Asset Management. Mr. Fox was a Vice President at SFX Entertainment from December 1998 through August 2000.

        Simon Fuller has served as Chief Executive Officer of 19 Entertainment Limited since founding the company in 1985. While at 19 Entertainment, Mr. Fuller has been responsible for the creation and development of many successful ventures, including the Spice Girls, S Club 7, the management of renowned artists such as Annie Lennox and Cathy Dennis, and the development of the Pop Idol and American Idol series. Prior to forming 19 Entertainment, from 1981 to 1985, Mr. Fuller worked at Chrysalis Music, in music publishing (Chrysalis Music Limited) and A&R (Chrysalis Records). Since January 2000, Mr. Fuller has been an investor in and director of Popworld Limited, a multi-artist pop music brand and online portal with online and offline brand relationships with commercial partners.

        Jack Soden has served as Chief Executive Officer of Elvis Presley Enterprises, Inc. since May 1990. Prior to that Mr. Soden served as Executive Director of the Graceland Division since its opening in June 1982. Mr. Soden is active on the boards of various Memphis charitable institutions including The National Civil Rights Museum, Professional Advisory Board–St. Jude Children's Research Hospital, and the Society of Entrepreneurs.

        Edwin M. Banks was appointed to our board of directors on February 8, 2005. Mr. Banks has served as a Portfolio Manager for W. R. Huff Asset Management Co., L.L.C., an investment management firm, since June 1988. Mr. Banks is currently a director of Caremark Rx, Inc. and NTL, Incorporated, a communications services company.

        Edward Bleier was appointed to our board of directors on February 7, 2005. Mr. Bleier is a director of RealNetworks, Inc., a leading Internet creator of digital media services and software. For 34 years, until his retirement as Senior Advisor in December 2003, Mr. Bleier was an executive of Warner Bros., Inc. From 1986 through 2000, he was President of the division responsible for broadcast and cable networks, pay-television and video-on-demand. He also previously served on Warner Communications' strategy committee, as President of Warner Bros. Animation, and overseeing the broadcast of certain sports properties. In May 2005, Mr. Bleier was appointed to the Board of Directors of Blockbuster, Inc. Mr. Bleier has chaired numerous charitable organizations, including: the Entertainment, Communications and Media division of the UJA Federation, The Center for Communications and the Guild Hall's Academy of the Arts. He is currently a director of The Charles A. Dana Foundation, the Martha Graham Dance Company and a member of the Council on Foreign Relations.

        Jerry L. Cohen was appointed to our board of directors on February 7, 2005. Mr. Cohen has been a partner for more than six years with Tishman Speyer Properties, L.P., one of the largest and oldest real estate development organizations in the United States. Prior to that, from 1992 to 1998, Mr. Cohen was Vice Chair and a member of the Board of Directors of Cushman & Wakefield, Inc. Mr. Cohen is a partner of the Yankee Global Enterprises. Mr. Cohen is a member of the Board of Overseers of New York University's Stern School of Business, the Board of Trustees of Long Island University and the Board of Directors of the Manhattan Theatre Club.

        Carl D. Harnick was appointed to our board of directors on February 7, 2005. Mr. Harnick has served as Vice President and Chief Financial Officer of Courtside Acquisition Corp since March 25, 2005. Mr. Harnick was a partner with Ernst & Young and its predecessor for thirty years, retiring from the firm in September 1997. Since leaving Ernst & Young, Mr. Harnick has provided financial consulting services to various organizations, including Alpine Capital, a private investment firm, at various times since October 1997. He was a director of Platinum Entertainment, Inc., a recorded music company, from April 1998 through June 2000, Classic Communications, Inc., a cable television company, from January 2000 through January 2003, and Sport Supply Group, Inc., a direct mail marketer of sporting goods, from April 2003 through August 2004. Mr. Harnick has been Vice President and Chief Financial Officer of Courtside Acquisition Corp. since March 18, 2005. Mr. Harnick has been the Treasurer as well as a Trustee for Prep for Prep, a charitable organization, for more than five years.

        Jack Langer was appointed to our board of directors on February 7, 2005. Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer was Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer was the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer was Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer also serves on the Board of Directors of SBA Communications Corp., Hummingbird Ltd. and Atlantic Broadband Group.

        John D. Miller was appointed to our board of directors on February 7, 2005. Mr. Miller is President, Co-Chairman and Founder of StarVest Management, Inc., and manager of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. He is also Managing Member of StarVest Associates LLC, the General Partner of the fund. He is currently on the board of two portfolio companies: MessageOne, Inc. and PrintVision, Inc. In December 2003, Mr. Miller became Board Chairman of International Keystone Entertainment, Inc., a Canadian based family film company. He has been a board member of Keystone for a number of years. In January 2003, Mr. Miller became Vice Chairman of Carey Asset Management Corp., affiliated with W.P. Carey & Co. LLC (where he recently was named Co-Chief Investment Officer), which specializes in sale and leaseback transactions. From 1995 to 1998 Mr. Miller was President of Rothschild Ventures Inc., the private investments unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable where he worked for 24 years beginning in 1969.

        Bruce Morrow was appointed to our board of directors on February 7, 2005. Beginning in July 2005, Mr. Morrow will host three regularly scheduled weekly broadcasts for Sirius Satellite Radio. Prior to joining Sirius, Mr. Morrow was a deejay at WCBS-FM from 1982 through June 2005, most recently hosting two radio broadcast shows, "Cousin Brucie's Yearbook" and "Cousin Brucie's Saturday Night Party." Mr. Morrow has worked in the New York radio market since 1961. Mr. Morrow was inducted into the Radio Hall of Fame in 1987, the Broadcasting & Cable Hall of Fame in 1990 and more recently, the National Association of Broadcasters Hall of Fame. Mr. Morrow is the President of Variety, The Children's Charity. Mr. Morrow was the Chairman of the Board of Directors of Multi-Market Radio, Inc. until its sale to SFX Broadcasting in November 1996.

        Priscilla Presley was appointed to our board of directors on February 8, 2005. Ms. Presley has been a director of Metro-Goldwyn-Mayer Inc. since November 2000. Ms. Presley has served as Chairperson of Elvis Presley Enterprises, Inc. since 1982. In addition to being an actress, author and producer, Ms. Presley has been, starting in 1988, the developer and spokesperson for an international fragrance line.

        Birame N. Sock was appointed to our board of directors on February 7, 2005. Ms. Sock is the founder and has been Chief Executive Officer of Musicphone, Inc., a wireless entertainment company, since its formation in November 2002. Prior to that, from January 1999 to October 2002, Ms. Sock was a Vice President at SetNet Corporation, a wireless messaging company. From July 1998 to January 1999, Ms. Sock was a Project Manager for Nortel Networks, Inc.

Board Composition and Committees

        All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected annually by our board of directors and serve at the discretion of the board.

        The Audit Committee is comprised of Messrs. Harnick and Langer and Ms. Sock. Mr. Harnick is the Chairman of the Audit Committee. The Audit Committee assists our board of directors in fulfilling its responsibility to oversee management's conduct of our financial reporting process, including the selection of our outside auditors, review of the financial reports and other financial information we provide to the public, our systems of internal accounting, financial and disclosure controls, the annual independent audit of our financial statements, our legal and regulatory compliance and our safety programs as established by management.

        All members of the Audit Committee are independent within the meaning of regulations of the Securities and Exchange Commission, the requirements of The NASDAQ National Market® and our Corporate Governance Guidelines. In addition, Mr. Harnick is qualified as an audit committee financial expert under the regulations of the Securities and Exchange Commission and has the accounting and related financial management expertise required by The NASDAQ National Market®. The Audit Committee's charter was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        The Compensation Committee is comprised of Messrs. Bleier, Langer and Miller. Mr. Miller is the Chairman of the Compensation Committee. The Compensation Committee represents our company in reviewing and approving the executive employment agreements with our Chief Executive Officer, Chief Operating Officer, Director of Legal and Governmental Affairs and Chief Financial Officer described below. The Compensation Committee also reviews management's recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the board of directors with respect thereto. The Compensation Committee will administer our stock option and incentive plans, including our 2005 Omnibus Long-Term Incentive Compensation Plan. All members of the Compensation Committee are independent within the meaning of our Corporate Governance Guidelines and regulations of The NASDAQ National Market®. The Compensation Committee's

charter was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        The Nominating and Corporate Governance Committee is comprised of Messrs. Langer and Miller and Ms. Sock. Mr. Langer is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the board for election as directors of our company, including the slate of directors that the board proposes for election by stockholders at our annual meetings of stockholders. The Nominating and Corporate Governance Committee also advises and makes recommendations to the board of directors on all matters concerning directorship practices and recommendations concerning the functions and duties of the committees of the board. The Nominating and Corporate Governance Committee developed and recommended to the board of directors Corporate Governance Guidelines and will review, on a regular basis, the overall corporate governance of our company. All members of the Nominating and Corporate Governance Committee are independent with the meaning of our Corporate Governance Guidelines and the regulations of The NASDAQ National Market®. The Nominating and Corporate Governance Committee's charter was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        We adopted a Code of Business Conduct and Ethics, which is applicable to all our employees and directors, including our principal executive officer, principal financial officer and principal accounting officer. We also adopted a separate Code of Ethics for Senior Financial Management which will be applicable to our Chief Executive Officer, Chief Financial Officer, Director of Legal and Governmental Affairs and other officers in our finance department. The Code of Business Conduct and Ethics was filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K, filed on February 8, 2005.

Director Compensation

        At the first meeting of our board of directors on February 8, 2005, each of the independent directors was awarded a one-time grant of 6,000 shares of restricted common stock. The restrictions on the shares of common stock lapse ratably over a three year period, beginning on the first anniversary of the date of grant of such shares, and upon the death or disability of such director or the decision of our Nominating and Corporate Governance Committee not to nominate such director to the board of directors for election.

        Each independent director will receive an annual director's fee of $50,000 payable half in cash and half in restricted common stock. The chairperson of the Audit Committee will receive an additional fee of $50,000 per annum, payable in cash. The chairpersons of each other committee will receive an additional annual fee of $10,000 per annum, also payable half in cash and half in restricted common stock.

        Each independent director will receive a fee of $1,000, payable in cash, for attending each meeting of the board of directors and $750 for attending each meeting of a committee of which he or she is a member.

        The Compensation Committee approved a grant of 50,000 shares of common stock to Mr. Langer and 25,000 shares of common stock to Mr. Harnick, in each case in consideration for services provided in connection with the completion of this offering that went beyond the normal requirements of serving as a director or on a committee of the board of directors, as well as for Mr. Langer's commitment to continue to serve as a financial expert on the board of directors and chairman of the Nominating and Corporate Governance Committee for a period of five years and Mr. Harnick's commitment to continue to serve as chairman of the Audit Committee for a period of five years. One half of the shares received by each of Messrs. Harnick and Langer will be subject to restrictions which will lapse ratably over five years, beginning on the first anniversary of the date of the grant, and the remaining shares will be subject to forfeiture, on a pro rata basis, in the event the recipient thereof voluntarily resigns his position prior to the expiration of the five-year term. The grant of the restricted stock is contingent upon the successful completion of this offering. Accordingly, the fair value of the common stock will be determined at the time this offering is completed. Based on the offering price of $11.00 per share, the total value of this award would be $0.8 million. We estimate that approximately 20% of the grant relates to the directors' additional time commitment on this offering and accordingly, approximately $0.2 million of compensation expense will be recorded upon completion of this offering. The remaining $0.6 million will be recognized ratably over the remaining five-year requisite service period.

Executive Officer Employment Agreements

  Senior Executive Officer Employment Agreements

        We have entered into employment agreements with our senior executive officers that provide for annual base salaries of $650,000 for Mr. Sillerman, $650,000 for Mr. Ferrel, $650,000 for Mr. Slater, $650,000 for Mr. Tytel and $450,000 for Mr. Benson, increased annually by the greater of five percent or the rate of inflation. Each executive officer also may receive during his continued satisfactory performance of the employment agreement a bonus to be determined annually in the discretion of and on the recommendation of the Compensation Committee. Mr. Sillerman's employment agreement is for a term of six years, while the agreement for each of Messrs. Slater, Tytel and Benson is for a term of five years, in each case beginning as of February 8, 2005. Mr. Ferrel's agreement is effective May 19, 2005 and expires on February 7, 2010. The employment agreements include a non-competition agreement between the executive officer and our company which is operative during the term, provided that if Mr. Sillerman's employment is terminated by our company without "cause," or if there is a "constructive termination without cause," as such terms are defined in the employment agreements his non-compete shall cease to be effective on the later of such termination or three years from the effective date of the agreement. Upon a "change in control," the executive officer may terminate his employment, and, upon doing so, will no longer be subject to the non-competition provisions.

        If an executive officer is terminated by our company without "cause," if there is a "constructive termination without cause," or if there is a "change in control," the employment agreements provide for the following benefits: (a) three years of the base salary in effect at the time of termination, plus (b) a bonus for each partial or full year in the unexpired term in an amount equal to the average of all annual bonuses paid during the term of the agreement prior to termination, plus (c) continued eligibility to participate in any benefit plans of our company through the term. The executive officer may elect to receive the fair market value of the payments provided in (a) and (b) in a lump sum (using a discount rate specified in the employment agreements) rather than receive them over time; provided that in the event of a "change in control," the executive officer is entitled to a lump sum payment of the amounts included above without any reduction for the present value of such amounts. In addition, Mr. Ferrel's employment agreement provides that if (i) Mr. Ferrel is not nominated to serve as a director on our board of directors or (ii) the number of directors on our board of directors is increased to seventeen or more and Mr. Ferrel is not appointed to serve as a director, then Mr. Ferrel may, no later than the date of the next annual meeting of our stockholders, terminate the agreement and receive an amount equal to one year's salary. Mr. Ferrel may elect to receive such amount over time or in a lump sum (using a discount rate specified in the agreement).

        In the event of an executive officer's death, the employment agreements provide for the following benefits: (a) a payment in an amount equal to three times base salary in effect at the time of the executive officer's death plus (b) the full costs of the continuation of any group health, dental and life insurance program through which coverage was provided to any dependent of the executive officer prior to his death, for three years following the executive officer's death and (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer. In the event of an executive officer's disability for a period of greater than six continuous months, the executive officer shall be entitled to his full salary for the first six months of his disability and an accelerated payment equal to 75% of his salary for the remainder of the term.

        In the event of a "change in control" or if there is a "termination without cause" or a "constructive termination without cause," in addition to the foregoing, all previously granted but unvested restricted shares of common stock or options to purchase common stock shall vest fully. The employment agreements further provide that we will indemnify the executive officer for taxes incurred if any "change in control" payments are deemed "excess parachute payments" under the Internal Revenue Code.

        In addition to the restrictions set forth in his employment agreement, Mr. Sillerman remains subject to certain limited non-competition restrictions that expire on August 1, 2005. Until such time as the non-competition restrictions expire, the universe of companies that we can acquire may be limited. The Presley business does not conflict with these non-competition restrictions, but certain aspects of 19 Entertainment not relating to its on-air shows may conflict with the terms of these non-competition restrictions. However, we are permitted to continue to engage in those acquired activities which could be deemed "competitive," subject to certain restrictions, for a period of six months, which would last beyond the date the restrictions expire.

  Simon Fuller Employment Agreement

        In connection with our acquisition of 19 Entertainment, Simon Fuller entered into an employment agreement under which he will continue to serve as the Chief Executive Officer of 19 Entertainment. The agreement is effective March 17, 2005 and provides for a term of six years. During the term, Mr. Fuller's professional services are exclusive to 19 Entertainment subject to minor pre-approved business activities that do not compete with 19 Entertainment and do not affect Mr. Fuller's ability to perform his duties to 19 Entertainment. The agreement provides for an annual base salary of £480,000 ($920,000). In addition to such compensation and customary benefits, Mr. Fuller also may receive during his continued satisfactory performance of the employment agreement a bonus to be determined annually in the discretion of our board of directors, on the recommendation of the Compensation Committee.

        Mr. Fuller has agreed to certain non-competition and non-solicitation provisions, both in his employment agreement, which is governed by U.K. law, and in a separate non-compete agreement governed by New York law. Under his employment agreement, Mr. Fuller has agreed to restrictions covering the period ending on the earlier of twelve months following the termination of the agreement or six years from the date of the agreement. Under the terms of his separate non-compete agreement governed by New York law, Mr. Fuller is subject to non-competition, non-solicitation and non-disclosure provisions for a period of five years from the date of our acquisition of 19 Entertainment.

  Consulting Agreements

        On February 7, 2005, our wholly owned subsidiary, Elvis Presley Enterprises, Inc., entered into a ten-year consulting agreement with Priscilla Presley for the provision of consulting services to us with respect to our operation of the Presley business. In consideration of such services, Ms. Presley will be paid $560,000 per year.

  Indebtedness of Directors and Executive Officers

        None of our directors or executive officers or their respective associates or affiliates is indebted to our company.

  Family Relationships

        There are no family relationships, (as such term is defined in Regulation S-K promulgated by the Securities and Exchange Commission) among our directors and executive officers.

  Legal Proceedings with Affiliates

        As of the date of this prospectus, there is no material proceeding in which any director, officer, affiliate or stockholder of our company is a party adverse to us.

Executive Compensation

        Information relating to the compensation of our company's executive officers prior to recent transactions can be found elsewhere in this prospectus, under the heading "Certain Information Relating To Our Company Prior To Recent Transactions."

Benefit Plans

        We are involved in discussions with various plan providers and intend to offer customary employee benefits and a 401(k) type retirement plan to our employees.

        Elvis Presley Enterprises, Inc. sponsors a 401(k) plan for its employees and the employees of its affiliates. The 401(k) plan provides for employee salary deferrals, an employer match of up to 100% of the first 3% of pay deferred and 50% of the next 2% of pay deferred. Elvis Presley Enterprises, Inc. may also make a discretionary profit sharing contribution. The employees of Elvis Presley Enterprises, Inc. and its affiliates are also offered medical, vision and dental benefits, short and long-term disability insurance, a cafeteria plan, group term life insurance, an employee assistance program, and supplemental insurance for personal accident expenses, cancer coverage, hospital indemnity coverage, personal hospital intensive care, and additional life insurance coverage.

        19 Entertainment offers its employees in the United Kingdom a stakeholder pension scheme, and, after a three month qualifying period, a death in service scheme and a non-contributory medical plan. 19 Entertainment sponsors a 401(k) plan for its employees in the Untied States that provides for employee salary deferrals, with no employer matching payment. Under this 401(k) plan, 19 Entertainment may make a discretionary profit sharing contribution, but has not done so to date. 19 Entertainment also offers its employees in the United States life insurance and non-contributory medical and dental plans.

Stock Option Plans

  2005 Omnibus Long-Term Incentive Compensation Plan

        Our 2005 Omnibus Long-Term Incentive Compensation Plan was adopted by our board of directors in February 2005, and it was subsequently approved by our stockholders at a special meeting in March 2005. As of June 21, 2005, there were 42,000 shares of restricted common stock granted and no options outstanding.

        Administration.    Administration of the 2005 Plan is carried out by the Compensation Committee of the board of directors.

        Maximum Shares and Award Limits.    Under the 2005 Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares or performance shares is 4,000,000. No one participant may receive awards for more than 800,000 shares of common stock in any one calendar year. These limitations, and the terms of outstanding awards, will be adjusted without the approval of our stockholders as the Compensation Committee determines is appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events.

        Eligibility.    Our officers and employees, directors and other persons that provide consulting services to us and our subsidiaries are eligible to participate in the 2005 Plan.

        Stock Options.    The 2005 Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and options that are not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are our employees or are employees of our subsidiaries which are treated as corporations for federal income tax purposes. No participant may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant) in excess of $100,000. An option's exercise price cannot be less than the common stock's fair market value on the date the option is granted, and in the event a participant is deemed to be a 10% owner of our company or one of our subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock's fair market value on the date the option is granted. The 2005 Plan prohibits repricing of an outstanding option, and therefore, the Compensation Committee may not, without the consent of the stockholders, lower the exercise price of an outstanding option, except in the case of adjustments resulting from stock dividends, stock splits, reclassifications of stock or similar events. The maximum period in which an option may be exercised will be fixed by the Compensation Committee but cannot exceed ten years, and in the event a participant is deemed to be a 10% owner of our company or one of our corporate subsidiaries, the maximum period for an incentive stock option granted to such participant cannot exceed five years. Options generally will be nontransferable except in the event of the participant's death but the Compensation Committee may allow the transfer of non-qualified stock options through a gift or domestic relations order to the participant's family members.

        Unless provided otherwise in a participant's stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable upon the earlier of three months following the participant's termination of service with us or certain of our affiliates or the expiration date under the terms of the participant's stock option agreement, provided, however that the right to exercise an option will expire immediately upon termination for "cause" or a voluntary termination any time after an event that would be grounds for termination for cause. Upon death or disability, the option exercise period is extended to the earlier of one year from the participant's termination of service or the expiration date under the terms of the participant's stock option agreement.

        Stock Awards and Performance Based Compensation.    The Compensation Committee also will select the participants who are granted restricted common stock awards and, consistent with the terms of the 2005 Plan, will establish the terms of each stock award. A restricted common stock award may be subject to payment by the participant of a purchase price for shares of common stock subject to the award, and a stock award may be subject to vesting requirements, performance objectives or transfer restrictions, if so provided by the Compensation Committee. In the case of a performance objective for an award intended to qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code, the objectives are limited to specified levels of and increases in our or a business unit's return on equity; total earnings; earnings per share; earnings growth; return on capital; return on assets; economic value added; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; sales growth; gross margin return on investment; increase in the fair market value of the shares; share price (including but not limited to growth measures and total stockholder return); net operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); funds from operations; internal rate of return; increase in net present value or expense targets. Transfer of the shares of common stock subject to a stock award normally will be restricted prior to vesting.

        Deferred Shares.    The 2005 Plan also authorizes the grant of deferred shares, i.e., the right to receive a future delivery of shares of common stock, if certain conditions are met. The Compensation Committee will select the participants who are granted awards of deferred shares and will establish the terms of each grant. The conditions established for earning the grant of deferred shares may include, for example, a requirement that certain performance objectives, such as those described above, be achieved.

        Performance Shares and Performance Units.    The 2005 Plan also permits the grant of performance shares and performance units to participants selected by the Compensation Committee. A performance share is an award designated in a specified number of shares of common stock that is payable in whole or in part, if and to the extent certain performance objectives are achieved. The performance objectives will be prescribed by the Compensation Committee for grants intended to qualify as "performance based compensation" under Section 162(m) and will be stated with reference to the performance objectives described above.

        Amendment and Termination.    No awards may be granted under the 2005 Plan after the tenth anniversary of its adoption by our stockholders. The board of directors may amend or terminate the 2005 Plan at any time, but no amendment will become effective without the approval of our stockholders if it increases the aggregate number of shares of common stock that may be issued under the 2005 Plan, changes the class of employees eligible to receive incentive stock options or stockholder approval is required by any applicable law, regulation or rule, including any rule of any applicable securities exchange or quotation system. No amendment or termination of the 2005 Plan will affect a participant's rights under outstanding awards without the participant's consent.

        Information relating to our company's stock option plan in effect prior to the consummation of recent transactions can be found elsewhere in this prospectus, under the heading "Stock Option Plans Prior to Recent Transactions."

        Information relating to our company's supplemental retirement plan in effect prior to the consummation of recent transactions can be found elsewhere in this prospectus, under the heading "Supplemental Retirement Plan Prior to Recent Transactions."

Compensation Committee Interlocks And Insider Participation

        Messrs. Bleier, Langer and Miller currently serve as members of the Compensation Committee. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The summaries of the agreements described below are not complete and you should read the agreements in their entirety. These agreements have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

        Other than the transactions described below, for the last three full fiscal years there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party in which the amount involved exceeded or will exceed $60,000, and in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family has or will have a direct or indirect material interest.

        Although we do not have a separate conflicts policy, we comply with applicable state law with respect to transactions involving potential conflicts. Applicable state law requires that all transactions between us and any director or executive officer are subject to full disclosure and approval of the majority of the disinterested members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us.

        Consistent with the rules applied to companies listed on The NASDAQ National Market®, all related party transactions must be submitted to, and reviewed and approved by, our Nominating and Corporate Governance Committee, which is comprised solely of independent directors.

The Acquisition of the Presley Business

  The RFX Acquisition LLC Investment

        The acquisition of our company by a management group led by Robert F.X. Sillerman is described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources–Acquisition by RFX Acquisition LLC."

  The RFX Acquisition LLC Lock Up Agreement

        In connection with our acquisition of the Presley business, RFX Acquisition LLC and its members, to whom RFX Acquisition LLC immediately distributed its shares and warrants, agreed not to dispose of or otherwise transfer any shares of common stock until one year from the date of our acquisition of the Presley business and not to dispose of or otherwise transfer more than 20% in the aggregate of any such securities prior to the 18 month anniversary of the date of such acquisition.

  The Contribution and Exchange Agreement

        Our acquisition of an 85% interest in the Presley business is described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources–The Presley Contribution and Exchange Agreement."

        Lisa Marie Presley, who is the sole beneficiary of The Promenade Trust, is involved in the operation of the Presley business through The Promenade Trust's continued 15% ownership interest in each of Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises, LLC, its right as the holder of the Series C Convertible Preferred Stock to elect a director of our company (as described below), and Ms. Presley's long-term employment agreement with Elvis Presley Enterprises, Inc. At the closing of our acquisition of an 85% interest in the Presley business, Priscilla Presley entered into a consulting agreement with Elvis Presley Enterprises, Inc. for a period of ten years under which she will be paid

$560,000 per year. On February 8, 2005, Priscilla Presley was elected by the holder of the Series C Convertible Preferred Stock to serve on our board of directors.

        The Elvis Presley Enterprises, Inc. Stockholders Agreement and the Elvis Presley Enterprises, LLC Operating Agreement

        The respective rights of the parties with respect to their ownership interests in Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises, LLC are governed by the terms of the Elvis Presley Enterprises, Inc. charter and Stockholders Agreement, dated as of February 7, 2005 and the Elvis Presley Enterprises, LLC Amended and Restated Operating Agreement dated February 7, 2005. Under the terms of such documents, EPE Holding Corporation, our wholly owned subsidiary, has been appointed as lead stockholder and manager of Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises, LLC, respectively, with all rights of management over the operations of the Presley business.

        The Promenade Trust is entitled to certain preferred minimum distributions of certain cash flow from the Presley business. The Promenade Trust also has the right to require our company to purchase all or a portion of its remaining ownership interest in the Presley business beginning on January 1, 2008 at a price based on the then current fair market value of the Presley business.

  The Graceland Lease

        We have entered into a 90-year lease with The Promenade Trust for the Graceland mansion, under which we have the exclusive right to conduct all business operations of and at Graceland, including receipt of all revenue generated in connection with such operations. At the end of the term of the lease, The Promenade Trust has the right to reclaim the mansion property. We prepaid approximately $3.0 million of rent at closing of the acquisition of the Presley business, and will make monthly payments of $1.00 per month during the term of the lease. Under the terms of the lease, we are responsible for all costs and expenses arising from or related to the operation of Graceland. We have also acquired all worldwide rights, title and interest in and to the name "Graceland," which name may be used at additional themed locations as well as in Memphis, Tennessee.

        We have also entered into a license arrangement for the use of all personal items which were owned by Elvis Presley at the time of his death and which are currently owned by The Promenade Trust. Under the terms of the license, subject to certain limitations, we have the right to use such items, including the right to move and display such items, in furtherance of the Presley business.

  The Promenade Trust Lock Up Agreement

        In connection with its receipt of the shares of common stock and Series B Convertible Preferred Stock, The Promenade Trust has agreed not to dispose of or otherwise transfer any shares of common stock or Series B Convertible Preferred Stock until one year from the date of their issuance and not to dispose of or transfer more than 20% in the aggregate of any such securities prior to the 18 month anniversary of such date of issuance.

  Priscilla Presley Transaction

        Our acquisition of certain rights from Priscilla Presley of all commercial rights held by Ms. Presley to use the name "Presley" in connection with our use and exploitation of the assets acquired from The Promenade Trust is described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources–Priscilla Presley Transaction."

  The Huff Alternative Fund, L.P. Investment

        The investment in our company by The Huff Alternative Fund, L.P. is described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources–The Huff Alternative Fund, L.P. Investment."

        On March 15, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised warrants to purchase 4,606,918 shares of common stock for proceeds to our company of approximately $6.4 million.

        On March 21, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised their rights to convert all of their 2,172,400 shares of Series A Convertible Redeemable Preferred Stock into 6,051,253 shares of common stock. Accordingly, there are currently no shares of Series A Convertible Redeemable Preferred Stock outstanding. As a result of this conversion, we recorded a $17.8 million non-cash dividend in our financial statements for the period ended March 31, 2005.

        Pursuant to a registration rights agreement with our company, The Huff Alternative Fund, L.P. and its affiliate are each entitled to certain registration rights with respect to shares of common stock and shares of common stock underlying any warrants held by such entities. The terms of this registration rights agreement are described elsewhere in this prospectus under the heading "Description of Capital Stock–Registration Rights—The Huff Alternative Fund, L.P. and its Affiliate"

  The Huff Alternative Fund, L.P. Lock-Up Agreement

        Other than with respect to sales made pursuant to a registration statement as described below, and subject to the volume limitations agreed to in connection therewith, The Huff Alternative Fund, L.P. and its affiliate have agreed not to dispose of or otherwise transfer certain securities of our company, including those 3,706,052 shares of common stock purchased simultaneously with the closing of the investment in our company by RFX Acquisition LLC, warrants to purchase common stock in our company and common stock issuable upon the exercise of currently outstanding warrants, until one year from the date of their initial investment in the company. The lock-up agreement does not cover 4,606,918 shares of common stock which were received upon the exercise of outstanding warrants on March 15, 2005, but which shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act or an exemption from such registration. The lock up agreement also does not cover 6,051,253 shares of common stock received upon conversion of the Series A Convertible Redeemable Preferred Stock, which shares are "restricted securities" as that phrase is defined in Rule 144 under the Securities Act and may only be sold upon registration under the Securities Act or pursuant to an exemption from such registration, provided that any purchaser thereof agrees not to sell, transfer or otherwise dispose of such shares prior to April 7, 2006.

        Beginning 90 days following the date of the final prospectus, if requested by The Huff Alternative Fund, L.P. and its affiliate, we will be required to register with the Securities and Exchange Commission approximately 14.0 million shares of common stock owned by The Huff Alternative Fund, L.P. and its affiliate and 1.0 million shares of common stock underlying warrants held by them. However, from the date of registration of these securities through February 7, 2006, such holders may not sell a number of shares on any given day in excess of 1% of the average daily trading volume (measured as the average daily trading volume for the five trading days immediately preceding any day on which such holder seeks to sell shares). After February 7, 2006, such holders may sell any number of shares without volume limitations. See "Shares Eligible for Future Sale—Sale of Restricted Shares;—Lock-up Arrangements."

  The Presley Registration Rights Agreement

        Pursuant to a registration rights agreement with our company, the holders of the Series B Convertible Preferred Stock are entitled to certain registration rights with respect to the shares of common stock and shares of common stock underlying any preferred stock or warrants held by such entities. The terms of this registration rights agreement are described elsewhere in this prospectus under the heading "Description of Capital Stock–Registration Rights."

The Acquisition of 19 Entertainment

        Our acquisition of 19 Entertainment and the related party transactions in connection therewith are described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources–19 Entertainment Share Purchase Agreement."

  The 19 Entertainment Registration Rights Agreement

        We entered into registration rights agreements with respect to the shares of common stock issued to the sellers in the 19 Entertainment transaction. The terms of this registration rights agreement are described elsewhere in this prospectus under the heading "Description of Capital Stock–Registration Rights."

  The 19 Entertainment Lock-up Agreements

        In connection with our acquisition of 19 Entertainment, we entered into lock-up agreements with holders of common stock who previously held capital stock of 19 Entertainment. The terms of these lock-up agreements are described elsewhere in this prospectus under the heading "Shares Eligible For Future Sale–Lock-up Arrangements."

Related Party Transactions

        Mr. Sillerman, through his ownership of limited partnership interests and certain interests in the general partner, is an investor in StarVest Partners, L.P., a $150 million venture capital investment fund, in which John D. Miller is both an investor and serves as a managing member. Mr. Sillerman has also co-invested with StarVest Partners in several portfolio companies in which the fund invested. The terms of Mr. Sillerman's investment in StarVest Partners are standard and customary for private equity investments of this type. Mr. Sillerman has no special rights not afforded to the other limited partners or investors in the general partner of StarVest Partners. Mr. Tytel is also an investor as a limited partner in StarVest Partners. Mr. Miller is a member of our Nominating and Corporate Governance Committee and the chairman of our Compensation Committee.

        Immediately prior to the consummation of the various transactions resulting in our acquisition of the Presley business, we entered into a sublease for approximately 16,810 square feet for its principal corporate offices in New York, New York. The prior subtenants from whom we assumed the terms of the sublease were FXM, Inc. and MJX Asset Management LLC. Mr. Sillerman is the managing member of MJX and is the principal stockholder of FXM. Messrs. Ferrel, Tytel, Slater, Benson and Fox are also investors in MJX and FXM. The terms of our sublease are identical to those which governed FXM's and MJX's occupation of such space. In accordance with certain requirements set forth in the existing sublease for the space, FXM was required to remain as a guarantor to our obligations under the sublease. We have agreed to use our best efforts to have FXM released from these obligations. While the company was not yet subject to the rules and regulations of The NASDAQ National Market® at the time of this transaction, the transaction was subsequently ratified by the independent members of our board of directors in accordance with The NASDAQ National Market's® rules for affiliated transactions.

        Under the terms of their employment agreements, certain of our employees, including Messrs. Tytel, Benson and Fox, are permitted to spend a portion of their time providing services for Mr. Sillerman and/or MJX. The Compensation Committee of our board of directors will review the amount of time spent on outside endeavors by employees on a quarterly basis, and to the extent the Compensation Committee believes any such employee is engaging in outside activities at a level whereby he is being compensated by us for the time spent on such outside activities, the Compensation Committee will require that the employee reduce the level of outside services being performed, and further, will require that the recipient of such services (either Mr. Sillerman or MJX) reimburse us for the compensation attributable to the time spent thereon. In any event, the Compensation Committee will consider the amount of time dedicated to outside activities in determining the appropriate compensation for the employees involved.

        In connection with the closing of the acquisition of our 85% interest in the Presley business, we were required to reimburse FXM for approximately $1.0 million of third party expenses previously paid by FXM on our behalf and $1.2 million of overhead and similar expenses incurred by FXM on our behalf in connection with the consummation of the various transactions that resulted in our acquisition of the Presley business. While the company was not yet subject to the rules and regulations of The NASDAQ National Market® at the time of this transaction, the transaction was subsequently ratified by the independent members of our board of directors in accordance with The NASDAQ National Market's® rules for affiliated transactions.

        Although Mr. Sillerman is an investor as a limited partner in an affiliate of The Huff Alternative Fund, L.P. which, together with that affiliate, invested $43.8 million in our company, Mr. Sillerman and The Huff Alternative Fund, L.P. and that affiliate agreed that Mr. Sillerman would not participate in the investment in our company by The Huff Alternative Fund, L.P. and its affiliate.

        Bruce Morrow was the Chairman of the Board of Multi-Market Radio, a company in which Mr. Sillerman was the largest individual stockholder, and which was acquired by SFX Broadcasting, Inc., for which Mr. Sillerman previously served as Chairman and Chief Executive Officer. Messrs. Ferrel, Tytel and Benson were also stockholders and directors of SFX Broadcasting, Inc.

        Simon Fuller is an investor in and director of Popworld Limited, a media-based company, in which we own 12%. Under the terms of his employment and non-compete agreements, Mr. Fuller has agreed not to be involved with the management or oversight of Popworld Limited beyond his role as a director.

        Mr. Morrow is a minority participant in an investment made by Mr. Sillerman in a theatrical production.

        In February 2005, our company issued 10,000 shares of common stock to All-American Sportpark, Inc., in satisfaction of certain indebtedness of our company to All-American Sportpark in an approximate amount of $270,000. Certain former principal stockholders of our company, including Ronald S. Boreta, are principal stockholders in All-American Sportpark. Additionally, certain former directors of our company, including Ronald S. Boreta, Vaso Boreta, William Kilmer and Robert R. Rosburg are currently directors of All-American Sportpark.

        Information concerning the related party transactions prior to recent transactions can be found elsewhere in this prospectus, under the heading "Related Party Transactions Prior to Recent Transactions."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the number of shares of our common stock beneficially owned on June 21, 2005 by:

  •
  each person who is known by us (other than a director or a named executive officer) to beneficially own 5% or more of our common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our company's directors and executive officers, as a group.

        As used in the table below, the term "beneficial ownership" means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of any security. A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. Except as otherwise indicated, the stockholders listed below have sole voting and investment powers with respect to the shares indicated. For purposes hereof, beneficial ownership has been determined assuming 68,444,195 shares of common stock are outstanding immediately prior to the offering and 20,000,000 shares of common stock are issued in the offering, but without giving effect to the exercise or conversion of options, warrants and convertible securities which are currently exercisable for or convertible into shares of common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock or other security that such person has the right to acquire within 60 days, are deemed to be outstanding; however, such shares are not deemed outstanding for the purposes of computing the ownership percentage of any other person. Except as otherwise set forth below, the address of each of the persons listed below is c/o CKX, Inc., 650 Madison Avenue, New York, New York 10022.

			Percentage of Class Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Prior to Offering	After the Offering
5% Stockholders
The Huff Alternative Fund, L.P.	15,009,453	(1)	21.6%	16.8%
Directors and Executive Officers:
Robert F.X. Sillerman	33,373,861	(2)	47.0	36.7
Michael G. Ferrel	2,659,203	(3)	3.9	3.0
Mitchell J. Slater	3,354,103	(4)	4.9	3.8
Howard J. Tytel	3,354,104	(5)	4.9	3.8
Thomas P. Benson	1,550,780	(6)	2.3	1.8
Edwin M. Banks	—	(7)	*	*
Edward Bleier	6,000	(8)	*	*
Jerry L. Cohen	6,000	(8)	*	*
Carl D. Harnick	6,000	(8)	*	*
Jack Langer	6,000	(8)	*	*
John D. Miller	306,000	(8)(9)	*	*
Bruce Morrow	156,000	(8)(10)	*	*
Priscilla Presley	6,000		*	*
Birame N. Sock	6,000	(8)	*	*
Vaso Boreta	—	(11)	0	0
All directors and executive officers as a group (17 persons):	47,133,966	(12)	65.6%	51.3%

*
Denotes less than 1.0% beneficial ownership.

(1)
Includes: (i) 14,055,346 shares of common stock owned of record by The Huff Alternative Fund, L.P.; and (ii) 954,107 shares of common stock underlying presently exercisable warrants issued to The Huff Alternative Fund, L.P. Excludes (i) 308,877 shares of common stock owned of record by an affiliated limited partnership of The Huff Alternative Fund, L.P., and (ii) 20,956 shares of common stock underlying presently exercisable warrants issued to such affiliated limited partnership. William R. Huff possesses the sole power to vote and dispose of all securities of our company held by the two Huff entities, subject to certain internal compliance procedures. All of the outstanding warrants issued to The Huff Alternative Fund, L.P. and its affiliate expire on February 7, 2007. Edwin M. Banks is a portfolio manager at W.R. Huff Asset Management Co., L.L.C., an affiliate of The Huff Alternative Fund, L.P.

(2)
Includes: (i) 19,927,757 shares of common stock owned of record by Mr. Sillerman; (ii) 1,759,873 shares of common stock underlying presently exercisable warrants issued to Mr. Sillerman; (iii) 1,000,000 shares of common stock owned of record by Laura Baudo Sillerman, Mr. Sillerman's spouse, (iv) 9,868,121 shares of common stock owned of record by Sillerman Commercial Holdings Partnership L.P., in which Mr. Sillerman is the sole stockholder of the general partner; and (v) 818,110 shares of common stock underlying presently exercisable warrants issued to Sillerman Commercial Holdings Partnership L.P. All of the outstanding warrants issued to Mr. Sillerman and Sillerman Commercial Holdings Partnership L.P. expire on February 7, 2007.

(3)
Includes: (i) 1,991,875 shares of common stock owned of record by Mr. Ferrel; (ii) 94,237 shares of common stock underlying presently exercisable warrants issued to Mr. Ferrel; (iii) 546,014 shares of common stock owned of record by the Ferrel Childrens Trust; and (iv) 27,077 shares of common stock underlying presently exercisable warrants issued to the Ferrel Childrens Trust. All of the outstanding warrants issued to Mr. Ferrel and the Ferrel Childrens Trust expire on February 7, 2007.

(4)
Includes: (i) 2,611,475 shares of common stock owned of record by Mr. Slater; (ii) 242,628 shares of common stock underlying presently exercisable warrants issued to Mr. Slater; and (iii) 500,000 shares of common stock owned of record by Mitchell J. Slater 2004 GRAT. All of the outstanding warrants issued to Mr. Slater expire on February 7, 2007.

(5)
Includes: (i) 2,388,771 shares of common stock owned of record by Mr. Tytel and Sandra Tytel, Mr. Tytel's spouse, as tenants in common with rights of survivorship; (ii) 126,811 shares of common stock underlying presently exercisable warrants issued to Mr. Tytel and Sandra Tytel, Mr. Tytel's spouse, as tenants in common with rights of survivorship; (iii) 361,354 shares of common stock owned of record by the Sandra Tytel 1998 Trust for the benefit of Jennifer Tytel; (iv) 57,908 shares of common stock underlying presently exercisable warrants issued to the Sandra Tytel 1998 Trust for the benefit of Jennifer Tytel; (v) 361,352 shares of common stock owned of record by the Sandra Tytel 1998 Family Trust for the benefit of Michael and Andrew Frey; and (vi) 57,908 shares of common stock underlying presently exercisable warrants issued to the Sandra Tytel 1998 Family Trust for the benefit of Michael and Andrew Frey. All of the outstanding warrants issued to Mr. Tytel and Sandra Tytel, Mr. Tytel's spouse, as tenants in common with rights of survivorship, the Sandra Tytel 1998 Trust for the benefit of Jennifer Tytel and the Sandra Tytel 1998 Family Trust for the benefit of Michael and Andrew Frey, expire on February 7, 2007.

(6)
Includes 112,180 shares of common stock underlying presently exercisable warrants; all of which expire on February 7, 2007.

(7)
Mr. Banks is a portfolio manager at W.R. Huff Asset Management Co., L.L.C., an affiliate of The Huff Alternative Fund, L.P.

(8)
Includes 6,000 shares of restricted common stock, issued pursuant to our 2005 Omnibus Long-Term Incentive Compensation Plan. The restrictions on the shares of common stock lapse ratably over a three-year period, beginning on the first anniversary of the date of grant of such shares, and upon the death or disability of such director or the decision of our Nominating and Corporate Governance Committee not to nominate such director to the board of directors for election.

(9)
Includes 300,000 shares of common stock acquired by Mr. Miller in connection with his ownership of membership interests in RFX Acquisition LLC.

(10)
Includes 150,000 shares of common stock acquired by Mr. Morrow in connection with his ownership of membership interests in RFX Acquisition LLC.

(11)
Mr. Boreta resigned as the President and Chairman of our company effective February 7, 2005.

(12)
Includes an aggregate of 3,419,932 shares of common stock underlying presently exercisable warrants.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Short Term Senior Credit Facilities

  Presley short term senior credit facility

        In connection with the acquisition of the Presley business, we borrowed $39.0 million from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. This Presley short term senior loan is an obligation of EPE Holding Corporation, our wholly owned subsidiary which directly owns 100% of our shares and interests in the Presley business.

        The Presley short term senior loan is due and payable on February 6, 2006 although we are required to repay the loan immediately with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. The Presley short term senior loan is also immediately due and payable upon a change in control of our company, as defined in the Presley short term senior credit facility.

        The Presley short term senior loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through August 6, 2005, (b) 500 basis points from August 7, 2005 through November 6, 2005 and (c) 600 basis points at all times thereafter through maturity. We are required to repay the Presley short term senior loan at 101% of the principal amount at maturity. This additional $390,000 of principal is being recorded as interest expense over the life of the loan.

        The Presley short term senior loan is guaranteed by our company and secured by 100% of our ownership interests in the Presley business and places restrictions on our ability to pay dividends from the borrower, EPE Holding Corporation, to us, as the parent company, to fund corporate expenses and pay dividends on our Series B Convertible Preferred Stock. The loan also requires us to maintain certain financial covenants including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth, and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, EPE Holding Corporation may not be able to pay dividends to our parent company and we therefore may not be able to fund all of our obligations. Under the terms of the Presley short term senior loan, EBITDA is defined as consolidated net income plus income tax expense, interest expense, depreciation and amortization expense, extraordinary charges and non-cash charges and minus interest income, extraordinary gains and any other non-cash income.

        We anticipate repaying the entire balance of the Presley short term senior loan with proceeds from this offering. See "Use of Proceeds."

  19 Entertainment short term senior credit facility

        In connection with our acquisition of 19 Entertainment, we borrowed $109.0 million from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The 19 Entertainment short term senior loan is an obligation of CKX UK Holdings Limited, our wholly owned subsidiary which directly owns 100% of 19 Entertainment. We were required to pay a 1% commitment fee upon the funding of the loan. This additional $1,090,000 of principal is being recorded as interest expense over the life of the loan.

        The 19 Entertainment short term senior loan is due and payable on February 6, 2006, although we are required to repay the loan immediately with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. The 19 Entertainment short term senior loan is also immediately due and payable upon a change in control of our company, as defined in the 19 Entertainment short term senior credit facility.

        The 19 Entertainment short term senior loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through September 16, 2005, (b) 500 basis points from September 17, 2005 through December 16, 2005, and (c) 600 basis points at all times thereafter through maturity, and may be increased upon the happening of certain events.

        The 19 Entertainment short term senior loan is guaranteed by our company and each of the wholly owned operating subsidiaries of 19 Entertainment and is secured by 100% of our ownership interest in CKX UK Holdings Limited, 19 Entertainment and its subsidiaries. The 19 Entertainment short term senior loan is also secured by a second lien on our ownership interests in EPE Holding Corporation and it subsidiaries. The credit facility places restrictions on CKX UK Holdings Limited's ability, as the borrower, to pay dividends to us, as the parent company, to fund corporate expenses. The loan also requires us to maintain certain financial covenants including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, CKX UK Holdings Limited may not be able to pay dividends to us, as the parent company and we therefore may not be able to fund all of our obligations. Under the terms of the 19 Entertainment short term senior loan, EBITDA is defined as consolidated net income plus income tax expense, interest expense, depreciation and amortization expense, extraordinary charges and non-cash charges and minus interest income, extraordinary gains and any other non-cash income.

        We anticipate repaying the entire balance of the 19 Entertainment short term senior loan with proceeds from this offering. See "Use of Proceeds."

Priscilla Presley Note

        We issued a $3.5 million subordinated promissory note to Priscilla Presley in connection with the acquisition from Priscilla Presley of all commercial rights held by Ms. Presley to use the name "Presley" in connection with the use and exploitation of the assets acquired from the Trust as well as all of Ms. Presley's rights, if any, to the name "Graceland." The note bears interest at the rate of 5.385% percent per annum. The principal and interest under the note are payable in seven consecutive equal annual installments of principal and interest of $550,000 each, due and payable on the first through the seventh anniversaries of the date of the note, with an eighth and final installment of principal and interest in the amount of $549,858, due and payable on the eighth anniversary of the date of the note.

Revolving Credit Facility Commitment

        On June 2, 2005, we obtained commitments from Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, as administrative agent and as a lender, Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., one of the underwriters of this offering, Credit Suisse and The Bank of New York, as lenders, relating to a 364-day, $50.0 million revolving credit facility, which commitments are subject to consummation of this offering and repayment of all amounts outstanding under our short term senior loans as well as the conditions summarized below. Bear, Stearns & Co. Inc. will act as sole and exclusive advisor, lead arranger and bookrunner in respect of this revolving credit facility. The commitments of the lenders to provide the revolving credit facility will expire on the earlier of (i) the one year anniversary of the consummation of this offering, if the closing of the revolving credit facility has not then occurred, and (ii) the date on which we consummate, or (if earlier) obtain a definitive commitment from a financial institution (whether or not such financial institution is one of the lenders committed under the revolving credit facility) for, a bank financing (A) in an aggregate principal amount equal to or greater than $50.0 million, and (B) with a term no shorter than that of the revolving credit facility.

        Each lender's commitments and agreements are subject to (i) each lender's satisfaction that there shall not have occurred or become known to it any event, development, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the consummation of the revolving credit facility or on the business, assets, property, condition (financial or otherwise), results of operations or prospects of our company and our subsidiaries, taken as a whole, (ii) each lender not becoming aware of any information or other matter affecting us or the consummation of the revolving credit facility that, in its judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to the lenders previously, (iii) each lender's reasonable satisfaction that after the date of the commitment letter and prior to the consummation of the revolving credit facility there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of us or any of our affiliates, (iv) the negotiation, execution and delivery of definitive documentation with respect to the revolving credit facility satisfactory to such lender and its counsel, (v) our compliance in all material respects with our covenants and agreements with the lenders in respect of the revolving credit facility and the correctness of our representations and warranties to them in connection therewith, and (vi) the satisfaction of the other conditions relating to the revolving credit facility set forth or referred to in the term sheet to the commitment letter. Additionally, each drawing under the revolving credit facility will be subject to the satisfaction of certain conditions set forth or referred to in the term sheet to the commitment letter, including the absence of any material adverse change in the business, assets, property, condition (financial or otherwise), results of operations or prospects of our company and our subsidiaries, taken as a whole. We will not have control over the satisfaction of all of these conditions and requirements, and we cannot assure you that we will be able to satisfy these conditions and requirements or that we will be able to borrow funds under the revolving credit facility at any particular time or at all.

        Our company will be the borrower under the revolving credit facility. The revolving credit facility will mature on the 364th day after the closing of the revolving credit facility. The proceeds of loans under the revolving credit facility will be permitted to be used for general corporate purposes (including working capital) in the ordinary course of business and to fund future acquisitions. Amounts borrowed under the revolving credit facility will bear interest at a rate equal to LIBOR plus 200 basis points, increasing to LIBOR plus 250 basis points at any time when $25.0 million in aggregate principal amount of loans, letters of credit and swing line loans are outstanding.

        The revolving credit facility will be guaranteed by each of our direct and indirect present and future subsidiaries other than Elvis Presley Enterprises, Inc., Elvis Presley Enterprises, LLC and any of their subsidiaries; provided, however, that any foreign subsidiary of our company with respect to which a guarantee granted thereby would, in our good faith judgment, result in material adverse tax consequences to our company, shall not be required to be a guarantor. Obligations under the revolving credit facility will be secured by security interests in substantially all of the assets of our company and the guarantors (subject to limitations on capital stock of foreign subsidiaries).

        The revolving credit facility will restrict our ability to incur debt, sell assets, merge or acquire businesses, and pay dividends, among other matters, and will require us to maintain certain financial covenants, including (i) a minimum interest coverage ratio, (ii) a maximum debt to EBITDA ratio, (iii) a minimum amount of EBITDA and (iv) a minimum tangible net worth. If we are unable to comply with or satisfy these covenants, we will not be permitted to borrow amounts under the revolving credit facility and the lenders may be able to accelerate all amounts then due thereunder.

        In the event that, on or prior to the 90th day after the consummation of this offering, the revolving credit facility has not yet been consummated, and we have not yet entered into a definitive commitment for a bank financing which has the effect of terminating the lenders' commitments thereunder, we have agreed to pay to the lenders an amount equal to 0.35% of the aggregate commitments for the revolving credit facility on such 90th day. Additionally, from and after the closing of the revolving credit facility, we have agreed to pay a commitment fee calculated at the rate per annum of 0.35% on the average daily unused portion of the revolving credit facility payable quarterly in arrears.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions of our common stock and preferred stock and the relevant provisions of our certificate of incorporation and by-laws currently in effect are summaries and are qualified in their entirety by reference to these documents, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share and 75,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

        As of June 21, 2005, there were 68,444,195 shares of common stock outstanding. Based upon the number of shares outstanding as of that date and giving effect to the sale of shares of common stock in this offering, assuming no exercise of outstanding options or warrants or the conversion of preferred stock, there will be approximately 88,444,195 shares of common stock outstanding at the closing of this offering.

        Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, without cumulative voting rights. Our common stock entitles its holders to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. See "Dividend Policy." Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares issued in this offering will be fully paid and nonassessable.

Preferred Stock

        Our certificate of incorporation authorizes the board of directors, to designate and issue from time to time shares of preferred stock in one or more series. The board of directors may designate the price, rights, preferences and privileges of the shares of each series of preferred stock, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the board of directors determines the specific rights of the preferred stock. However, possible effects of issuing preferred stock with voting and conversion rights include:

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  restricting dividends on common stock;

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  diluting the voting power of common stock;

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  impairing the liquidation rights of the common stock;

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  delaying or preventing a change of control of our company without stockholder action; and

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  harming the market price of common stock.

        As of June 21, 2005, there were 1,491,817 shares of Series B Convertible Preferred Stock and one share of Series C Convertible Preferred Stock outstanding.

  Series B Convertible Preferred Stock

        The Series B Convertible Preferred Stock ranks senior to the common stock and the Series C Convertible Preferred Stock with respect to dividend rights, and rights on liquidation, dissolution and winding up.

        Voting Rights.    The holders of the Series B Convertible Preferred Stock are entitled to vote with the common stock as a single class and all other classes entitled to vote thereon in the election of directors and all other matters submitted to a vote of stockholders.

        In addition to any matters requiring a separate vote of the Series B Convertible Preferred Stock under applicable law, so long as shares of Series B Convertible Preferred Stock are outstanding, the company shall not, without first obtaining the approval of the holders (by vote or written consent) of a majority of the outstanding shares of Series B Convertible Preferred Stock: (i) create, authorize, designate or issue any additional shares of the Series B Convertible Preferred Stock or any shares of capital stock or capital stock convertible into, any class or series of capital stock ranking senior to or on parity with the Series B Convertible Preferred Stock; (ii) amend the rights or preferences of the Series B Convertible Preferred Stock or of any capital stock senior to or on parity with the Series B Convertible Preferred Stock; (iii) amend the certificate of incorporation or by-laws in a manner that is adverse to the Series B Convertible Preferred Stock; or (iv) declare or pay dividends on or purchase or redeem equity securities on parity with or junior to the Series B Convertible Preferred Stock other than purchases, redemptions, dividends or distributions with respect to the Series B Convertible Preferred Stock, as permitted under the Certificate of Designations and Preferences governing the Series B Convertible Preferred Stock.

        Dividends.    Each share of Series B Convertible Preferred Stock has a stated value of $15.30 and entitles the holder to receive, out of funds legally available therefor, a quarterly cumulative cash dividend on each share of Series B Convertible Preferred Stock, at a rate of 8% of the stated value per annum. If we fail to make our quarterly dividend payments to the holders of the Series B Convertible Preferred Stock on a timely basis, the dividend rate increases to 12% and all amounts owing must be paid within three business days in shares of common stock valued at the average closing price over the previous 30 consecutive trading days. After such payment is made, the dividend rate returns to 8%.

        Liquidation Preference.    Upon a liquidation, the holders of the Series B Convertible Preferred Stock are entitled to receive, in preference to the holders of any other class or series of our company's equity securities, a cash amount per share equal to the greater of (i) the stated value plus accrued but unpaid dividends, or (ii) the amount to which they would be entitled to receive had they converted into common stock.

        Conversion.    The shares of Series B Convertible Preferred Stock are convertible into common stock at any time at a conversion price equal to the stated value, subject to adjustments in connection with standard anti-dilution protections for stock splits, stock dividends and reorganizations. The shares of Series B Convertible Preferred Stock become convertible at our option from and after the third anniversary of the date of issuance, if, at any time, the average closing price of our common stock over a thirty day trading period equals or exceeds 150% of the conversion price.

        Redemption.    During the period beginning August 7, 2012 and ending August 7, 2013, we can redeem the outstanding shares of Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption. If we do not exercise this redemption right, the conversion price with respect to all remaining shares of Series B Convertible Preferred Stock will thereafter be reduced to the lower of (i) the conversion price then in effect and (ii) the average closing price of our common stock over a thirty day trading period measured as of the last day of the redemption period.

  Series C Convertible Preferred Stock

        The Series C Convertible Preferred Stock ranks pari passu with the common stock and junior to the Series B Convertible Preferred Stock with respect to dividend rights, and rights on liquidation, dissolution and winding up.

        Voting Rights.    The holder of the Series C Convertible Preferred Stock is entitled to vote with the common stock as a single class and all other classes entitled to vote thereon in the election of directors and all other matters submitted to a vote of stockholders. The holder of the Series C Convertible Preferred Stock has the right to elect a designee to serve on our company's board of directors. On February 8, 2005, Priscilla Presley was elected by the holder of the Series C Convertible Preferred Stock to serve as a member of our company's board of directors.

        In addition to any matters requiring a separate vote of the Series C Convertible Preferred Stock under applicable law, so long as shares of Series C Convertible Preferred Stock are outstanding, the company shall not, without first obtaining the approval of the holders (by vote or written consent) of the shares of Series C Convertible Preferred Stock: (i) create, authorize, designate or issue, or obligate itself to create, authorize, designate or issue any shares of Series C Convertible Preferred Stock which are in addition to the number of shares initially authorized; (ii) alter, amend or repeal our certificate of incorporation or by-laws in a manner that would limit or eliminate the holders' (and any permitted transferee's) rights under the Certificate of Designations and Preferences governing the rights and preferences of the Series C Convertible Preferred Stock; (iii) alter, amend or repeal the Certificate of Designations and Preferences governing the rights and preferences of the Series C Convertible Preferred Stock; or (iv) effect a reclassification, merger, consolidation, recapitalization or similar transaction unless the surviving corporation shall maintain outstanding the Certificate of Designations and Preferences governing the rights and preferences of the Series C Convertible Preferred Stock or as a part of and as a condition to the effectiveness of such transaction shall issue to the holders of preferred shares with terms identical to the terms of the Series C Convertible Preferred Stock.

        Dividends.    The holder of each share of Series C Convertible Preferred Stock is entitled to receive, out of funds legally available therefor, an amount equal to the amount (and in the form of consideration) that such holders would be entitled to receive if such holders had converted the shares of Series C Convertible Preferred Stock fully into one share of common stock immediately before the record date for the payment of any such dividends on common stock.

        Liquidation Preference.    Upon a liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of outstanding shares of Series C Convertible Preferred Stock is entitled to be paid pari passu out of the assets available for distribution to holders of shares of Series C Convertible Preferred Stock and holders of common stock an amount in cash equal to $1.00 per share of Series C Convertible Preferred Stock.

        Conversion.    The Series C Convertible Preferred Stock automatically converts into one share of common stock at such time as The Promenade Trust ceases to own at least 50% of the aggregate sum of the outstanding shares of Series B Convertible Preferred Stock plus the shares of common stock received upon conversion of the Series B Convertible Preferred Stock.

        Redemption.    The Series C Convertible Preferred Stock is not redeemable.

Warrants

        At June 21, 2005, we had outstanding warrants to purchase 4,551,596 shares of our common stock at an exercise price of $2.00 per share, and warrants to purchase 500,000 shares of our common stock at an exercise price of $10.00 per share. Of our total number of outstanding warrants, warrants to purchase 4,551,596 shares of our common stock expire on February 7, 2007 and warrants to purchase 500,000 shares of our common stock expire on February 7, 2008.

Registration Rights

        Pursuant to certain registration rights agreements with our company, the holders of the Series B Convertible Preferred Stock, the former holders of capital stock of 19 Entertainment and The Huff

Alternative Fund, L.P. and its affiliate are each entitled to certain registration rights with respect to the shares of common stock and shares of common stock underlying any preferred stock or warrants held by such entities. The terms of these agreements are substantially as follows:

  Series B Convertible Preferred Stock

        The holders of our Series B Convertible Preferred Stock have the right to demand registration of the common stock underlying the preferred shares, provided such holders convert at least 33 1/3% of the Series B Convertible Preferred Stock, and provided further such registration relates to not less than 66 2/3% of such converted common stock. We are only obligated to effect two registrations in response to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or our company. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

        If we register any securities for public sale, the holders of the Series B Convertible Preferred Stock have the right to include their converted shares in the registration, subject to specified exceptions and customary underwriter cut-backs.

  Former Holders of 19 Entertainment Capital Stock

        The former holders of capital stock of 19 Entertainment have the right to require us to register their common stock provided such registration relates to not less than 40% of the common stock covered by their registration rights agreement. We are only obligated to effect two registrations in response to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or our company. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

        If we register any securities for public sale, the former holders of capital stock of 19 Entertainment have the right to include their shares in the registration, subject to specified exceptions and customary underwriter cut-backs.

  The Huff Alternative Fund, L.P. and its Affiliate

        Beginning 90 days following the date of the final prospectus, if requested by The Huff Alternative Fund, L.P. and its affiliate, we will be required to register with the Securities and Exchange Commission approximately 14.0 million shares of common stock owned by The Huff Alternative Fund, L.P. and its affiliate and 1.0 million shares of common stock underlying warrants held by them. However, from the date of registration of these securities through February 7, 2006, such holders may not sell a number of shares on any given day in excess of 1% of the average daily trading volume (measured as the average daily trading volume for the five trading days immediately preceding any day on which such holder seeks to sell shares). After February 7, 2006, such holders may sell any number of shares without volume limitations.

        In addition, The Huff Alternative Fund, L.P. and its affiliate have the right to require us to register up to approximately 4.6 million shares of common stock in our next registration statement for the underwritten public sale of common stock by our company. Further, if we register any securities for public sale, whether on behalf of the company or on behalf of stockholders, The Huff Alternative Fund, L.P. and its affiliate have the right to include shares in the registration, subject to specified exceptions and customary underwriter cut-backs.

Anti-takeover effects of Delaware law, our certificate of incorporation and by-laws

        As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to "opt out" of the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

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  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  On or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation's outstanding voting securities.

        A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation's outstanding voting shares. We elected to "opt out" of Section 203 by an express provision in our original certificate of incorporation. However, following this offering and subject to certain restrictions, we may elect by an amendment to our certificate of incorporation to be subject to Section 203. Such an amendment would not, however, restrict a business combination between us and an interested stockholder if that stockholder became an interested stockholder prior to the effective date of such amendment. Our by-laws further provide that, except as otherwise required by law, special meetings of stockholders may only be called by majority of the board of directors, the Chairman of the Board, the Chief Executive Officer or the President. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to the board of directors at an annual meeting of stockholders.

        Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

        The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation may only be amended by the affirmative vote of a majority of the outstanding shares of common stock at an annual or special meeting of stockholders and specifically provides that our board of directors is expressly authorized to adopt, amend or repeal our by-laws. The by-laws additionally provide that they may be amended by action of the stockholders at an annual or special meeting; provided, however, that the section of the by-laws concerning indemnification of directors and officers may only be amended, altered or repealed by a resolution adopted by two-thirds of the board of directors or by the affirmative vote of the holders of 75% or more of the outstanding shares of each class of stock eligible to vote at the meeting, if notice of the amendment, alteration or repeal is contained in the notice or waiver of notice of the meeting.

Limitation of liability and indemnification

        Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful dividends and stock purchases, or for any transaction from which the director derived an improper personal benefit. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent

        The transfer agent and registrar for our common stock is The Bank of New York.

Listing

        Our common stock is quoted on The NASDAQ National Market® under the symbol "CKXE." Our preferred stock is not listed on any stock market or exchange.

CERTAIN INFORMATION RELATING TO OUR COMPANY PRIOR TO RECENT TRANSACTIONS

Executive Compensation

        The following table sets forth information regarding the executive compensation for our company's former President and each other executive officer that received compensation from our company in excess of $100,000 for the years ended December 31, 2004, 2003, and 2002:

SUMMARY COMPENSATION TABLE
	ANNUAL COMPENSATION						LONG-TERM COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION	YEAR	SALARY		BONUS	OTHER ANNUAL COMPENSATION		RE- STRICTED STOCK AWARD(S)	SECURITIES UNDERLYING OPTIONS/SARs AWARD(S)	ALL OTHER COMPENSATION
Vaso Boreta(1)	2004 2003 2002	$ $ $	0 0 58,242	— — —	$17,173	(2)	— — —	— — —	— — —

(1)
Mr. Boreta was the President and Chairman of our company until his resignation on February 7, 2005.

(2)
Represents amounts accrued or contributed by us to our Supplemental Retirement Plan on behalf of Mr. Boreta.

        Our company's former President, Mr. Boreta, did not have an employment agreement with our company. Since July 31, 1994, our company paid Mr. Boreta an annual salary of $100,000. Effective July 31, 2002, Mr. Boreta ceased receiving a salary from our company.

Director Compensation Prior to Recent Transactions

        Prior to the acquisition of control of the company by a management group led by Robert F. X. Sillerman, our acquisitions of the Presley business and 19 Entertainment, directors who were not employees of our company did not receive any fees for board meetings they attended, but were entitled to be reimbursed for reasonable expenses incurred in attending such meetings.

Related Party Transactions Prior to Recent Transactions

        On July 3, 2002, our stockholders approved the sale of our subsidiary, LVDGT Rainbow, Inc., to the President of our company at the time, Vaso Boreta. The purchase price was $347,000 paid by reducing amounts owed by our company to Rainbow. As additional consideration, Mr. Boreta forgave all remaining amounts owed to Rainbow by our company at the time the transaction was approved, which amounted to $255,000. The sale closed August 31, 2002.

        During 2002, the Paradise Store purchased $43,429 in sporting goods merchandise from the Rainbow Store. Also during 2002, the Paradise Store sold $242,846 in merchandise to the Rainbow Store. The management of our company at that time believed that the terms of these transactions were on terms no less favorable to our company than if the transactions were with unaffiliated third parties.

        The Rainbow store and the Paradise Store shared advertising costs in the Las Vegas market on an equal basis. During 2002, the Rainbow store paid $70,050 for advertising.

        Our board of directors at the time of such transactions believed that the terms of the above transactions were on terms no less favorable to our company than if the transactions were with unaffiliated third parties.

Stock Option Plans Prior to Recent Transactions

        In 1991, our board of directors adopted a Stock Option Plan. The 1991 Plan allowed the board to grant stock options from time to time to our employees, officers and directors and consultants. Our board of directors has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option that qualifies under Section 422 of the Internal Revenue Code of 1986) or an option that is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are our employees or officers. The board of directors determines vesting provisions at the time options are granted. The total number of shares of common stock subject to options under the 1991 Plan may not exceed 250,000, subject to adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price must be satisfied by the payment of cash and will be no less than the fair market value of the common stock on the date the option is granted.

        Under the 1991 Plan, in August 1999, our board of directors granted options to purchase 210,500 shares of our company's common stock for a period of five years from the grant date. All such options have since expired without being exercised.

        In April 2000, our board of directors approved the grant of an option to Kirk Hartle, our former Chief Financial Officer, to purchase an aggregate 25,000 shares of our common stock at the price of $2.17 per share that is higher than the closing market price on the date of grant. Mr. Hartle resigned from our company effective February 20, 2004 and all of his options were cancelled prior to our acquisition of the Presley business.

        There are currently no options outstanding under the 1991 Plan, which has terminated according to its terms.

Supplemental Retirement Plan Prior to Recent Transactions

        Our company had a Supplemental Retirement Plan, pursuant to which certain employees selected by our Chief Executive Officer received benefits based on the amount of compensation elected to be deferred by the employee and the amount of contributions made on behalf of the employee by our company.

        Our company made or accrued contributions to the Supplemental Retirement Plan on behalf of Vaso Boreta of $17,173 for 2002 and $30,250 for 2001.

        Contributions to this plan ceased in August 2002 in connection with the discontinuance of salary being paid to Vaso Boreta and the plan was subsequently terminated.

SHARES ELIGIBLE FOR FUTURE SALE

        We cannot predict the effect, if any, that the sale of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market following the offering could adversely affect the market price of our common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

Sale of Restricted Shares

        Upon completion of this offering, we will have 88,444,195 shares of common stock outstanding. Of these shares of common stock, the 20,000,000 shares of common stock being sold in this offering, plus any shares sold upon exercise of the underwriters' over-allotment option, and shares that are currently available for sale in the public market, will be freely tradeable without restriction under the Securities Act, except for any such shares which may be held or acquired by an "affiliate" of ours, as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. Approximately 66.4 million shares of common stock held by our existing stockholders upon completion of the offering will be "restricted securities," as that phrase is defined in Rule 144, and may not be resold except pursuant to a registration under the Securities Act or an exemption from such registration, including among others, the exemptions provided by Rule 144, 144(k) or 701 under the Securities Act, which rules are summarized below. Taking into account the lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market as follows:

  •
  no shares will be available for immediate sale on the date of this prospectus;

  •
  if requested by the holders thereof, which request may be made beginning 90 days following the date of the final prospectus, approximately 15.0 million shares of common stock (including 1.0 million shares of common stock underlying currently exercisable warrants) will be registered for sale, provided that the holders thereof are prohibited from selling in any single day a number of shares in excess of 1% of the average daily trading volume (measured as the average daily trading volume for the five trading days immediately preceding any day on which such holder seeks to sell shares); and

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  approximately 22.6 million shares (including 1.0 million shares of common stock underlying currently exercisable warrants) will be available for sale on February 7, 2006.

        In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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  one percent of the then outstanding shares of our common stock (approximately 884,000 shares immediately following the offering); or

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  the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.

        Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A stockholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume, limitations, manner of sale provisions or public information requirements.

        Securities issued in reliance on Rule 701 are also restricted and may be sold by stockholders other than affiliates of ours subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

        All of our affiliates have agreed to further restrict their shares by entering into lock-up arrangements discussed below.

Lock-up Arrangements

        Our executive officers, directors and certain other stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of the completion of this offering without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the underwriters. The Huff Alternative Fund, L.P. and its affiliate have agreed not to sell or otherwise dispose of any shares of common stock for a period of 90 days after the date of the final prospectus without the consent of Bear, Stearns & Co. Inc., on behalf of the underwriters.

        In connection with the acquisition of the Presley business, RFX Acquisition LLC and its members have agreed not to dispose of or otherwise transfer any shares of common stock until one year from the date of our acquisition of the Presley business and not to dispose of or otherwise transfer more than 20% in the aggregate of any such securities prior to the 18 month anniversary of our acquisition of the Presley business.

        In connection with its receipt of the shares of common stock and Series B Convertible Preferred Stock, The Promenade Trust has agreed not to dispose of or otherwise transfer any shares of common stock or Series B Convertible Preferred Stock until one year from the date of issuance and not to dispose of or transfer more than 20% in the aggregate of any such securities prior to the 18 month anniversary of the date of issuance.

        Other than with respect to sales made pursuant to a registration statement as described below, and subject to the volume limitations agreed to in connection therewith, The Huff Alternative Fund, L.P. and its affiliate have agreed not to dispose of or otherwise transfer certain securities of our company, including those 3,706,052 shares of common stock purchased simultaneously with the closing of the investment in our company by RFX Acquisition LLC, warrants to purchase common stock in our company and common stock issuable upon the exercise of currently outstanding warrants, until one year from the date of our acquisition of the Presley business. The lock-up agreement does not cover 4,606,918 shares of common stock which were received upon the exercise of outstanding warrants on March 15, 2005, but which shares are "restricted securities" as that phrase is defined in rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act or an exemption from such registration. See "Shares Eligible for Future Sale—Sale of Restricted Securities." The lock up agreement also does not cover 6,051,253 shares of common stock received upon conversion of the Series A Convertible Redeemable Preferred Stock, which shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may only be sold upon registration under the Securities Act or pursuant to an exemption from such registration, provided that the purchaser thereof agrees not to sell, transfer or otherwise dispose of such shares prior to April 7, 2006.

        Beginning 90 days following the date of the final prospectus, if requested by The Huff Alternative Fund, L.P. and its affiliate, we will be required to register with the Securities and Exchange Commission approximately 14.0 million shares of common stock owned by The Huff Alternative Fund, L.P. and its affiliate and 1.0 million shares of common stock underlying warrants held by them. However, from the date of the registration of these securities through February 7, 2006, such holders may not sell a number of shares on any given day in excess of 1% of the average daily trading volume (measured as the average daily trading volume for the five trading days immediately preceding any day on which such holder seeks to sell shares). After February 7, 2006, such holders may sell any number of shares without volume limitations.

        In connection with our acquisition of 19 Entertainment, Mr. Fuller and Fuller Nominees Limited, a former stockholder of 19 Entertainment, have agreed, except in certain limited circumstances, not to dispose of or otherwise transfer any shares of common stock prior to the six-year anniversary of our acquisition of 19 Entertainment. Pursuant to these agreements, Mr. Fuller and Fuller Nominees Limited granted to our company a call option, pursuant to which, during a short period following the six-year anniversary of our acquisition of 19 Entertainment, we can exercise the call right to purchase the common stock of such stockholders at a price equal to $24.72 per share. Also in these agreements, we granted to the former holders of capital stock of 19 Entertainment a put right, pursuant to which, during a short period following the six-year anniversary of our acquisition of 19 Entertainment, they can exercise the put right to cause us to purchase their common stock at a price of $13.18 per share.

        In addition, the other former holders of capital stock of 19 Entertainment have agreed not to dispose of or otherwise transfer any shares of common stock prior to the one-year anniversary of our acquisition of 19 Entertainment.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust, in general, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

        If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisers.

        An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the current calendar year and the two immediately preceding calendar years. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

        This discussion does not consider:

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  U.S. state and local or non-U.S. tax consequences;

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  specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

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  the tax consequences to the stockholders or beneficiaries of a non-U.S. holder;

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  special tax rules that may apply to particular non-U.S. holders, including financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities; or

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  special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

        The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset. WE SUGGEST THAT EACH NON-U.S. HOLDER CONSULT ITS OWN TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

        Payments on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock. The gross amount of dividends paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate if an applicable income tax treaty so provides and we have received proper certification of the application of that treaty.

        Dividends that are effectively connected with a non-U.S. holder's conduct of trade or business in the United States and, if provided in an applicable income tax treaty, attributable to a permanent establishment or fixed base in the United States, are not subject to the U.S. federal withholding tax but instead are taxed in the manner applicable to United States persons. In that case, we will not have to withhold U.S. federal withholding tax provided the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of trade or business in the United States may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

        Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of the treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S federal income tax on gain recognized on a disposition of our common stock unless:

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  the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

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  the gain is effectively connected with the non-U.S. holder's conduct of trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; or

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  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held our common stock.

        We have determined that we are not, and we believe we will not become, a United States real property holding corporation.

        An individual non-U.S. holder described in the first bullet point immediately above is taxed on his gains (including gain from the sale of our common stock, net of applicable U.S. losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on the disposition in the same manner in which citizens or residents of the United States would be taxed.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is not a U.S. citizen will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. U.S. federal legislation enacted in the spring of 2001 provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the tax entirely in 2010. Under the legislation, the U.S. federal estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

Information Reporting and Backup Withholding

        U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on our common stock to a non-U.S. holder, provided that the non-U.S. holder provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is not a United States person) or otherwise establishes an exemption.

        Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States or (iv) is a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        WE SUGGEST THAT EACH NON-U.S. HOLDER CONSULT ITS OWN TAX ADVISER REGARDING THE APPLICATION OF THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES TO IT.

UNDERWRITING

        Subject to the terms and conditions described in an underwriting agreement among us, Bear, Stearns & Co. Inc., as representative of the underwriters, and Lehman Brothers Inc., as qualified independent underwriter, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of common stock listed opposite their names below.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc.	16,000,000
Lehman Brothers Inc.	4,000,000

Total	20,000,000

        The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have granted the underwriters an option exercisable for 30 days from the date of the underwriting agreement to purchase a total of up to 3,000,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely to cover any over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option in whole or in part, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares approximately proportionate to that underwriter's initial commitment amount reflected in the above table.

        The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.47 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After the public offering, the public offering price, concession and discount may be changed. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without the prior written approval of the customer.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$11.00	$220,000,000	$253,000,000
Underwriting discount	$0.77	$15,400,000	$17,710,000

Proceeds, before fees and expenses, to CKX, Inc.	$10.23	$204,600,000	$235,290,000

        The fees and expenses of the offering, excluding the underwriting discount and commissions, are estimated at $4,000,000.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        We, each of our officers and directors and holders of substantially all of our common stock (including any securities convertible into or exchangeable or exercisable for or repayable with common stock) have agreed not to sell or transfer any of our securities for 180 days (or, in the case of The Huff Alternative Fund L.P. and its affiliate, 90 days) after the date of the final prospectus without first obtaining the written consent of Bear, Stearns & Co. Inc. Specifically, we and these other individuals and stockholders have agreed not to directly or indirectly:

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  offer, sell or contract to offer or sell any common stock, any other equity security of CKX, Inc. or any of our subsidiaries, and any security convertible into, or exercisable or exchangeable for, any common stock or other such equity security;

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  solicit offers to purchase any such securities;

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  grant any call option with respect to any such securities;

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  purchase any put option with respect to any such securities;

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  pledge, borrow or otherwise dispose of any such securities;

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  establish or increase any "put equivalent position" with respect to any such securities;

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  liquidate or decrease any "call equivalent position" with respect to any such securities; or

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  enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of ownership of any of such securities, whether such transaction is to be settled by delivery of such securities, other securities, cash or other consideration.

        Notwithstanding the foregoing, if (1) during the last 17 days of the applicable lock-up restriction period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the applicable lock-up restriction period, we announce that we will release earnings results during the 16 day period beginning on the last day of the applicable lock-up restriction period, the above restrictions shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        The lock-up provisions do not prevent a security holder from transferring such securities by bona fide gift or by will or intestate succession to his or her immediate family or to a trust, the sole beneficiary of which is one or more of the security holder and his or her immediate family. Bear, Stearns & Co. Inc. may waive this lock-up without public notice. This lock-up provision does not limit our ability to grant options to purchase common stock under our stock option plans.

        Our common stock is quoted on The NASDAQ National Market® under the symbol "CKXE."

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than any prospectus made available in electronic format in this manner, the information on any web site containing the prospectus is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

        In connection with the offering, some participants in the offering may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve sales by the underwriters of common stock in excess of the number of shares required to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriters may also make "naked" short sales, or sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or syndicate member when the underwriters repurchase shares originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ National Market® or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on The NASDAQ National Market® in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

        Prior to this offering, there has been a limited public market for our common stock. The public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the public offering price will be our future prospects and those of our industry in general, our financial operating information in recent periods, and market prices of securities and financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

        Each underwriter represents, warrants and agrees that:

  •
  it has not offered or sold and, prior to the expiry of a period of six months from the closing date of this offering, will not offer or sell any common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the common stock in circumstances in which section 21(1) of the FSMA does not apply to us; and

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  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for us and our affiliates in the ordinary course of business, for which they received or may continue to receive customary fees and expenses. Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., is administrative agent and lender under the Presley short term senior credit facility. Bear Stearns Corporate Lending Inc. received customary expense reimbursements and will receive a repayment fee in connection with funding the Presley short term senior loan. Bear Stearns Corporate Lending Inc. is also administrative agent and lender under the 19 Entertainment short term senior credit facility and received customary expense reimbursements and a commitment fee in connection with funding the 19 Entertainment short term senior loan. Additionally, as described below, we have agreed to give Bear, Stearns & Co. Inc. a right of first offer to arrange, provide or underwrite certain securities transactions, including this offering. We intend to use the net proceeds of this offering to repay indebtedness under both of our existing short term senior credit facilities all of which proceeds will be paid to Bear Stearns Corporate Lending Inc. See "Use of Proceeds." On June 2, 2005, we obtained commitments from several banks relating to a 364-day, $50.0 million revolving credit facility. Bear, Stearns & Co. Inc. will act as sole and exclusive advisor, lead arranger and bookrunner, Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., will act as administrative agent and a lender, and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., will act as a lender under this revolving credit facility, and each of those institutions may receive customary commitment fees in connection therewith. See "Description of Certain Indebtedness—Revolving Credit Facility Commitment." We have engaged Bear, Stearns & Co. Inc. to act as our advisor in connection with potential Elvis-related casino gaming and/or themed venue projects, for which Bear, Stearns & Co. Inc. will receive customary fees.

        In connection with the Presley short term senior loan and the 19 Entertainment short term senior loan, we agreed to engage Bear, Stearns & Co. Inc. (1) as sole financial advisor, sole book-running manager, sole lead manager, sole underwriter, sole initial purchaser and/or sole placement agent, in each case, in connection with any common and/or preferred equity issuance, debt issuance or incurrence and/or other capital markets or bank financing transaction, the proceeds of which, in whole or in part, are used to refinance the Presley short term senior loan and the 19 Entertainment short term senior loan, and to provide Bear, Stearns & Co. Inc. with at least 75% of the aggregate economics provided thereunder and (2) to act, at a minimum, as joint lead arranger and joint book-running manager, in each case, in connection with any and all capital markets securities transactions (excluding any private equity securities transaction arranged by us without the assistance of any broker-dealer or other advisor acting as underwriter, initial purchaser, placement agent or otherwise facilitating the issuance of such private equity securities) that we or any of our controlled affiliates enter into during the three-year period ending on December 10, 2007, and to provide Bear, Stearns & Co. Inc. with at least 40% of the aggregate economics provided thereunder. In both of the above situations, we granted to Bear, Stearns & Co. Inc. a right of first offer to arrange, provide or underwrite such transactions. In each case, the underwriting and other fees, discounts and commissions will be on terms and conditions that are consistent with then-current market practice and mutually agreeable to us and Bear, Stearns & Co. Inc. at the times any such future financing transactions are consummated. The aforementioned right of first offer is considered an item of value under NASD Rule 2710, valued at 1% of the total proceeds from this offering, and Bear, Stearns & Co. Inc. is deemed to have received this right of first offer as compensation for participating in this offering.

        Because an affiliate of Bear, Stearns & Co. Inc. is a lender under our existing short term senior credit facilities, and will receive more than 10% of the net proceeds of this offering when we repay those facilities, it may be deemed to be subject to the provisions of Conduct Rule 2710(h) and 2720 of the National Association of Securities Dealers, Inc. When a NASD member participates in a public offering of securities in which it, or its affiliates, together with the other underwriters and their affiliates, will receive more than 10% of the net proceeds of the public offering, then that rule requires that the public offering price per share can be no higher than that recommended by a "qualified independent underwriter" as defined by Rule 2720 of the NASD. In accordance with that rule, we have obtained Lehman Brothers Inc. to assume the responsibilities of acting as a qualified independent underwriter, which responsibilities include, participating in due diligence investigation and in the preparation of this prospectus. We have agreed to indemnify Lehman Brothers Inc. against liabilities incurred in connection with it acting as qualified independent underwriter, including liabilities under the Securities Act, or to contribute to payments it may be required to make with respect to those liabilities. Lehman Brothers Inc. will not receive any additional compensation in connection with its acting as qualified independent underwriter.

        A senior managing director of Bear, Stearns & Co. Inc. made an investment in RFX Acquisition LLC, which acquired stock in our company. This senior managing director acquired 500,000 shares of our common stock as a result of that investment. Such senior managing director has agreed, for a period of 1,980 days immediately following the date of effectiveness of this prospectus or commencement of sales of common stock in this offering, that the 500,000 shares of our common stock owned by such senior managing director shall not be (a) sold during this offering, (b) sold, transferred, assigned, pledged or hypothecated or (c) be the subject of any hedging, short sale, derivative or put or call transaction that would result in the effective economic distribution of any of such shares. Notwithstanding the foregoing, such senior managing director will be allowed to transfer any of such shares by operation of law or in any tender or exchange offer, merger, sale of assets spin-off, reorganization or other transaction in connection with the acquisition of control of us by a third party. In addition, during such period, such senior managing director has agreed not to (x) file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering of any of such shares (other than acting as a senior managing director of Bear, Stearns & Co. Inc.) and (y) exercise any rights to require registration with the Securities and Exchange Commission of any proposed offering or sale of any of such shares.

LEGAL MATTERS

        Greenberg Traurig, LLP, New York, New York will pass upon the validity of the common stock offered by this prospectus for us. The underwriters have been represented by Latham & Watkins LLP, New York, New York. A shareholder of Greenberg Traurig, LLP made an investment in RFX Acquisition LLC, which acquired stock in our company. This shareholder acquired 249,100 shares of our common stock as a result of that investment. In addition, this shareholder acquired from another stockholder 125,000 shares in a private transaction, 100,000 of which are being contributed to a charitable trust under his control.

EXPERTS

        Piercy Bowler Taylor & Kern, independent registered public accounting firm, have audited the consolidated financial statements of CKX (formerly Sports Entertainment Enterprises, Inc.) at December 31, 2003 and 2004 and for the years then ended as set forth in their report. We have included the consolidated financial statements of CKX (formerly Sports Entertainment Enterprises, Inc.) in this prospectus and elsewhere in the registration statement in reliance on Piercy Bowler Taylor & Kern's report, given on their authority as experts in accounting and auditing.

        The combined financial statements of the Presley business as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in the report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of 19 Entertainment as of June 30, 2003 and 2004 and for the years ended June 30, 2002, 2003 and 2004, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon such firm given upon their authority as experts in accounting and auditing.

        Effective April 6, 2005, we engaged Deloitte & Touche LLP as the independent registered public accounting firm of our company.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and will continue to file periodic reports and other information with the Securities and Exchange Commission. Our periodic filings are currently not available on our website nor by mail from the company. You can read our filings with the Securities and Exchange Commission, including the registration statement, over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read, without charge, any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

CKX, INC.
INDEX TO FINANCIAL STATEMENTS

Page
CKX, Inc.
Condensed Consolidated Balance Sheets at March 31, 2005, December 31, 2004 and December 31, 2004 (Predecessor)	F-2
Condensed Consolidated Statements of Operations for the three months ended March 31, 2005 and 2004, the period January 1, 2005 to February 7, 2005 (Predecessor) and the three months ended March 31, 2004 (Predecessor)	F-3
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004, the period January 1, 2005 to February 7, 2005 (Predecessor) and the three months ended March 31, 2004 (Predecessor)	F-4
Consolidated Statement of Stockholders' Equity for the three months ended March 31, 2005	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-26
Balance Sheets as of December 31, 2004 and 2003	F-27
Statements of Operations for the years ended December 31, 2004 and 2003	F-28
Statements of Shareholders' Equity Deficiency for the years ended December 31, 2004 and 2003	F-29
Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-30
Notes to Financial Statements	F-31
Presley Business
Report of Independent Registered Public Accounting Firm	F-35
Combined Statements of Net Assets Acquired as of December 31, 2004 and 2003	F-36
Combined Statements of Operations and Royalty Income and Net Assets for the years ended December 31, 2004, 2003 and 2002	F-37
Combined Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-38
Notes to Combined Financial Statements	F-39
19 Entertainment Limited
Independent Auditors' report	F-49
Consolidated profit and loss accounts for the years ended 30 June 2004, 2003 and 2002	F-50
Consolidated balance sheets as of 30 June 2004 and 2003	F-51
Consolidated cash flow statements for the years ended 30 June 2004, 2003 and 2002	F-52
Consolidated statements of movements in shareholders' funds and movements in reserves for the years ended 30 June 2004, 2003 and 2002	F-53
Notes to the consolidated financial statements	F-54
Unaudited consolidated profit and loss accounts for the six months ended December 31, 2004 and 2003	F-80
Unaudited consolidated balance sheets at December 31, 2004 and 2003	F-81
Unaudited consolidated cash flow statements for the six months ended December 31, 2004 and 2003	F-82
Notes to the unaudited consolidated interim financial statements	F-83

CKX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

			Predecessor Company
	March 31, 2005	December 31, 2004	December 31, 2004
	(in thousands, except share information)
ASSETS
Cash and cash equivalents	$17,312	$—	$201
Receivables	27,407	—	2,751
Inventories	1,783	—	2,178
Prepaid expenses	980	—	764
Deferred tax asset	1,500	—	1,219

Total current assets	48,982	—	7,113
Property and equipment—net	27,026	—	21,158
Deferred production costs and advances	7,906	—	—
Other assets	14,756	—	7,480
Goodwill	148,843	—	—
Other intangible assets—net	140,459	—	—
Receivables	2,012	—	—
Deferred tax asset	—	—	281

TOTAL ASSETS	$389,984	$—	$36,032

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,339	$269	$571
Accrued expenses	18,466	—	2,606
Loans payable	148,056	—	10,508
Deferred purchase consideration	36,200	—	—
Current portion of note payable	362	—	—
Income taxes payable	607	—	328
Deferred revenue	11,911	—	5,473

Total current liabilities	218,941	269	19,486
Long-term liabilities:
Long-term debt	—	—	13,074
Note payable	3,138	—	—
Deferred revenue	1,803	—	2,055
Deferred tax liability	33,900	—	—

Total liabilities	257,782	269	34,615
Minority interest	3,950	—	—
Redeemable restricted common stock, 1,672,170 shares outstanding at March 31, 2005	23,002	—	—
Stockholders' equity:
Preferred stock, $0.01 par value, authorized 75,000,000 shares:
Series A, no shares outstanding at March 31, 2005	—	—	—
Series B, 1,491,817 shares outstanding at March 31, 2005	22,825	—	—
Series C, 1 share outstanding at March 31, 2005	—	—	—
Common stock: authorized 200,000,000 shares, 66,772,025 shares issued and outstanding at March 31, 2005, $0.01 par value	668	—	—
100,000,000 shares authorized, 4,283,061 shares issued and outstanding at December 31, 2004, no par value	—	6,115	—
Additional paid-in-capital	119,310	12,249	—
Net assets	—	—	1,417
Accumulated deficit	(37,583)	(18,633)	—
Accumulated other comprehensive income	30	—	—

Total stockholders' equity	105,250	(269)	1,417

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$389,984	$—	$36,032

The accompanying notes are an integral part of these condensed consolidated financial statements.

CKX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

			Predecessor Company
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	January 1 to February 7, 2005	Three Months Ended March 31, 2004
	(in thousands, except share and per share information)
Revenue	$9,987	$—	$3,442	$7,468
Operating expenses:
Cost of sales	1,488	—	423	984
Selling, general and administrative expenses	4,466	24	2,431	6,334
Corporate expenses	2,059	—	—	—
Depreciation and amortization expenses	1,261	—	126	297
Other costs ($1.2 million paid to related party)	2,175	—	—	—

Total operating expenses	11,449	24	2,980	7,615

Operating income (loss)	(1,462)	(24)	462	(147)
Interest expense, net	958	3	115	444

Income (loss) before other income and income taxes	(2,420)	(27)	347	(591)
Other income	700	—	—	—

Income (loss) before income taxes	(1,720)	(27)	347	(591)
Income tax (benefit)/expense	(990)	—	152	16

Income (loss) before minority interest	(730)	(27)	195	(607)
Minority interest	194	—	—	—

Net income (loss)	(924)	(27)	195	(607)
Dividends on preferred stock	(264)	—	—	—
Accretion of beneficial conversion feature	(17,762)	—	—	—

Net income (loss) available to common shareholders	$(18,950)	$(27)	$195	$(607)

Loss per share:
Basic and diluted loss per share	$(0.61)	$(0.01)

Average number of common shares outstanding:
Basic and diluted	31,169,140	4,240,061

The accompanying notes are an integral part of these condensed consolidated financial statements.

CKX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

			Predecessor Company
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	January 1 to February 7, 2005	Three Months Ended March 31, 2004
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(924)	$(27)	$195	$(607)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,261	—	126	297
Deferred income tax benefit	(2,389)	—	—	—
(Decrease) increase in operating assets and liabilities:
Receivables	(2,149)	—	(566)	(380)
Inventory	342	—	124	415
Deferred production costs	(108)	—	—	—
Prepaid expenses and other	(1,104)	—	(576)	(79)
Accounts payable	3,169	—	854	(169)
Accrued expenses	1,207	—	194	411
Income taxes payable	384	—	152	(15)
Minority interest	194	—	—	—
Deferred revenue	303	—	1,410	1,293

Net cash provided by (used in) operating activities	186	(27)	1,913	1,166

Cash flows from investing activities:
Acquisition of Presley Business, net of cash acquired of $1,904	(81,706)	—	—	—
Acquisition of 19 Entertainment, net of cash acquired of $2,528	(122,580)	—	—	—
Purchases of property and equipment	(196)	—	(2)	(6)

Net cash used in investing activities	(204,482)	—	(2)	(6)

Cash flows from financing activities:
Issuance of common stock	3,058	—	—	—
Exercise of warrants	30,000	—	—	—
Proceeds from Huff investment	43,819	—	—	—
Proceeds from credit facilities	148,000	—	—	950
Costs associated with Huff investment and credit facility	(3,207)
Increase in due to affiliates	—	27	—
Prinicipal payments on long-term debt	—	—	(185)	(511)
Distributions to trust beneficiary	—	—	(23)	(1,427)

Net cash provided by (used in) financing activities	221,670	27	(208)	(988)

Effect of exchange rate changes on cash	(62)	—	—	—

Net increase in cash and equivalents	17,312	—	1,703	172

Cash and cash equivalents—beginning of period	—	—	201	287

Cash and cash equivalents—end of period	$17,312	$—	$1,904	$459

Supplemental cash flow data (Also see note 13):
Cash paid during the period for:
Interest	$1	$—	$172	$486
Income taxes	—	—	125	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

CKX, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(IN THOUSANDS, EXCEPT SHARE DATA)
(UNAUDITED)

	Preferred Stock
	Series A		Series B		Series C		Common Stock				Accumulated Other Comprehensive Income
									Additional Paid-In Capital	Retained Earnings (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance at January 1, 2005	—	$—	—	$—	—	$—	4,283,061	$6,115	$12,249	$(18,633)	$—	$(269)
Change of par value to $0.01 per share	—	—	—	—	—	—	—	(6,072)	6,072	—	—	—
Issuance of common shares	—	—	—	—	—	—	30,474,072	305	3,021	—	—	3,326
Huff investment	2,172,400	17,762	—	—	—	—	3,706,052	37	25,520	—	—	43,319
Recognition of beneficial conversion feature	—	(17,762)	—	—	—	—	—	—	17,762	—	—	—
Warrant exercises	—	—	—	—	—	—	21,517,199	215	29,785	—	—	30,000
Shares issued for acquisitions	—	—	1,491,817	22,825	1	—	698,338	8	7,166	—	—	29,999
Restricted shares issued to independent directors	—	—	—	—	—	—	42,000	—	33	—	—	33
Conversion of Series A Preferred and accretion of benefical conversion feature	(2,172,400)	—	—	—	—	—	6,051,253	60	17,702	(17,762)	—	—
Series B Preferred dividend							—	—	—	(264)	—	(264)
Net loss	—	—	—	—	—	—	—	—	—	(924)	—	(924)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	30	30

Balance at March 31, 2005	—	$—	1,491,817	$22,825	1	$—	66,772,025	$668	$119,310	$(37,583)	$30	$105,250

The accompanying notes are an integral part of these condensed consolidated financial statements.

CKX, INC.

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation

        CKX, Inc. (the "Company") is engaged in the ownership, development and commercial utilization of entertainment content, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland and proprietary rights to the IDOLS television brand, including the American Idol series in the United States, the Pop Idol series in the United Kingdom and local adaptations of the IDOLS television show format which, collectively, air in over 30 countries around the world.

        The financial information in this report has not been audited, but in the opinion of management all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly such information have been included. The operating results for the three months ended March 31, 2004 and 2005 are not necessarily indicative of results to be expected for the full year due to the seasonal nature of some of the Company's businesses and due to the timing of the transactions described below. The financial statements included herein should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 and in the Company's Current Report on Form 8-K/A filed on February 11, 2005.

        On February 7, 2005, RFX Acquisition LLC, an entity formed and controlled by Robert F.X. Sillerman, acquired a controlling interest in the Company (formerly known as Sports Entertainment Enterprises, Inc.), which had been inactive since it sold all of its assets in August 2002. Simultaneous with that transaction, the Company acquired an 85% interest in the entities which owned and/or controlled certain content relating to Elvis Presley (the "Presley Business"). Prior to the acquisition of the Presley Business, the Company did not have any operations. As a result, the Presley Business is considered to be a predecessor company ("Predecessor"). Accordingly, relevant financial information regarding the Predecessor has been presented herein.

        On March 17, 2005, the Company acquired 100% of 19 Entertainment Limited, a private limited company incorporated under the laws of England and Wales, that is a creator, producer and promoter of entertainment properties, including the IDOLS television show format ("19 Entertainment").

        On March 25, 2005 the Company changed its name from Sports Entertainment Enterprises, Inc. to CKX, Inc., changed its state of incorporation from Colorado to Delaware and changed its capital stock from no par value to $0.01 par value per share.

        The accompanying financial statements have been prepared on the basis that the Company is a going concern. The Company has $148.1 million of loans payable which are scheduled to be repaid in the first quarter of 2006. The Company intends to repay the loans with a portion of the proceeds from a public offering of its common stock (see Note 14). If we are unable to complete the equity offering, we intend to pursue alternative financing arrangements or renegotiate the repayment terms of the loans. No assurance can be given that we will be able to complete such public offering on terms acceptable to the Company or obtain alternative financing which will raise sufficient funds to repay the loans or that we will be able to renegotiate the repayment terms of the loans on terms consistent with the Company's business plan.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

        The condensed consolidated financial statements include the accounts of all subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted within the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown on the financial statements. Cash and cash equivalents consist of unrestricted cash in accounts maintained with major financial institutions.

Property and Equipment, net

        Property and equipment, net are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for additions, major renewals, and betterments are capitalized. Maintenance and repairs not representing betterments are expensed as incurred. Depreciation and amortization expenses were $220 for the three months ended March 31, 2005.

        Property and equipment, net consisted of the following as of March 31, 2005:

	(in thousands)	Useful Lives
Land	$3,200	n/a
Buildings and improvement	18,031	5–20
Equipment, furniture and fixtures	6,015	3–7

	27,246
Less: accumulated depreciation and amortization	220

	$27,026

Revenue Recognition

        Merchandising/Name and Likeness Licensing Revenues:

        A portion of the Company's revenue is derived from licensing rights to third parties to sell merchandise based on intellectual property, including name, image and likeness rights and related marks. Revenue from these activities is recognized when all of the following conditions are met: (i) pervasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price to the licensee or buyer is fixed or determinable; and (iv) collectibility is reasonably assured. Licensing advances are deferred until earned under the licensing agreement. Licensing contracts normally provide for quarterly reporting from the licensee of sales made and royalties due. Guaranteed minimum royalties are recognized ratably over the term of the license or are based on sales of the related products, if greater.

        Royalty Income:

        Income from music and film contracts is derived from the sale of records and DVDs or from the licensing of film/music rights to third parties. Revenue from recordings is recognized in accordance with

Statement of Financial Accounting Standards ("SFAS") No. 50, Financial Reporting in the Record and Music Industry ("SFAS 50"). Under SFAS 50, revenue is recognized when the Company: (i) has signed a non-cancelable contract; (ii) has delivered the rights to the licensee who is free to exercise them; (iii) has no remaining significant obligations to furnish music or records; and (iv) when collectibility of the full fee is reasonably assured. A significant portion of royalty income is paid to the Company based on the timetable associated with royalty statements generated by third party processors, and is not typically known by the Company on a timely basis. This revenue is consequently recognized if the amount of accrual is not known or reasonably estimable until receipt of the statements from the third parties. The Company contracts with various agencies to facilitate collection of royalty income.

When the Company is entitled to royalties based on gross receipts, revenue is recognized before deduction of agency fees, which are included in the financial statements as a component of cost of sales.

  Television and Film Revenue:

        The Company recognizes revenues for television and film productions pursuant to American Institute of Certified Public Accountants Statement of Position 00-2, Accounting by Producers or Distributors of Films ("SOP 00-2"). The following conditions must be met in order to recognize revenue under SOP 00-2: (i) persuasive evidence of a sale or licensing arrangement exists; (ii) the program is complete and has been delivered or is available for immediate and unconditional delivery; (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale; (iv) the arrangement fee is fixed or determinable; and (v) collection of the arrangement fee is reasonably assured. Advance payments received from buyers or licensees are included in the financial statements as a component of deferred revenue.

  Sponsorship Revenue:

        The Company derives revenue from sponsorships associated with certain of its television productions and tours. Sponsorship fees relate to either (a) a one-time event, or (b) a period of time. Revenues from a one-time event are recognized if: (i) pervasive evidence of an arrangement exists; (ii) the event has occurred; (iii) the price is fixed or determinable; and (iv) collectibility is reasonably assured. Non-refundable advance payments associated with sponsorships over a period of time are recognized on a straight line basis over the term of the contract from the later of the point at which: (a) pervasive evidence of an arrangement exists; (b) delivery has occurred or services have been rendered; (c) the price is fixed or determinable; and (d) collectibility is reasonably assured, or, the beginning of the license period. Sponsorship advances are deferred until earned pursuant to the sponsorship agreement.

  Other Revenue:

        Ticket sales for tours and exhibits at Graceland, as well as merchandise sales and food and beverage sales are recognized at point of sale. Advance ticket sales are recorded as deferred revenue pending the "event date" on the ticket.

Television and Film Production Costs

        The cost of producing television and film programs is capitalized and recognized as expense in accordance with the individual film forecast method specified in SOP 00-2, pursuant to which the Company estimates the ratio that revenue which is earned for such programming in the current period bears to its estimate at the beginning of the current year of total revenues to be realized from all media and markets for such programming. Amortization commences in the period in which revenue recognition commences. Management regularly reviews and revises its total revenue estimates for each project, which may result in modifications to the rate of amortization. If a net loss is projected for a particular project, the related capitalized costs are written down to estimated realizable value.

        The Company also accounts for its film and television projects in development pursuant to SOP 00-2. Third party costs incurred in producing television programs and films for which the Company has secured distribution agreements are capitalized and remain unamortized until the project is distributed or are written off at the time they are determined not to be recoverable. Third party costs incurred in developing concepts for new television programs and films are expensed as incurred until such time as the Company has secured distribution agreements.

Artist Advances and Recoupable Recording Costs

        Recoupable recording costs and artist advances, as adjusted for anticipated returns, are recognized in accordance with SFAS 50, and thus, are charged to expense in the period in which the sale of the record takes place. Recoupable recording costs and artist advances are only capitalized if the past performance and current popularity of the artist for whom the recording costs are incurred or to whom the advance is made provide a sound basis for estimating that the amount capitalized will be recoverable from future royalties to be earned by the artist. Any portion of recoupable recording costs or artists advances that subsequently appear not to be fully recoverable from future royalties to be earned by the artist are charged to expense during the period in which the loss becomes evident.

Advertising Expense

        Advertising costs are expensed as incurred.

Income Taxes

        The Company accounts for its income taxes using SFAS No. 109, Accounting for Income Taxes. Under SFAS 109, deferred income taxes arise from temporary differences between the financial statement and tax basis of assets and liabilities. The Company's deferred taxes primarily result from temporary differences in the recognition of amortization of intangible assets, depreciation, reserve for bad debts and inventory and accrued vacation for financial reporting and tax reporting purposes.

Foreign Currency Translation

        The Company has operations in several foreign countries, primarily the United Kingdom. In the normal course of business these operations are exposed to fluctuations in currency values. Balance sheets of international operations are translated into U.S. dollars at period-end exchange rates while the statements of operations are translated at average exchange rates. Adjustments resulting from financial statement translations are included as cumulative translation adjustments in accumulated other comprehensive income.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. The Company follows SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Goodwill and other intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually, or, if certain circumstances indicate a possible impairment may exist, in accordance with the provisions of SFAS 142. The Company will evaluate the recoverability of goodwill and indefinite lived intangible assets using a two-step impairment test approach at the reporting unit level. In the first step the fair value for the reporting unit is compared to its book value including goodwill. In the case that the fair value of the reporting unit is less than the book value, a second step is performed which compares the implied fair value of the reporting unit's goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of the reporting units and the net fair values of the identifiable assets and liabilities of such reporting units. If the fair value of the goodwill is less than the book value, the difference is recognized as an impairment.

        SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to the estimated residual values. The Company will perform its annual impairment assessment on goodwill and indefinite lived intangible assets in accordance with the methods prescribed above on the first day of its fiscal fourth quarter.

        The Company will account for impairment of long-lived assets in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 establishes a uniform accounting model for the disposal of long-lived assets. The Company will evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Impact of Recently Issued Accounting Standards

        In December 2004, the FASB issued a revision to SFAS No. 123, Accounting for Stock-Based Compensation. This revision will require us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This revised Statement is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. This revised Statement will apply to all awards granted after the required effective date and to awards modified, repurchased or canceled after that date. As of the required effective date, we will apply this revised Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS No. 123 for either recognition or pro forma disclosures. We adopted SFAS No. 123R effective January 1, 2005.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. This statement amends APB No. 29, Accounting for Nonmonetary Transactions, to eliminate the exception for nonmonetary exchanges of similar productive assets under APB No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is effective for financial statements for fiscal years beginning after June 15, 2005. The adoption of the statement is not expected to have a material effect on the Company's consolidated financial position, results of operations and cash flows.

3. Capital Structure and Predecessor

        Following is a description of changes to the Company's capital structure that occurred during the three months ended March 31, 2005:

  The RFX Investment

        On February 7, 2005, RFX Acquisition LLC, an entity formed and controlled by Robert F.X. Sillerman, contributed $3,046,407 in cash to the Company in exchange for 30,464,072 newly issued shares of common stock and warrants to purchase (i) 6,828,938 shares of common stock at $1.00 per share, (ii) 6,828,938 shares of common stock at $1.50 per share, and (iii) 6,828,939 shares of common stock at $2.00 per share (the "RFX Investment"). Simultaneous with this exchange, RFX Acquisition LLC also acquired an aggregate of 2,240,397 shares of common stock directly from certain former principal stockholders at a price of $0.10 per share. Immediately following the consummation of its investment in the Company, RFX Acquisition LLC distributed all of its shares of common stock and its warrants to its members, including the Company's Chief Executive Officer, Mr. Sillerman, and certain members of the Company's senior management. In order to provide additional capital to the Company, on February 7, 2005, certain recipients of the warrants, including Mr. Sillerman, and other members of the Company's senior management, exercised an aggregate of five million of the $1.00 warrants for additional aggregate consideration to the Company of $5,000,000.

  The Presley Acquisition (Predecessor)

        On February 7, 2005, the Company acquired 85% of the Presley Business from The Promenade Trust, in exchange for (i) $50.1 million in cash, (ii) 1,491,817 shares of Series B Convertible Preferred Stock, (iii) one share of Series C Convertible Preferred Stock, (iv) 500,000 shares of common stock and (v) the repayment of $25.1 million in indebtedness (the "Presley Acquisition").

  Common Stock

        The common stock issued in the Presley Acquisition was valued at $7.67 per share, which represents the three day average of the closing sales price of the Company's common stock following the public announcement of the acquisition of the Presley Business. The Company's stock price prior to the announcement was not utilized since the Company had no operations at that time.

  Series B Convertible Preferred Stock

        The 1,491,817 shares of Series B Convertible Preferred Stock issued in the Presley Acquisition were valued at $22,825,000. Each share of Series B Convertible Preferred Stock has a stated value of $15.30 and entitles the holder to receive an annual dividend calculated at a rate of 8% of the stated value. The Series B Convertible Preferred Stock has been valued for accounting purposes at its stated value of $15.30 per share, which approximates its fair value. In order to determine the fair value of the Series B Convertible Preferred Stock, the Company performed a valuation using a commonly used valuation model for pricing convertible equity instruments, taking into account the following factors and assumptions:

  •
  Fair value of common stock of $7.67 per share, based on the average closing price for the three days following announcement of the acquisition of the Presley business;

  •
  An 8.5-year term for the Series B Convertible Preferred Stock, based on the fact that the instrument contains a one-year redemption period ending on August 7, 2013, after which re-pricing of the conversion price occurs;

  •
  A stock price volatility factor of 38%, based on a review of the volatility of comparable companies operating in similiar industries since the Company does not have data for a sufficient period to calculate a reliable rate of volatility based on its own stock price movements;

  •
  A discount rate of 11.5%, based on credit spreads for high yield issues and a premium to reflect the junior position of the Series B Convertible Preferred Stock in the Company's capital structure; and

  •
  No dividends on the common shares.

        The fair value of the Series B Convertible Preferred Stock exceeds the fair value of the common stock issued on the same date as a result of the mandatory 8% annual dividend on the par value of $15.30 and the redemption and conversion features.

        The shares of Series B Convertible Preferred Stock are convertible by its holders into shares of common stock at any time at a conversion price equal to the stated value, subject to adjustments in connection with standard anti-dilution protections for stock splits, stock dividends and reorganizations. The shares of Series B Convertible Preferred Stock become convertible at the Company's option from and after the third anniversary of the date of issuance, if, at any time, the average closing price of the Company's common stock over a thirty day trading period equals or exceeds 150% of the conversion price.

        During the period beginning August 7, 2012 and ending August 7, 2013, the Company can, at its sole discretion, redeem the outstanding shares of Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption. If the Company does not exercise this redemption right, the conversion price for all remaining shares of Series B Convertible Preferred Stock is thereafter reduced to the lower of (i) the conversion price then in effect and (ii) or the average closing price of the Company's common stock over a thirty day trading period measured as of the last day of the redemption period.

        The Series B Convertible Preferred Stock has been classified as permanent equity in the accompanying financial statements as the security is redeemable in cash solely at the option of the Company.

  Series C Convertible Preferred Stock

        The share of Series C Convertible Preferred Stock issued in the Presley Acquisition had nominal value at issuance. The Series C Convertible Preferred Stock is convertible into one share of common stock and is pari passu with the common stock with respect to dividends and distributions upon liquidation. The Series C Convertible Preferred Stock is not transferable and automatically converts into one share of common stock at such time as The Promenade Trust ceases to own at least 50% of the aggregate sum of the outstanding shares of Series B Convertible Preferred Stock plus the shares of common stock received upon conversion of the Series B Convertible Preferred Stock. The holder of the Series C Convertible Preferred Stock has the right to elect a designee to serve on the Company's board of directors for no additional compensation or expense.

        The Series C Convertible Preferred Stock has been classified as permanent equity in the accompanying financial statements as the security is not redeemable and is convertible solely into one share of the Company's common stock.

  The Huff Alternative Fund, L.P. Investment

        Simultaneous with the RFX Investment and the Presley Acquisition, The Huff Alternative Fund, L.P. and its affiliate contributed to the Company an aggregate of $43,319,000 in cash, after fees and expenses, in exchange for: (i) 2,172,400 shares of Series A Convertible Redeemable Preferred Stock, (ii) 3,706,052 newly issued shares of common stock, (iii) warrants to purchase 1,860,660 shares of common stock at $1.00 per share, (iv) warrants to purchase 1,860,660 shares of common stock at $1.50 per share, and (v) warrants to purchase 1,860,661 shares of common stock at $2.00 per share. The Huff investment has been allocated based on the relative fair values of the preferred stock, common stock and warrants. The fair values of common stock and Series A Convertible Redeemable Preferred Stock were based on the $13.40 closing price of the Company's common stock on February 2, 2005, the date upon which the Huff Investment was committed and agreed to by all parties. The fair values of the warrants was based on a Black-Scholes valuation which incorporated the common stock price of $13.40, a volatility rate of 39% and a discount rate of 3.7%. The allocation of the proceeds, based on the relative fair values of the securities issued to Huff, were as follows: common stock—$10.9 million; warrants—$14.7 million; and Series A Convertible Redeemable Preferred Stock—$17.8 million.

        On March 21, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised their rights to convert all of their 2,172,400 shares of Series A Convertible Redeemable Preferred Stock into 6,051,253 shares of common stock. Following such conversion, there are currently no shares of Series A Convertible Redeemable Preferred Stock outstanding. As a result of the early conversion, we have recorded a non-cash dividend of $17.8 million in our financial statements for the three months ended March 31, 2005. The terms of the Series A Convertible Redeemable Preferred Stock at issuance and prior to the conversion into common stock are described below.

        At issuance, each share of Series A Convertible Redeemable Preferred Stock had a stated value of $20.00 per share and was convertible into common stock at a conversion price as more fully described below. Holders of the Series A Convertible Redeemable Preferred Stock were not entitled to any dividends beyond participating on an as converted basis in dividends declared with respect to the common stock. The shares of Series A Convertible Redeemable Preferred Stock were convertible into common stock at any time at the option of the holder. The shares of Series A Convertible Redeemable Preferred Stock were to become convertible at the Company's option if, at any time following the third anniversary of issuance the average closing price of the common stock over a thirty day trading period equaled or exceeded $15.00. In addition, if, at any time after issuance, (i) the total market capitalization of the outstanding shares of common stock equaled or exceeded $500 million, and (ii) the average closing price of the common stock over a period of thirty consecutive trading days equaled or exceeded $15.00, then the Company would have had the right to convert such number of shares of Series A Convertible Redeemable Preferred Stock with an aggregate stated value of up to 25% of the market value of all publicly traded common stock (excluding shares held by affiliates of the Company). The Company could not force conversion of any shares of Series A Convertible Redeemable Preferred Stock during the period when the shares of common stock to be issued upon conversion of the Series A Convertible Preferred Stock were locked up pursuant to a lockup agreement between our company and the holder.

        The holders of the Series A Convertible Redeemable Preferred Stock had certain anti-dilution protection with respect to the Series A Convertible Redeemable Preferred Stock. The conversion price of the Series A Convertible Redeemable Preferred Stock, which was $10.00 per share at issuance, was subject to adjustment upon (i) issuances of common stock at a price below $10.00 per share, and (ii) the exercise or conversion of convertible stock, warrants, options (other than employee incentive stock options) or other similar derivatives relating to common stock, in each case at a price below $10.00 per share.

        The terms of the Series A Convertible Redeemable Preferred Stock specifically provided for an adjustment for the issuance of the 15,486,815 warrants issued but not exercised by the recipients thereof immediately following the closing of the Presley Acquisition, but no adjustment in connection with the issuance and exercise of the warrants received by the Huff Alternative Fund LP or the Huff Alternative Parallel Fund LP at closing or for the 5,000,000 warrants which were issued and exercised immediately following closing. After giving effect to the adjustments described in the preceding sentence, the conversion price of the Series A Convertible Redeemable Preferred Stock became $7.18 per share of common stock, so that each share of Series A Convertible Redeemable Preferred Stock was convertible into approximately 2.8 shares of common stock.

        During the first three years following issuance, the Company had the option to redeem part or all of the Series A Convertible Redeemable Preferred Stock using up to 25% of the proceeds from each registered public offering or private investment in public equity ("PIPES") transaction: (i) during the first twelve months following issuance, at a price of $23.10 per share, and (ii) at all times thereafter, at a price that would have provided the holders of the Series A Convertible Redeemable Preferred Stock with an internal rate of return of 15.5% on the shares of Series A Convertible Redeemable Preferred Stock being sold. Upon a liquidation, the holders of the Series A Convertible Redeemable Preferred Stock were entitled to receive in preference to the holders of any other class or series of the Company's equity securities (other than the Series B Convertible Preferred Stock) a cash amount per share equal to the greater of the stated value plus any accrued but unpaid dividends or the amount to which they would be entitled had they converted to common stock.

        If, after six years following issuance, the aggregate return to the holders of the Series A Convertible Redeemable Preferred Stock did not equal or exceed 8%, then the holders of the Series A Convertible Redeemable Preferred Stock would have been entitled to receive a distribution of cash or additional shares of Series A Convertible Redeemable Preferred Stock such that the return calculated to such date equaled 8% (the "Total Return Amount").

        In the event that any holder of Series A Convertible Redeemable Preferred Stock had not converted its shares as of the eighth anniversary of the date of issuance, the Company would have been required to redeem 100% of the outstanding shares of Series A Convertible Redeemable Preferred Stock for an aggregate price equal to the stated value multiplied by the number of shares of Series A Convertible Redeemable Preferred Stock then being redeemed plus any Total Return Amount owed but not paid in accordance with the preceding paragraph.

        As a result of the redemption right described above, the Series A Convertible Redeemable Preferred Stock was initially recorded as temporary equity. Following the March 21, 2005 conversion into common stock, the Series A Convertible Redeemable Preferred Stock was reclassified as permanent equity.

        The allocation of the proceeds from the Huff Investment resulted in a beneficial conversion feature for the Series A Convertible Redeemable Preferred Stock in the amount of $17.8 million, which reduced the carrying value of the Series A Convertible Redeemable Preferred Stock by that amount. This was due in part to the allocation of proceeds raised to the warrants as well as the conversion ratio of one share of preferred stock into 2.8 shares of common stock as previously described. This beneficial conversion feature was to be accreted over the eight-year redemption period and recorded as a preferred dividend. As a result of the conversion described above, a non-cash dividend equal to the amount of the unaccreted beneficial conversion feature of $17.8 million was recognized at that time.

  Reincorporation

        On March 25, 2005, we changed our state of incorporation from Colorado to Delaware and changed our capital stock from no par value to $0.01 par value per share.

4.    Comprehensive Income

        The following table is a reconciliation of the Company's net loss to comprehensive loss for the three months ended March 31, 2005:

(in thousands)
Net loss	$(924)
Other comprehensive income:
Foreign currency translation adjustments	30

Comprehensive loss	$(894)

        Foreign currency translation adjustments result from the conversion of 19 Entertainment's financial statements for the period March 18, 2005 to March 31, 2005. There were no differences between net income (loss) and comprehensive income (loss) for the period January 1, 2005 to February 7, 2005 or for the three months ended March 31, 2004.

5.    Earnings Per Share/Common Shares Outstanding

        Earnings per share is computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is calculated by dividing net income (loss) applicable to common stockholders by the weighted-average number of shares outstanding during the period. Diluted earnings per share includes the determinants of basic earnings per share and, in addition, gives effect to potentially dilutive common shares. Diluted earnings per share is not presented because the calculation is anti-dilutive due to the reported net loss. As a result, 6,543,413 shares are excluded from the calculation of diluted earnings per share for the quarter ended March 31, 2005 since the effect would be anti-dilutive.

6.    Acquisitions

The Presley Business (Predecessor)

        On February 7, 2005, the Company acquired an 85% interest in entities which control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of Graceland and related attractions and revenue derived from Elvis' music, films, and television specials. The transaction was financed with a contribution of equity and exercise of warrants by the members of RFX Acquisition LLC, the issuance of preferred and common stock to the seller, the purchase of preferred stock, common stock and warrants by the Huff Alternative Fund, L.P. and an affiliate and a short-term senior loan from an affiliate of Bear Stearns & Co., Inc.

        The aggregate consideration paid for the acquisition was as follows:

(in thousands)
Fair value of common stock issued	$3,835
Fair value of preferred stock issued	22,825
Repayment of Presley debt	25,121
Note payable	3,500
Cash	53,125
Estimated transaction costs	5,788

$114,194

        The following table summarizes the preliminary amounts allocated to the acquired assets and assumed liabilities based on a preliminary valuation prepared by an independent appraisal firm. These amounts have been adjusted to reflect the Company's 85% ownership interest. The initial purchase price allocations are preliminary and may be adjusted for changes in estimates of the fair value of the assets acquired and liabilities assumed. The Company expects that the purchase price allocations will be finalized by the time it files its quarterly report on Form 10-QSB for the quarter ending September 30, 2005. The significant assumptions used in the valuation included factors affecting the duration, growth rates and amounts of future cash flows for each income stream, specifically: the future economic outlook for the industry, risks involved in the business, and the impact of competition and technological changes.

(in thousands)
Current assets	$13,809
Property and equipment	25,034
Goodwill	26,865
Intangible assets	76,500
Other assets	6,146

Assets acquired	148,354
Current liabilities	11,552
Deferred tax liabilities	16,789
Other liabilities	5,819

Liabilities assumed	34,160

Net assets acquired	$114,194

        In accordance with SFAS No. 109, Accounting for Income Taxes, we have provided for deferred taxes for the difference between the book and tax basis of the net assets acquired.

        Reflected in the purchase price for the Presley Business is $3.0 million in prepaid rent for a 90-year lease on Graceland.

        The excess of the purchase price over the fair values of assets acquired and liabilities assumed was allocated to goodwill. The purchase price for the Presley business was determined based on management's assessment of the financial prospects of the existing business as well as increased value the Company believes can be derived from pursuing opportunities to generate additional cash flows.

The Company has better access to the public capital markets than the prior owner that it believes will enable it to implement such opportunities. In addition, the existing senior management team at the Presley business has significant knowledge and contacts within the media and entertainment industries. The value reflected in these elements of the purchase price do not meet the definition of an intangible asset under FAS 141 and is reflected in goodwill. The preliminary amounts allocated to intangible assets were attributed to the following categories and related useful lives:

	(Amounts in thousands)
Record, music publishing, film and video rights	$21,000	15 years
Relationships with licensees	12,000	5 years
Rights to use Presley name	5,500	10 years
Trademarks, publicity rights and other intellectual property	38,000	n/a

         At this time management is unable to determine whether the amounts allocated to the above intangible assets and the Graceland lease will change when the Company finalizes its valuation and if changes are made, the amount of such changes. A $1.0 million fluctuation in fair value amounts allocated to the identified definite lived intangible assets and the Graceland lease would cause the following increases or decreases to annual amortization expense: record, music publishing, film and video rights - $67; relationships with licensees - $200; rights to use Presley name - $100; and the Graceland lease - $11.

        The trademarks, including rights to the name, image and likeness of Elvis Presley, have indefinite lives and, accordingly, no amortization expense has been recorded in the accompanying condensed consolidated financial statements.

        The Company is required to make annual distributions, in monthly installments, that represent its 15% share of the operating income of the Presley Business before depreciation and amortization and after income taxes and capital expenditures. The Company is required to pay a minimum annual distribution of $1.2 million for each full calendar year irrespective of the actual operating results for the business in such year. To the extent that the minimum distribution exceeds the net income allocated to minority interest, the additional amount will be recorded as additional minority interest expense.

        The Promenade Trust has the right to require the Company to purchase for cash all or a portion of its 15% ownership interest in the Presley Business from time to time beginning on January 1, 2008. The price the Company will be required to pay to The Promenade Trust will be based on the then current fair market value of the Presley Business as determined through an appraisal process. As the put right is at fair market value, no value has been assigned for accounting purposes to the put option. The results of operations of the Presley Business are included in the results of the Company since the date of acquisition.

19 Entertainment

        On March 17, 2005, the Company acquired 100% of the outstanding capital stock of 19 Entertainment Limited, a United Kingdom-based company that is a creator, producer and promoter of entertainment properties, including the IDOLS television show format (the "19 Entertainment Acquisition"). The acquisition was completed with £64.5 million (US $124.4 million) in cash and 1,870,558 unregistered shares of common stock, each paid at closing, with an additional £19.2 million (US $36.2 million) in either cash or common stock to be paid following delivery of the audited results for the acquired company's fiscal year ended June 30, 2005, or on December 30, 2005, which ever occurs earlier. We will pay $8.3 million of the deferred consideration in cash. The remaining deferred consideration for the 19 Entertainment acquisition will be paid in shares of common stock if requested by certain of the sellers. If such sellers do not request the payment be made in shares of common stock (and therefore elect to be paid in cash), and we have not completed a public sale or offering of equity securities for proceeds in excess of $40 million by June 30, 2005, we nevertheless can elect to pay the full amount of such deferred consideration in shares of registered common stock. The 1,870,558 unregistered shares of common stock issued in the 19 Entertainment Acquisition were valued at $16.83 per share (which represents the average of the Company's closing stock prices for the two days prior to and the day of the 19 Entertainment Acquisition). The stock prices subsequent to the consummation of the transaction were excluded from the average price in accordance with EITF 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.

        In connection with the acquisition of 19 Entertainment, certain sellers of 19 Entertainment entered into a Put and Call Option Agreement that provided them with certain rights relating to the conversion shares whereby, during a short period following the six year anniversary of the acquisition, the Company can exercise a call right to purchase the common stock of such stockholders at a price equal to $24.72 per share and these sellers can exercise a put right to sell the common stock to the Company at a price equal to $13.18 per share. The put and call rights apply to 1,672,170 of the shares issued in connection with the 19 Entertainment acquisition. The put and call option is not a freestanding instrument as defined in SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, because it cannot be legally detached from the underlying common stock. The Company evaluated the put and call option under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as an embedded feature and determined it was not a bifurcatable derivative and, in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, the put and call option was classified as a component of equity. As the Company considered the common stock, including the put and call option, as a single equity instrument, and since the stock was puttable to the Company at the option of these sellers, these shares have been presented in the accompanying balance sheet as temporary equity under the heading Redeemable Restricted Common Stock at an estimated fair value inclusive of the put/call rights at $23.0 million.

        The value of the Put and Call Option Agreement at March 17, 2005, was estimated to be $5.1 million, based upon assumptions of a 6-year expected life, volatility of 38% and a discount rate of 4.2% in a Black Scholes Option Pricing Model for each of the put and call option features, and was recorded as a reduction of purchase price as part of the purchase accounting for 19 Entertainment.

        The Company financed the cash consideration with a short-term senior loan from an affiliate of Bear, Stearns & Co. Inc., and proceeds from the exercise of outstanding warrants, including approximately $18,577,154 of proceeds from the exercise by certain members of senior management of warrants to acquire 11,910,281 shares of common stock and approximately $6,422,846 of proceeds from the exercise by The Huff Alternative Fund, L.P. and its affiliate of warrants to acquire 4,606,918 shares of common stock.

        The aggregate consideration paid for the acquisition was as follows:

(in thousands)
Fair value of common stock issued	$3,339
Fair value of redeemable restricted common stock, including put and call agreement	23,002
Deferred purchase consideration	36,900
Cash	124,367
Estimated transaction costs	3,464

$191,072

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on March 17, 2005. The estimated fair values are based on a preliminary valuation performed by management. The Company has engaged an independent appraisal firm to perform a valuation of the assets acquired and liabilities assumed. Accordingly, the initial purchase price allocations are preliminary and may be adjusted for changes in estimates of the fair value of the assets acquired and liabilities assumed. The Company expects that the purchase price allocations will be finalized by the time it files its quarterly report on Form 10-QSB for the quarter ending September 30, 2005. The significant assumptions used in the valuation included the duration, growth rates and amounts of future cash flows for each income stream.

(in thousands)
Current assets	$32,557
Property and equipment	2,021
Goodwill	121,978
Intangible assets	65,000
Other assets	1,954

Assets acquired	223,510
Current liabilities	8,352
Deferred tax liabilities	19,500
Other liabilities	4,586

Liabilities assumed	32,438

Net assets acquired	$191,072

        In accordance with SFAS No. 109, Accounting for Income Taxes, we have provided for deferred taxes for the difference between the book and tax basis of the net assets acquired.

        The excess of the purchase price over the fair values of assets acquired and liabilities assumed was allocated to goodwill. The purchase price for 19 Entertainment was determined based on management's assessment of the financial prospects of the existing business as well as the increased value the Company believes can be derived from the development of new assets by the creative team at 19 Entertainment. These individuals have a track record of generating new and profitable creative ideas and we believe providing them with better access to capital as well as a broader asset base upon which to create new projects will enhance the value of 19 Entertainment and the Company's other assets. The value reflected in these elements of the purchase price does not meet the definition of an intangible asset under FAS 141 and is therefore reflected in goodwill. The preliminary amounts allocated to intangible assets were attributed to the following categories and related useful lives:

	(Amounts in thousands)
Television programming	$35,000	7 years
Artist management, recording, merchandising and sponsorship contracts	30,000	5 years

        At this time management is unable to determine whether the amounts allocated to the above intangible assets will change when the Company finalizes its valuation and if changes are made, the amount of such changes. A $1.0 million fluctuation in fair value amounts allocated to the identified definite lived intangible assets would cause the following increases or decreases to annual amortization expense: television programming - $143; and artist management, recording, merchandising and sponsorship contracts - $200.

        The results of operations of 19 Entertainment are included in the results of the Company since the date of acquisition.

Pro Forma Information

        The following table summarizes unaudited pro forma financial information assuming the acquisition of the Presley Business and 19 Entertainment and the related financing transactions had occurred on January 1, 2004 and 2005. The unaudited pro forma financial information does not necessarily represent what would have occurred if the transactions had occurred on the dates presented and should not be taken as representative of our future consolidated results of operations or financial position:

	Three Months Ended March 31,
	2005	2004
	(in thousands except per share amounts)
Revenues	$32,221	$40,838
Net loss available to common stockholders	$(17,617)	$(2,095)
Net loss per common share:
Basic and diluted	$(0.26)	$(0.02)

Note that the amounts for the three months ended March 31, 2005 exclude non-cash employee compensation expense associated with the exercise of employee stock options by 19 Entertainment employees immediately prior to the Company's acquisition on March 17, 2005 as the exercises were a one time non-recurring event that resulted directly from the acquisition of 19 Entertainment by the Company. This expense was $10.4 million after tax, or $0.15 per share.

7.    Intangible Assets and Goodwill

        Intangible assets which have finite lives are being amortized on a straight-line basis over periods from 5 to 15 years. Amortization expense for the three months ended March 31, 2005 was $1.1 million. The projected annual amortization expense for intangible assets, assuming no further acquisitions or dispositions, is approximately $13 million for the year ending December 31, 2005 and $15.4 million for each of the following four years ending December 31.

        Intangible assets consist of:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(amounts in thousands)
Definite Lived Intangible Assets:
Presley record, music publishing, film and video rights	$21,000	$199	$20,801
Presley relationships with licensees	12,000	342	11,658
Priscilla Presley rights to Presley name	5,500	78	5,422
19 Entertainment television programming and related rights	35,000	192	34,808
19 Entertainment artist management, recording, merchandising, and sponsorship contracts	30,000	230	29,770

	$103,500	$1,041	$102,459

Indefinite Lived Intangible Assets:
Trademarks, publicity rights and other intellectual property	$38,000		$38,000

	Balance at January 1, 2005	Goodwill Acquired during 2005	Balance at March 31, 2005
Goodwill
Presley Business:
Royalties and Licensing	$—	$12,058	$12,058
Graceland Operations	—	14,807	14,807
19 Entertainment	—	121,978	121,978

Total Company	$—	$148,843	$148,843

8.    Debt

        The Company has the following debt facilities at March 31, 2005:

  Presley Short Term Senior Credit Facility

        In connection with the Presley Acquisition, the Company borrowed $39.0 million from an affiliate of Bear, Stearns & Co. Inc. This Presley short term senior loan is an obligation of EPE Holding Corporation, our wholly owned subsidiary which directly owns 100% of our shares and interests in the Presley Business.

        The Presley short term senior loan is due and payable on February 6, 2006, although the Company is required to repay the loan immediately with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. The lender waived this requirement with respect to the financing for the 19 Entertainment Acquisition. The Presley short term senior loan is also immediately due and payable upon a change in control of the Company, as defined in the Presley short term senior credit facility.

        The Presley short term senior loan bears interest at a rate per annum equal to LIBOR (at each rate reset date) plus (a) 400 basis points through August 6, 2005, (b) 500 basis points from August 7, 2005 through November 6, 2005 and (c) 600 basis points at all times thereafter through maturity. The interest rate on the loan as of March 31, 2005 was 6.8%. The Company is required to repay the Presley short term senior loan at 101% of the principal amount at maturity. This additional $390,000 of principal is being recorded as interest expense over the life of the loan.

        The Presley short term senior loan is guaranteed by the Company and secured by 100% of our ownership interests in the Presley Business and places restrictions on our ability to pay dividends from the borrower, EPE Holding Corporation, to us, as the parent company, to fund corporate expenses and pay dividends on our Series B Convertible Preferred Stock. The loan also requires the Company to maintain certain financial covenants, including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth, and (iv) minimum cash on hand. If the Company is unable to meet these requirements or satisfy these covenants, the Company may not be able to fund all of its obligations. Under the terms of the Presley short term senior loan, EBITDA is defined as consolidated net income plus income tax expense, interest expense, depreciation and amortization expense, extraordinary charges and non-cash charges and minus interest income, extraordinary gains and any other non-cash income.

        The Company incurred deferred loan costs of $1.1 million to obtain this financing, which is being amortized into interest expense over the life of the loan, utilizing the effective interest method.

  19 Entertainment Short Term Senior Credit Facility

        In connection with the 19 Entertainment Acquisition, CKX UK Holdings Limited, a wholly owned subsidiary of the Company which directly owns 100% of 19 Entertainment borrowed $109.0 million from an affiliate of Bear, Stearns & Co. Inc.

        The 19 Entertainment short term senior loan is due and payable on February 6, 2006, although the Company is required to repay the loan immediately with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. The 19 Entertainment short term senior loan is also immediately due and payable upon a change in control of the Company, as defined in the 19 Entertainment short term senior credit facility.

        The 19 Entertainment short term senior loan bears interest at a rate per annum equal to LIBOR (at each rate reset date) plus (a) 400 basis points through September 16, 2005, (b) 500 basis points from September 17, 2005 through December 16, 2005, and (c) 600 basis points at all times thereafter through maturity, and may be increased upon the happening of certain events. The interest rate on the loan as of March 31, 2005 was 7.1%.

        The 19 Entertainment short term senior loan is guaranteed by the Company and each of the wholly owned operating subsidiaries of 19 Entertainment and is secured by 100% of our ownership interest in CKX UK Holdings Limited, 19 Entertainment and its subsidiaries. The 19 Entertainment short term senior loan is also secured by a second lien on our ownership interests in EPE Holding Corporation and its subsidiaries. The credit facility places restrictions on CKX UK Holdings Limited's ability, as the borrower, to pay dividends to us, as the parent company, to fund corporate expenses. The loan also requires us to maintain certain financial covenants, including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, we may not be able to fund all of our obligations. Under the terms of the 19 Entertainment short term senior loan, EBITDA is defined as consolidated net income plus income tax expense, interest expense, depreciation and amortization expense, extraordinary charges and non-cash charges and minus interest income, extraordinary gains and any other non-cash income.

        The Company incurred deferred loan costs of $1.9 million to obtain this financing, including a 1% commitment fee paid upon funding of the loan, which is being amortized into interest expense over the life of the loan, utilizing the effective interest method.

  Priscilla Presley Note

        The Company issued a $3.5 million subordinated promissory note to Priscilla Presley in connection with the acquisition from Priscilla Presley of all commercial rights held by Ms. Presley to use the name "Presley" in connection with the use and exploitation of the assets acquired in the Presley Acquisition as well as all of Ms. Presley's rights, if any, to the name "Graceland." The note bears interest at the rate of 5.385% percent per annum. The principal and interest under the note are payable in seven consecutive equal annual installments of principal and interest of $550,000 each, due and payable on the first through the seventh anniversaries of the date of the note, with an eighth and final installment of principal and interest in the amount of $549,858, due and payable on the eighth anniversary of the date of the note.

9.    Stockholders' Equity

        On February 8, 2005, the Company granted 42,000 shares of restricted stock to the Company's independent directors. These grants were subject to adoption of the Company's 2005 Omnibus Long-Term Incentive Compensation Plan by the shareholders of the Company, which occurred on March 25, 2005. The restricted shares vest ratably on each of the first three anniversaries of the date of grant. The shares have been valued at $14.40, the closing stock price on the date of grant. The total value of these shares is being expensed ratably over the three-year vesting period. Included in corporate expense on the accompanying statement of operations for the period February 8—March 31, 2005 is $33,000 of expense related to these restricted shares.

        On February 4, 2005, the Company issued 10,000 unregistered shares of common stock in satisfaction of a $270,000 obligation to a former affiliate in connection with the RFX Investment. In addition, certain former principal shareholders purchased warrants to acquire 500,000 shares of common stock at an exercise price of $10.00 per share. The aggregate purchase price for the warrants was $10,000 in cash.

        At March 31, 2005, the Company had outstanding warrants to purchase 4,551,597 shares of common stock at an exercise price of $2.00 per share which expire on February 7, 2007, and warrants to purchase 500,000 shares of common stock at an exercise price of $10.00 per share which expire on February 7, 2008.

        The Company is prohibited from paying cash dividends on its common stock under the terms of the Presley short term senior credit facility and the 19 Entertainment short term senior credit facility.

10.    Income Taxes

        In calculating the provision for income taxes on an interim basis, the Company uses an estimate of the annual effective tax rate based upon the facts and circumstances known. The Company's effective tax rate is based on expected income, statutory tax rates and permanent differences between financial statement and tax return income applicable to the Company in various jurisdictions in which the Company operates.

        For the three months ended March 31, 2005, the Company recorded an income tax benefit of $1.0 million which is comprised mainly of provisions for foreign taxes of $0.5 million relating to the profitable operations of 19 Entertainment and state income tax expense of $0.1 million relating to the Presley business, net of a tax benefit of $1.6 million on the net operating loss in the United States. Management believes realization of the income tax benefit is reasonably assured due to the deferred tax liabilities which will reverse into taxable income in future periods.

11.    Segment Information

        The Company currently has three reportable segments: Presley Business Royalties and Licensing, Graceland Operations and 19 Entertainment. All inter-segment transactions have been eliminated in the consolidated financial statements.

	Presley Business
Segment Information	Royalties and Licensing	Graceland Operations	19 Entertainment	Corporate and other	Total
	(amounts in thousands)
Three months ended March 31, 2005
Revenue	$2,446	$3,352	$4,189	$—	$9,987

Operating profit (loss)	$1,285	$(323)	$1,810	$(4,234)	$(1,462)

Three months ended March 31, 2004:
Revenue	$—	$—	$—	$—	—

Operating income (loss)	$—	$—	$—	$(24)	$(24)

Period January 1, 2005 to February 7, 2005 (Predecessor):
Revenue	$1,702	$1,740	$—	$—	$3,442

Operating profit (loss)	$1,167	$(705)	$—	$—	$462

Three months ended March 31, 2004 (Predecessor):
Revenue	$2,185	$5,283	$—	$—	$7,468

Operating profit (loss)	$949	$(1,069)	$—	$(27)	$(147)

Segment assets at March 31, 2005	$74,232	$76,341	$230,147	$9,264	$389,984

12.    Related Party Transactions

        Included in the Condensed Consolidated Statement of Operations for the three months ended March 31, 2005 are $2.2 million of costs related to the transition of the Company from an entity with no operations. These costs include $1.2 million of operating costs of an affiliate of RFX Acquisition LLC, primarily salaries, employee benefits, rent and other overhead costs incurred from November 2004 through February 7, 2005, which were reimbursed by CKX upon closing of the RFX Acquisition LLC investment and the Presley Acquisition. The remaining costs consist of legal expenses, listing fees, and due diligence expenses.

        Immediately prior to the consummation of the various transactions resulting in our acquisition of the Presley Business, the Company entered into a sublease for 16,810 square feet for its principal corporate offices in New York, New York. The prior subtenants from whom the Company assumed the terms of the sublease were FXM, Inc. ("FXM") and MJX Asset Management LLC ("MJX"). Mr. Sillerman is the managing member of MJX and is the principal stockholder of FXM. Certain other executive officers of the Company are also investors in MJX and FXM. The terms of the Company's sublease are identical to those which governed FXM's and MJX's occupation of such space. In accordance with certain requirements set forth in the existing sublease for the space, FXM was required to remain as a guarantor to the Company's obligations under the sublease. While the Company was not yet subject to the rules and regulations of The NASDAQ National Market®, the transaction was ratified by the independent members of the board of directors of the Company in accordance with The NASDAQ National Market's® rules for affiliated transactions.

13.    Supplemental Cash Flow Information

        The Company had the following non-cash investing and financing activities in the three months ended March 31, 2005 (amounts in thousands):

Common stock issued for the acquisition of the Presley business	$3,835
Series B Convertible Preferred stock issued for acquisition of the Presley business	$22,825
Issuance of Priscilla Presley Note for the acquisition of the Presley Business	$3,500
Common stock and redeemable restricted common stock issued for the acquisition of 19 Entertainment	$26,341
Conversion of Series A Convertible Redeemable Preferred Stock to common stock	$17,762
Issuance of common shares in satisfaction of obligation to former affiliate	$270
Dividend on Series B Convertible Preferred Stock	$264

14.    Subsequent Events

        On April 11, 2005, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission that contains a preliminary prospectus relating to a proposed underwritten public offering of the Company's common stock. The Company expects to complete the offering by the end of the second calendar quarter of 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
CKX, Inc. (formerly Sports Entertainment Enterprises, Inc.)
New York, New York

        We have audited the accompanying balance sheets of CKX, Inc. (formerly Sports Entertainment Enterprises, Inc.) (a Delaware corporation) (the "Company") as of December 31, 2004 and 2003, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Piercy Bowler Taylor & Kern
PIERCY BOWLER TAYLOR & KERN
Las Vegas, Nevada March 25, 2005

CKX, INC.

BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Other assets	$—	$962

Total assets	$—	$962

LIABILITIES AND SHAREHOLDERS' EQUITY DEFICIENCY
Due to affiliates	$269,742	$150,579

Total liabilities	269,742	150,579

Shareholders' equity deficiency:
Series A Preferred Stock, no par value, 5,000,000 shares authorized; no shares issued	—	—
Common Stock, no par value, 100,000,000 shares authorized, 4,283,061 shares issued and outstanding at December 31, 2004 and 2003	6,114,590	6,114,590
Additional paid-in capital	12,248,746	12,248,746
Deficit	(18,633,078)	(18,512,953)

Total shareholders' equity deficiency	(269,742)	(149,617)

Total liabilities and shareholders' equity deficiency	$—	$962

The accompanying notes are an integral part of these financial statements.

CKX, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
General and administrative expenses	$99,782	$85,008

Other income (expense):	—	—
Gain on extinguishment of debt	—	14,137
Interest expense	(20,343)	(9,491)

	(20,343)	4,646

Net loss	$(120,125)	$(80,362)

NET LOSS PER SHARE:
Basic and diluted	$(0.03)	$(0.02)

The accompanying notes are an integral part of these financial statements.

CKX, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	DEFICIT	TOTAL
Balances, January 1, 2003	$6,114,590	$12,248,316	$(18,432,591)	$(69,685)

Common stock issued for services	—	430	—	430
Net loss	—	—	(80,362)	(80,362)

Balances, December 31, 2003	6,114,590	12,248,746	(18,512,953)	(149,617)

Net loss	—	—	(120,125)	(120,125)

Balances, December 31, 2004	$6,114,590	$12,248,746	$(18,633,078)	$(269,742)

The accompanying notes are an integral part of these financial statements.

CKX, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(120,125)	$(80,362)
Adjustment to reconcile net loss to net cash:
Decrease in other assets	962
Gain on extinguishment of debt		(14,137)
Common stock issued for services		430

Net cash used in operating activities	(119,163)	(94,069)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates	119,163	93,337

Net cash provided by financing activities	119,163	93,337
NET DECREASE IN CASH	—	(732)
CASH, beginning of period	—	732

CASH, end of period	$—	$—

The accompanying notes are an integral part of these financial statements.

CKX, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATIONAL STRUCTURE AND BASIS OF PRESENTATION

  a.    ORGANIZATIONAL STRUCTURE

        The accompanying financial statements include the accounts of CKX, Inc. (the "Company"), formerly known as Sports Entertainment Enterprises, Inc. ("SPEA"). The Company had been inactive since it sold all of its assets in September 2002 and had no continuing operations other than those of a company seeking a business opportunity.

        The Company will be engaged in the ownership, development and commercial utilization of entertainment content. The Company's business plan is to make selective and strategic acquisitions of or partner with individuals or companies that control various forms of established or developable content.

  b.    SUBSEQUENT EVENTS

        On February 7, 2005, RFX Acquisition LLC, an entity formed and controlled by Robert F.X. Sillerman acquired control of the Company. On March 25, 2005, the shareholders approved the change of the Company's name to CKX, Inc. and changed the state of incorporation from Colorado to Delaware.

        On February 7, 2005, the Company acquired an 85% interest in entities which control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of Graceland and related attractions and revenue derived from Elvis' music, films, and television specials in a transaction valued at approximately $108.4 million in cash and stock. The transaction was financed with a contribution of equity by the members of RFX Acquisition LLC, the issuance of preferred and common stock to the sellers, the purchase of preferred stock, common stock and warrants by the Huff Alternative Fund, L.P. and certain affiliates and a short-term senior loan from an affiliate of Bear, Stearns & Co., Inc.

        On March 17, 2005, the Company acquired 19 Entertainment Limited, a United Kingdom-based company that is a creator and producer of entertainment properties and management of artists. The acquisition was completed with $124.4 million in cash and 1,870,558 shares of common stock, each paid at closing, with an additional $36.9 million in either cash or common stock to be paid following delivery of the audited results for the acquired company's fiscal year ended June 30, 2005. The Company financed the cash consideration with a short-term senior loan from an affiliate of Bear, Stearns & Co., Inc. and through the exercise of $25 million of outstanding common stock purchase warrants.

  c.    ESTIMATES USED IN THE PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may require revision in future periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a.    STOCK-BASED COMPENSATION

        The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB25) and related Interpretations in accounting for its employee stock options, which does not necessarily require the recognition of compensation cost in the financial statements.

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123 (Revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R requires that compensation cost related to share-based employee compensation transactions be recognized in the financial statements. Share-based employee compensation transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, we will implement the revised standard in 2005.

  b.    LOSS PER SHARE

        Basic and diluted loss per share is computed by dividing reported net loss by the weighted-average number of common shares outstanding during the period. The weighted-average number of common and common equivalent shares used in the calculation of basic and diluted earnings per share was 4,283,061 for 2004 and 4,271,869 for 2003.

3. RELATED PARTY TRANSACTIONS

        Ongoing expenses of the Company in 2004 and 2003 have been paid by advances from an affiliate of the former majority shareholder, which accrued interest at 10% per annum. All outstanding advances were settled on February 7, 2005 with the acquisition of the Company by RFX Acquisition, LLC.

4. INCOME TAXES

        The components of the deferred tax asset (liability) consisted of the following at December 31:

	2004	2003
Deferred tax assets:
Net operating loss carryforward	$531,205	$489,240

Net deferred tax asset before valuation allowance	531,205	489,240
Valuation allowance	(531,205)	(489,240)

Net deferred tax asset (liability)	$—	$—

        As of December 31, 2004, the Company had available for income tax purposes approximately $1.5 million in federal net operating loss carryforwards. These loss carryforwards begin to expire in fiscal year 2011. A one hundred percent valuation allowance has been established against the net deferred tax asset due to limitations on the post-acquisition use of these NOL's.

5. CAPITAL STOCK, STOCK OPTIONS, AND INCENTIVES

  a.    CAPITAL STOCK

        In April 2003, after Board of Directors approval, SPEA issued 43,000 shares of its common stock to an SPEA employee in exchange for past services rendered to the Company. This transaction was valued using the closing market price on or about the date the shares were issued.

  b.    STOCK OPTION PLAN

        The Company had an Incentive Stock Option Plan (the "Plan") that allowed the Board to grant stock options from time to time to employees, officers and directors of the Company, and consultants to the Company. The Board of Directors had the power to determine vesting provisions and expiration at the time the option is granted and whether the option will be an Incentive Stock Option or otherwise. Incentive Stock Options were only granted to persons who were employees or officers of the Company. The total number of shares of Common Stock subject to options under the Plan may not exceed 250,000, subject to adjustment in the event of certain recapitalizations and reorganizations. Options representing 210,500 shares were granted in 1999 at an exercise price of $2.17 and vested immediately; these options expired in August 2004. An option for 25,000 shares was granted in 2000 at an exercise price of $2.17; this option is fully vested and expires April 2005. The optionee resigned from the Company effective as of February 20, 2004. Total options outstanding under the Plan were 25,000 and 235,500 at December 31, 2004 and 2003 respectively.

        In connection with common shares issued in a private transaction in 1998, the Company issued the buyer 173,988 options for common stock of the Company still outstanding at an exercise price of $3.68 per share through October 19, 2008.

        All outstanding options were cancelled prior to the consummation of the transactions resulting in the Company's acquisition of the Presley business.

        Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2004: risk-free interest rate of 4.2%; dividend yields of 0.0%; volatility factors of the expected market price of the Company's common stock of 4.2; and a weighted-average expected life of the options of 3.36 years. The assumptions for 2003 were the same except for the volatility factor of 1.90 and the weighted average expected life of the options of 2.42 years.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

	Year ended December 31,
	2004	2003
Net loss
As reported	$(120,125)	$(80,362)
Pro forma	(120,125)	(80,362)
Basic and diluted net loss per share
As reported	$(.03)	$(.02)
Pro forma	(.03)	(.02)

        A summary of changes in the status of the Company's outstanding stock options for the years ended December 31, 2004 and 2003, is presented below:

	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	409,488	$2.82	409,488	$2.82
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled			—	—
Expired	(210,500)	(2.17)	—	—

Outstanding at end of year	198,988	$3.49	409,488	$2.82

Exercisable at end of year	198,988	$3.49	409,488	$2.82

        The following table summarizes information about stock options outstanding at December 31, 2004:

				Options Exercisable
	Options Outstanding
					Weighted Average Exercise Price
	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable
Range of exercise prices $2.17 - $3.68	198,988	3.39	$3.49	198,988	$3.49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of CKX, Inc.

        We have audited the accompanying combined statements of net assets acquired from The Promenade Trust (the "Presley Business"), as defined in Note 1, as of December 31, 2004 and 2003, and the related combined statements of operations and royalty income and net assets and cash flows for each of the three years ended December 31, 2004. These financial statements are the responsibility of the Presley Business management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Presley Business is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Presley Business's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the combined statements of net assets acquired from The Promenade Trust as of December 31, 2004 and 2003, and the combined results of its operations and royalty income and its cash flows for each of the three years ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Memphis, Tennessee

April 8, 2005

THE PRESLEY BUSINESS

COMBINED STATEMENTS OF NET ASSETS ACQUIRED

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
CURRENT ASSETS:
Cash	$201,387	$286,815
Receivables–net	2,750,893	3,088,285
Inventories	2,177,781	3,738,432
Prepaid expenses and other	557,313	381,541
Prepaid income taxes	206,741	255,460
Deferred tax asset	1,218,877	724,341

Total current assets	7,112,992	8,474,874
PROPERTY AND EQUIPMENT–Net	21,157,778	22,014,535
OTHER ASSETS	7,480,203	5,926,886
DEFERRED TAX ASSET	280,743	887,631

TOTAL	$36,031,716	$37,303,926

LIABILITIES AND NET ASSETS
CURRENT LIABILITIES:
Current maturities of long-term debt	$10,507,435	$6,222,951
Accounts payable	570,929	565,954
Accrued expenses	2,606,311	2,248,384
Income taxes payable	327,554	30,508
Deferred revenue	5,473,363	4,104,548

Total current liabilities	19,485,592	13,172,345
LONG-TERM DEBT–Net of current maturities	13,074,341	20,208,232
LONG-TERM DEFERRED REVENUE	2,055,304	2,264,578

Total liabilities	34,615,237	35,645,155
NET ASSETS	1,416,479	1,658,771

TOTAL	$36,031,716	$37,303,926

See notes to combined financial statements.

THE PRESLEY BUSINESS

COMBINED STATEMENTS OF OPERATIONS AND ROYALTY INCOME AND NET ASSETS

YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

	2004	2003	2002
REVENUES:
Tour and exhibit	$11,128,922	$10,699,412	$10,297,401
Graceland retail	11,132,854	15,088,467	15,187,522
Licensing fees and royalties	13,506,283	12,861,001	12,575,048
Hotel room revenues	3,293,789	3,318,136	3,169,003
Apartment rent and other	2,596,274	2,408,932	2,414,701

Total revenues	41,658,122	44,375,948	43,643,675

OPERATING EXPENSES:
Salaries and benefits	11,634,660	11,066,299	10,672,917
Cost of sales	6,625,914	7,442,281	7,119,410
Insurance	1,689,786	1,709,425	1,993,176
Depreciation	1,201,297	1,227,425	1,123,025
Professional fees	1,843,279	1,853,816	1,570,286
Maintenance	669,386	737,362	690,526
Other	8,102,749	9,549,126	8,849,784
Gain on asset disposal	(8,000)	(91,225)	(56,837)

Total operating expenses	31,759,071	33,494,509	31,962,287

Operating income	9,899,051	10,881,439	11,681,388
INTEREST EXPENSE	(1,326,818)	(1,362,237)	(1,623,447)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	8,572,233	9,519,202	10,057,941
INCOME TAX EXPENSE	(832,808)	(813,025)	(1,862,673)

Income from continuing operations	7,739,425	8,706,177	8,195,268
DISCONTINUED OPERATIONS:
Impairment loss	246,800	2,724,528	—
Loss from discontinued operations	—	653,284	720,539

Loss from discontinued operations	246,800	3,377,812	720,539

NET INCOME	7,492,625	5,328,365	7,474,729
NET ASSETS AT BEGINNING OF YEAR	1,658,771	4,720,905	2,097,162
DISTRIBUTIONS TO TRUST BENEFICIARY	(7,734,917)	(8,390,499)	(4,850,986)

NET ASSETS AT END OF YEAR	$1,416,479	$1,658,771	$4,720,905

See notes to combined financial statements.

THE PRESLEY BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

	2004	2003	2002
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Income from continuing operations	$7,739,425	$8,706,177	$8,195,268
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Deferred taxes	265,552	363,392	641,646
Depreciation	1,201,297	1,227,425	1,123,025
Change in accounts receivable allowance	(40,000)	80,000	—
Change in inventory allowance	50,000	50,000	—
Gain on asset disposal	(8,000)	(91,225)	(56,837)
(Decrease) increase in operating assets and liabilities:
Receivables	40,892	2,369,732	1,435,747
Inventory	1,510,651	(77,598)	(1,163,129)
Prepaid expenses and other assets	(1,343,874)	(1,296,503)	47,224
Accounts payable	4,975	(321,090)	(85,022)
Accrued expenses	(42,073)	25,053	139,480
Income taxes payable	297,046	(750,550)	204,040
Deferred revenue	1,159,541	(1,200,510)	(967,717)

Net cash provided by operating activities	10,835,432	9,084,303	9,513,725

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of Property and equipment	(344,538)	(822,466)	(344,667)
Proceeds from sale of property and equipment	8,000	284,931	99,034

Net cash used in investing activities	(336,538)	(537,535)	(245,633)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Net proceeds under line of credit	2,750,000	3,900,000	2,316,082
Principal payments on long-term debt	(5,599,405)	(3,795,086)	(6,104,309)
Distributions to trust beneficiary	(7,734,917)	(8,390,499)	(4,850,986)

Net cash used in financing activities	(10,584,322)	(8,285,585)	(8,639,213)

Net cash used in discontinued operations	—	(829,262)	(264,501)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(85,428)	(568,079)	364,378

CASH AND CASH EQUIVALENTS–Beginning of year	286,815	854,894	490,516

CASH AND CASH EQUIVALENTS–End of year	$201,387	$286,815	$854,894

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Taxes	$300,000	$849,000	$917,630

Interest	$1,060,367	$1,565,549	$1,851,895

THE PRESLEY BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization and Nature of Operations–The combined Presley Business financial statements include certain assets and related operations of The Promenade Trust (the "Trust"), which is a grantor trust for the benefit of Lisa Marie Presley, the daughter of Elvis Presley, consisting of certain intellectual property acquired and related royalty income and the following entities and their operations, also acquired, wholly owned by the Trust: Elvis Presley Enterprises, Inc. ("EPE"), Heartbreak Hotel, LLC, Meadow Oaks Apartments, Inc., Elvis Anthology, LLC, Graceland Entertainment, Inc., and Elvis Presley's Memphis LLC (collectively referred to herein as the "Company" or the "Presley Business").

        On December 15, 2004, the Trust entered into a definitive agreement with RFX Acquisition LLC ("RFX"), an entity controlled by Robert F.X. Sillerman, and Sports Entertainment Enterprises, Inc. ("SPEA"), a publicly traded entity in which RFX agreed to acquire a controlling interest, to transfer an 85% ownership interest in the Presley Business in exchange for cash, common and preferred stock of SPEA, and the assumption of the Presley Business's debt. SPEA repaid or defeased all of the Presley Business's outstanding debt upon consummation of the transactions described above. These transactions were completed on February 7, 2005.

        The Trust is the beneficial owner of the Graceland Estate and certain intellectual property associated with or created by Elvis Presley. The Graceland Estate is leased to EPE under a long-term lease agreement with the Trust. The Trust also receives income from record royalties, music publishing royalties, and film/video exploitation royalties.

        The Company's principal business activities consist of the operation of the Graceland businesses and licensing and exploitation of Elvis' intellectual property. The Graceland businesses include the Graceland estate and attractions, the Meadow Oaks Apartment, Inc. adjacent to the estate, and the Heartbreak Hotel, LLC. Intellectual property rights include film, music, and name and likeness trademarks.

        Elvis Presley Enterprises, Inc., a Tennessee corporation, was established to oversee the Graceland operations. EPE conducts tours of Graceland and sells and markets Elvis Presley related retail merchandise. EPE also licenses Elvis Presley's name and likeness to third parties for use in retail merchandise and other commercial purposes.

        Elvis Presley's Heartbreak Hotel, LLC ("HBH"), a Tennessee limited liability corporation, owns and operates Elvis Presley's Heartbreak Hotel located across the street from Graceland. The Heartbreak Hotel is a 128-room boutique hotel themed around the life of Elvis Presley.

        Meadow Oak Apartments, Inc. ("MOA"), a Tennessee corporation, owns and operates a 270-unit apartment complex adjacent to Graceland.

        Elvis Anthology, LLC. ("EA"), a Tennessee limited liability company, was formed to produce a documentary of Elvis Presley's life which is expected to be broadcast on network television in 2005.

        Elvis Presley's Memphis LLC ("EPM"), a Tennessee limited liability company, was formed by the Company and the Promenade Trust to own and operate Elvis Presley's Memphis restaurant (the "Restaurant"), which provided dining and entertainment and sold Elvis related merchandise on Historic Beale Street in Memphis, Tennessee. The Restaurant ceased operations in 2003 and is reported in these combined financial statements as discontinued operations.

        Graceland Entertainment, Inc. ("GEI"), a Tennessee corporation, is a wholly-owned subsidiary of the Trust created to provide management services to EPE.

        Basis for Combination–The accompanying Presley Business combined financial statements include the accounts of the Trust (related to the assets acquired) and its wholly-owned subsidiaries after elimination of significant intercompany transactions and balances. These combined financial statements reflect the use of significant accounting policies as described below and elsewhere in the notes to the combined financial statements. These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

  Revenue Recognition–

          Merchandising/Name and Likeness Licensing Revenues–A portion of the Company's revenue is derived from licensing others to sell merchandise bearing the name, image, and likeness of Elvis Presley. Revenue from these activities is recognized upon reporting of the sale of licensed merchandise. Licensing advances are deferred until earned under the licensing agreement. Licensing contracts normally provide for quarterly accounting from the licensee of sales made and the royalties due. Guaranteed minimum royalties are recognized ratably over the term of the license or are based on sales of the related products if greater.

          Royalty Income–Income from music and film contracts are derived from royalties on the sale of records and DVDs or from the licensing of film/music rights. Revenue is paid based on the timetable associated with royalty statements generated by third-party processors and is not known on a timely basis. This revenue is reported on a cash basis if the amount of accrual is not known or reasonably estimable until receipt of the statements from the third parties. The Company contracts with various agencies to facilitate collection of royalty income. In accordance with Emerging Issues Task Force ("EITF") 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, revenue is recognized before deduction of agency fees, which are included in the combined statement of operations and royalty income and net assets as a component of cost of sales.

          Rental Income–Revenues resulting from hotel room rentals are recognized concurrent with room usage. Rental income recognized by MOA is earned over the term of the rental lease.

          Retail Transactions–Ticket sales for tours and exhibits as well as merchandise sales and food and beverage sales are recognized at point of sale. Advance ticket sales are recorded as deferred revenue pending the "event date" on the ticket.

          Television Special–Revenue–Revenues from television specials initially produced for network broadcast are recognized when earned which is generally in the period that the show is available for telecast. No such revenues have been recognized to date. Advance payments received prior to telecast are included in the attached combined statements of net assets acquired as a component of deferred revenue.

        Use of Estimates–The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

        Advertising Expense–Advertising costs are expensed as incurred. Advertising expense was $570,382, $551,809, and $509,552 in 2004, 2003 and 2002, respectively. Advertising expenses are included in other operating expenses on the accompanying combined statements of operations and royalty income and net assets.

        Television Special–Production Costs–The Company accounts for its television special production costs pursuant to American Institute of Certified Public Accountants Statement of Position No. 00-2, Accounting by Producers or Distributors of Films. The cost of production for television programming is capitalized and recognized as expense based on the ratio that revenue which is earned for such programming in the current period bears to management's estimate of total revenues to be realized from all media and markets for such programming. Management regularly reviews and revises its total revenue estimates for each project, which may result in modifications to the rate of amortization. If a net loss is projected for a particular project, the related capitalized costs are written down to estimated realizable value. The Company does not have any earned revenue from television programming included in the combined financial statements and has not recognized any expense, as projects are still in the production phase. The total of these capitalized costs as of December 31, 2004 and 2003 was $2,297,416 and $1,002,518, respectively, and are included in other assets in the accompanying combined statements of net assets acquired.

        Cash and Cash Equivalents–All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown on the financial statements. Cash and cash equivalents consist of unrestricted cash in accounts maintained with major financial institutions in the United States of America.

        Accounts Receivable–Accounts receivable principally represents amounts contractually due under licensing agreements. The Company considers an allowance for doubtful accounts to be necessary based upon management's review of aged receivables. The allowance as of December 31, 2004 and 2003 was $70,000 and $110,000, respectively.

        Certain licensing agreements are for license periods exceeding one year. Formerly, the Company had included all of the minimum license fees as current receivables with the related deferred revenue included in current liabilities. Receivables included minimum fees receivable beyond one year and the related deferred revenue as current, since the net effect on working capital was not material. The December 31, 2004 and 2003 balance sheets presented reflect the portion of the minimum fees receivable after one year and the related deferred revenue as non-current. Accordingly, $2,008,000 and $2,264,578 of receivables and deferred revenue, respectively for December 31, 2003 are classified as non-current to compare with the current period classification.

        Inventory–Inventory consists of gift, souvenir, and food and beverage items and is recorded at the lower of cost or market. Cost is determined by using the first-in, first-out method. Allowances are provided for slow-moving or obsolete inventory items based on management's review of inventory data. The allowance as of December 31, 2004 and 2003 was $225,000 and $175,000, respectively.

        Property and Equipment–Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 39 years. Expenditures for additions, major renewals, and betterments are capitalized. Maintenance and repairs not representing betterments are expensed as incurred.

        Impairment of Long-lived Assets–The Company reviews for impairment its long-lived assets, including memorabilia and artifacts, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. For memorabilia and artifacts, the Company determines fair value based on consultation with individuals who are engaged in the purchase and sale of such items. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Income Taxes–The Company accounts for its income taxes using the Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS 109, deferred income taxes arise from temporary differences between the financial statement and tax basis of assets and liabilities. The Company's deferred taxes primarily result from timing differences in the recognition of depreciation, reserve for bad debts, inventory, accrued vacation, unrealized loss of investments, and accrued interest to related parties for financial reporting and tax reporting purposes.

        Concentration of Credit Risks–Credit risk on accounts receivable is minimized by the Company's performing evaluations of its customers' financial condition and monitoring its exposure for credit losses and maintaining allowances for anticipated losses. Cash in banks is insured by the Federal Deposit Insurance Corporation up to an aggregate of $100,000 per account.

        Segment Reporting–The Company reports segment information in accordance with Financial Accounting Standards Board SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Management's approach designates the internal reporting used by management for decision making and assessing performance as the source of reportable segments. These segments reflect the Company's internal organization structure. Certain administrative costs are allocated based on management's estimate of relative effort.

2.    PROPERTY AND EQUIPMENT

        Property and equipment as of December 31, 2004 and 2003 is as follows:

	December 31,
	2004	2003
Land and improvements	$5,357,606	$5,337,606
Vehicles (5 years)	673,548	733,548
Furniture and fixtures (7 years)	7,940,862	7,665,581
Building and improvements (39 years)	18,998,602	18,998,602
Equipment (5 years)	446,883	446,883
Leasehold improvements	1,382,812	1,382,490

	34,800,313	34,564,710
Less accumulated deprecation	(13,642,535)	(12,550,175)

	$21,157,778	$22,014,535

3.    DISCONTINUED OPERATIONS IMPAIRMENT AND LOSS

        As a result of recurring losses by the restaurant operation, management closed the restaurant in September 2003. The operations of the restaurant are included in discontinued operations for all periods presented. Summary operating results for the discontinued operation are as follows:

	December 31,
	2004	2003	2002
Revenue	—	$2,012,223	$2,608,654

Pre-tax loss	—	$(1,037,236)	$(1,161,539)

Discontinued loss, net of tax	—	$(653,284)	$(720,539)

        The impairment losses for the discontinued operation are as follows:

	December 31,
	2004	2003
Impairment loss on net assets and other accruals	$(400,000)	$(4,424,528)
Tax benefit	153,200	1,700,000

	$(246,800)	$(2,724,528)

        Liabilities included in the disposal group as of December 31 are as follows:

	December 31,
	2004	2003
Liability for future lease payments, taxes and insurance	$697,784	$690,378

        The restaurant land and building are leased under an operating lease, which expires in 2017. Base rent under the lease is $174,400 per year with incremental inflationary adjustments at each five-year anniversary date. In addition to base rentals, the lease provides for rental payments of 4.75% of annual revenues above $3.2 million. Management accrued $730,000 in 2003 and an additional $400,000 in December, 2004 for future lease payments, taxes and insurance. A liability of $697,784 remained at December 31, 2004. In management's opinion, the market rate for the lease is equal to or greater than the existing rate and management is actively seeking to sublease the property.

4.    RELATED PARTY TRANSACTIONS

        Priscilla Presley, the mother of Lisa Marie Presley, makes appearances on behalf of the Presley Business. The related annual salary expense was $937,316 in each of the years 2004, 2003, and 2002.

5.    OTHER ASSETS

        Other assets as of December 31, 2004 and December 31, 2003 consisted of the following:

	December 31,
	2004	2003
Memorabilia and artifacts–at cost	$2,141,552	$2,141,552
Non-current accounts receivable (see note 1)	2,344,500	2,008,000
Employee receivables	16,297	24,746
Film costs (see note 1)	2,297,416	1,002,518
Escrows, deposits, and other	680,438	750,070

Total	$7,480,203	$5,926,886

        Memorabilia and artifacts principally relate to Elvis Presley related items acquired from the estate of his former manager in 1991.

6.    LONG-TERM DEBT

        Long-term debt as of December 31, 2004 and 2003 consisted of the following:

	December 31,
	2004	2003
Line of credit with Comerica Bank, interest at Prime less 1/4%, which expires in April 2005	$3,500,000	$4,200,000
Note payable to Comerica Bank, payable in monthly installments of $121,720, including principal and interest at Prime plus 3/4%, with balloon payment due January 2006	9,818,219	10,555,640
Note payable to National Bank of Commerce guaranteed by the Trust, payable in monthly installments of approximately $71,000. including principal and interest at variable rates which was 4.5% at December 31, 2004, with a balloon payment due July 5, 2005	1,927,701	2,735,801
Note payable to Comerica Bank, payable in monthly installments of $52,859, including principal and interest at Prime less 1/4% due March 2005	4,070,574	4,527,985
Note payable to Wachovia Bank, payable in monthly installments of $31,650, including principal and interest at 7.56%, with a balloon payment due June 2009	4,265,282	4,315,144
Other notes payable		96,613

Total	23,581,776	26,431,183
Less current maturities	(10,507,435)	(6,222,951)

Long-term debt–net of current maturities	$13,074,341	$20,208,232

        Substantially all assets of the Presley Business are pledged as collateral on debt.

        The annual maturities of long-term debt for each of the next five years ended December 31 are as follows:

Year Ending December 31,
2005	$10,507,435
2006	8,937,256
2007	68,407
2008	72,885
2009	3,995,793

$23,581,776

7.    INCOME TAXES

        The Presley Business has provided for deferred income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, whereby deferred income taxes are determined based upon the enacted income tax rates for the years in which these taxes are estimated to be payable or recoverable. Deferred income taxes arise from temporary differences resulting from a difference between the tax basis of an asset or liability and its reported amount in the financial statements.

        The federal and state income tax expense allocable to the combined statements of operations and royalty income and net assets and the combined statement of net assets acquired were as follows:

	Years Ended December 31,
	2004	2003	2002
Income from continuing operations	$832,808	$813,025	$1,862,673
Discontinued operations	(153,200)	(2,083,952)	(441,000)

Total	$679,608	$(1,270,927)	$1,421,673

        The income tax provision from continuing operations includes the following:

	Years Ended December 31,
	2004	2003	2002
Current:
Federal	$484,876	$322,024	$952,933
State	82,380	77,609	268,094

Total	567,256	399,633	1,221,027
Deferred	265,552	413,392	641,646

Total current and deferred	$832,808	$813,025	$1,862,673

        The provision for taxes as reported is different than the tax provision computed by applying the statutory federal rate of 34%. The differences are as follows:

	Years Ended December 31
	2004	2003	2002
Provision at statutory federal rate	$2,914,559	$3,236,528	$3,419,700
Provision for state–net of federal	73,737	44,336	207,172
Nontaxable trust income,	(2,323,989)	(2,544,000)	(1,574,000)
Other	168,501	76,161	(190,199)

Total current and deferred income tax expense	$832,808	$813,025	$1,862,673

        The components of the deferred tax balances at December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
Current deferred income taxes:
Inventory costs not currently deductible for tax purposes	$180,402	$161,361
Provision for doubtful accounts not currently deductible for tax purposes	26,803	42,119
Vacation accrual not currently deductible for tax purposes	100,118	87,370
Lease expenses not currently deductible	267,181	274,588
Contract receivables	(589,445)	(889,409)
Deferred revenue	1,233,818	1,048,312

Total current deferred income tax asset	$1,218,877	$724,341

Long-term deferred income taxes:
Impairment costs valuation adjustment not currently deductible for tax purposes	$1,389,676	$1,529,609
Depreciation and amortization not currently deductible for book purposes	(1,164,141)	(959,899)
Contract receivables	(897,709)	(769,064)
Deferred revenue	786,872	867,333
Consulting expense not currently deductible for tax purposes	166,045	219,652

Total long-term deferred income tax asset	$280,743	$887,631

8.    COMMITMENTS AND CONTINGENCIES

        The Company leases certain warehouse and office space, vehicles, and other operating assets under noncancellable operating leases that expire at various dates through 2016. The rent expense for the years ended December 31, 2004, 2003, and 2002 was $484,952, $518,581, and $424,005, respectively. The following is a schedule of future minimum rental payments required under the operating leases as of December 31, 2004:

Year Ending December 31,
2005	$633,686
2006	541,100
2007	421,181
2008	411,945
2009	365,230
Thereafter	1,636,800

Total noncancellable operating lease commitments	4,009,942

        The Company is subject to certain claims and litigation in the ordinary course of business. It is the opinion of management that the outcome of such matters will not have a material adverse effect on the combined financial position or results of operations of the Company.

9.    RETIREMENT PLAN

        Employees who have completed three months of continuous service, worked at least 1,000 hours during the plan year, and are age 21 or older are eligible to participate in the Elvis Presley Enterprises, Inc. and Affiliates 401(k) Plan. Employees may enter the plan on either January 1 or July 1 after they have met the eligibility requirements and may contribute a maximum of 15% of their salary. The Company matches 100% on the first 3% and 50% on the next 2% an employee contributed to the Plan. The Company's matching contribution for the years ended December 31, 2004, 2003, and 2002 is $271,490, $274,179, and $203,972, respectively. The Company may contribute a secondary matching contribution at its discretion. During 2004, 2003, and 2002, the Company made no additional contributions.

10.    LEGAL MATTERS

        In accordance with industry practice, the Company has exercised the right of audit in relation to royalties paid by Elvis Presley's record company for the periods 1997 through 2002. A claim has been filed with the record company for additional royalties to be paid. Should the Company prevail in its efforts to collect the amounts claimed, the gain could be material to future years' results. Management makes no representation as to the timing of the receipt of this gain contingency.

11.    SEGMENT AND RELATED INFORMATION

        The Company applies SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company has 4 reportable segments; (i) Royalties and Licensing, (ii) Graceland Operations, (iii) Hotel Operations, and (iv) Apartment Rentals. The segments have been determined based on management's internal reporting and organization structure as described in Note 1. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment transactions have been eliminated in the combined financial statements.

	Royalties and Licensing	Graceland Operations	Hotel Operations	Apartment Rentals	Total
Year Ended December 31, 2004
Net revenues from external sources	$13,506	$22,750	$3,931	$1,471	$41,658

Depreciation and amortization	—	$663	$385	$153	$1,201

Operating income (loss)	$8,981	$311	$365	$234	$9,891

Inter-segment income (expense) eliminated	$601	$(601)	—	—	—

Segment assets	$6,927	$18,801	$5,561	$4,743	$36,032

Expenditures on long-lived assets	$137	$219	$50	$76	$482

Year Ended December 31, 2003
Net revenues from external sources	$12,861	$26,154	$3,969	$1,392	$44,376

Depreciation and amortization	—	$650	$416	$162	$1,228

Operating income (loss)	$10,669	$(542)	$395	$268	$10,790

Inter-segment income (expense) eliminated	$1,685	$(1,685)	—	—	—

Segment assets	$5,672	$20,772	$5,905	$4,955	$37,304

Expenditures on long-lived assets	—	$333	$460	$30	$823

Year Ended December 31, 2002
Net revenues from external sources	$12,575	$25,807	$3,894	$1,368	$43,644

Depreciation and amortization	—	$643	$328	$152	$1,123

Operating income (loss)	$9,845	$632	$778	$370	$11,625

Inter-segment income (expense) eliminated	$600	$(600)	—	—	—

Segment assets	$6,996	$25,334	$5,849	$4,945	$43,124

Expenditures on long-lived assets	—	$209	$127	$9	$345

INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of 19 Entertainment Limited

        We have audited the accompanying consolidated balance sheets of 19 Entertainment Limited and subsidiaries as of 30 June 2004 and 2003, and the related consolidated profit and loss accounts, statements of movements in shareholders' funds and movements in reserves, and cash flows for the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of 19 Entertainment Limited and subsidiaries as of 30 June 2004 and 2003, and the results of their operations and their cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United Kingdom.

        Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 24 to the consolidated financial statements.

/s/ Deloitte & Touche LLP
Chartered Accountants
London, England

8 April 2005

19 ENTERTAINMENT LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNTS

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
REVENUES	2	48,285	53,372	20,964
Cost of sales		(20,237)	(31,838)	(12,183)

GROSS PROFIT		28,048	21,534	8,781
Administration expenses		(17,944)	(11,919)	(5,318)
Operating exceptional profit on sale of tangible fixed asset		—	—	55

OPERATING PROFIT	3	10,104	9,615	3,518
Interest receivable	5	54	18	68
Interest payable and similar charges	6	(41)	(46)	(14)

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		10,117	9,587	3,572
Tax charge on profit on ordinary activities	7	(3,323)	(3,029)	(1,183)

PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION		6,794	6,558	2,389

PROFIT FOR THE FINANCIAL YEAR		6,794	6,558	2,389
Dividends	8	(3,397)	(3,279)	(882)

RETAINED PROFIT FOR THE YEAR		3,397	3,279	1,507
Profit and loss account brought forward		4,161	882	(625)

Profit and loss account carried forward		7,558	4,161	882

The above results are derived from continuing activities.

There are no recognised gains or losses for the current or prior years, other than as stated in the profit and loss accounts. Accordingly, no statements of total recognised gains or losses are given.

The accompanying notes are an integral part of the Consolidated Financial Statements.

19 ENTERTAINMENT LIMITED

CONSOLIDATED BALANCE SHEETS

	Note	30 June 2004 £ '000	30 June 2003 £ '000
FIXED ASSETS
Intangible assets	9	112	126
Tangible assets	10	1,042	925
Investments	11	— *	— *

		1,154	1,051
CURRENTS ASSETS
Stocks	12	4,634	1,738
Debtors	13	18,570	14,690
Cash at bank and in hand		2,455	6,255

		25,659	22,683
CREDITORS: amounts falling due within one year	14	(12,193)	(12,412)

NET CURRENT ASSETS		13,466	10,271

TOTAL ASSETS LESS CURRENT LIABILITIES		14,620	11,322
CREDITORS: amounts falling due after more than one year	15	(2,368)	(2,456)
PROVISIONS FOR LIABILITIES AND CHARGES	16	(12)	(23)

NET ASSETS		12,240	8,843

CAPITAL AND RESERVES
Called up share capital	19	— *	— *
Share premium account		4,682	4,682
Profit and loss account		7,558	4,161

EQUITY SHAREHOLDERS' FUNDS		12,240	8,843

*
Amounts round to less than one thousand pounds sterling.

The accompanying notes are an integral part of the Consolidated Financial Statements.

19 ENTERTAINMENT LIMITED

CONSOLIDATED CASH FLOW STATEMENTS

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Net cash inflow/(outflow) from operating activities	20	1,693	5,731	(577)
Returns on investments and servicing of finance
Interest received		54	18	68
Interest paid		(41)	(46)	(14)

Net cash inflow/(outflow) from returns on investments and servicing of finance		13	(28)	54
Taxation		(3,029)	(1,183)	(47)
Capital expenditure and financial investment
Payment to acquire tangible fixed assets		(434)	(747)	(287)
Payment to acquire intangible fixed assets		—	—	(140)
Sale of tangible fixed assets		56	—	128

Net cash outflow from capital expenditure		(378)	(747)	(299)
Acquisitions and disposals
Investment		—	—	(79)
Equity dividends paid		(3,154)	(1,307)	(100)

Net cash (outflow)/inflow before financing		(4,855)	2,466	(1,048)
Financing
Issue of shares		—	—	4,682

(Decrease)/increase in net cash in the year	21	(4,855)	2,466	3,634

The accompanying notes are an integral part of the Consolidated Financial Statements.

19 ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF MOVEMENTS IN SHAREHOLDERS' FUNDS
AND MOVEMENTS IN RESERVES FOR THE YEAR ENDED 30 JUNE

	Share capital £ '000	Share premium account £ '000	Profit and loss account £ '000	Total £ '000
As of 1 July 2001	—*	—	(625)	(625)
Shares issued	—*	4,682	—	4,682
Retained profit for the year	—	—	1,507	1,507

As of 30 June 2002	—*	4,682	882	5,564

Retained profit for the year	—	—	3,279	3,279

As of 30 June 2003	—*	4,682	4,161	8,843

Retained profit for the year	—	—	3,397	3,397

As of 30 June 2004	—*	4,682	7,558	12,240

*
Amounts round to less than one thousand pounds sterling.

The accompanying notes are an integral part of the Consolidated Financial Statements.

19 ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED 30 JUNE

1.    ACCOUNTING POLICIES

        19 Entertainment Limited, together with its subsidiaries, (collectively, the "Company"), manages its licensed artists' careers by creating and producing television programs and films, managing and exploiting music recordings for licensed artists, promoting artists with brand and licensing partners and running tours for licensed artists.

        The accompanying financial statements of the Company do not comprise "statutory accounts" within the meaning of Section 240 of the Companies Act 1985. The Company's statutory accounts for the year ended 30 June 2004 prepared in accordance with United Kingdom accounting standards ("UK GAAP") have been delivered to the Registrar of Companies for England and Wales.

  Basis of accounting

        The financial statements are prepared in accordance with UK GAAP. The particular accounting policies adopted are described below. They have all been applied consistently throughout the year and the preceding years.

  Accounting convention

        The financial statements are prepared under the historical cost convention.

  Basis of consolidation

        The consolidated financial statements include all of the accounts of 19 Entertainment Limited and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The preparation of financial statements in conformity with UK GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Intangible assets

        Intangible fixed assets comprise licenses and are included at cost and amortized in equal instalments over a period of ten years which is their estimated useful economic life. Provision is made for any impairment. The carrying values of intangible assets are reviewed for impairment wherever circumstances indicate that the carrying value of such assets may not be recoverable.

  Tangible fixed assets

        Tangible fixed assets comprise furniture and fixtures and leasehold improvements. The carrying values of tangible fixed assets are reviewed for impairment wherever circumstances indicate that the carrying value of such assets may not be recoverable.

        Depreciation is calculated so as to write off the cost of an asset, less its estimated residual value, over the useful economic life of that asset as follows:

Furniture and equipment	4 to 7 years
Leasehold improvements	lesser of the estimated useful life or the period of the lease

  Investments

        Fixed asset investments are stated at cost less provision for impairment.

  Stocks

        Stocks represent (i) the unamortized cost of completed films/television programs and recoupable recording costs and (ii) the cost of recoupable recording projects and films and television projects in development. Capitalized costs include all direct production and financing costs and production overheads. Distribution and marketing costs, including advertising and marketing, are expensed as incurred. Stocks are carried at the lower of cost and net realisable value.

        Stocks related to capitalized film and television production costs are amortized over the period revenue is recognised. The valuation of capitalized film and television costs are reviewed on a title-by-title basis, when an event or change in circumstance indicates that the fair value of a film or television program or recording project is less than its unamortized cost. The fair value of the film or television program is determined using management's future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film or television program.

        Management regularly reviews the films and television projects in development and recognises provisions for expected losses.

        Stocks related to recoupable recording costs are charged to expense as subsequent royalties are earned by the artist. The Company assesses the recoverability of the recoupable recording costs based on forecasted royalties, track record and current popularity of the artist. To the extent that management believes the forecasts and/or current popularity do not support recoverability, a provision for expected losses is recognised against the capitalized costs. The provisions are reversed against recoupable recording costs if managements' assessment of the recoverability changes.

  Advance Royalties

        Advance royalties paid to artists are capitalized as a prepayment within debtors when paid and are charged to expense as subsequent royalties are earned by the artist. The Company assesses the recoverability of advance royalties based on forecast royalties, track record and current popularity of the artist. To the extent that management believes the forecasts and/or current popularity do not support recoverability, a provision for expected losses is recognised against the advances. The provisions are reversed against advance royalties if managements' assessment of the recoverability changes.

  Cash

        Cash at bank and in hand also includes cash of £2.5 million and £2.6 million as of 30 June 2004 and 2003 which is restricted as to use (i.e., such cash can only be used to satisfy obligations associated with the sale and leaseback–see discussion below).

  Net funds

        Net funds are comprised of cash at bank and in hand, and bank overdrafts (see note 22). In the consolidated cash flow statement and related notes, cash includes cash at bank and deposits repayable on demand. Deposits are repayable on demand if they are available within 24 hours without penalty.

  Sale and leaseback

        The Company entered into a sale and leaseback transaction in the year ended 30 June 2003 regarding a film in order to provide additional finance for the production. The lease agreement is for 15 years. On entering into the sale and leaseback transaction, the proceeds from the sale were deposited in a restricted deposit account guaranteed by the bank to provide sufficient funds to satisfy the lease liabilities as they fall due. The gain, arising from the difference between the sale proceeds and the lease liability, has been recognised in the profit and loss account as a reduction to cost of sales over the amortization period of the related capitalized film costs.

  Deferred taxation

        Deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in financial statements. Deferred tax assets are recognised to the extent that it is regarded as more likely than not they will be recovered. Deferred tax assets and liabilities are not discounted.

  Revenue

        Under Application Note G, Revenue Recognition of Financial Reporting Standard ("FRS") No. 5, Reporting the Substance of Transactions, the Company generally recognizes revenues when it obtains the right to consideration in exchange for its performance. When the Company receives a payment in advance of performance, it recognizes a liability equal to the amount received, representing its obligation under the contract and defers revenue recognition until it obtains the right to the consideration through its performance. For non-refundable fees, the Company considers that there are no further obligation of performance and therefore, the revenue recognition criteria has been met.

        Revenue from the sale or licensing of films and television programs is recognized on the contractually due date. The contractually due date is generally either on (i) signing of a contract or (ii) delivery date of the program in a format that can be exploited by the customer. Amounts received from customers prior to the contractually due date are included in deferred revenue.

        Non-refundable advance royalty payments for recordings are recognised as revenue on the contractually due date. The contractually due date is either when the contract is signed or on receipt of payment as there is evidence that the album will be recorded.

        Sponsorship and merchandising fees relate to one-time events or a period of time. Revenues for a one-time event are recognised on the contractually due date which is once a contract has been signed and performance has taken place. Revenues relating to a period of time are recognised over the period of time that the benefit of sponsorship accrues. Non-refundable advance royalty payments for sponsorship and merchandising over a period of time are recognised on the contractually due date which is generally on receipt of payment.

        Revenues generated from tours, comprised of production fees and ticket sales, are recognised as the services are provided and as the underlying concerts are performed. Upfront non-refundable amounts paid by concert promoters are deferred and amortized as the underlying concerts are performed.

        Management fee revenues are recognized over the term of the Company's management agreements with its artists as the amounts become determinable, which is considered to be the point at which artist income is reported to the Company.

        Royalties in excess of non-refundable advances and recoupable costs, if any, are recognised when estimable and thus include those earned on sales occurring during the period as evidenced in royalty statements received through the date of issuance of the financial statements.

  Operating leases

        Rentals applicable to operating leases where substantially all of the benefits and risks of ownership remain with the lessor are charged against profits on a straight-line basis over the period of the lease.

  Foreign currency translation

        The Company translates amounts in the balance sheet of a foreign subsidiary into the reporting currency using the closing rate as of the balance sheet date. Under Statement of Standard Accounting Practice No. 20, Foreign currency translation, amounts in the profit and loss account of a foreign subsidiary can be translated at the closing rate or at an average rate for the accounting period. The Company has elected to translate the profit and loss accounts at the closing rate as of the balance sheet date.

  Derivatives

        Foreign currency exchange contracts are accounted in the period they are realized with the resulting gain or loss recognised through the profit and loss account.

  Share-based compensation arrangements

        Shares to be issued as a result of the exercise of options granted in accordance with the rules of the share option plans (see note 19) will be recorded in share capital and share premium at their exercise price as of the date the options are exercised. Compensation expense will be recorded in respect of the plans for the difference, if any, between the exercise price and the share price as of the date of grant. There is no vesting period, therefore, the expense will be recognized on the measurement date.

  Reclassifications

        Certain prior year amounts have been reclassified to conform to current year presentation.

  Recent UK accounting standards not yet adopted

        FRS No. 20, Share based payments, issued in February 2004 recognises that there is an expense when another party is given the right to shares of a company. The principle is that the accounting for a share-based payment transaction should reflect the "value" of goods or services received for employee share transactions. The fair value should be measured as of the date of grant, being the date on which both parties have an understanding of the terms. When the grant is for past performance, the charge is recognised immediately. In all other cases it should be spread over the period from the grant date to the date when the other party has the right to the shares (the "vesting" period). This accounting standard is applicable for accounting periods beginning on or after 1 January 2006 and will be adopted by the Company from 1 July 2006.

        Urgent Issues Task Force ("UITF") Abstract No. 40, Revenue recognition and service contracts, ("UITF 40") issued 10 March 2005 provides interpretations of Application Note G, Revenue Recognition, as an Amendment to FRS 5, Reporting the Substance of Transactions, as it relates to revenue recognition for service contracts. UITF 40 addresses when revenue may be recognised as activity progresses (defined as "accounted for as a long-term contract") or on contract completion. The guidance defines a long-term contract and requires that revenue be recognised for services to the extent that a company has obtained the right to consideration through its performance. The abstract is required to be adopted in financial statements relating to accounting periods ending on or after 22 June 2005 but earlier adoption is encouraged. The Company is currently evaluating the impact of UITF 40 on its profit and loss, balance sheet and cash flows.

2.    REVENUE

        The revenue and profit before tax are attributable to the one principal activity of the Company which is management of artists. An analysis of revenue is given below:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Revenue by origin and destination:
United Kingdom	12,634	15,711	20,775
United States	28,987	34,358	189
Rest of world	6,664	3,303	—

	48,285	53,372	20,964

3.    OPERATING PROFIT

        Operating profit is stated after charging:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Depreciation	251	236	110
Amortization	14	14	—
Auditors' remuneration:
—Audit	70	70	40
Operating lease costs	277	220	176
Exceptional items	—	—	—	*

*
Amount rounds to less than one thousand pounds sterling.

4.    DIRECTORS AND EMPLOYEES

Employees	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
The aggregate payroll costs (including directors) were:
Wages and salaries	5,454	3,592	2,604
Social security costs	794	438	346

	6,248	4,030	2,950

	For the year ended 30 June 2004 No.	For the year ended 30 June 2003 No.	For the year ended 30 June 2002 No.
The average number of employees (including directors) were:
Number of distribution staff	74	59	45
Number of administrative staff	37	20	11

	111	79	56

Directors	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Emoluments payable	489	522	882

Total emoluments of highest paid director	467	501	798

5.    INTEREST RECEIVABLE

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Bank interest	54	18	68

6.    INTEREST PAYABLE AND SIMILAR CHARGES

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Bank interest on overdraft	12	13	14
Bank charges	27	23	—
Other	2	10	—

	41	46	14

7.    TAX CHARGE ON PROFIT ON ORDINARY ACTIVITIES

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Current tax
Corporation tax	3,412	3,057	1,170
Adjustment in respect of prior years	(67)	(28)	7

Total current tax	3,345	3,029	1,177
Deferred tax
Timing differences, origination and reversal	(25)	(11)	2
Adjustments in respect of prior periods	3	11	4

Tax on profits on ordinary activities	3,323	3,029	1,183

  Factors affecting the tax charge for the current period

        The tax charge for the period is higher than the standard rate of corporation tax in the UK (30%) and this is due to the factors set out below:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Current taxation
Profit on ordinary activities before taxation	10,117	9,587	3,572

UK corporation tax at 30%	3,035	2,876	1,072
Expenses not deductible for tax purposes	119	200	79
Capital allowances in excess of depreciation	28	(18)	(2)
Chargeable gains	—	—	13
Overseas tax rate differences	180	—	—
Overseas losses utilised	14	—	—
Overseas tax losses carried forward	30	—	—
Prior period adjustments	(67)	(29)	7
Other	6	—	8

Current tax charge	3,345	3,029	1,177

8.    DIVIDENDS

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Interim*–paid–£24.00 per ordinary share (2003–£52.50) (2002–£10.00)	400	525	100
Final–proposed–£179.85 per ordinary share (2003–£275.39) (2002–£78.16)	2,997	2,754	782

	3,397	3,279	882

*
Interim dividends cover amounts paid prior to 30 June.

9.    INTANGIBLE FIXED ASSETS

	30 June 2004 £ '000	30 June 2003 £ '000
Cost
As of 30 June	140	140

Amortization
As of 1 July 2003	14	—
Charge for the period	14	14

As of 30 June	28	14

Net book value
As of 30 June	112	126

10.    TANGIBLE FIXED ASSETS

	Furniture and equipment £ '000	Improvements To premises £ '000	30 June 2004 Total £ '000	30 June 2003 Total £ '000
Cost
As of 1 July	1,050	404	1,454	713
Additions	289	263	552	747
Disposals	(184)	—	(184)	—

As of 30 June	1,155	667	1,822	1,460

Depreciation
As of 1 July	(438)	(91)	(529)	(300)
Charge for the year	(222)	(75)	(297)	(235)
Disposals	46	—	46	—

As of 30 June	(614)	(166)	(780)	(535)

Net book value
As of 30 June	541	501	1,042	925

11.    INVESTMENTS

	30 June 2004 £ '000	30 June 2003 £ '000
Investment at cost
As of 1 July	80	80
Additions	— *	—

As of 30 June	80	80

Provisions for impairment
As of 1 July	(80)	(— )*
Charged to profit in the year	—	(80)

As of 30 June	(80)	(80)

Net book value
As of 30 June	—	—

*
Amounts rounds to less than one thousand pounds sterling.

        The parent company owns the issued share capital of the following principal companies, all incorporated in Great Britain except where noted:

Name Subsidiaries	Nature of business	Class of shares held	% of shares held. Direct or indirect
19 Merchandising Limited	Merchandising and Sponsorship	Ordinary	100%
S Club Limited	Record Production	Ordinary	100%
19 Recordings Limited	Record Production	Ordinary	100%
19 TV Limited	Music based TV Broadcasting	Ordinary	100%
19 Management Limited	Management of artists	Ordinary	100%
19 Touring Limited	Artists touring management	Ordinary	100%
19 Productions Limited	Development of TV projects	Ordinary	100%
Double Vision Limited	Film Production	Ordinary	100%
Brilliant 19 Limited	Music artist management	Ordinary	75%
19 Entertainment Inc (incorporated in USA)	Management of artists	Ordinary	100%
19 Entertainment GmbH (incorporated in Germany)	Management of artists	Ordinary	100%

12.    STOCKS

	30 June 2004 £ '000	30 June 2003 £ '000
Stocks	4,634	1,738

        Stocks comprises of (i) the unamortized cost of completed films/television programs and recoupable recording costs and (ii) the cost of recoupable recording projects and films and television projects in development.

13.    DEBTORS

	30 June 2004 £ '000	30 June 2003 £ '000
Trade debtors	3,776	2,562
Other debtors including taxation and social security	654	2,860
Prepayments and accrued income	14,114	9,255
Deferred tax (see note 16)	24	13
Other	2	—

	18,570	14,690

        Debtors represent accounts receivable, prepaid expenses and accrued income for the Company.

14.    CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30 June 2004 £ '000	30 June 2003 £ '000
Bank overdraft	1,055	—
Trade creditors	492	1,440
Amounts owed under sale and leaseback facility	87	75
Directors current account	2,262	449
Other creditors including taxation and social security	3,899	6,229
Accruals and deferred income	4,398	4,219

	12,193	12,412

15.    CREDITORS: AMOUNTS FALLING AFTER MORE THAN ONE YEAR

	30 June 2004 £ '000	30 June 2003 £ '000
Amounts owed under sale and leaseback facility	2,368	2,456

16.    PROVISIONS FOR LIABILITIES AND CHARGES

        The movement during the period deferred tax (asset)/liabilities associated with accelerated capital allowances was:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
As of 1 July	10	10
Current year charge	(22)	—	*

As of 30 June	(12)	10

	30 June 2004 £ '000	30 June 2003 £ '000
Deferred tax asset (see note 13)	(24)	(13)
Deferred tax liability classified as provisions for liabilities and charges	12	23

Net deferred tax (assets)/liabilities on accerated capital allowances	(12)	10

*
Amounts rounds to less than one thousand pounds sterling.

17.    COMMITMENTS UNDER LEASES

        As of 30 June 2004, the Company had annual commitments under non-cancellable operating leases as set out below:

Land and buildings	£ '000
Operating leases which expire:
After more than five years	277

277

        As of 30 June 2004, the Company had annual commitments under the sale and leaseback as set out below:

Sale and leaseback facility	£ '000
Amounts due:
Within one year	87
Between two and five years	486
After five years	1,882

2,455

        An amount equivalent to the total annual commitments is held in a bank account designed to meet these liabilities as they fall due.

18.    TRANSACTIONS WITH RELATED PARTIES

        The Company consolidates majority owned subsidiaries of 19 Entertainment Limited and, as such, has taken advantage of the exemption allowed by FRS 8, Related Party Disclosures, to not disclose details of transactions and balances with other related entities of 19 Entertainment Limited that are eliminated on consolidation.

        Andy Stinson, a director of the Company and a solicitor, provided legal services to the Company for the three years ended 30 June 2004.

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Fees charged for the provision of legal services	615	287	216

	30 June 2004 £ '000	30 June 2003 £ '000
The balance due to Mr. Stinson	150	92

19.    SHAREHOLDERS' FUNDS AND CAPITAL

  A.    CALLED UP SHARE CAPITAL

	30 June 2004 £	30 June 2003 £
Authorised, called up, allotted and fully paid:
14,166 voting shares of £0.01 each	142	142
2,500 non voting shares of £0.01 each	25	25

Total share capital	167	167

  B.    SHARE OPTION PLANS

        The Company has established share option plans which cover awards which have been granted to both employees and Directors for consideration of £1 per option for the UK plan and $1 per option for the US plan. The exercise prices range from £0.01 to £1,900.00 per ordinary share. There is no vesting period. Immediately prior to the acquisition of the company by CKX, Inc. (see note 23) on 17 March 2005, all options were exercised or canceled.

        Options have been granted under the share option plans to subscribe for ordinary shares of the Company as follows:

Fiscal Year	Number of shares under option	Subscription price per share(£)
UK Plan:
2003	1,008	0.01
2004	328	0.01
US Plan:
2003	139	1,900.00

        Options may only be exercised during the period commencing on the date of a liquidity event and ending at the close of business on the earlier of (i) the twenty-first day following the date of the liquidy event or (ii) the day immediately preceding the tenth anniversary of the grant date. A liquidity event is defined as a listing, a sale or a disposal.

20.    RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW/ (OUTFLOW) FROM OPERATING ACTIVITIES

	30 June 2004 £ '000	30 June 2003 £ '000	30 June 2002 £ '000
Operating profit	10,104	9,615	3,518
Depreciation and amortization	265	250	110
Increase in debtors	(3,880)	(9,453)	(2,499)
(Decrease)/increase in creditors	(1,911)	5,221	(1,120)
(Increase)/decrease in stocks	(2,897)	32	(541)
Increase in provisions	12	66	10
Operating exceptional profit on sale of fixed asset	—	—	(55)

Net cash inflow/(outflow) from operating activities	1,693	5,731	(577)

        Included in the cash flows from creditors for the year ended 30 June 2003 is the sale proceeds of £ 3.1 from the sale and leaseback transaction.

21.    RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET FUNDS

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
(Decrease)/increase in cash in the period	(4,855)	2,466	3,634

Movement in net funds in the period	(4,855)	2,466	3,634
Net funds as of 1 July	6,255	3,789	155

Net funds as of 30 June	1,400	6,255	3,789

22.    ANALYSIS OF NET FUNDS

	As of 30 June 2002 £ '000	Cashflows £ '000	As of 30 June 2003 £ '000	Cashflows £ '000	As of 30 June 2004 £ '000
Cash in hand and at bank	3,789	2,466	6,255	(3,800)	2,455
Bank overdrafts	—	—	—	(1,055)	(1,055)

Net funds as of 30 June	3,789	2,466	6,255	(4,855)	1,400

23.    SUBSEQUENT EVENTS

        The Company was acquired by CKX, Inc., formerly known as Sports Entertainment Enterprises, Inc. ("Acquirer"), pursuant to a Share Purchase Agreement dated 17 March 2005. The total consideration consisted of £64.5 million in cash and 1,870,558 shares of the acquirer's common stock, each paid at closing, and an additional £19.2 million in either cash or additional shares following delivery of audited results for the Company's fiscal year ending 30 June 2005.

        In addition, Acquirer has entered into a long-term agreement with Simon Fuller, the founder and the majority shareholder of the Company. Mr. Fuller will also be appointed a director of the Acquirer.

24.    SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

        The Company's Consolidated Financial Statements are prepared in accordance with UK GAAP, which differ in certain respects from accounting principles generally accepted in the United States of America ("US GAAP"). Differences which have a significant effect on the consolidated net income, shareholders' equity and the financial position of the Company are set out below:

  Effect on Operating and Net Income of differences between UK and US GAAP

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
Operating profit in accordance with UK GAAP		10,104	9,615
US GAAP adjustments:
Revenue recognition:
Recordings revenues	(a)	(862)	(184)
Film and television revenues	(b)	(1,167)	500
Sponsorship & merchandising revenues	(c)	(1,859)	(215)
Stocks:
Capitalized artist advances & recoupable recording costs	(d)	(950)	(1,201)
Capitalized film & television costs	(b)(e)	1,000	(311)
Films and television projects in development	(f)	357	161
Sale leaseback	(g)	—	(357)
Foreign currency translation	(h)	(49)	4
Derivatives	(i)	20	—

Operating income in accordance with US GAAP		6,594	8,012

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
Profit for the financial year in accordance with UK GAAP		6,794	6,558
US GAAP adjustments:
Revenue recognition:
Recordings revenues	(a)	(862)	(184)
Film and television revenues	(b)	(1,167)	500
Sponsorship & merchandising revenues	(c)	(1,859)	(215)
Stocks:
Capitalized artist advances & recoupable recording costs	(d)	(950)	(1,201)
Capitalized film & television costs	(b)(e)	1,000	(311)
Films and television projects in development	(f)	357	161
Sale leaseback	(g)	24	(333)
Foreign currency translation	(h)	(49)	4
Derivatives	(i)	20	—
Deferred tax	(j)	1,031	475

Net income in accordance with US GAAP		4,339	5,454

  Cumulative effect on shareholders' equity of differences between UK and US GAAP

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
Shareholders' equity in accordance with UK GAAP		12,240	8,843
US GAAP adjustments:
Revenue recognition:
Recordings revenues	(a)	(3,046)	(2,184)
Film and television revenues	(b)	(1,167)	—
Sponsorship & merchandising revenues	(c)	(2,074)	(215)
Stocks:
Capitalized artist advances & recoupable recording costs	(d)	(2,677)	(1,727)
Capitalized film & television costs	(b)(e)	1,000	—
Films and television projects in development	(f)	679	322
Sale leaseback	(g)	(309)	(333)
Derivatives	(i)	20	—
Deferred tax	(j)	2,272	1,241
Dividends	(k)	2,997	2,754

Shareholders' equity in accordance with US GAAP		9,935	8,701

(a)
Recordings revenue recognition–Under UK GAAP, non-refundable advances are recognised as revenue on the contractually due date. The contractually due date is either when the contract is signed or on receipt of payment as there is then evidence that the album will be recorded. Royalties in excess of recoupable costs are recognised when estimable and thus include those earned on record sales occurring during the period as evidenced in royalty statements received through the date of issuance of the financial statements. Under UK GAAP, recordings revenues were £13.2 million and £9.4 million for the years ended 30 June 2004 and 2003, respectively.

Under US GAAP, revenues are recognised in accordance with Statement of Financial Accounting Standards ("SFAS") No.50, Financial Reporting in the Record and Music Industry ("SFAS 50"), and thus are recognised when the Company (i) has signed a non-cancellable contract, (ii) has delivered the rights to the licensee who is free to exercise them, (iii) has no remaining significant obligations to furnish music or records, and (iv) when collectibility of the full fee is reasonably assured. Non-refundable minimum guarantees in advance by licensees are deferred and recognised as revenue as the license fee is earned under the agreement which is the later of when the album has been delivered and accepted by the licensee, or, expiration of the term of the contract for the album. Royalties in excess of recoupable costs are recognised when estimable and thus include those earned on record sales occurring during the period as evidenced in royalty statements received through the date of the balance sheet. Under US GAAP, recordings revenues were £12.3 million and £9.2 million for the years ended 30 June 2004 and 2003, respectively.

(b)
Film and television revenue recognition–Under UK GAAP, revenue from the sale or licensing of films and television programs is recognized on the contractually due date which can be either on (i) signing of a contract or (ii) delivery date of the program in a format that can be exploited by the customer. Amounts received from customers prior to the contractually due date are included in deferred revenue. Under UK GAAP, film and television revenues were £14.7 million and £30.0 million for the years ended 30 June 2004 and 2003, respectively.

For US GAAP, the Company recognises these revenues under American Institute of Certified Public Accountants Statement of Position 00-2? Accounting by Producers or Distributors of Films ("SOP 00-2"). The following are the conditions that must be met in order to recognize revenue in accordance with SOP 00-2: (i) persuasive evidence of a sale or licensing arrangement with a customer exists; (ii) the program is complete and has been delivered or is available for immediate and unconditional delivery; (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale; (iv) the arrangement fee is fixed or determinable, and (v) collection of the arrangement fee is reasonably assured. Amounts received from customers prior to the availability date of the product are included in deferred revenue. Under US GAAP, film and television revenues were £13.5 million and £30.5 million for the years ended 30 June 2004 and 2003, respectively.

(c)
Sponsorship & merchandising revenue recognition–Sponsorship and merchandising fees relate to (i) a one-time event or (ii) a period of time. Fees related to sponsorship and merchandising over a period of time comprise of non-refundable advance royalty payments and royalties in excess of advance royalty payments.

Under UK GAAP, revenues are recognised for a one-time event on the contractually due date which is once a contract has been signed and performance has taken place. Revenues relating to a period of time are recognised over the period of time that the benefit of sponsorship accrues. Non-refundable advance royalty payments associated with sponsorship or merchandising over a period of time are recognised on the contractually due date which is generally receipt of payment. Royalties in excess of advance royalty payments are recognised when estimable and thus include those earned on sales occurring during the period as evidenced in royalty statements received through the date of issuance of the financial statements. Under UK GAAP, sponsorship and merchandising revenues were £9.8 million and £5.9 million for the years ended 30 June 2004 and 2003, respectively.

Under US GAAP, revenues are recognised for a one-time event once (i) pervasive evidence of an arrangement exists, (ii) the event has occurred, (iii) the price is fixed or determinable, and (iv) collectibility is reasonably assured. Non-refundable advance royalty payments associated with sponsorship or merchandising over a period of time are recognised on a straight-line basis over the term of the contract from the later of the point which (i) pervasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the licensee is fixed or determinable, and (iv) collectibility is reasonably assured, or, the beginning of the license period. Royalties in excess of advance royalty payments are recognised when estimable and thus include those earned on merchandising sales occurring during the period as evidenced in royalty statements received through the balance sheet date. Under US GAAP, sponsorship and merchandising revenues were £7.9 million and £5.7 million for the years ended 30 June 2004 and 2003, respectively.

(d)
Artists advances and recoupable recording costs–Under UK GAAP, recoupable recording costs and artist advances are capitalized when paid and then charged to expense as subsequent royalties are earned by the artist. The Company assesses the recoverability of the capitalized recoupable recording costs and artist advances based on forecasted royalties, track record and current popularity of the artist. To the extent that management believes the forecasts and/or current popularity do not support recoverability, a provision for expected losses is recognised against the capitalized costs and advances. The provisions are reversed against recoupable recording costs if managements' assessment of recoverability changes. Under UK GAAP, capitalized recoupable recording costs, which are classified within Stocks, were £2.9 million and £1.7 million as of 30 June 2004 and 2003, respectively. Under UK GAAP, artist advance, which are classified as prepayments within Debtors, were £0.5 million and £1.4 million as of 30 June 2004 and 2003, respectively.

Under US GAAP, recoupable recording costs and artists advances, as adjusted for anticipated returns, are recognised in accordance with SFAS 50 and thus are charged to expense of the period in which the sale of the record takes place. Recoupable recording costs and artist advances are only capitalized if the past performance and current popularity of the artist for whom the recording costs are incurred or to whom the advance is made provide a sound basis for estimating that the amount capitalized will be recoverable from future royalties to be earned by the artist. Any portion of recoupable recording costs or artists advances that subsequently appear not to be fully recoverable from future royalties to be earned by the artist are charged to expense during the period in which the loss becomes evident. Reversals of provisions recognised against the asset are not permitted. Under US GAAP, capitalized costs and advance royalties relating to recordings were £2.4 million and £2.0 million as of 30 June 2004 and 2003, respectively.

(e)
Capitalized film & television costs–Under UK GAAP, the Company amortizes capitalized costs classified as stock, over the period revenue is recognized. Under UK GAAP, capitalized costs were £1.5 million and £0.3 million as of 30 June 2004 and 2003, respectively, and are included in stocks on the balance sheet.

Under US GAAP, capitalized costs are amortized using the individual-film-forecast method in SOP 00-2, whereby these costs are amortized in the proportion that current year's revenue bears to management's estimate of anticipated total gross revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the film. Amortization commences in the period revenue recognition commences. Under US GAAP, capitalized costs were £2.5 million and £0.3 million as of 30 June 2004 and 2003, respectively. The amortization expense under US GAAP is £1.0 million lower and £0.3 million greater than under UK GAAP, for the years ended 30 June 2004 and 2003, respectively.

(f)
Films and television projects in development–Under UK GAAP, capitalized costs of productions, which have not yet been completed by the Company, are periodically assessed for recoverability and stated net of provisions for expected losses. Under UK GAAP, capitalized costs of projects in development were £0.5 million and £0.3 million as of 30 June 2004 and 2003, respectively.

Under US GAAP, capitalized costs remain unamortized until the project is developed or are written off at the earlier of the date they are determined not to be recoverable when abandoned, or, three years from the date of the initial investment, which is consistent with SOP 00-2. Under US GAAP, capitalized costs of projects in development were £0.9 million and £0.5 million as of 30 June 2004 and 2003, respectively.

(g)
Sale leaseback–Under UK GAAP, the Company has recognized the gain on the transaction over the amortization period of the related capitalized film costs which occurred over the year ended 30 June 2004 and 2003. The Company recognized the gain over the years ended 30 June 2004 and 2003, in the amount of £nil and £0.4 million, respectively.

Under US GAAP, the underlying asset subject to the sale and leaseback arrangement is film inventory. Consequently, the application of SFAS 13, Accounting for Leases and of SFAS 28, Accounting for Sales with Leasebacks, an amendment of FASB Statement No. 13 to the arrangement would be inappropriate. The Company has applied SFAS 49, Accounting for product financing arrangements and treated the transaction as a financing arrangement. Pursuant to this guidance, the gain of £0.4 million on the transaction has been deferred and is being recognized over the 15 year term of the arrangement. As of 30 June 2004 and 2003, a deferred gain of £0.3 million and £0.3 million, respectively, was recognized by the Company.

(h)
Foreign currency translation–Under UK GAAP, the Company has elected to translate the balance sheet and profit and loss accounts of their foreign subsidiaries at the closing rate on the balance sheet date with the impact being recognized in the profit and loss account.

Under US GAAP, the translation of the balance sheet is consistent with UK GAAP, i.e., translated at the closing rate on the balance sheet date. However, the Company needs to translate the profit and loss at a weighted average exchange rate for the reporting period.

As of 30 June 2004 and 2003, the translation adjustment of £(49) thousand and £4 thousand, respectively, would be recognized as a cumulative translation adjustment in the "Other Comprehensive Income' in equity.

(i)
Derivatives–Under UK GAAP, foreign currency exchange contracts are translated at the forward contract rate and the resulting gain or loss is recognized through the profit and loss account in the period realized.

Under US GAAP, the Company accounts for derivatives in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments are recognized as assets or liabilities on the balance sheet and measured at fair value, regardless of the purpose or intent in holding them. Changes in the fair value of derivative instruments are recognized periodically either in earnings or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is designated as a hedge of changes in fair value or cash flows. For derivatives designated as fair value hedges, changes in fair value of the hedged item and the derivative are recognized currently in earnings. For derivatives designated as cash flow hedges, fair value changes of the effective portion of the hedging instrument are recognized in accumulated other comprehensive income on the balance sheet until the hedged item is recognized in earnings. The ineffective portion of the fair value changes are recognized in earnings immediately. Changes in the fair value of the underlying debt instruments are not recognized in net income or shareholders' equity.

The Company currently does not designate its foreign currency forward contracts as hedges under SFAS 133. As a result, all foreign currency forward contracts have been recorded in the balance sheet at market value at the balance sheet date with changes in fair value recorded in earnings. At 30 June 2004 and 2003, current derivative assets of £20 thousand and £nil, respectively, are recognized under US GAAP.

(j)
Deferred tax–Under UK GAAP, the Company provides for deferred tax on an undiscounted basis in respect of timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. A net deferred tax asset is regarded as recoverable and therefore recognized only when, on the basis of available evidence, it is regarded as more likely than not that there will be suitable taxable profits against which to recover carried forward tax losses and from which the future reversal of underlying timing differences can be deducted. As of 30 June 2004, the net deferred tax asset is £12 thousand and as of 30 June 2003, the net deferred liability is £10 thousand.

Under US GAAP, deferred taxation is provided for all temporary differences (differences between the carrying value of assets and liabilities and their corresponding tax bases) on a full liability basis. Certain items that are treated as permanent differences under UK GAAP are treated as temporary differences under US GAAP. Deferred tax assets are also recognized (net of a valuation allowance) to the extent that it is more likely than not that the benefit will be realized. Under US GAAP, discounting of deferred taxes is prohibited. Under US GAAP, the Company has recognized deferred tax for temporary differences which result from the US GAAP adjustments described in note 24. As a result, net deferred tax assets of £2.3 million and £1.2 million have been recognized under US GAAP as of 30 June 2004 and 2003, respectively.

(k)
Dividends–Under UK GAAP, dividends on ordinary shares, as prescribed by the Company's articles of incorporation, are deducted from shareholders' equity and shown as a liability in the balance sheet at the end of the period to which they relate. The Company's accrued dividends were £3.0 million and £2.8 million as of June 30, 2004 and 2003.

Under US GAAP, such accrued dividends are only deducted from shareholders' equity at the date of declaration of the dividend by the directors. Consequently, the adjustment to reconcile UK GAAP to US GAAP shareholders' equity is calculated by reversing out the dividends accrued under UK GAAP which have not been declared by the directors. In both periods presented, the accrued dividends were not declared by the directors until after the end of the fiscal year.

  Cash flows

        Set out below is a summary consolidated statement of cash flows under US GAAP:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
Cash was (used in)/provided by:
Operating activities	(1,416)	1,378
Investing activities	(378)	(747)
Financing activities	(2,023)	(768)

Net (decrease)/increase in cash and cash equivalents	(3,817)	(137)
Effect of exchange rate changes on cash	93	72
Cash and cash equivalents as of the beginning of the year	3,724	3,789

Cash and cash equivalents as of the end of the year	—	3,724

Operating activities:
Net cash inflow/(outflow) from operating activities	1,693	5,731
Effects of exchange rate changes	(93)	(72)
Interest received	54	18
Interest paid	(41)	(46)
Sale leaseback cash proceeds	—	(3,070)
UK Corporation tax paid	(3,029)	(1,183)

Net cash (used in)/provided by operating activities (US GAAP)	(1,416)	1,378

Investing activities:
Net cash outflow from capital expenditure	(378)	(747)
Acquisition and disposals	—	—
Net cash outflow from equity dividends	(3,154)	(1,307)
Dividends paid	3,154	1,307

Net cash used in investing activities (US GAAP)	(378)	(747)

Financing activities:
Net cash inflow from financing	—	—
Bank overdrafts	1,055	—
Restricted cash transferred from/(to) secured funds	76	(2,531)
Sale leaseback cash proceeds	—	3,070
Dividends paid	(3,154)	(1,307)

Net cash (used in)/provided by finance (US GAAP)	(2,023)	(768)

Classification Differences

        In addition to the differences between UK and US GAAP related to the recognition and measurement of transactions by the Company, there are also a number of differences in the manner in which items are classified in the consolidated profit and loss account and consolidated balance sheet. These classification differences have no impact on net income or shareholders' equity.

  a)
  Restricted cash–Under UK GAAP, the Company has presented cash which is restricted and can only be used to satisfy obligations associated with the sale and leaseback within cash at bank and in hand.

  Under US GAAP, such restricted cash is classified separately from cash and cash equivalents on the balance sheet given it is legally restricted as to usage. As of 30 June 2004, £87 thousand and £2.4 million are classified as restricted cash within current assets and non-current assets, respectively, based on the maturity dates of amounts owed under the sale and leaseback facility. As of 30 June 2003, £76 thousand and £2.5 million are classified as restricted cash in current assets and non-current assets, respectively.

  b)
  Sale and leaseback gain–Under UK GAAP, the Company has presented the amortization of the deferred gain on the sale and leaseback transaction as a reduction to cost of sales. Under US GAAP, the Company has presented the amortization of the deferred gain as a reduction to finance charges.

New accounting pronouncements not yet adopted

  •
  In March 2004, the EITF reached a consensus on Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, ("EITF 03-01"). EITF 03-01 is applicable to (a) debt and equity securities within the scope of SFAS 115, (b) debt and equity securities within the scope of SFAS 124 and that are held by an investor that reports a performance indicator, and (c) equity securities not within the scope of SFAS 115 and not accounted for under the APB 18's equity method (e.g., cost method investments). EITF 03-01 provides a step model to determine whether an investment is impaired and if an impairment is other-than-temporary. In addition, it requires that investors provide certain disclosures for cost method investments and, if applicable, other information related specifically to cost method investments, such as the aggregate carrying amount of cost method investments, the aggregate amount of cost method investments that the investor did not evaluate for impairment because an impairment indicator was not present, and the situations under which the fair value of a cost method investment is not estimated. The disclosures relating to cost method investments should not be aggregated with other types of investments. The effective date for the prospective application of EITF 03-01 impairment model to all current and future investments has been delayed by FASB Issues FASB Staff Position EITF 03-01-1. The recognition and measurement requirements are effective for annual periods for fiscal years ending after 15 June 2004. The adoption of the disclosure requirements as of 30 June 2004 did not have a material impact on the results of operations, financial position or cash flows of the Company. The Company does not anticipate that adoption of application of the impairment model will have a material impact on its results of operations, financial position or cash flows.

  •
  At the 17-18 November 2004 meeting, the EITF reached a consensus on EITF 03-13, Applying the Conditions in Paragraph 42 of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations. The purpose of the EITF is to clarify when a disposition should be classified as a discontinued operation caused by the contravening wording of paragraph 42 of SFAS 144. The Task Force reached a consensus that classification of a disposed component as a discontinued operation is appropriate only if the ongoing entity:

  Step 1: Has no continuing direct cash flows (a term EITF 03-13 introduces to interpret paragraph 42(a)); and,

  Step 2: Does not retain an interest, contract, or other arrangement sufficient to enable it to exert significant influence over the disposed component's operating and financial policies after the disposal transaction (an interpretation of paragraph 42(b)).

  EITF 03-13 should be applied to components that are disposed of or classified as held for sale in periods beginning after 15 December 2004. Previously reported operating results within an enterprise's fiscal year that includes the ratification date may be reclassified to reflect the consensus. The Company does not anticipate that the adoption of EITF 03-13 will have a material impact on its results of operations, financial position or cash flows.

  •
  On 24 November 2004, the FASB issued SFAS 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by SFAS 151 clarify that "abnormal" amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board ("IASB") toward development of a single set of high-quality accounting standards. The FASB and the IASB noted that ARB 43, Chapter 4 and IAS 2, Inventories, are both based on the principle that the primary basis of accounting for inventory is cost. Both of those accounting standards also require that "abnormal" amounts of idle freight, handling costs, and wasted materials be recognized as period costs; however, the Boards noted that differences in the wording of the two standards could have led to the inconsistent application of those similar requirements. The FASB concluded that clarifying the existing requirements in ARB 43 by adopting language similar to that used in IAS 2 is consistent with its goals of improving financial reporting in the United States and promoting convergence of accounting standards internationally. The guidance is effective for inventory costs incurred during fiscal years beginning after 15 June 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after 23 November 2004. The Company does not anticipate that the adoption of SFAS 151 will have a material impact on its results of operations, financial position or cash flows.

  •
  In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets–an amendment of APB Opinion No. 29, which amends APB 29, Accounting for Nonmonetary Transactions, to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after 15 June 2005. The Company is currently evaluating the impact of SFAS 153 on its results of operations, financial position and cash flows.

  •
  In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payments or ("SFAS 123R"). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award–the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. For public entities that do not file as small business issuers, SFAS 123Ris effective for the first interim or annual reporting period that begins after 15 June 2005. The Company is currently evaluating the impact of SFAS 123R on its results of operations, financial position or cash flows

19 ENTERTAINMENT LIMITED

UNAUDITED CONSOLIDATED PROFIT AND LOSS ACCOUNTS

	Note	For the six months ended 31 December 2004 £ '000	For the six months ended 31 December 2003 £ '000
Revenues	2	13,376	13,562
Cost of sales		(6,944)	(5,800)

Gross profit		6,432	7,762
Administration expenses		(7,231)	(5,824)

Operating (loss)/profit	3	(799)	1,938
Interest receivable		48	32
Interest payable and similar charges		(2)	(2)

(Loss)/profit on ordinary activities before taxation		(753)	1,968
Tax benefit/(charge) on (loss)/profit on ordinary activities	4	241	(852)

(Loss)/profit on ordinary activities after taxation		(512)	1,116

(Loss)/profit for the financial period retained		(512)	1,116
Profit and loss account brought forward		7,558	4,160

Profit and loss account carried forward		7,046	5,276

        The above results are derived from continuing activities.

        There are no recognized gains or losses for the current or prior periods, other than as stated in the profit and loss accounts. Accordingly, no statement of total recognized gains or losses is given.

        The accompanying notes are an integral part of the Unaudited Consolidated Interim Financial Statements.

19 ENTERTAINMENT LIMITED

UNAUDITED CONSOLIDATED BALANCE SHEETS

	Note	31 December 2004 £ '000	30 June 2004 £ '000
Fixed assets
Intangible assets		105	112
Tangible assets		1,072	1,042
Investments		203	—

		1,380	1,154
Currents assets
Stocks	5	5,128	4,634
Debtors	6	10,446	18,570
Cash at bank and in hand		2,638	2,455

		18,212	25,659
Creditors: amounts falling due within one year	7	(5,484)	(12,193)

Net current assets		12,728	13,466

Total assets less current liabilities		14,108	14,620
Creditors: amounts falling due after more than one year	8	(2,368)	(2,368)
Provisions for liabilities and charges		(12)	(12)

Net assets		11,728	12,240

Capital and reserves
Called up share capital		—*	—*
Share premium account		4,682	4,682
Profit and loss account		7,046	7,558

Equity shareholders' funds		11,728	12,240

*
Amounts round to less than one thousand pounds sterling.

The accompanying notes are an integral part of the Unaudited Consolidated Interim Financial Statements.

19 ENTERTAINMENT LIMITED

UNAUDITED CONSOLIDATED CASH FLOW STATEMENTS

	Note	For the six months ended 31 December 2004 £ '000	For the six months ended 31 December 2003 £ '000
Net cash inflow from operating activities	9	7,658	6,576
Returns on investments and servicing of finance
Interest received		48	32
Interest paid		(2)	(2)

Net cash inflow from returns on investments and servicing of finance		46	30
Taxation		(3,069)	(485)
Capital expenditure and financial investment
Payment to acquire tangible fixed assets		(198)	(406)
Sale of tangible fixed assets		1	—

Net cash outflow from capital expenditure		(197)	(406)
Acquisitions and disposals
Investment		(203)	—*
Equity dividends paid		(2,997)	(2,754)

Net cash inflow/(outflow) before financing and increase/(decrease) in net cash in the period	10	1,238	2,962

*
Amounts round to less than one thousand pounds sterling.

The accompanying notes are an integral part of the Unaudited Consolidated Interim Financial Statements.

19 ENTERTAINMENT LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

        19 Entertainment Limited, together with its subsidiaries, (collectively, the "Company"), manages its licensed artists' careers by creating and producing television and films, managing and exploiting music recordings for licensed artists, promoting artists with brand and licensing partners and running tours for licensed artists.

  Basis of accounting

        The results for the interim periods ended 31 December 2004 and 2003, which are unaudited, have been prepared in accordance with the accounting principles generally accepted in the United Kingdom ("UK GAAP"). It is recommended that this financial report be read in conjunction with the annual financial report for the year ended 30 June 2004 ("2004 annual report") and any public announcements made by the Company during the period.

        The accounting policies have been consistently applied by the Company and are consistent with those applied in the 2004 annual report. Certain information and footnote disclosures normally included in financial statements prepared in accordance with UK GAAP have been condensed or omitted. In the opinion of management, the financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the financial position, results of operations and cash flows of the Company for the interim periods presented and are not necessarily indicative of a full year's results.

        The 30 June 2004 balance sheet was derived from audited financial statements but does not include all disclosures required by UK GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading.

        The financial information set out in this statement relating to the year ended 30 June 2004 does not constitute statutory accounts for that period. Full audited accounts of the Company in respect of that financial period have been delivered to the registrar of Companies.

2. REVENUES

        The turnover and (loss)/profit before tax are attributable to the one principal activity of the Company, which is management of artists.

        An analysis of Revenues is given below:

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Revenues by origin and destination:
United Kingdom	3,614	6,087
United States	7,381	5,603
Rest of world	2,381	1,872

	13,376	13,562

3. OPERATING (LOSS)/PROFIT

        Operating (loss)/profit is stated after charging:

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Depreciation	167	130
Amortization	7	7
Operating lease costs	127	126

4. TAX BENEFIT/(CHARGE) ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Current tax
Corporation tax	174	(864)
Deferred tax
Timing differences, origination and reversal	67	12

Tax benefit/(charge) on (loss)/profit on ordinary activities	241	(852)

5. STOCKS

	31 December 2004 £'000	30 June 2004 £'000
Stocks	5,128	4,634

        Stocks comprises of (i) the unamortized cost of completed films/television programs and recoupable recording costs and (ii) the cost of recoupable recording projects and films and television projects in development.

6. DEBTORS

	31 December 2004 £'000	30 June 2004 £'000
Trade debtors	1,883	3,776
Other debtors including taxation and social security	3,413	654
Prepayments and accrued income	5,083	14,114
Deferred tax	67	24
Other	—	2

	10,446	18,570

        Debtors represent accounts receivable, prepaid expenses and accrued income for the Company.

7. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	31 December 2004 £'000	30 June 2004 £'000
Bank overdraft	—	1,055
Trade creditors	753	492
Amounts owed under sale and leaseback facility	87	87
Directors current account	32	2,262
Other creditors including taxation and social security	249	3,899
Accruals and deferred income	4,363	4,398

	5,484	12,193

8. CREDITORS: AMOUNTS FALLING AFTER MORE THAN ONE YEAR

	31 December 2004 £'000	30 June 2004 £ '000
Amounts owed under sale and leaseback facility	2,368	2,368

9. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Operating (loss)/profit	(799)	1,938
Depreciation and amortization	174	136
Decrease/(increase) in debtors	8,124	6,908
Increase/(decrease) in creditors	653	(781)
Decrease in stocks	(494)	(1,602)
Increase/(decrease) in provisions	—	(23)

Net cash inflow from operating activities	7,658	6,576

10. RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET FUNDS

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Increase/(decrease) in cash in the period	1,238	2,962

Movement in net funds in the period	1,238	2,962
Net funds as of 1 July	1,400	6,255

Net funds as of 31 December	2,638	9,217

11. ANALYSIS OF NET FUNDS

	As of 30 June 2004 £'000	Cash flows £'000	As of 31 December 2004 £'000
Cash in hand and at bank	2,455	183	2,638
Bank overdrafts	(1,055)	1,055	—

	1,400	1,238	2,638

12. SUBSEQUENT EVENT

        The Company was acquired by CKX Inc., formerly known as Sports Entertainment Enterprises, Inc., ("Acquirer") pursuant to a Share Purchase Agreement dated 17 March 2005. The total consideration consisted of £64.5 million in cash and 1,870,558 shares of the acquirer's common stock, each paid at closing, and an additional £19.2 million in either cash or additional shares following delivery of audited results for the Company's fiscal year ending 30 June 2005.

        In addition, Acquirer has entered into a long-term agreement with Simon Fuller, the founder and the majority shareholder of the Company. Mr. Fuller will also be appointed a director of the Acquirer.

13. SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

        The Company's consolidated financial statements are prepared in accordance with UK GAAP, which differ in certain respects from accounting principles generally accepted in the United States of America ("US GAAP"). Differences which have a significant effect on the consolidated net income, shareholders' equity and the financial position of the Company are set out below.

        The accounting policies have been consistently applied by the Company and are consistent with those applied in Note 24, Summary of Differences between Accounting Principles Generally Accepted in the United Kingdom and the United States of America ("Note 24"), in the 2004 annual report. It is recommended that this footnote be read in conjunction with Note 24. Certain information and disclosures normally included have been condensed or omitted.

14. SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

  Effect on Operating and Net Income of differences between UK and US GAAP

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Operating (loss)/profit in accordance with UK GAAP	(799)	1,938
US GAAP adjustments:
Revenue recognition:
Recordings revenues	2,423	(35)
Film and television revenues	364	(1,254)
Sponsorship & merchandising revenues	1,047	(1,058)
Stocks:
Capitalized artist advances & recoupable recording costs	(1,168)	(1,285)
Capitalized film & television costs	(939)	—
Films and television projects in development	506	245
Foreign currency translation	65	47
Derivatives	336	—

Operating income/(loss) in accordance with US GAAP	1,835	(1,402)

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
(Loss)/profit for the financial period in accordance with UK GAAP	(512)	1,116
US GAAP adjustments:
Revenue recognition:
Recordings revenues	2,423	(35)
Film and television revenues	364	(1,254)
Sponsorship & merchandising revenues	1,047	(1,058)
Stocks:
Capitalized artist advances & recoupable recording costs	(1,168)	(1,285)
Capitalized film & television costs	(939)	—
Films and television projects in development	506	245
Sale leaseback	12	12
Foreign currency translation	65	47
Derivatives	336	—
Deferred tax	(774)	1,013

Net income/(loss) in accordance with US GAAP	1,360	(1,199)

  Cumulative effect on shareholders' equity of differences between UK and US GAAP

	31 December 2004 £'000	30 June 2004 £'000
Shareholders' equity in accordance with UK GAAP	11,728	12,240
US GAAP adjustments:
Revenue recognition:
Recordings revenues	(623)	(3,046)
Film and television revenues	(803)	(1,167)
Sponsorship & merchandising revenues	(1,027)	(2,074)
Stocks:
Capitalized artist advances & recoupable recording costs	(3,845)	(2,677)
Capitalized film & television costs	61	1,000
Films and television projects in development	1,185	679
Sale leaseback	(297)	(309)
Derivatives	356	20
Deferred tax	1,498	2,272
Dividends	—	2,997

Shareholders' equity in accordance with US GAAP	8,233	8,701

  Cash Flows

        Set out below is a summary consolidated statement of cash flows under US GAAP:

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Cash was provided by/(used in):
Operating activities	4,540	6,093
Investing activities	(400)	(406)
Financing activities	(4,052)	(2,754)

Net increase in cash and cash equivalents	88	2,933
Effect of exchange rate changes on cash	95	28
Cash and cash equivalents as of the beginning of the period	—	3,725

Cash and cash equivalents as of the end of the period	183	6,686

Operating activities:
Net cash inflow from operating activities	7,658	6,576
Effect of exchange rate changes	(95)	(28)
Interest received	48	32
Interest paid	(2)	(2)
UK Corporation tax paid	(3,069)	(485)

Net cash provided by operating activities (US GAAP)	4,540	6,093

Investing activities:
Net cash outflow from capital expenditure	(197)	(406)
Acquisition and disposals	(203)	—
Net cash outflow from equity dividends paid	(2,997)	(2,754)
Dividends paid	2,997	2,754

Net cash used in investing activities (US GAAP)	(400)	(406)

Financing activities:
Net cash inflow from financing	—	—
Bank overdrafts	(1,055)	—
Dividends paid	(2,997)	(2,754)

Net cash outflow from financing (US GAAP)	(4,052)	(2,754)

        Non-cash investing activities, related to conversion of a debtor to a cost method investment, is £203 thousand and an amount under one thousand pounds sterling, for the six months ended 31 December 2004 and 2003, respectively.

  Classification Differences

        In addition to the differences between UK and US GAAP related to the recognition and measurement of transactions by the Company, there are also a number of differences in the manner in which items are classified in the unaudited consolidated interim profit and loss accounts and the unaudited consolidated interim balance sheet. These classification differences have no impact on net income or shareholders' equity.

  c)
  Restricted cash–Under UK GAAP, the Company has presented cash which is restricted and can only be used to satisfy obligations associated with the sale and leaseback within cash at bank and in hand.

    Under US GAAP, such restricted cash is classified separately from cash and cash equivalents on the balance sheet given it is legally restricted as to usage. As of 31 December 2004, £87 thousand and £2.4 million are classified as restricted cash within current assets and non-current assets, respectively, based on the maturity dates of amounts owed under the sale and leaseback facility. As of 31 December 2003, £76 thousand and £2.5 million are classified as restricted cash in current assets and non-current assets, respectively.

  b)
  Sale and leaseback gain–Under UK GAAP, the Company has presented the amortization of the deferred gain on the sales and leaseback transaction as a reduction to cost of sales. Under US GAAP, the Company has presented the amortization of the deferred gain as a reduction to finance charges.

  New accounting pronouncements not yet adopted

  US GAAP

  •
  In March 2004, the EITF reached a consensus on Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, (EITF 03-01). EITF 03-01 is applicable to (a) debt and equity securities within the scope of SFAS 115, (b) debt and equity securities within the scope of SFAS 124 and that are held by an investor that reports a performance indicator, and (c) equity securities not within the scope of SFAS 115 and not accounted for under the APB 18's equity method (e.g., cost method investments). EITF 03-01 provides a step model to determine whether an investment is impaired and if an impairment is other-than-temporary. In addition, it requires that investors provide certain disclosures for cost method investments and, if applicable, other information related specifically to cost method investments, such as the aggregate carrying amount of cost method investments, the aggregate amount of cost method investments that the investor did not evaluate for impairment because an impairment indicator was not present, and the situations under which the fair value of a cost method investment is not estimated. The disclosures relating to cost method investments should not be aggregated with other types of investments. The effective date for the prospective application of EITF 03-01 impairment model to all current and future investments has been delayed by FASB Issues FASB Staff Position EITF 03-01-1. The recognition and measurement requirements are effective for annual periods for fiscal years ending after 15 June 2004. The adoption of the disclosure requirements as of 31 December 2004 did not have a material impact on the results of operations, financial position or cash flows of the Company. The Company does not anticipate that adoption of application of the impairment model will have a material impact on its results of operations, financial position or cash flows.

  •
  At the 17-18 November 2004 meeting, the EITF reached a consensus on EITF 03-13, Applying the Conditions in Paragraph 42 of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations. The purpose of the EITF is to clarify when a disposition should be classified as a discontinued operation caused by the contravening wording of paragraph 42 of SFAS 144. The Task Force reached a consensus that classification of a disposed component as a discontinued operation is appropriate only if the ongoing entity:

      Step 1: Has no continuing direct cash flows (a term EITF 03-13 introduces to interpret paragraph 42(a)); and,

      Step 2: Does not retain an interest, contract, or other arrangement sufficient to enable it to exert significant influence over the disposed component's operating and financial policies after the disposal transaction (an interpretation of paragraph 42(b)).

      EITF 03-13 should be applied to components that are disposed of or classified as held for sale in periods beginning after 15 December 2004. Previously reported operating results within an enterprise's fiscal year that includes the ratification date may be reclassified to reflect the consensus. The Company does not anticipate that the adoption of EITF 03-13 will have a material impact on its results of operations, financial position or cash flows.

  •
  On 24 November 2004, the FASB issued SFAS 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by SFAS 151 clarify that "abnormal" amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board (IASB) toward development of a single set of high-quality accounting standards. The FASB and the IASB noted that ARB 43, Chapter 4 and IAS 2, Inventories, are both based on the principle that the primary basis of accounting for inventory is cost. Both of those accounting standards also require that "abnormal" amounts of idle freight, handling costs, and wasted materials be recognized as period costs; however, the Boards noted that differences in the wording of the two standards could have led to the inconsistent application of those similar requirements. The FASB concluded that clarifying the existing requirements in ARB 43 by adopting language similar to that used in IAS 2 is consistent with its goals of improving financial reporting in the United States and promoting convergence of accounting standards internationally. The guidance is effective for inventory costs incurred during fiscal years beginning after 15 June 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after 23 November 2004. The Company does not anticipate that the adoption of SFAS 151 will have a material impact on its results of operations, financial position or cash flows.

  •
  In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets–an amendment of APB Opinion No. 29, which amends APB 29, Accounting for Nonmonetary Transactions, to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after 15 June 2005. The Company is currently evaluating the impact of SFAS 153 on its results of operations, financial position and cash flows.

  •
  In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payments or ("SFAS 123R"). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award–the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. For public entities that do not file as small business issuers, SFAS 123R is effective for the first interim or annual reporting period that begins after 15 June 2005. The Company is currently evaluating the impact of SFAS 123R on its results of operations, financial position or cash flows.

20,000,000 shares

CKX, Inc.

Common Stock

PROSPECTUS

June 21, 2005

Bear, Stearns & Co. Inc.

Lehman Brothers

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
CKX, INC.
THE OFFERING
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
CKX, Inc.
Presley Business(a)
19 Entertainment(a)
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Common Stock and this Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Basis of Presentation of Unaudited Pro Forma Condensed Combined Financial Information
Notes to Unaudited Pro Forma Condensed Combined Financial Statements (amounts in thousands, except per share data)
SELECTED HISTORICAL FINANCIAL DATA
Selected Historical Financial Data (amounts in thousands) CKX, Inc.
Selected Historical Financial Data (amounts in thousands) 19 Entertainment(a)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
CERTAIN INFORMATION RELATING TO OUR COMPANY PRIOR TO RECENT TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CKX, INC. INDEX TO FINANCIAL STATEMENTS
CKX, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
CKX, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
CKX, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
CKX, INC. CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (IN THOUSANDS, EXCEPT SHARE DATA) (UNAUDITED)
CKX, INC. NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CKX, INC. BALANCE SHEETS DECEMBER 31, 2004 AND 2003
CKX, INC. STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
CKX, INC. STATEMENTS OF SHAREHOLDERS' EQUITY DEFICIENCY FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
CKX, INC. STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
CKX, INC. NOTES TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE PRESLEY BUSINESS COMBINED STATEMENTS OF NET ASSETS ACQUIRED DECEMBER 31, 2004 AND 2003
THE PRESLEY BUSINESS COMBINED STATEMENTS OF OPERATIONS AND ROYALTY INCOME AND NET ASSETS YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
THE PRESLEY BUSINESS COMBINED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
THE PRESLEY BUSINESS NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
INDEPENDENT AUDITORS' REPORT
19 ENTERTAINMENT LIMITED CONSOLIDATED PROFIT AND LOSS ACCOUNTS
19 ENTERTAINMENT LIMITED CONSOLIDATED BALANCE SHEETS
19 ENTERTAINMENT LIMITED CONSOLIDATED CASH FLOW STATEMENTS
19 ENTERTAINMENT LIMITED CONSOLIDATED STATEMENTS OF MOVEMENTS IN SHAREHOLDERS' FUNDS AND MOVEMENTS IN RESERVES FOR THE YEAR ENDED 30 JUNE
19 ENTERTAINMENT LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED 30 JUNE
19 ENTERTAINMENT LIMITED UNAUDITED CONSOLIDATED PROFIT AND LOSS ACCOUNTS
19 ENTERTAINMENT LIMITED UNAUDITED CONSOLIDATED BALANCE SHEETS
19 ENTERTAINMENT LIMITED UNAUDITED CONSOLIDATED CASH FLOW STATEMENTS
19 ENTERTAINMENT LIMITED NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS